Exhibit 99.1

FOKUS
Cafe
BREAKFAST SPECIALS
atm
COFFEE

2014 ANNUAL REPORT

Australia and New Zealand Banking Group Limited ABN 11 005 357 522

This Annual Report (Report) has been prepared for Australia and New Zealand Banking Group Limited ("the Company") together with its subsidiaries which are variously described as: "ANZ", "Group", "ANZ Group", "the Bank", "us", "we" or "our".

WHO WE ARE AND HOW WE OPERATE

ANZ’s history of expansion and growth stretches over 175 years. We have a strong franchise in Retail, Commercial and Institutional banking in our home markets of Australia and New Zealand and we have been operating in Asia Pacific for more than 30 years.

Today, ANZ operates in 33 countries globally. We are the third largest bank in Australia, the largest banking group in New Zealand and the Pacific, and among the top 20 banks in the world.

ANZ is building the best connected, most respected bank across the Asia Pacific region. The strategy has three key elements – strong domestic markets, profitable Asian growth and an enterprise wide approach to operations and technology.

Our strategy is based on the belief that the future of our home markets of Australia and New Zealand are increasingly linked to the fast growing region of Asia through trade, capital and wealth flows. We also believe that people want a bank that understands their specific needs, and increasingly can meet these needs in more than one market through a variety of means.

ANZ is particularly focused on the significant organic growth opportunities which exist within the Asia Pacific region and our distinctive Asia Pacific footprint sees us uniquely positioned to meet the needs of customers who are dependent on regional capital, trade and wealth flows.

By building a ‘super-regional’ bank, ANZ can better serve our customers and achieve superior financial returns over the longer term.

ANZ’s aspiration is to have 25 to 30% of ANZ Group profit after tax (including network revenues) sourced from Asia Pacific, Europe and America, by 2017. ANZ has made good progress towards this goal.

Achievements and progress during 2014

We are building stronger positions in our home markets of Australia and New Zealand, led by productivity and market share gains in Retail and Commercial and improved penetration of Wealth products into our existing customer base.

In International and Institutional Banking (IIB), profit from Asia increased 25% and revenue 10%. Revenue has consistently grown at double digit rates with a cumulative annual growth rate over the last 5 years of 23%. The Division’s revenue mix has diversified substantially over the past five years with more significant contributions emerging from more capital efficient products like Foreign Exchange, Trade and Cash Management and Debt Capital Markets.

Our Operations and Technology functions are helping ANZ build economies of scale, increase our speed to market and strengthen the operating risk control environment for the business.

The Group’s regional delivery centres provide full service regional coverage across our operating time zones helping to drive lower unit costs, improve quality and lower risk.

Our business risk profile improved, with a continuing shift to investment-grade clients and shorter tenor Trade Finance, and greater earnings diversification across products and geographies. Combined with a benign risk environment, these improvements saw a further fall in provision charges and the loan loss rate across the bank.

Finally, we focused on strengthening management depth and the alignment between business, operations, technology and enablement.

We are committed to delivering above-peer earnings growth with strong capital and expense disciplines, targeting further productivity improvements over the next three years while increasing return on equity from current levels.

This will be achieved by strengthening our position in Australia and New Zealand, growing in Asia and sharing common technology, processes, products and services that are designed with our customers in mind.

ANZ ANNUAL REPORT 2014

CONTENTS

Section 1

Financial Highlights	5
Chairman's Report	6
Chief Executive Officer's Report	7
Directors' Report	8
– Operating and Financial Review	12
– Remuneration Report	28
Corporate Governance	57

Section 2

Financial Statements	78
Notes to the Financial Statements	84
Directors' Declaration and Responsibility Statement	193
Independent Auditor's Report	194

Section 3

Five Year Summary	196
Principal Risks and Uncertainties	197
Supplementary Information	206
Shareholder Information	208
Glossary of Financial Terms	214
Alphabetical Index	216

CONTENTS 3

SECTION 1

Financial Highlights 5
Chairman's Report 6
Chief Executive Officer's Report 7
Directors' Report 8
– Operating and Financial Review 12
– Remuneration Report 28
Corporate Governance 57

4

	2014	2013

Profitability

Profit attributable to shareholders of the Company ($m)	7,271	6,310
Cash profit[1] ($m)	7,117	6,492

Return on:
Average ordinary shareholders’ equity[2]	15.8%	15.0%
Average ordinary shareholders’ equity (cash basis)[1,2]	15.4%	15.3%
Average assets	0.97%	0.93%
Net interest margin	2.13%	2.22%
Cash profit per average FTE ($)[1]	142,064	132,347

Efficiency ratios

Operating expenses to operating income	43.7%	44.6%
Operating expenses to average assets	1.17%	1.22%
Operating expenses to operating income (cash basis)[1]	44.7%	44.9%
Operating expenses to average assets (cash basis)[1]	1.17%	1.22%

Credit impairment provisioning

Individual credit impairment charge ($m)	1,141	1,158
Collective credit impairment charge/(release) ($m)	(155)	30
Total credit impairment charge ($m)	986	1,188
Individual credit impairment charge as a % of average net loans and advances	0.22%	0.25%
Total credit impairment charge as a % of average net loans and advances	0.19%	0.26%

Ordinary share dividends

Interim – 100% franked (cents)	83	73
Final – 100% franked (cents)	95	91
Total dividend (cents)	178	164
Ordinary share dividend payout ratio[3]	67.4%	71.4%
Cash ordinary share dividend payout ratio[1,3]	68.9%	69.4%

Preference share dividend ($m)

Dividend paid[4]	6	6

1	Statutory profit has been adjusted to exclude non-core items to arrive at cash profit, and has been provided to assist readers to understand the results for the ongoing business activities of the Group. The adjustments made in arriving at cash profit are included in statutory profit which is subject to audit within the context of the Group statutory audit opinion. Cash profit is not audited by the external auditor, however the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented. Refer to page 15 and pages 206 to 207 for analysis of the adjustments between statutory profit and cash profit.

2	Average ordinary shareholders’ equity excludes non-controlling interests and preference shares.

3	The 2014 dividend payout ratio is calculated using the March 2014 interim and the proposed September 2014 final dividend. The 2013 dividend payout ratio is calculated using the March 2013 interim and September 2013 final dividend.

4	Represents dividends paid on Euro Trust Securities issued on 13 December 2004.

FINANCIAL HIGHLIGHTS     5

The final dividend of 95 cents was up 14% on the Interim Dividend bringing the total dividend for the year to 178 cents per share fully franked, an increase of 9%. This will see us pay out a record $4.9 billion to shareholders for this year.

ANZ remains strongly capitalised and the quality of our balance sheet continues to improve. Our common equity tier one capital ratio ended the year at 8.8%, well positioned ahead of the new capital levels currently required of Domestic Systemically Important Banks.

Regulation

The Financial System Inquiry in Australia has created a vigorous discussion about regulation and in particular about capital and loss absorbency. Significant steps have already been taken to strengthen banking since the global financial crisis and this has built on what was already a very sound, well regulated and well supervised financial system in Australia.

While outcomes from the inquiry are not yet clear, we believe recommendations that combine strong regulatory and supervisory frameworks and market-based disciplines will deliver the best balance between financial stability and economic efficiency.

Everyone benefits from a well-capitalised, well-managed banking system – consumers, shareholders and taxpayers. There is however a real cost to the economy of regulation and policy settings that are too conservative and it is not in Australia’s best interests for the financial system to become globally uncompetitive.

Board Changes

Two long standing directors David Meiklejohn and Greg Clark retired at the Annual General Meeting in December 2013 as part of a succession plan that previously saw Paula Dwyer and Graeme Liebelt join the board. Both David and Greg gave significant service to ANZ over many years and I thank them for their contribution.

I was pleased to re-join the ANZ board this year, and to succeed John Morshel as your Chairman in May. John made an enormous contribution to ANZ as a director and as Chairman and, on behalf of shareholders and all at ANZ, I thank him for his outstanding service.

We also made two other appointments to the board as part of our succession and renewal process. John (JT) Macfarlane, a former corporate banker, joined the board following Peter Hay’s retirement. Ilana Atlas, an experienced company director and banking executive, also joined the board following Alison Watkins’ decision to step down after accepting a new executive role.

Both Peter and Alison made significant contributions to our board and to ANZ, and I also thank them for their service.

Corporate Sustainability

ANZ has an important role to play within the communities in which we operate. Our longstanding investment in building the money management skills and savings capabilities of people across our region is an integral part of ANZ’s Corporate Sustainability Framework.

More than 294,000 people have participated in our flagship financial literacy program MoneyMinded since 2003 and this year we extended the reach of this program by launching MoneyMinded online.

We have also made banking more accessible in rural and remote areas of the Pacific, with our mobile banking application goMoney.

At a time when governments around the world are examining the most effective ways to mitigate climate change, some of our stakeholders view our financing of fossil fuel industries as a key risk. While ANZ is not a major emitter of greenhouse gases, many of our large corporate customers are and we are therefore committed to supporting our customers to transition to a lower-carbon economy. I would encourage shareholders to read our forthcoming Corporate Sustainability Review in which we outline our position on climate change and our response to these issues in more detail.

Outlook

We expect 2015 to present similar opportunities for ANZ to those in 2014 with a continuation of a stable credit environment.

In Australia and New Zealand the consumer sector remains relatively buoyant and we expect a gradual transition to business-led growth. Asia’s economies are set to maintain their position as the world’s best performing region.

We believe the environment, ANZ’s strategy and the strength of its customer franchise mean the bank is well positioned to maintain its momentum and to deliver growth and value to shareholders over the medium term.

David M Gonski, AC

Chairman

6

This is continuing to create a better bank for customers – whether big, small, retail or corporate – and a better bank for shareholders.

In the six years since the Global Financial Crisis, we have transformed ANZ into a bank that’s more customer focused, more regionally diversified, more efficient and more sustainable.

Stronger in Australia and New Zealand

We have strengthened our position in our major domestic markets in Australia and New Zealand through consistent market share gains.

A key measure of our success continues to be our growth in customer numbers. During 2014 we have added 106,000 net new customers across Retail and Commercial in Australia. We have also achieved the number two position in retail customer satisfaction in Australia1 and in New Zealand our brand consideration is at an historic high.

We are also investing heavily in growth in Australia and New Zealand. This includes digital and mobile transformation, the broader Banking on Australia program and our New Zealand transformation program.

High Quality Growth in Asia

We have invested strongly in our business in Asia Pacific through profitable expansion of an integrated network that connects customers with Asia’s faster growing regional capital, trade and wealth flows.

This has established a unique competitive position in Asia, and that business is now at a stage of maturity where it can deliver both high quality growth and improved returns.

Our regional connectivity is delivering significant outcomes for our customers. We are gaining a greater share of our clients’ financial institutions wallet and growing the number of multi-country clients. Once again we were ranked in the top four corporate banks in Asia by Greenwich Associates.2

Productivity

We now have a well-established enterprise approach to delivering more control and greater efficiency through standardised processes and systems, consolidating like teams, more straight-through processing and more convenient online self-service.

This has seen us deliver double digit productivity growth in operations and a more consistent, higher quality customer experience. This saw the ANZ’s cost to income ratio fall to 44.7% during 2014.

1	Roy Morgan Research. Base: ANZ Main Financial Institution Customers, aged 14+ based on 6 months to September for each year.
2	Top 4 Corporate bank in Asia (as recognised by Greenwich Associates 2013 Asia Large Corporate Banking Study).

Corporate Sustainability

Each year we set public sustainability targets which reflect the commitments made in our Corporate Sustainability Framework and support the delivery of our business strategy. We have three sustainability priority areas: sustainable development, diversity and inclusion and financial inclusion and capability.

We have made good progress against the majority of our 2014 sustainability targets. Some targets however, such as representation of women in management, remain a challenge. In the coming year we are focusing on a range of initiatives to support our commitment to achieve greater gender balance, including increasing opportunities for flexible working.

Sustainability will continue to be a key focus as we drive performance improvements across the business to ensure we are effectively managing our most material social and environmental opportunities and risks.

Reaching a tipping point

We continue to operate in a tough, highly competitive environment where banking faces a number of challenges. There are also big shifts redefining the global economy and customer expectations are changing as they embrace the convenience of digital and mobile financial solutions. We have to be ahead of the curve by ensuring ANZ is future-ready in every part of our business.

I believe however we are now at a tipping point where our strategy, the transformation of our business since the financial crisis and the energy of our people can create an even more successful future for ANZ.

Michael Smith, OBE

Chief Executive Officer

CHAIRMAN’S REPORT AND CHIEF EXECUTIVE OFFICER’S REPORT 7

Principal Activities

The Group provides a broad range of banking and financial products and services to retail, small business, corporate and institutional clients.

Geographically, operations span Australia, New Zealand, a number of countries in the Asia Pacific region, the United Kingdom and the United States (US). At 30 September 2014, the Group had 1,220 branches and other points of representation excluding Automatic Teller Machines (ATMs).

The Group operates on a divisional structure with Australia, International and Institutional Banking (IIB), New Zealand and Global Wealth being the major operating divisions.

Results

Consolidated profit after income tax attributable to shareholders of the Company was $7,271 million, an increase of 15% over the prior year.

Operating income growth of $1,532 million (8%) was primarily driven by higher net interest income following a 12% increase in average interest earning assets, partially offset by a 9 basis point decline in net interest margin. Operating expenses increased $503 million (6%).

The credit impairment charge decreased by $202 million (17%), with credit quality improvements notably across the New Zealand and IIB divisions.

Balance sheet growth was strong with total assets increasing by $69.1 billion (10%) and total liabilities increasing by $65.4 billion (10%). Movements within the major components include:

}	Net loans and advances increased by $38.5 billion (8%) primarily driven by sustained above system housing lending growth of $16.3 billion (6%) in the Australia division and growth of $18.4 billion (15%) in IIB, mainly in Global Loans.

}	Growth in customer deposits of $34.9 billion (9%) comprised growth in Australia of $8.7 billion (6%), growth in IIB of $19.6 billion (12%) driven by strong momentum in Asia Pacific, Europe and America (APEA) and strong customer deposit growth in New Zealand of $4.9 billion (10%), mainly in Retail and Small Business Banking.

Further details are contained in the Operating and Financial Review section of this Directors’ Report on pages 12 to 27 in this Annual Report.

State of Affairs

In the Directors’ opinion there have been no significant changes in the state of affairs of the Group during the financial year.

Further review of matters affecting the Group’s state of affairs is also contained in the Operating and Financial Review section of this Directors’ Report on pages 12 to 27 in this Annual Report.

Dividends

The Directors propose that a fully franked final dividend of 95 cents per fully paid ANZ ordinary share will be paid on 16 December 2014. The proposed payment amounts to approximately $2,619 million.1

During the financial year, the following fully franked dividends were paid on fully paid ANZ ordinary shares:

Type	Cents per share	Dividend amount $m1	Date of payment
Final 2013	91	2,497	16 December 2013

Interim 2014	83	2,278	1 July 2014

The 2014 interim dividend of 83 cents together with the proposed 2014 final dividend of 95 cents brings total dividends in relation to the year ended 30 September 2014 to 178 cents per fully paid ANZ ordinary share fully franked. New Zealand imputation credits of NZ 10 cents per fully paid ANZ ordinary share were attached in respect of both the 2013 final dividend and 2014 interim dividend and it is proposed that New Zealand imputation credits of NZ 12 cents per fully paid ANZ ordinary share will be attached in respect of the proposed 2014 final dividend.

Further details on dividends provided for or paid during the year ended 30 September 2014 on ANZ’s ordinary and preference shares are set out in notes 7, 26, 27 and 28 to the financial statements.

Operating and Financial Review

A review of the Group during the financial year and the results of those operations, including an assessment of the financial position and business strategies of the Group, is contained in the Chairman’s Report, the Chief Executive Officer’s Report and the Operating and Financial Review section of this Directors’ Report in this Annual Report.

Events since the end of the Financial Year

There were no significant events from 30 September 2014 to the date of this report.

1	Amounts are before bonus option plan adjustments.

8

Future Developments

Details of likely developments in the operations of the Group and its prospects in future financial years are contained in the Chairman’s Report, the Chief Executive Officer’s Report and the Operating and Financial Review section of this Directors’ Report in this Annual Report.

Environmental Regulation

ANZ recognises the expectations of its stakeholders – customers, shareholders, staff and the community – to operate in a way that mitigates its environmental impact. It sets and reports against public targets regarding its environmental performance.

In Australia, ANZ meets the requirements of the National Greenhouse and Energy Reporting Act 2007 (Cth), which imposes reporting obligations where energy production, use or greenhouse gas emissions trigger specified thresholds. Prior to its repeal with effect from 29 June 2014, ANZ also complied with the Energy Efficiency Opportunities Act 2006 (Cth), which imposed an obligation to identify energy efficiency opportunities and report on progress towards achieving them.

ANZ holds a licence under the Water Act 1989 (Vic), allowing it to extract water from the Yarra River for thermal regulation of its Melbourne Head-Office building. The licence specifies daily and annual limits for the extraction of water from the Yarra River with which ANZ fully complies. The extraction of river water reduces reliance on the high-quality potable water supply and is one of several environmental initiatives that ANZ has introduced at its Melbourne Head-Office building.

The Group does not believe that its operations are subject to any particular and significant environmental regulation under a law of the Commonwealth of Australia or of an Australian State or Territory. It may become subject to environmental regulation as a result of its lending activities in the ordinary course of business and has developed policies to identify and manage such environmental matters.

Having made due enquiry, and to the best of ANZ’s knowledge, no entity of the Group has incurred any material environmental liability during the year.

Further details of ANZ’s environmental performance, including progress against its targets and details of its emissions profile, are available on anz.com > About us > Corporate Responsibility.

Directors’ Qualifications, Experience and Special Responsibilities

At the date of this report, the Board comprises seven Non-Executive Directors who have a diversity of business and community experience and one Executive Director, the Chief Executive Officer, who has extensive banking experience. The names of Directors and details of their skills, qualifications, experience and when they were appointed to the Board are contained on pages 58 to 60 of this Annual Report.

Details of the number of Board and Board Committee meetings held during the year, Directors’ attendance at those meetings and details of Directors’ special responsibilities, and details of Directors who retired during the 2013/14 financial year are shown on pages 67 to 70 of this Annual Report.

Details of directorships of other listed companies held by each current Director in the three years prior to the end of the 2014 financial year are listed on pages 58 to 60.

Company Secretaries’ Qualifications and Experience

Currently there are two people appointed as Company Secretaries of the Company. Details of their roles are contained on page 65. Their qualifications and experience are as follows:

}	Bob Santamaria, BCom, LLB (Hons) Group General Counsel.

Mr Santamaria joined ANZ in 2007. He had previously been a Partner at the law firm Allens Arthur Robinson since 1987. He was Executive Partner Corporate, responsible for client liaison with some of Allens Arthur Robinson’s largest corporate clients. Mr Santamaria brings to ANZ a strong background in leadership of a major law firm, together with significant experience in securities, mergers and acquisitions. He holds a Bachelor of Commerce and Bachelor of Laws (Honours) from the University of Melbourne. He is also an Affiliate of the Governance Institute of Australia.

}	John Priestley, BEc, LLB, FGIA Company Secretary.

Mr Priestley, a qualified lawyer, joined ANZ in 2004. Prior to joining ANZ, he had a long career with Mayne Group and held positions which included responsibility for the legal, company secretarial, compliance and insurance functions. He is a Fellow of the Governance Institute of Australia and also a member of the Governance Institute of Australia’s National Legislation Review Committee.

DIRECTORS’ REPORT 9

Non-audit Services

The Group’s Stakeholder Engagement Model for Relationship with the External Auditor (which incorporates requirements of the Corporations Act 2001 and international best practice) states that the external auditor may not provide services that are perceived to be in conflict with the role of the external auditor. These include consulting advice and sub-contracting of operational activities normally undertaken by management, and engagements where the external auditor may ultimately be required to express an opinion on its own work.

Specifically the Stakeholder Engagement Model:

}	limits the non-audit services that may be provided;

}	requires that audit, audit-related and permitted non-audit services must be pre-approved by the Audit Committee, or pre-approved by the Chairman of the Audit Committee (or up to a specified amount by a limited number of authorised senior members of management) and notified to the Audit Committee; and

}	requires that the external auditor does not commence an engagement for the Group until the Group has confirmed that the engagement has been pre-approved.

Further details about the Stakeholder Engagement Model can be found in the Corporate Governance Statement on pages 70 to 71.

The Audit Committee has reviewed the non-audit services provided by the external auditor (KPMG) for 2014, and has confirmed that the provision of non-audit services for 2014 is consistent with the Stakeholder Engagement Model and compatible with the general standard of independence for external auditors imposed by the Corporations Act 2001. This has been formally advised by the Audit Committee to the Board of Directors.

The external auditor has confirmed to the Audit Committee that it has:

}	implemented procedures to ensure it complies with independence rules both in Australia and the United States (US); and

}	complied with domestic policies and regulations, together with the regulatory requirements of the US Securities and Exchange Commission, and ANZ’s policy regarding the provision of non-audit services by the external auditor.

The non-audit services supplied to the Group by the Group’s external auditor, KPMG, or by another person or firm on KPMG’s behalf, and the amount paid or payable by the Group by type of non-audit service during the year ended 30 September 2014 are as follows:

	Amount paid/payable
	$’000’s
Non-audit services	2014	2013
Branch optimisation analysis	383	–
Industry benchmarking for Group Technology	109	–
Review data migration approach	86	–
Development of market risk training material	22	–
Review of accounts for divestment purposes	16	53
Industry benchmarking for Global Wealth	14	26
Perform data analytical procedures on commissions	4	–
Review of internal regulatory framework policies submitted to the UK, US and Indian regulators	–	324
Review operational risk management scenario analysis process	–	77
Accounting advice for Wealth Australia	–	22
Review analysis tool developed by Wealth Australia	–	20
Assistance with review of IT controls of ANZ’s vendors in Vietnam	–	13
Regulatory services related to the UK regulator	–	13
Review terminal stocktake as part of the sale of EFTPOS New Zealand Limited	–	8
Assistance with regulatory registration processes in Taiwan	–	7
Total	634	563

Further details on the compensation paid to KPMG is provided in note 5 to the financial statements including details of audit-related services provided during the year of $4.361 million (2013: $3.879 million).

For the reasons set out above, the Directors are satisfied that the provision of non-audit services by the external auditor during the year ended 30 September 2014 is compatible with the general standard of independence for external auditors imposed by the Corporations Act 2001.

Chief Executive Officer/Chief Financial Officer Declaration

The Chief Executive Officer and the Chief Financial Officer have given the declarations to the Board concerning the Group’s financial statements and other matters as required under section 295A(2) of the Corporations Act 2001 and Recommendation 7.3 of the ASX Corporate Governance Principles and Recommendations.

10

Directors’ and Officers’ Indemnity

The Company’s Constitution (Rule 11.1) permits the Company to indemnify any officer or employee of the Company against liabilities (so far as may be permitted under applicable law) incurred as such an officer or employee. It is the Company’s policy that its employees should be protected from any liability they incur as a result of acting in the course of their employment, subject to appropriate conditions.

Under the policy, the Company will indemnify employees and former employees against any liability they incur to any third party as a result of acting in the course of their employment with the Company or a subsidiary of the Company and extends to liability incurred as a result of their appointment/nomination by or at the request of the Group as an officer or employee of another corporation or body or as trustee.

The indemnity is subject to applicable law and in addition will not apply to liability arising from:

}	serious misconduct, gross negligence or lack of good faith;

}	illegal, dishonest or fraudulent conduct; or

}	material non-compliance with the Company’s policies, processes or discretions.

The Company has entered into Indemnity Deeds with each of its Directors, with certain secretaries and former Directors of the Company, and with certain employees and other individuals who act as directors or officers of related bodies corporate or of another company. To the extent permitted by law, the Company indemnifies the individual for all liabilities, including costs, damages and expenses incurred in their capacity as an officer of the company to which they have been appointed.

The Company has indemnified the trustees and former trustees of certain of the Company’s superannuation funds and directors, former directors, officers and former officers of trustees of various Company sponsored superannuation schemes in Australia. Under the relevant Deeds of Indemnity, the Company must indemnify each indemnified person if the assets of the relevant fund are insufficient to cover any loss, damage, liability or cost incurred by the indemnified person in connection with the fund, being loss, damage, liability or costs for which the indemnified person would have been entitled to be indemnified out of the assets of the fund in accordance with the trust deed and the Superannuation Industry (Supervision) Act 1993. This indemnity survives the termination of the fund. Some of the indemnified persons are or were Directors or executive officers of the Company.

The Company has also indemnified certain employees of the Company, being trustees and administrators of a trust, from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature arising out of or in connection with the creation, operation or dissolution of the trust or any act or omission performed or omitted by them in good faith and in a manner that they reasonably believed to be within the scope of the authority conferred by the trust.

Except for the above, neither the Company nor any related body corporate of the Company has indemnified or made an agreement to indemnify any person who is or has been an officer or auditor of the Company against liabilities incurred as an officer or auditor of the Company.

During the financial year, the Company has paid premiums for insurance for the benefit of the directors and employees of the Company and related bodies corporate of the Company. In accordance with common commercial practice, the insurance prohibits disclosure of the nature of the liability insured against and the amount of the premium.

Rounding of Amounts

The Company is a company of the kind referred to in Australian Securities and Investments Commission class order 98/100 (as amended) pursuant to section 341(1) of the Corporations Act 2001.

As a result, amounts in this Directors’ Report and the accompanying financial statements have been rounded to the nearest million dollars except where otherwise indicated.

Key Management Personnel and Employee Share and Option Plans

Details of equity holdings of Non-Executive Directors, the Chief Executive Officer and Disclosed Executives during the 2014 financial year and as at the date of this report are detailed in the Remuneration Report.

Details of options/rights issued over shares granted to the Chief Executive Officer and Disclosed Executives during the 2014 financial year and as at the date of this report are detailed in the Remuneration Report.

Details of options/rights issued over shares granted to employees during the 2014 financial year and on issue as at the date of this report are detailed in note 45 of the 2014 financial statements.

Details of shares issued as a result of the exercise during the 2014 financial year of options/rights granted to employees are detailed in note 45 of the 2014 financial statements.

Other details about the share options/rights issued, including any rights to participate in any share issues of the Company, are set out in note 45 of the 2014 financial statements. No person entitled to exercise any option/right has or had, by virtue of an option/right, a right to participate in any share issue of any other body corporate.

The names of all persons who currently hold options/rights are entered in the register kept by the Company pursuant to section 170 of the Corporations Act 2001. This register may be inspected free of charge.

Lead Auditor’s Independence Declaration

The lead auditor’s independence declaration given under section 307C of the Corporations Act is set out below and forms part of this Directors’ Report for the year ended 30 September 2014.

THE AUDITOR’S INDEPENDENCE DECLARATION

Lead Auditor’s Independence Declaration under Section 307C of the Corporations Act 2001

To: the Directors of Australia and New Zealand Banking Group Limited

I declare that, to the best of my knowledge and belief, in relation to the audit for the financial year ended 30 September 2014, there have been:

(i)	no contraventions of the auditor independence requirements as set out in the Corporations Act 2001 in relation to the audit; and

(ii)	no contraventions of any applicable code of professional conduct in relation to the audit.

KPMG	Andrew Yates
Partner
Melbourne
5 November 2014

DIRECTORS’ REPORT 11

This Operating and Financial Review has been prepared in accordance with section 299A of the Corporations Act 2001 and Australian Securities and Investments Commission (ASIC) Regulatory Guide 247: Effective disclosure in an operating and financial review. It sets out information that allows shareholders to assess the Group’s operations, financial position, business strategies and prospects for future financial years. This information complements and provides context to the financial report.

Operations of the Group

OVERVIEW

ANZ provides a broad range of banking and financial products and services to retail, high net worth, small business, corporate and commercial and institutional customers. It conducts its operations primarily in Australia, New Zealand and the Asia Pacific region. ANZ also operates in a number of other countries including the United Kingdom and the United States.

BUSINESS MODEL

ANZ’s business model primarily consists of raising funds through customer deposits and the wholesale debt markets and lending those funds to customers. In addition, the Group earns revenue from the Global Wealth business through the provision of insurance, superannuation and funds management services, and our Global Markets business from sales, trading and risk management activities.

Our primary lending activities are personal lending covering residential home loans, credit cards and overdrafts, and lending to corporate and institutional customers.

Our income is derived from a number of sources, primarily:

}	Net interest income – represents the difference between the interest income the Group earns on its lending activities, less interest paid on customer deposits and our wholesale funding;

}	Net fee and commission income – represents fee income earned on lending and non-lending related financial products and services, including income from sales, trading and risk management activities in our Global Markets business; and

}	Net funds management and insurance income – represents income earned from the provision of investment, insurance and superannuation solutions.

PRINCIPAL ACTIVITIES OF SEGMENTS

The Group operates on a divisional structure with Australia, International and Institutional Banking (IIB), New Zealand, and Global Wealth being the operating divisions. The IIB and Global Wealth divisions are co-ordinated globally. Global Technology, Services & Operations (GTSO) and Group Centre provide global enablement capability to these operating divisions.

During the year, operations, technology, property and certain enablement functions supporting the operating divisions (including human resources, risk, finance and legal) were transferred from the operating divisions to GTSO. This change aligns with our strategy of building on common infrastructure with an enterprise focus.

Australia

The Australia division comprises the Retail and Corporate and Commercial Banking (C&CB) business units. Retail includes Home Loans, Cards and Payments, and Deposits. C&CB includes Corporate Banking, Regional Business Banking, Business Banking, Small Business Banking and Esanda.

International and Institutional Banking (IIB)

The IIB division comprises Global Products servicing Global Banking and International Banking customers across three major product sets (Global Transaction Banking, Global Loans and Global Markets), Retail Asia Pacific focusing on affluent and emerging affluent customers across 21 countries and Asia Partnerships.

New Zealand

The New Zealand division comprises Retail and Commercial business units. Retail includes Home Loans and Cards and Payments to personal customers in New Zealand. Commercial comprises Small Business Banking and Commercial and Agri.

Global Wealth

The Global Wealth division comprises Funds Management, Insurance and Private Wealth business units that provide investment, superannuation, pension, insurance and private banking solutions to customers across Australia, New Zealand and Asia.

Global Technology, Services & Operations and Group Centre

GTSO and Group Centre provide support to the operating divisions, including technology, operations, shared services, property, risk management, financial management, strategy, marketing, human resources and corporate affairs. The Group Centre also includes Group Treasury and Shareholder Functions.

THE GROUP’S STRATEGIC PRIORITIES AND OUTLOOK

ANZ is executing a focused strategy to build the best connected, most respected bank across the Asia Pacific region, and in doing so provide shareholders with above-peer earnings growth.

The strategy has three key elements – strong domestic markets, profitable Asian growth and an enterprise wide approach to operations and technology. ANZ is particularly focused on the significant organic growth opportunities which exist within the Asia Pacific region and our distinctive Asia Pacific footprint sees us uniquely positioned to meet the needs of customers who are dependent on regional capital, trade and wealth flows.

This year, our differentiated strategy delivered a 10% increase in cash profit1 to $7.1 billion, with a Return on Equity (ROE) of 15.4%, earnings per share of 260.3 cents and a fully-franked dividend of 178 cents per share. Our Common Equity Tier 1 (CET 1) ratio strengthened to 8.8% at the end of September. After adjusting for foreign exchange2 (FX) the result was driven by 5% revenue growth, 3% expense growth, and an 18% reduction in provisions. Total shareholder returns for the year were 5.9% and revenue sourced from the Asia, Pacific, Europe and Americas (APEA) region was 24% of total Group revenue.

While ANZ is continuing to pursue growth aspirations in the region, we have a clear strategy in place to leverage the scale in our business to also improve returns, and so ANZ last year set itself the goal to reduce the cost to income ratio below 43% and to lift Group ROE to 16% by the end of the 2016 financial year, in part driven by improving returns in Asia Pacific.

STRATEGIC PROGRESS IN 2014

While global economic conditions remained volatile, conditions across the Asia Pacific region were more robust by comparison. However, relatively low credit growth and variations in the level of market volatility meant conditions for banking remained challenging, particularly for institutional banking.

Two years ago, ANZ took the view that ongoing challenging market conditions required a greater focus by the banking sector on both productivity and capital management, and put in place a number of initiatives to drive improvements in both measures. These initiatives have delivered steady improvement in both our cost and capital position, including a continued improvement in the cost to income and common equity capital ratios.

}	We’ve built stronger positions in our core markets of Australia and New Zealand, with further gains in productivity and market share, and further penetration of Wealth products into our existing customer base in these markets.

}	In IIB, profit from Asia increased 25% and revenue 10%.[3] Revenue has consistently grown at double digit rates with the compound annual growth rate over the last five years, standing at 23%. The division’s revenue mix has diversified substantially over the past five years, with more significant contributions emerging from more capital efficient products like Foreign Exchange, Trade and Cash Management and Debt Capital Markets.

1	Statutory profit has been adjusted to exclude non-core items to arrive at cash profit, and has been provided to assist readers to understand the results for the ongoing business activities of the Group. The adjustments made in arriving at cash profit are included in statutory profit which is subject to audit within the context of the Group statutory audit opinion. Cash profit is not audited by the external auditor, however the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented. Refer to page 15 and pages 206 to 207 for analysis of the adjustments between statutory profit and cash profit. The Operating and Financial Review is reported on a cash basis unless otherwise noted.
2	ANZ’s overseas operations are subject to the impact of foreign currency translation. To assist with period on period comparability, comparative data is adjusted to remove the impact of foreign exchange movements.
3	IIB Asia profit and revenue figures are in USD.

DIRECTORS’ REPORT     13

}	Our Operations and Technology functions continue to deliver economies of scale, speed to market and a stronger control environment to the business, particularly from our regional operations centres and our use of common platforms and processes which have delivered lower unit costs, higher quality and more consistent customer experience and lower risk. While average operations volumes increased by 8% over the past year, operations expenses reduced 4% (FX adjusted). ANZ recorded a 22% increase in transaction volumes processed and the number of Australian retail and commercial customer complaints has reduced 9%.

}	Strong organic capital generation of $5.6 billion coupled with the Group’s ongoing focus on capital efficiency saw ANZ’s CET1 capital ratio increase to 8.8% on an Australian Prudential Regulation Authority (APRA) Basel 3 basis and 12.7% on an internationally comparable Basel 3 CET1 basis. For further details on regulatory capital measures refer to page 126. Customer funding remained stable at 63% of total funding.

}	The total loss rate for the lending portfolio declined significantly across the year from 26 bps to 19 bps reflecting ongoing asset quality improvement. Gross impaired assets continued their downward trajectory, reducing by a further 32% and have now reduced at an average of $918 million each year since 2010.

MEDIUM TO LONG TERM STRATEGIC GOALS AND OUTLOOK

ANZ is committed to delivering strong total shareholder returns and above-peer earnings growth over the business cycle, targeting a Group cost to income ratio below 43% and ROE to 16% by 2016. The target dividend payout ratio remains at 65-70% of cash profit, which we believe to be a sustainable level in a Basel 3 environment.

To do this we will continue to:

}	Strengthen our position in our core markets of Australia and New Zealand by growing our Retail and Commercial operations, driving productivity benefits, leveraging our super regional strategy and using technology to drive better functionality.

–	In Australia, we are transforming the way we serve our customers by investing in physical, mobile and digital channels to support our retail customers, by increasing sales capacity to support our business banking customers, and by investing in customer analytics.

–	In New Zealand, we are now working under one brand and on one technology platform and have a far more efficient market coverage.

}	Focus our Asian expansion primarily on Institutional Banking, supporting our Australian and New Zealand customers, targeting profitable markets and segments in which we have expertise and which are connected through trade and capital flows.

}	Achieve greater efficiency and control through the use of scalable common infrastructure and platforms.

}	Maintain strong liquidity and actively manage capital to enhance ROE.

}	Build on our Super Regional capabilities – utilising our management bench-strength and continuing to deepen our international talent pool.

}	Apply strict criteria when reviewing existing investment and new inorganic opportunities.

The ability of the Group to achieve its goals set out above is dependent on the success of the Group’s ability to manage its material risks which are outlined on pages 26 to 27.

Further information on business strategies which may affect the operations of the Group in subsequent years is contained in the Chairman’s Report and the CEO Report.

Results of the operations of the Group

ANZ REPORTED A STATUTORY PROFIT AFTER TAX OF $7,271 MILLION FOR THE YEAR ENDED 30 SEPTEMBER 2014.

	2014	2013[1]
Income Statement	$m	$m	Movt
Net interest income	13,810	12,758	8%

Other operating income	6,244	5,764	8%
Operating income	20,054	18,522	8%

Operating expenses	(8,760)	(8,257)	6%
Profit before credit impairment and income tax	11,294	10,265	10%

Credit impairment charge	(986)	(1,188)	-17%
Profit before income tax	10,308	9,077	14%

Income tax expense and non-controlling interests	(3,037)	(2,767)	10%
Profit attributable to shareholders of the Company	7,271	6,310	15%

Non-IFRS information

The Group provides an additional measure of performance which is prepared on a basis other than in accordance with the accounting standards – cash profit. The guidance provided in ASIC Regulatory Guide 230 has been followed when presenting this information.

Cash Profit

Statutory profit has been adjusted to exclude non-core items to arrive at cash profit, and has been provided to assist readers to understand the results for the ongoing business activities of the Group. The adjustments made in arriving at cash profit are included in statutory profit which is subject to audit within the context of the Group statutory audit opinion. Cash profit is not subject to audit by the external auditor, however the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented.

	2014	2013[1]
	$m	$m	Movt
Statutory profit attributable to shareholders of the Company	7,271	6,310	15%

Adjustments between statutory profit and cash profit	(154)	182	large
Cash profit	7,117	6,492	10%

Adjustments between statutory profit and cash profit ($m)	2014	2013	Movt
Treasury shares adjustment	24	84	-71%

Revaluation of policy liabilities	(26)	46	large

Economic hedging	(72)	(57)	26%

Revenue and net investment hedges	(101)	159	large

Structured credit intermediation trades	21	(50)	large
Total adjustments between statutory profit and cash profit	(154)	182	large

Refer pages 206 to 207 for analysis of the adjustments between statutory profit and cash profit.

1	Certain amounts reported as comparative information have changed as a result of the adoption of new accounting standards or being classified to conform with current period financial statement presentation.

    DIRECTORS’ REPORT     15

Analysis of the business performance by major income and expense lines and by division is on a cash basis.

	2014	2013
Income Statement	$m	$m	Movt
Net interest income	13,797	12,772	8%

Other operating income	5,781	5,619	3%
Operating income	19,578	18,391	6%

Operating expenses	(8,760)	(8,257)	6%
Profit before credit impairment and income tax	10,818	10,134	7%

Credit impairment charge	(989)	(1,197)	-17%
Profit before income tax	9,829	8,937	10%

Income tax expense and non-controlling interests	(2,712)	(2,445)	11%
Cash profit	7,117	6,492	10%

Financial performance metrics	2014	2013	Movt
Return on average ordinary shareholders equity[1]	15.4%	15.3%	10 bps[2]
Return on average assets	0.95%	0.96%	-1 bps

1	Average ordinary shareholders’ equity excludes non-controlling interests and preference shares.
2	Basis points (bps).

Non-financial key performance metrics[3]	2014	2013
Employee engagement	73%	72%

Customer satisfaction
– Australia (retail customer satisfaction)[4]	82.6%	80.2%

– New Zealand (retail customer satisfaction)[5]	85%	84%
– IIB (Institutional Relationship strength index ranking)[6]
– Australia	1	2

– New Zealand	1	1
Women in management[7]	39.2%	38.7%

Net Interest Income	2014	2013	Movt
Net interest income ($m)	13,797	12,772	8%

Net Interest margin (%)	2.13%	2.22%	-9 bps

Average interest earnings assets ($m)	646,997	575,339	12%

Average deposits and other borrowings	507,856	450,065	13%

3	The Group uses a number of non-financial measures to assess performance. These metrics form part of the balanced scorecard used to measure performance in relation to the Group’s main incentive programs. Discussion of the non-financial performance metrics is included within the Remuneration report on pages 38 to 39 of this Directors’ report.
4	Source: Roy Morgan Research. Base: ANZ Main Financial Institution Customers, aged 14+, based on six months to September for each year.
5	Camorra Research Retail Market Monitor (2014). The Nielson Company Consumer Finance Monitor (2012) excludes National Bank brand. Base: ANZ main bank customers aged 15+, rolling 6 months moving average to September. Based on responses of excellent, very good and good.
6	Source: Peter Lee Associates Large Corporate and Institutional Relationship Banking surveys, Australia and New Zealand 2014.
7	Includes all employees regardless of leave status and includes casuals but not contractors (which are included in FTE).

Net interest income increased $1,025 million (8%), with strong growth in average interest earning assets, up 12%, partially offset by a decline in net interest margin.

The Group net interest margin of 2.13% was 9 bps lower than 2013, reflecting continued pressure on lending margins, including significant competition and switching from variable to fixed in the home loan market (primarily in New Zealand), increased competition in Global Loans and the impact of improving the credit quality of the lending portfolio, adverse asset mix impact from faster growth in lower margin Trade business and slower growth in the higher margin Cards and Payments business, and the adverse impact of lower earnings on capital from lower interest rates.

These impacts were partially offset by active margin management across deposit products, particularly term deposits, and favourable wholesale funding costs.

Average interest earning assets increased $71.7 billion (12%) over the year with increases driven by:

}	Australia increased by $16.6 billion with market share growth in variable home loan products and small business lending facilities.

}	IIB increased by $39.2 billion with a $23 billion increase in Global Markets mainly from growth in the liquidity portfolio, higher settlement balances and loans and advances, as well as the impact of a weaker Australian dollar (AUD). Global Loans increased $8.6 billion and Transaction banking increased $4.8 billion, with strong growth in Asia.

}	New Zealand increased by $12.6 billion driven by market share growth and stronger economic conditions across both Retail and Commercial lending, as well as the impact of a stronger New Zealand dollar (NZD).

}	Global Wealth and Group Centre increased by $3.3 billion driven by growth in Treasury relating to Reserve Bank of Australia (RBA) requirements to facilitate overnight settlements.

Average deposits and other borrowings increased $57.8 billion (13%) over the year, driven by:

}	Australia increased $10.3 billion due to growth in customer deposits within Retail and Commercial, the majority of which were at call products.

}	IIB increased $32.1 billion driven from increases in customer deposits, both term deposits and transaction accounts, across Australia and APEA, as well as the impact of a weaker AUD.

}	New Zealand increased $9.2 billion with increased market share in Commercial customer deposits and issuance of commercial paper funding.

}	Global Wealth and Group Centre increased $6.2 billion from Treasury repo borrowings and an increase in Private Bank deposits in Global Wealth.

Other Operating Income

	2014	2013
	$m	$m	Movt
Fee income[1]	2,374	2,316	3%

Foreign exchange earnings[1]	95	209	-55%

Net income from funds management and insurance	1,283	1,216	6%

Share of associates’ profit[1]	510	478	7%

Global Markets other operating income	1,286	1,310	-2%

Other[1,2]	233	90	large%
Cash other operating income	5,781	5,619	3%

1	Excluding Global Markets.
2	Other income includes a $125 million gain on sale of ANZ Trustees in July 2014 and a $21 million loss arising on sale of Saigon Securities Inc (SSI) in September 2014.

The Group’s other operating income increased $162 million (3%) during the period. The increase primarily relates to increases in Fee income, Net income from wealth management and insurance and Other due to a gain recorded on the sale of the ANZ Trustees business of $125 million, partially offset by lower FX earnings and Global Markets other operating income.

Fee income was up by $58 million due to increases in Transaction Banking fee income arising from lending growth in APEA and New Zealand, as well as growth in payments and cash management in Asia. Corporate and Commercial Banking fees increased by $12 million largely driven by growth in Small Business Banking and New Zealand increased due largely to movements in exchange rates which were partially offset by a decrease in income following the sale of EFTPOS New Zealand Limited (EFTPOS) in 2013. These increases were partially offset by a decrease in Cards and Payments fee income, reflecting improved customer payment behaviour on consumer credit cards.

FX income decreased by $114 million largely as a result of realised losses on foreign currency revenue hedges (offsetting translation gains elsewhere in the Group), which were partially offset by increases in Global Transaction Banking due to a combination of volume and margin growth in Australia.

Net income from funds management and insurance increased $67 million with a $36 million increase in Global Wealth driven by stronger growth across the Funds Management and Insurance businesses, along with a $13 million increase in Retail Asia Pacific arising from higher sales of investment and insurance products.

Share of associates’ profit increased by $32 million as a result of increased profits generated by our Asian associates. AMMB Holdings Berhad increased $22 million, mainly due to a gain from the partial divestment of its insurance businesses, and Metrobank Card Corporation increased $6 million primarily due to lending growth in their cards business.

Global Markets other operating income is affected by mix impacts between the categories within other operating income and net interest income. The $24 million decrease was driven by a $75 million decrease from derivative positions which is offset in net interest income. Partly offsetting this was a 20% increase in APEA driven by growth across Commodities and Fixed Income businesses.

DIRECTORS’ REPORT     17

Other income increased by $143 million due to the following:

}	Global Wealth increased $148 million due to a $125 million gain on sale of ANZ Trustees and a non-recurring insurance settlement gain relating to a legacy NZ Funds Management matter.

}	Asia Partnerships increased $18 million due to the Bank of Tianjin (BoT) dilution gain of $12 million (from non-participation in a rights issue) in 2014 and the $26 million impairment on SSI in 2013, partially offset by the $21 million loss arising from the sale of SSI in 2014.

}	Specialised Finance increased $11 million, mainly driven by the revaluation of lease assets in Australia. Partially offsetting this was a decrease in New Zealand of $19 million, primarily due to the gain on sale of EFTPOS recorded in 2013.

Operating Expenses

	2014 $m	2013 $m	Movt
Personnel expenses	5,088	4,905	4%

Premises expenses	888	843	5%

Technology expenses	1,266	1,122	13%

Restructure expenses	113	85	33%

Other expenses	1,405	1,302	8%
Total cash operating expenses	8,760	8,257	6%

Key performance metrics
Operating expenses to operating income	44.7%	44.9%	-20 bps
Full time equivalent staff (FTE)[1]	50,328	49,866	1%

The Group’s total cash operating expenses increased by $503 million (6%) driven primarily by FX and increased Technology expenses. Despite this increase, the Group’s operating expenses to operating income ratio decreased by 20 bps.

Personnel expenses increased $183 million due to the adverse impact of FX movements and annual salary increases, partially offset by lower temporary staff costs and the benefit of increased utilisation of our hub resources.

Premises expenses increased $45 million due to rent increases and the full year impact of a transition to new buildings in Sydney and New Zealand in 2013, and the adverse impact of FX movements.

Technology expenses increased $144 million with increased depreciation and amortisation, higher data storage and software licence costs and increased use of outsourced providers.

Restructuring expenses increased $28 million due to productivity and business restructuring initiatives within the Australia and IIB divisions, partly offset by the completion of “NZ Simplification” in 2013.

Other expenses increased $103 million primarily due to higher advertising spend, write down of intangible assets in Global Wealth, and goods and services tax credits in 2013.

Credit impairment charge

	2014 $m	2013 $m	Movt
Individual credit impairment charge	1,144	1,167	-2%

Collective credit impairment charge/(release)	(155)	30	large
Total credit impairment charge to income statement	989	1,197	-17%

The total individual credit impairment charge decreased $23 million, primarily due to improvements in credit quality in New Zealand, partially offset by lower recoveries in Australia and IIB.

The collective credit impairment charge decreased $185 million primarily due to releases following the crystallisation of individual provisions on a few large IIB exposures, and as a result of upgrades to a number of customer exposures in IIB and New Zealand. In addition, there was a net decrease in the economic cycle overlays as a result of improved credit conditions.

1	In September 2014, the Group migrated onto a single global HR platform. In doing so, the Group revised and standardised the measure of FTE and this resulted in an increase of FTE. Comparative information has been restated.

FINANCIAL POSITION OF THE GROUP

Summary Balance Sheet

	2014 $b	2013 $b	Movt

Assets

Cash/Settlement balances owed to ANZ/Collateral paid	58.3	51.0	14%

Trading and available-for-sale assets	80.6	69.6	16%

Derivative financial instruments	56.4	45.9	23%

Net loans and advances	521.8	483.3	8%

Investments backing policy liabilities	33.6	32.1	5%

Other	21.4	21.1	1%
Total Assets	772.1	703.0	10%

Liabilities

Settlement balances owed by ANZ/Collateral received	15.7	12.6	25%

Deposits and other borrowings	510.1	466.9	9%

Derivative financial instruments	52.9	47.5	11%

Debt issuances	80.1	70.4	14%

Policy liabilities/external unit holder liabilities	37.7	35.9	5%

Other	26.3	24.1	9%
Total Liabilities	722.8	657.4	10%
Total Equity	49.3	45.6	8%

The Group’s balance sheet continued to strengthen during 2014 with stronger capital ratios, an increased liquidity portfolio, an increased proportion of funding from customer deposits and a significant reduction in impaired assets.

Asset growth of $69.1 billion (10%):

}	Net loans and advances increased by $39 billion, with an increase of $16 billion in the Australia division from market share growth in variable home loans and small business loans, an $18 billion increase in IIB due to strong refinancing levels in Global Loans and strong growth in Trade Finance, as well as a $5 billion increase in the New Zealand division due to market share growth and stronger economic conditions.

}	Trading and available-for-sale assets increased $11 billion due to larger holdings in the liquidity portfolio.

Liabilities growth of $65.4 billion:

}	Deposits and other borrowings increased $43 billion, driven by a $9 billion increase in at call deposit products in the Australia division, a $26 billion increase in IIB relating to Transaction Banking and Global Markets deposits, and a $6 billion increase in the New Zealand division due to market share growth in customer deposits.

DIRECTORS’ REPORT     19

Credit Provisioning

	2014	2013	Movt
Gross impaired assets ($m)	2,889	4,264	-32%

Credit risk weighted assets ($b)	308.9	287.7	7%

Total provision for credit impairment ($m)	3,933	4,354	-10%

Individual provision as % of gross impaired assets	40.7%	34.4%	630 bps

Collective provision as % of credit risk weighted assets	0.89%	1.00%	-11 bps

Gross impaired assets decreased by 32% due to improved portfolio credit quality resulting in lower levels of new impairment, combined with higher write-offs in IIB and Australia division. The Group has an individual provision coverage ratio on impaired assets of 40.7% at 30 September 2014, up from 34.4% at 30 September 2013.

The collective provision ratio of 0.89% as at 30 September 2014 (down from 1% at 30 September 2013) continues to provide conservative credit provision coverage given the ongoing improvement in credit quality, particularly in the Institutional bank where credit exposure to investment grade clients now represents 78% of the loan book compared to 60% in 2008.

Liquidity and Funding

	2014	2013	Movt
Total liquidity portfolio ($b)	140.4	121.6	15%

Total customer liabilities funding (% of total funding)	62%	62%	–

The Group maintains a portfolio of liquid assets to manage potential stresses in funding sources. The minimum level of liquidity portfolio assets to hold is based on a range of ANZ specific and general market liquidity stress scenarios such that potential cash flow obligations can be met over the short to medium term.

The Group holds a diversified portfolio of cash and high credit quality securities that may be sold or pledged to provide same-day liquidity. This portfolio helps protect the Group’s liquidity position by providing cash in a severely stressed environment. All assets held in the prime portfolio are securities eligible for repurchase under agreements with the applicable central bank (i.e. ‘repo eligible’).

The liquidity portfolio is well diversified by counterparty, currency and tenor. Under the liquidity policy framework, securities purchased for ANZ’s liquidity portfolio must be of a similar or better credit quality to ANZ’s external long-term or short-term credit ratings and continue to be repo eligible.

During the year customer funding increased by $36 billion and wholesale funding increased $12 billion. Customer funding continues to represent 62% of total funding. $23.9 billion of term wholesale debt (with a remaining term greater than one year as at 30 September 2014) was issued during 2014 and $1.6 billion of ANZ Capital Notes were issued. All wholesale funding needs were comfortably met.

Capital Management

	2014	2013	Movt
Common Equity Tier 1

– APRA Basel 3	8.8%	8.5%	31 bps

– Internationally Comparable Basel 3[1]	12.7%	12.7%[2]	–
Risk weighted assets ($b) (APRA Basel 3)	361.5	339.3	7%

1	Previously disclosed International Harmonised capital ratios have been replaced with Internationally Comparable capital ratios as per the methodology in the “Australian Bankers’ Association: International comparability of capital ratios of Australia’s major banks” (August 2014) report prepared by PwC Australia.
2	Restated for change in methodology to Internationally Comparable capital ratios.

APRA, under the authority of the Banking Act 1959, sets minimum regulatory capital requirements for banks including what is acceptable as capital and provide methods of measuring the risks incurred by the Bank.

The Group’s Common Equity Tier 1 ratio increased 31 basis points to 8.8% based upon the APRA Basel 3 standards, exceeding APRA’s minimum requirements, with cash earnings and capital initiatives (including divestments) outweighing dividends, incremental risk weighted assets and deductions.

RESULTS OF MAJOR SEGMENTS OF THE GROUP

Australia

Across ANZ’s Retail and Commercial businesses in Australia we serve more than 6 million customers. We focus on understanding our customers’ goals and making banking easier to put them firmly in control of their finances.

Banking on Australia Transformation Program

Through our “Banking on Australia” program, we are transforming the business and strengthening our position in our core markets.

We are transforming our distribution networks, leveraging digital innovation, making it easier for our customers to bank with us and allowing our frontline bankers to have high quality interactions focused on customer needs. ANZ goMoney™ has processed over $100 billion in transactions since its launch in September 2010 and 772 Smart ATMs have been rolled out across the network. This increases banker productivity and leverages the 143 branches and business centres which have been transformed to a new format focused around needs-based sales conversations.

We have delivered leading digital and mobile solutions, further enhancing the customer experience, providing connectivity and allowing customers more control over their banking needs. We have implemented integrated, customer friendly online applications for Retail transaction and credit card products, resulting in 21% of sales for these products through digital channels. We launched ANZ Shield in July 2014, a leading soft token multi factor authentication security application, further enhancing ANZ goMoney™.

We have simplified our products and processes to further improve the customer experience and generate productivity, with operations costs declining 6% while absorbing volume increases of 8%. The productivity achieved as a result of the distribution transformation, digital investment and simplification has been reinvested into building the capability of our people and systems, further improving frontline banker effectiveness and sales productivity.

Retail has had two consecutive strong years. Volumes continue to grow above system and margins have been well managed. We have consistently grown Home Loans at above system for 19 consecutive quarters1, and 52% of Home Loans were sold through our proprietary channels. We also grew retail deposits at system.

Corporate and Commercial Banking continues to perform well in a subdued credit environment. Lending grew 3% with momentum in the second half driving lending and revenue growth. The Small Business Banking segment is performing strongly with lending up 16%, aided by ANZ’s $2 billion lending pledge and investments made in the frontline. Other business foundations remain strong with deposits growing 8% and customer numbers2 increasing by 27,000. We have maintained our cost discipline and underlying asset quality remains sound.

Income statement	2014 $m	2013 $m	Movt
Net interest income	7,045	6,670	6%
Other operating income	1,183	1,190	-1%
Operating income	8,228	7,860	5%

Operating expenses	(3,057)	(2,967)	3%
Profit before credit impairment and income tax	5,171	4,893	6%

Credit impairment charge	(819)	(820)	0%
Profit before income tax	4,352	4,073	7%

Income tax expense and non-controlling interests	(1,304)	(1,215)	7%
Cash profit	3,048	2,858	7%

Key performance metrics
Number of employees (FTE)	10,263	10,025	2%

Net interest margin	2.51%	2.52%	-1 bps

Operating expenses to operating income	37.2%	37.7%	-50 bps

Net loans and advances ($b)	287.9	271.6	6%

Customer deposits ($b)	161.1	152.4	6%

1	Source: APRA Monthly Banking Statistics 12 months to September 2014.
2	Customer numbers (excludes Esanda) for the 12 months to August 2014.

Cash profit increased 7%, with 5% income growth, a 3% increase in expenses and flat credit impairment charges. Key factors affecting the result were:

}	Net interest income increased 6% primarily due to a 6% increase in average net loans and advances from Home Loans and Small Business Banking. Growth in deposits has been offset by subdued Corporate and Commercial Banking lending conditions in the middle market sector. Net interest margin contracted 1 bp, reflecting increased lending competition and portfolio mix, partially offset by disciplined deposit pricing.

}	Operating expenses increased 3%. This was in part driven by $39 million invested in initiatives to increase sales capacity and capability and accelerate revenue generating projects. Excluding this, costs grew by 2% with inflationary impacts partially offset by productivity gains.

}	Credit impairment charges were flat year on year, with Retail down 6% from improved Home Loan recoveries and lower delinquencies in Cards. In Corporate and Commercial Banking, credit impairment charges were up 6% driven by increased individual provisions in Corporate Banking and Esanda, offset by improvements across all other Corporate and Commercial Banking segments.

DIRECTORS’ REPORT     21

International and Institutional Banking

ANZ’s goal to build a Super Regional bank by growing our business across the APEA region, while maintaining our market leading position in our home markets of Australia and New Zealand, is spearheaded by the IIB division. IIB is represented in all of ANZ’s 33 markets and provides borderless solutions for our business and retail customers across the region. ANZ aims to be the best bank for customers that have trade or capital flows in Asia Pacific, Australia, New Zealand and beyond.

Our goal is to help deliver on ANZ’s aspiration to have APEA sourced revenue drive 25 to 30% of group profit by 2017, and to continue to grow our Institutional business in Australia and New Zealand. Following an aggressive growth agenda for the past five years, IIB now services more than two million retail and institutional customers with 138 branches, 580 ATMs and 8,000 staff.

IIB’s four key strategic priorities are: Connecting with more customers by providing seamless value; Delivering leading products through Insights; Intensifying balance sheet discipline; and Scaling and optimising infrastructure.

The customer franchise is going from strength to strength. ANZ’s unique regional capability helped the business to regain the number one lead bank position in Institutional Banking in Australia and retain the number one lead bank position in New Zealand in the Peter Lee survey. ANZ has also had the fastest ever rise in the Greenwich relationship strength survey covering the Asia region, narrowing the gap on the number 3 player.

Revenue from Global Banking customers grew in line with the overall IIB average for the year, where we continued to see strong momentum within Financial Institutions. Revenue from International Banking customers was modest as declining margins had a larger impact. Retail was our highest growth customer segment, benefiting from strong volume momentum across Asia in both lending and deposits. We continued to balance growth against risk which is reflected in net interest income and improved credit outcomes.

Income statement	2014 $m	2013 $m	Movt
Net interest income	3,986	3,669	9%
Other operating income	3,029	2,911	4%
Operating income	7,015	6,580	7%

Operating expenses	(3,215)	(2,985)	8%
Profit before credit impairment and income tax	3,800	3,595	6%

Credit impairment charge	(215)	(317)	-32%
Profit before income tax	3,585	3,278	9%

Income tax expense and non-controlling interests	(894)	(846)	6%
Cash profit	2,691	2,432	11%

Key performance metrics
Number of employees (FTE)	7,862	8,258	-5%

Net interest margin	1.49%	1.61%	-12 bps

Operating expenses to operating income	45.8%	45.4%	40 bps

Net loans and advances ($b)	141.8	123.5	15%

Customer deposits ($b)	182.7	163.2	12%

Cash profit increased 11%, driven primarily by an increase in operating income in our fixed income business and Global Transaction Banking and a decrease in credit impairment charge, partially offset by an increase in operating expenses. The key factors affecting the result were:

}	Net interest income increased 9%, primarily due to higher returns from the Bank’s liquidity positions, asset and liability repricing mismatches and volume driven growth in Global Transaction Banking. Average deposits increased 17% and average net loans and advances increased 20%, with growth across all regions. Net interest margin declined by 12 bps driven by Global Loans price competition and growth focused on higher credit quality customers.

}	Other operating income increased 4% with good performances across most lines of business. Global Transaction Banking and Retail Asia Pacific increased mainly due to volume growth, while Global Loans increased primarily due to higher fee income in Specialised Finance. The increase in Asia Partnerships was due to growth in underlying revenue, and a gain arising from the dilution of our BoT stake, which was partially offset by a loss arising from the sale of Saigon Securities Inc., a Vietnamese brokerage firm.

}	Operating expenses increased 8%. Business as usual expenses, excluding FX impacts and $40 million spend associated with the IIB organisational structure, increased 3% reflecting well managed cost control and investment in targeted growth areas and supporting infrastructure.

}	Credit impairment charges decreased 32%, primarily due to collective provision releases relating to the crystallisation of individual provisions and improved customer credit ratings.

New Zealand

ANZ New Zealand is the largest bank in New Zealand with a financial relationship with around one in two New Zealanders. Customers are served through our market-leading network of around 250 full-service branches, our multichannel contact centres and more ATMs than any other bank, along with New Zealand’s largest internet and mobile banking services.

Following the successful merger of ANZ and The National Bank of New Zealand in 2012, we have continued to reduce costs and build a simpler, more productive business. By leveraging our strong financial position and scale, we have grown market share in home loans, credit cards, KiwiSaver and commercial lending, and are advancing strongly towards our ultimate goal of creating New Zealand’s best bank.

The continued execution of our simplification strategy has underpinned a strong financial performance across the businesses during 2014. We have continued to realise gains from effectively leveraging our market-leading resources and connections. We have simplified and improved processes and products in order to deliver a higher level of service to our customers. The brand is strong, with consideration at record highs.

The financial outcomes of our strategy are reflected in improved returns and a strong downward trend in the cost to income ratio. We are growing both lending and deposits in excess of system and at the same time we are improving the quality of our portfolio. We have created a stronger bank, and established a platform for consistent, sustainable earnings growth.

Retail

During 2014, we achieved good progress in optimising our market-leading branch network and enhanced our digital channels. We are improving the customer experience, and are strongly positioned to attract and retain more customers. We are meeting more needs per customer, and earning more revenue per FTE and per branch.

Commercial

We have increased our network of banking specialists serving the commercial, agri and small business banking sectors. We aim to maintain leadership not only in our extensive coverage but in the connections and insights that we provide our customers. Our simplification strategy has been a key factor in our small business banking and commercial businesses delivering above-system lending growth for the 2014 year. At the same time, resources invested in improving credit quality, particularly in the agri book, have resulted in a significantly improved provisioning result. The agri business, after a period of re-balancing, is now positioned for renewed growth.

Income statement	2014 $m	2013 $m	Movt
Net interest income	2,162	1,863	16%

Other operating income	349	347	1%
Operating income	2,511	2,210	14%

Operating expenses	(1,033)	(960)	8%
Profit before credit impairment and income tax	1,478	1,250	18%

Credit impairment charge	8	(37)	large
Profit before income tax	1,486	1,213	23%

Income tax expense and non-controlling interests	(416)	(336)	24%
Cash profit	1,070	877	22%

Key performance metrics

Number of employees (FTE)	5,080	5,323	-5%

Net interest margin	2.48%	2.49%	-1 bps

Operating expenses to operating income	41.1%	43.5%	-240 bps

Net loans and advances ($b)	86.1	81.5	6%

Customer deposits ($b)	51.4	46.5	10%

Cash profit increased 22% (10% FX adjusted), due to lending growth, cost productivity and credit quality improvement. Key factors affecting the results were:

}	Net interest income increased 16% (5% FX adjusted), due to above-system lending growth and FX. Margins were well managed in a competitive environment that was further constrained by a shift to fixed rate lending. Net interest margin contraction for the year was held to 1 basis point.

}	Other operating income increased 1% (decreased 9% FX adjusted). The 2013 result included a gain from the sale of the EFTPOS business, as well as revenue earned by that business prior to its divestment. Excluding the EFTPOS impact, other operating income in 2014 matched that of the 2013 year, with strong growth achieved in card and merchant income, but this was offset by lower income from retail transaction fees and FX.

}	Operating expenses increased 8% (decreased 3% FX adjusted). The 2013 result included restructuring costs related to the systems integration project and operating costs in the EFTPOS business prior to its sale. Excluding these items and the impact of FX, costs were held flat with cost productivity offsetting inflationary impacts and investment spend.

}	The credit impairment charge increased by $45 million during the year. The individual credit impairment charge decreased 34%, with the level of new provisions having slowed and write-backs remaining high. The release from the collective provision increased despite a lower release of economic overlay provision, reflecting improvements in credit quality which have more than offset the impact of lending growth.

DIRECTORS’ REPORT     23

Global Wealth

Global Wealth provides a range of innovative solutions for customers across the region to make it easier for them to connect, protect and grow their wealth. Global Wealth serves over 2.3 million customers and manages $61 billion in investment and retirement savings. Customers can access ANZ’s wealth solutions through teams of highly qualified financial planners and advisers, innovative digital platforms, ANZ Private Bankers, ANZ branches and direct channels.

ANZ’s customers are increasingly looking for simple, affordable and more convenient ways to manage their wealth. In response to this, Global Wealth developed Grow – a series of innovations across the physical, digital and advice space to help our customers better connect, protect and grow their wealth. These innovations include ANZ Smart Choice Super, a simple direct retirement savings solution, the ANZ Grow Centre, a destination that blends digital tools with the physical wealth specialists, where customers can get help with everything from their digital device to financial advice, and Grow by ANZ, our award winning digital app that brings banking, share investments, superannuation (pension) and insurance, together in the one place.

Funds Management

The Funds Management business helps customers grow their wealth through investment, superannuation and pension solutions. Global Wealth has embraced the changing regulatory environment to reshape the business, simplifying operational processes and delivering innovative solutions like ANZ Smart Choice Super and Grow by ANZ.

Insurance

The Insurance business provides protection for all life stages through a comprehensive range of life and general insurance products distributed through intermediated and direct channels. Global Wealth’s focus on retail risk resulted in 10% growth in individual in-force premiums, while continued investment in claims management and retention initiatives in Australia improved claims ratios as well as reduced retail lapse rates by 130 basis points.

Private Wealth

Operating in six geographies across the region we continue to strengthen our Private Wealth offerings by building core investment advice capabilities and developing a suite of global investment solutions. This includes leveraging the expertise of strategic partners such as Swiss Private Bank Vontobel.

Income statement	2014 $m	2013 $m	Movt
Net funds management and insurance income	1,249	1,213	3%

Other operating income including net interest income	495	313	58%

Operating expenses including credit provision	(1,024)	(959)	7%
Profit before income tax	720	567	27%

Income tax expense and non-controlling interests	(195)	(96)	large
Cash profit	525	471	11%

Consisting of:

– Funds Management[1]	115	128	-10%

– Insurance	224	222	1%

– Private Wealth	172	50	large

– Corporate and Other²	14	71	-80%
Total Global Wealth	525	471	11%

Key performance metrics
Number of employees (FTE)	2,296	2,482	-7%

Operating expenses to operating income	58.8%	62.6%	-380 bps

Funds under management ($m)	61,411	58,578	5%

In-force premiums ($m)	2,038	1,986	3%

Retail insurance lapse rates

– Australia	12.4%	13.7%	-130 bps

– New Zealand	16.1%	15.9%	20 bps

1	Funds Management includes Pensions & Investments business and E*TRADE.
2	Corporate and Other includes income from invested capital and cash profits from the advice and distribution business.

Cash profit increased by 11%, with a 3% increase in net funds management and insurance income, 58% increase in other operating income and 7% increase in expenses. Key factors affecting the result were:

}	Funds Management operating income increased by 3%. This was driven by 12% growth in average FUM as a result of strong performance in investment markets and improvement in net flows by $2.4 billion due to solid growth in ANZ Smart Choice Super and KiwiSaver product.

}	Insurance operating income increased by 4% despite the exit of a Group Life Insurance plan resulting in a $47 million experience loss. Excluding this, income grew 12% due to strong underlying business performance and improved claims and lapse experience. This performance delivered a 16% uplift in the Embedded Value (gross of transfers).

}	Other operating income (including net interest income) includes a gain of $125 million arising from the sale of ANZ Trustees that was recorded in the Private Wealth segment. Excluding this gain, operating income increased by 18% driven by improved margins and solid growth in customer deposits and investment funds under management, both up by 20% and 21% respectively.

}	The divisional operating income also benefitted from a non-recurring insurance settlement of $26 million.

}	Operating expense increased 7% including $41 million spend on revenue generating initiatives and the write-down of intangible assets. Excluding this, expenses increased by 3%, including additional regulatory and compliance costs of $13 million.

Global Technology, Services and Operations and Group Centre

Global Technology, Services & Operations is the delivery division for the bank, responsible for the delivery of technology, shared services, and operations across our global footprint. The division is also responsible for major transformation projects and ANZ’s commercial and branch property portfolio.

We are delivering the next generation of enterprise platforms that will underpin future growth and improve banking for our customers globally. Our regional delivery network, with key locations in Melbourne, Wellington, Bangalore, Manila, Chengdu and Suva, plus integrated operations in dozens of other countries, provides us with scale, flexibility and business continuity.

We have continued to drive productivity across ANZ and to focus on improving quality in all areas, which has delivered a better customer experience and has translated into strong, sustainable profit improvements.

Income statement	2014 $m	2013 $m	Movt
Operating income	80	215	-63%

Operating expenses	(429)	(390)	10%
Profit/(Loss) before credit impairment and income tax	(349)	(175)	99%

Credit impairment charge	35	(19)	large
Profit/(Loss) before income tax	(314)	(194)	62%

Income tax expense and non-controlling interests	97	48	large
Cash profit/(loss)	(217)	(146)	49%

Key performance metrics
Number of employees (FTE)	24,827	23,778	4%

Key factors affecting the results were:

}	Operating income decreased $135 million with higher realised losses from foreign currency hedges (offsetting translation gains elsewhere in the Group).

}	Operating expenses increased $39 million due to higher depreciation and amortisation, increased investment in enterprise projects and creation of a new Global Compliance function.

}	Credit impairment charges decreased $54 million due to release of the economic cycle provision and provisions relating to discontinued businesses in 2013.

}	The increase in FTEs is largely due to growth in the Group Hubs, increased resources for enterprise projects and the creation of a new Global Compliance function.

DIRECTORS’ REPORT     25

Risks

The success of the Group’s strategy is underpinned by sound management of its risks. As the Group progresses on its strategic path of becoming the best connected and most respected bank across the region, the risks faced by the Group will evolve in line with the strategic direction.

The success of the Group’s strategy is dependent on its ability to manage the broad range of interrelated risks it is exposed to across our expanding geographic footprint.

Risk Appetite

ANZ’s risk appetite is set by the Board and integrated within ANZ’s strategic objectives. The risk appetite framework underpins fundamental principles of strong capitalisation, robust balance sheet and sound earnings, which protects ANZ’s franchise and supports the development of an enterprise-wide risk culture. The framework provides an enforceable risk statement on the amount of risk ANZ is willing to accept and it supports strategic and core business activities and customer relationship with the objective of ensuring that:

}	only permitted activities are engaged in;

}	the scale of permitted activities, and subsequent risk profile, does not lead to potential losses or earnings volatility that exceeds ANZ approved risk appetite;

}	risk is expressed quantitatively via limits and tolerances;

}	management focus is brought to bear on key and emerging risk issues and mitigating actions; and

}	risk is linked to the business by informing, guiding and empowering the business in executing strategy.

ANZ’s risk management is viewed as a core competency and to ensure that risks are identified, assessed and managed in an accurate and timely manner, ANZ has:

}	An independent risk management function, with both central and enterprise-wide functions (which typically cover such activities as risk measurement, reporting and portfolio management), together with embedded risk managers within the businesses.

}	Developed frameworks to provide structured and disciplined processes for managing key risks. These frameworks include articulation of the appetite for these risks, portfolio direction, policies, structures, limits and discretions.

Material Risks

All the Group’s activities involve, to varying degrees, the analysis, evaluation, acceptance and management of risks or combinations of risks. The material risks facing the Group and its approach to management of those risks are described below:

Capital Adequacy Risk – is the risk of loss arising from ANZ failing to maintain the level of capital required by prudential regulators and other key stakeholders (shareholders, debt investors, depositors, rating agencies) to support ANZ’s consolidated operations and risk appetite.

Losses include those arising from diminished reputation, a reduction in investor/counter-party confidence, regulatory non-compliance (e.g. fines and banking license restrictions) and an inability for ANZ to continue to do business. ANZ pursues an active approach to capital management, which is designed to protect the interests of depositors, creditors and shareholders.

Credit Risk – is the risk of financial loss resulting from a counterparty failing to fulfill its obligations, or from a decrease in credit quality of a counterparty resulting in a loss in value. ANZ has a comprehensive framework to manage credit risk. The framework is top down, being defined by credit principles and policies. The effectiveness of the credit risk management framework is assessed through various compliance and monitoring processes. These, together with portfolio selection, define and guide the credit process, organisation and staff.

ANZ’s customers could also be impacted by climate change and changes to laws or regulations, or other policies adopted by governments or regulatory authorities, including carbon pricing and climate change adaptation or mitigation policies. We factor these risks into our customer evaluations, including in the energy and extractive industries, primarily through an assessment of our customers’ capacity to deal with climate change and any change to regulatory environments.

Market Risk – Market Risk stems from ANZ’s trading and balance sheet activities and is the risk to ANZ’s earnings arising from changes in interest rates, foreign exchange rates, credit spreads, volatility, correlations or from fluctuations in bond, commodity or equity prices.

The key market risk factors include:

}	Interest rate risk: the potential loss arising from the change in the value of a financial instrument due to changes in market interest rates or their implied volatilities.

}	Currency rate risk: the potential loss arising from the decline in the value of a financial instrument due to changes in foreign exchange rates or their implied volatilities.

}	Credit spread risk: the potential loss arising from a change in value of an instrument due to a movement of its margin or spread relative to a benchmark.

}	Commodity risk: the potential loss arising from the decline in the value of a financial instrument due to changes in commodity prices, or their implied volatilities.

}	Equity risk: the potential loss arising from a decline in value of financial instruments due to changes in equity prices or indices or their implied volatilities.

Liquidity and Funding Risk – is the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. The global financial crisis highlighted the importance of differentiating between stressed and normal market conditions in a name-specific crisis and the different behaviour that offshore and domestic wholesale funding markets can exhibit during market stress events. ANZ’s short term liquidity scenario modelling stresses cash flow projections against multiple ‘survival horizons’ over which the Group is required to remain cash flow positive.

Operational Risk – is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. This definition includes legal risk and the risk of reputation loss, or damage arising from inadequate or failed internal processes, people and systems, but excludes strategic risk. The objective of operational risk management is to ensure that risks are identified, assessed, measured, evaluated, treated, monitored and reported in a structured environment with appropriate governance oversight. ANZ does not expect to eliminate all operational risks, but to ensure that the residual risk exposure is managed as low as reasonably practical based on a sound risk/ reward analysis in the context of an international financial institution.

26

Compliance Risk – is the probability and impact of an event that results in a failure to act in accordance with laws, regulations, industry standards and codes, internal policies and procedures and principles of good governance as applicable to ANZ’s businesses. ANZ’s Compliance Framework is aligned to key industry and global standards and benchmarks. It utilises the concept of a ‘risk-based’ approach to manage compliance. This allows the Compliance function to support divisions and businesses by taking a standardised approach to compliance management tasks. This enables ANZ to be consistent in proactively identifying, assessing, managing, reporting and escalating compliance-related risk exposures while respecting the specific obligations of each jurisdiction in which we operate.

Reputation Risk – the risk of loss caused by adverse perceptions of ANZ held by the public, the media, depositors, shareholders, investors, regulators, or rating agencies that directly or indirectly impact earnings, capital adequacy or value. Reputation Risk arises as a result of poor control processes over client on-boarding or new product development or strategies or a result of unexpected risks crystallising (e.g. credit, market or operational risk). ANZ manages reputation risk through a robust governance process and controls. The Management Board is the most senior management committee for consideration of potential harm to ANZ’s reputation and measures to protect ANZ’s reputation but some matters are delegated to the Reputation Risk Committee.

Insurance Risk – is the risk of unexpected losses resulting from worse than expected claims experience (variation in timing and amount of insurance claims due to incidence or non-incidence of death, sickness, disability or general insurance claims) and includes inadequate or inappropriate underwriting, claims management, reserving, insurance concentrations, reinsurance management, product design and pricing which will expose an insurer to financial loss and the consequent inability to meet its liabilities. In the life insurance business, insurance risk arises primarily through mortality (death) and morbidity (illness and injury) and longevity risks. For general insurance business, insurance risk arises mainly through weather-related incidents and similar calamities, as well as adverse variability in home, contents, motor, travel and other insurance claim amounts. Insurance risk is managed primarily by: product design to price all applicable risks into contracts; reinsurance to reduce liability for large individual risks; underwriting to price/reserve for the level of risk associated with an individual contract; claims management to admit and pay only genuine claims; insurance experience reviews to update assumptions and portfolio management to maintain a diversity of individual risks.

Reinsurance Risk – Reinsurance is an agreement in which one insurer (‘the reinsurer’) indemnifies another insurer for all or part of the risk of a policy originally issued and assumed by that other insurer. Reinsurance is a risk transfer tool between the insurer and reinsurer. The main risk that arises with reinsurance is counterparty credit risk. This is the risk that a reinsurer fails to meet their contractual obligations, i.e. to pay reinsurance claims when due. This risk is measured by assigning a counterparty credit rating or probability of default. Reinsurance counterparty credit risk is mitigated by restricting counterparty exposures on the basis of financial strength and concentration.

Strategic Risk – Strategic Risks are risks that affect or are created by an organisation’s business strategy and strategic objectives. Where the strategy leads to an increase in other Key Material Risks (e.g. Credit Risk, Market Risk, Operational Risk) the risk management strategies associated with these risks form the primary controls. Management Board members will identify and assess potential strategic risks in the course of making decisions about the future of ANZ. This will include analysis of potential merger and acquisition activity, exit strategies and the nature of resourcing. In assessment of strategic risks, Management Board will consider impacts such as pricing and products; the systems and processes we need to deliver on the proposed strategy, and capital implications. In monitoring the potential for strategic risk to materialise, ANZ must maintain a deep understanding of the key markets and jurisdictions in which we operate. This includes analysis of the economy and outlook, globally and locally; the actions of competitors; and being agile in our response to new and emerging technology.

Further information on risk management including approach, framework and key areas of focus can be found in the Corporate Governance section of the Directors’ Report as set out on page 69. A listing of the principal risks and uncertainties facing the Group are set out in the Supplementary Information section on pages 197 to 205.

DIRECTORS’ REPORT 27

Contents

1	Basis of Preparation		29

2	Key Management Personnel (KMP)		29

3	Role of the Board in Remuneration		30

4	HR Committee Activities		30

5	Remuneration Strategy and Objectives		31

6	The Composition of Remuneration at ANZ		32
	6.1	Fixed Remuneration	33
	6.2	Variable Remuneration	33
		6.2.1 Short Term Incentives (STI)	34
		6.2.2 Long Term Incentives (LTI)	35
	6.3	Other Remuneration Elements	36

7	Linking Remuneration to Balanced Scorecard Performance		37
	7.1	ANZ Performance	37
	7.2	STI – Performance and Outcomes	38

8	2014 Remuneration		40
	8.1	Non-Executive Directors (NEDs)	40
	8.2	Chief Executive Officer (CEO)	42
	8.3	Disclosed Executives	44
	8.4	Remuneration Tables –
		CEO and Disclosed Executives	46
		Non Statutory Remuneration Disclosure Table	46
		Statutory Remuneration Disclosure Table	48

9	Equity		50
	9.1	CEO and Disclosed Executives Equity	50
	9.2	NED, CEO and Disclosed
		Executives Shareholdings	52
	9.3	Equity Valuations	54

10	NEDs, CEO and Disclosed Executives Transactions		55
	10.1	Loan Transactions	55
	10.2	Other Transactions	56

Introduction from the Chair of the Human Resources Committee

Dear Shareholder,

I am pleased to present our Remuneration Report for the year ending 30 September 2014.

Our remuneration framework is designed to create value for all stakeholders, to differentiate rewards based on performance and in line with our risk management framework; and to provide competitive rewards to attract, motivate and retain the right people.

2014 was another year of record profits for ANZ and the ANZ Board has assessed the 2014 performance for each category within the balanced scorecard of measures against annual objectives and progress towards broader long term strategic goals.

Fixed remuneration remained flat for the Chief Executive Officer (CEO) and most Disclosed Executives.

The strong results achieved have been reflected in the short term incentive outcomes received by the CEO and Disclosed Executives.

The long term incentives awarded in 2010 were tested in late 2013. Although ANZ achieved Total Shareholder Return (TSR) of 55.9% and 58.6% over the three year performance periods for the Disclosed Executives and CEO awards respectively, ANZ’s TSR did not reach the median of the comparator group. Accordingly, the performance rights did not vest and the CEO and Disclosed Executives received no value from these awards. These awards have now lapsed. This demonstrates the variable nature of long term incentives.

Non-Executive Director (NED) fees were adjusted very slightly, and the base fee structure was modified from 1 October 2013 to be inclusive of superannuation contributions.

The Human Resources Committee continues to have a strong focus on the relationship between business performance, risk management and remuneration and regularly reviews the executive remuneration structure to ensure it remains appropriate. No changes were made to the executive remuneration structure in 2014.

Further detail is provided within the Remuneration Report which we hope you will find informative.

Graeme Liebelt

Chair – Human Resources Committee

1. Basis of Preparation

The Remuneration Report is designed to provide shareholders with an understanding of ANZ’s remuneration policies and the link between our remuneration approach and ANZ’s performance, in particular regarding Key Management Personnel (KMP) as defined under the Corporations Act 2001. Individual outcomes are provided for ANZ’s NEDs, the CEO and Disclosed Executives (current and former).

The Disclosed Executives are defined as those direct reports to the CEO with responsibility for the strategic direction and management of a major revenue generating Division or who control material revenue and expenses that fall within the definition of KMP.

The Remuneration Report for the Company and the Group for 2014 has been prepared in accordance with section 300A of the Corporations Act 2001. Information in Table 4: Non Statutory Remuneration Disclosure has been prepared in accordance with the presentation basis set out in Section 8.4. The information provided in this Remuneration Report has been audited as required by section 308(3C) of the Corporations Act 2001, unless indicated otherwise, and forms part of the Directors’ Report.

2. Key Management Personnel (KMP)

The KMP disclosed in this year’s report are detailed in Table 1. The movements which occurred during 2014 are summarised as follows:

NEDs

Over the 2014 financial year Mr John Morschel, Mr Gregory Clark, Mr Peter Hay, Mr David Meiklejohn and Ms Alison Watkins retired from the ANZ Board, and Mr David Gonski, Ms Ilana Atlas and Mr John (JT) Macfarlane joined the ANZ Board.

DISCLOSED EXECUTIVES

Effective the 2014 financial year, the Chief Operating Officer role held by Mr Alistair Currie met the definition of a Disclosed Executive. His remuneration has been disclosed for the full year.

TABLE 1: KEY MANAGEMENT PERSONNEL

Name	Position	Term as KMP in 2014
Non-Executive Directors (NEDs)

D Gonski	Chairman – Appointed Chairman 1 May 2014 (Appointed Director 27 February 2014)	Part Year

I Atlas	Director – Appointed 24 September 2014	Part Year

P Dwyer	Director – Appointed 1 April 2012	Full Year

H Lee	Director – Appointed February 2009	Full Year

G Liebelt	Director – Appointed 1 July 2013	Full Year

I Macfarlane	Director – Appointed February 2007	Full Year

J T Macfarlane	Director – Appointed 22 May 2014	Part Year

Non-Executive Directors (NEDs) – Former

J Morschel	Chairman – Appointed Chairman March 2010 (Appointed Director October 2004), retired 30 April 2014	Part Year

G Clark	Director – Appointed February 2004, retired 18 December 2013	Part Year

P Hay	Director – Appointed November 2008, retired 30 April 2014	Part Year

D Meiklejohn	Director – Appointed October 2004, retired 18 December 2013	Part Year

A Watkins	Director – Appointed November 2008, retired 30 April 2014	Part Year
Chief Executive Officer (CEO)

M Smith	Chief Executive Officer	Full Year

Disclosed Executives – Current

P Chronican	Chief Executive Officer, Australia	Full Year

A Currie	Chief Operating Officer – Disclosed from 1 October 2013	Full Year

S Elliott	Chief Financial Officer	Full Year

A Géczy	Chief Executive Officer, International & Institutional Banking – Appointed 16 September 2013	Full Year

D Hisco	Chief Executive Officer, New Zealand	Full Year

G Hodges	Deputy Chief Executive Officer	Full Year

J Phillips	Chief Executive Officer, Global Wealth and Group Managing Director, Marketing, Innovation and Digital	Full Year

N Williams	Chief Risk Officer	Full Year

Disclosed Executives – Former

A Thursby	Former Chief Executive Officer, International & Institutional Banking – Concluded in role 30 April 2013, ceased employment 30 June 2013	--

DIRECTORS’ REPORT     29

3. Role of the Board in Remuneration

The Human Resources (HR) Committee is a Committee of the Board. The HR Committee is responsible for:

}	reviewing and making recommendations to the Board in relation to remuneration governance, director and senior executive remuneration and senior executive succession;

}	specifically making recommendations to the Board on remuneration and succession matters related to the CEO, and individual remuneration arrangements for other key executives covered by the Group’s Remuneration Policy;

}	the design of significant incentive plans (such as the ANZ Employee Reward Scheme and the Institutional Total Incentives Performance Plan); and

}	remuneration structures for senior executives and others specifically covered by the Remuneration Policy.

More details about the role of the HR Committee can be found on the ANZ website.1

The link between remuneration and risk is considered a key requirement by the Board. Committee membership is structured to ensure overlap of representation across the HR Committee and Risk Committee, with three Non-Executive Directors currently on both committees. The HR Committee has free and unfettered access to risk and financial control personnel, and can also engage independent external advisors as needed.

Throughout the year the HR Committee and management received information from external providers (Aon Hewitt, EY, Hay Group, Herbert Smith Freehills, Mercer Consulting (Australia) Pty Ltd and PricewaterhouseCoopers). This information related to remuneration market data and analysis, market practice on the structure and design of incentive programs (both short and long term), legislative requirements and interpretation of governance and regulatory requirements both in Australia and globally.

The HR Committee did not receive any recommendations from remuneration consultants during the year in relation to the remuneration arrangements of KMP. ANZ employs in-house remuneration professionals who provide recommendations to the HR Committee/Board, taking into consideration market information provided by external providers. The Board’s decisions were made independently using the information provided and having careful regard to ANZ’s strategic objectives and Remuneration Policy and principles.

4. HR Committee Activities

During 2014, the HR Committee met on five occasions, with remuneration matters a standing agenda item on each occasion. The HR Committee has a strong focus on the relationship between business performance, risk management and remuneration, with the following activities occurring during the year:

}	annual review of the effectiveness of the Remuneration Policy;

}	review of key senior executive appointments and terminations;

}	involvement of the Risk function in remuneration regulatory and compliance related activities;

}	monitoring of regulatory and compliance matters relating to remuneration governance;

}	review of Short Term Incentive (STI) and Long Term Incentive (LTI) arrangements;

}	review of reward outcomes (fixed, STI and LTI) for key senior executives;

}	review of ANZ’s progress in building a culture aligned to its super regional aspirations and employee engagement;

}	review of health and safety;

}	review of diversity and inclusion; and

}	review of succession plans for key senior executives.

1	Go to anz.com > about us > our company > corporate governance > HR Committee Charter.

5. Remuneration Strategy and Objectives

ANZ’s remuneration strategy, the Group’s Remuneration Policy and our reward frameworks all reflect the importance of sound risk management. The following principles underpin ANZ’s Remuneration Policy, which is approved by the Board and applied globally across ANZ:

}	creating and enhancing value for all ANZ stakeholders;

}	emphasising the ‘at risk’ components of total rewards to increase alignment with shareholders and encourage behaviour that supports both the long term financial soundness and the risk management framework of ANZ, and to deliver superior long term total shareholder returns;

}	differentiating rewards in line with ANZ’s culture of rewarding for outperformance and demonstration of values led behaviours; and

}	providing a competitive reward proposition to attract, motivate and retain the highest quality individuals in order to deliver ANZ’s business and growth strategies.

Appropriate risk management is fundamental to the way ANZ operates and is therefore a key element of the way performance is measured and assessed at a Group, Division and individual level. Variable reward outcomes reflect performance against a balanced scorecard of measures, both financial and non financial (including risk).

The core elements of ANZ’s remuneration strategy for the CEO and Disclosed Executives are set out below:

FIGURE 1: REMUNERATION OBJECTIVES

DIRECTORS’ REPORT     31

6. The Composition of Remuneration at ANZ

The Board aims to find a balance between:

}	fixed and at-risk remuneration;

}	short term and long term incentives; and

}	amounts paid in cash and deferred equity.

Figure 2 provides an overview of the target remuneration mix for the CEO and Disclosed Executives.

FIGURE 2: ANNUAL TOTAL REWARD MIX PERCENTAGE (% BASED ON ‘AT TARGET’ LEVELS OF PERFORMANCE)

The CEO’s target remuneration mix is equally weighted between fixed remuneration, STI and LTI, with approximately half of total target remuneration payable in cash in the current year and half allocated as equity and deferred over one, two or three years. The deferred remuneration remains at risk until vesting date.

The target remuneration mix for Disclosed Executives is weighted between fixed remuneration (37%), STI (44%) and LTI (19%), with approximately 60% of total target remuneration payable in cash in the current year and 40% allocated as equity and deferred over one, two or three years. The deferred remuneration remains at risk until vesting date. The Board has adopted this mix as an effective reward mechanism to drive strong performance and value for the shareholder in both the short and longer term. In line with that, the STI balanced scorecard contains a combination of short and long term objectives. See Section 7.2, STI – Performance and Outcomes.

ANZ’s STI and LTI deferral arrangements are designed to ensure that the CEO and Disclosed Executives are acting in the best long term interests of ANZ and its shareholders. Deferring part of their STI and all of their LTI over one to three years every year results in a substantial amount of their variable remuneration being directly linked to long term shareholder value. For example as at 30 September 2014 the CEO held 97,751 unvested STI deferred shares and 856,320 unvested LTI performance rights, the combined value1 of which was around nine times his fixed remuneration. Similarly as at 30 September 2014 Disclosed Executives held unvested equity, the value1 of which was around five times their average fixed remuneration. All deferred remuneration is subject to ANZ’s clawback provisions.

1	Value is based on the number of unvested deferred shares and unvested rights held at 30 September 2014 multiplied by the ANZ closing share price as at 30 September 2014.

The following diagram demonstrates the time horizon associated with STI and LTI awards.

FIGURE 3: STI AND LTI TIME HORIZON

1	CRO allocated deferred share rights.

The reward structure for the CEO and Disclosed Executives is detailed below. The only exception is the Chief Risk Officer (CRO) whose remuneration arrangements have been structured differently to preserve the independence of this role and to minimise any conflicts of interest in carrying out the risk control function across the organisation. The CRO’s role has more limited STI leverage for individual performance and none (either positive or negative) for Group performance. LTI is delivered as unhurdled deferred share rights, with a three year time based hurdle, and is therefore not subject to meeting relative TSR performance hurdles, however is still subject to clawback.

6.1 FIXED REMUNERATION

The fixed remuneration amount is expressed as a total dollar amount which can be taken as cash salary, superannuation contributions and other nominated benefits.

ANZ positions fixed remuneration for the CEO and Disclosed Executives against the relevant financial services market (referencing both domestic and international financial services companies) and takes into consideration role responsibilities, performance, qualifications, experience and location. The financial services market is considered the most relevant comparator as this is the main pool for sourcing talent and where key talent may be lost.

6.2 VARIABLE REMUNERATION

Variable remuneration forms a significant part of the CEO’s and Disclosed Executives’ potential remuneration, providing at risk components that are designed to drive performance in the short, medium and long term. The term ‘variable remuneration’ within ANZ covers both the STI and LTI arrangements.

DIRECTORS’ REPORT     33

6.2.1 Short Term Incentives (STI)

The STI provides an annual opportunity for an incentive award. It is assessed against Group, Divisional and individual objectives based on a balanced scorecard of measures and positive demonstration of values led behaviours. Many of the measures relate to contribution towards medium to longer term performance outcomes aligned to ANZ’s strategic objectives as well as annual goals.

STI ARRANGEMENTS

Purpose

The STI arrangements support ANZ’s strategic objectives by providing rewards that are significantly differentiated on the basis of achievement against annual performance targets coupled with demonstration of values led behaviours.

ANZ’s Employee Reward Scheme (ANZERS) structure and pool is reviewed by the HR Committee and approved by the Board. The size of the overall pool is based on an assessment of the balanced scorecard of measures of the Group. This pool is then distributed based on relative performance against a balanced scorecard of quantitative and qualitative measures.

Performance targets	In order to focus on achieving individual, Divisional and Group performance objectives a mix of quantitative and qualitative short, medium and long term measures are assessed. Further detail is provided in Section 7.2, STI – Performance and Outcomes.

Targets are set considering prior year performance, industry standards and ANZ’s strategic objectives. Many of the measures also focus on targets which are set for the current year in the context of progress towards longer term goals. The specific targets and features relating to all these measures have not been provided in detail due to their commercial sensitivity.

For the CEO and Disclosed Executives, the weighting of measures in each individual’s balanced scorecard will vary to reflect the responsibilities of their role. For example the CEOs of the Australia, New Zealand, Global Wealth and International and Institutional Banking divisions and also the Chief Financial Officer (CFO) have a heavier weighting on financial measures (ranging from 30% to 45%).

The validation of performance and achievements against these objectives at the end of the year, for:

} the CEO involves input from the CRO and CFO on risk management and financial performance respectively, followed by review and endorsement by the HR Committee, with final outcomes approved by the Board; and

} Disclosed Executives involves a review by the CEO, input on each individual’s risk management from the CRO, input on each areas’ internal controls from the Group General Manager Global Internal Audit and input on the financial performance of all key Divisions from the CFO. Preliminary and final review is completed by the HR Committee and final outcomes are approved by the Board.

The Board reviews performance outcomes against target for each metric, combined with a judgmental assessment of the prioritisation and impact of each outcome relative to overall business performance for both the short and longer term.

This method of assessment to measure performance has been adopted to ensure validation from a risk management and financial performance perspective.

Rewarding performance	The 2014 target STI award level for the CEO represents one third of total target remuneration and for Disclosed Executives 44% of their total target remuneration. The maximum STI opportunity for the CEO and Disclosed Executives is up to 200% of the target whereas any weak performer would receive a significantly reduced or no incentive payment at all.
Mandatory deferral	Mandatory deferral of a portion of the STI places an increased emphasis on having a variable structure that is flexible, continues to be performance linked, has significant retention elements and aligns the interests of the CEO and Disclosed Executives to shareholders to deliver against strategic objectives.

The mandatory deferral threshold for STI payments is currently $100,000 (subject to a minimum deferral amount of $25,000) with:

} the first $100,000 of STI paid in cash;

} 50% of STI above $100,000 paid in cash;

} 25% of STI above $100,000 deferred in ANZ equity for one year; and

} 25% of STI above $100,000 deferred in ANZ equity for two years.

The deferred component of bonuses paid in relation to the 2014 year is delivered as ANZ deferred shares or deferred share rights. Where deferred share rights are granted, for grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion. At the end of the deferral period, each deferred share right entitles the holder to one ordinary share. Deferred shares are ordinary shares.

The deferred amounts remain at risk and are subject to clawback until the vesting date.

6.2.2 Long Term Incentives (LTI)

The LTI provides an annual opportunity for an equity award deferred for three years that aligns a significant portion of overall remuneration to shareholder value over the longer term.

LTI awards remain at risk and subject to clawback until vesting and must meet or exceed a relative TSR performance hurdle.

The HR Committee will determine the appropriate quantum of awards to be allocated by reference to the performance achieved in the financial year to which the awards relate. A grant is then made after the end of the year to which it relates.

Awards granted in November/December 2013 are subject to TSR performance conditions relative to two comparator groups and are described below.

LTI ARRANGEMENTS (granted after 1 October 2013) – EXCLUDING THE CRO

Type of equity awarded

LTI is delivered to the CEO and Disclosed Executives as performance rights. A performance right is a right to acquire a share at nil cost, subject to meeting time and performance hurdles. Upon exercise, each performance right entitles the CEO and Disclosed Executives to one ordinary share.

For grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.
Time restrictions

Performance rights awarded to the CEO and Disclosed Executives will be tested against the relevant performance hurdle at the end of the three year performance period. A three year performance period provides a reasonable period to align reward with shareholder return and also acts as a vehicle to retain the CEO and Disclosed Executives. If the performance rights do not achieve the required performance hurdle they are forfeited at that time.

Performance hurdle

The performance rights are designed to reward the CEO and Disclosed Executives if the Group’s TSR is at or above the median TSR of the relevant comparator group over a three year period. TSR represents the change in the value of a share plus the value of reinvested dividends paid. TSR was chosen as the most appropriate comparative measure as it focuses on the delivery of shareholder value and is a well understood and tested mechanism to measure performance.

The performance rights granted to the Disclosed Executives and CEO in November/December 2013 were split into two equal tranches with vesting dependent upon the Company’s relative TSR performance against two different comparator groups (as detailed below).

Note that grants prior to 1 October 2013 are subject to one performance hurdle only (TSR against the select financial services comparator group).

Vesting schedule

The proportion of performance rights that become exercisable in each tranche will depend upon the TSR achieved by ANZ relative to the companies in the relevant comparator group at the end of the three year performance period. An averaging calculation is used for TSR over a 90 day period for start and end values in order to reduce the impact of share price volatility. To ensure an independent TSR measurement, ANZ engages the services of an external organisation (Mercer Consulting (Australia) Pty Ltd) to calculate ANZ’s performance against the TSR hurdles. The level of performance required for each level of vesting, and the percentage of vesting associated with each level of performance, are set out below. The performance rights lapse if the performance condition is not met. There is no re-testing.

If the TSR of the Company compared to the
	TSR of the relevant comparator group:	The percentage of performance rights which will vest is:

	Does not reach the 50th percentile	0%

	Reaches or exceeds the 50th percentile but does not reach the 75th percentile	50%, plus 2% for every one percentile increase above the 50th percentile

	Reaches or exceeds the 75th percentile	100%
Comparator groups	One tranche will be measured against a select financial services comparator group, which currently consists of the following nine companies:
	} AMP Limited	} National Australia Bank Limited
	} ASX Limited	} QBE Insurance Group Limited
	} Commonwealth Bank of Australia Limited	} Suncorp Group Limited
	} Insurance Australia Group Limited	} Westpac Banking Corporation
} Macquarie Group Limited

The second tranche will be measured against a comparator group comprising the companies within the S&P/ASX 50 Index as at 22 November 2013 (the start of the performance period).

Each tranche will be measured independently from the other so one tranche may vest fully or partially but another tranche may not.

Size of LTI grants

The size of individual LTI grants is determined by reference to the performance and assessed potential of the individual. Individuals are advised of their LTI award value, which is then split into two equal tranches and each tranche is compared to a different comparator group as explained above. The total number of performance rights in each tranche is based on the allocation value (fair value) of a performance right in that tranche as independently valued.

The future value of the grant may range from zero to an undefined amount depending on performance against the hurdle and the share price at the time of exercise.

Refer to Section 9.3, Equity Valuations for further details on the valuation inputs and grant values.

DIRECTORS’ REPORT     35

LTI ARRANGEMENTS FOR THE CRO

Deferred share rights

The CRO is the only Disclosed Executive to receive LTI deferred share rights, rather than performance rights.

Deferred share rights are subject to a time-based vesting hurdle of three years, during which time they are held in trust. The value used to determine the number of LTI deferred share rights to be allocated is based on an independent valuation, as detailed in Section 9.3, Equity Valuations.

For grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.

6.3 OTHER REMUNERATION ELEMENTS

Clawback

The Board has on-going and absolute discretion to adjust performance-based components of remuneration (including previously deferred equity or cash) downwards, or to zero, at any time, including after the grant of such remuneration, where the Board considers such an adjustment is necessary to protect the financial soundness of ANZ or to meet unexpected or unknown regulatory requirements, or if the Board subsequently considers that having regard to information which has come to light after the grant of deferred equity/cash, the deferred equity/ cash was not justified.

Prior to any scheduled release of deferred equity/cash, the Board considers whether any downward adjustment should be made. No clawback was applied to the remuneration of the CEO and Disclosed Executives during 2014.

Hedging and Margin Lending Prohibition

As specified in the Trading in ANZ Securities Policy and in accordance with the Corporations Act 2001, equity allocated under ANZ incentive schemes must remain at risk until fully vested (in the case of deferred shares) or exercisable (in the case of deferred share rights or performance rights). As such, it is a condition of grant that no schemes are entered into, by an individual or their associated persons, that specifically protects the unvested value of shares, deferred share rights or performance rights allocated. Doing so would constitute a breach of the grant conditions and would result in the forfeiture of the relevant shares, deferred share rights or performance rights.

ANZ also prohibits the CEO and Disclosed Executives from providing ANZ securities in connection with a margin loan or similar financing arrangements which may be subject to a margin call or loan to value ratio breach.

To monitor adherence to this policy, ANZ’s CEO and Disclosed Executives are required to sign an annual declaration stating that they and their associated persons have not entered into (and are not currently involved in) any schemes to protect the value of their interests in any ANZ securities. Based on the 2014 declarations, ANZ can advise that the CEO and Disclosed Executives are fully compliant with this policy.

CEO and Disclosed Executives Shareholding Guidelines

The CEO and Disclosed Executives are expected to accumulate ANZ shares over a five year period, to the value of 200% of their fixed remuneration and to maintain this shareholding while an executive of ANZ. Shareholdings for this purpose include all vested and allocated (but unvested) equity which is not subject to performance hurdles. Based on equity holdings as at 30 September 2014 and the equity to be granted on 21 November 2014 as a result of 2014 Performance and Remuneration Review outcomes, the CEO and all Disclosed Executives meet or, if less than five years tenure, are on track to meet their minimum shareholding guidelines requirement.

Cessation of Employment Provisions

The provisions that apply for STI and LTI awards in the case of cessation of employment are detailed in Sections 8.2, Chief Executive Officer (CEO) and 8.3, Disclosed Executives.

Conditions of Grant

The conditions under which STI (deferred shares and deferred share rights) and LTI (performance rights and deferred share rights) are granted are approved by the Board in accordance with the rules of the ANZ Employee Share Acquisition Plan and/or the ANZ Share Option Plan.

7. Linking Remuneration to Balanced Scorecard Performance

7.1 ANZ PERFORMANCE

TABLE 2: ANZ’S FINANCIAL PERFORMANCE 2010 – 2014

	2010	2011	2012	2013	2014
Statutory profit ($m)[1]	4,501	5,355	5,661	6,310	7,271
Cash/Underlying profit[2] (unaudited)	5,025	5,652	5,830	6,492	7,117
Cash/Underlying return on equity (ROE) (%) (unaudited)	15.5%	16.2%	15.1%	15.3%	15.4%
Cash/Underlying earnings per share (EPS) (unaudited)	198.7	218.4	218.5	238.3	260.3
Share price at 30 September ($)[3]	23.68	19.52	24.75	30.78	30.92
Total dividend (cents per share)	126	140	145	164	178
Total shareholder return (12 month %)	1.9	(12.6)	35.4	31.5	5.9
Average STI as a % of target[4]	137%	110%	117%	133%	133%

1	As set out in the Annual Financial Statements, the Group adopted certain new Accounting Standards and in line with the transitional requirements of the Standards the 2013 results have been restated.
2	From 1 October 2012, the Group has used cash profit as a measure of performance for ongoing business activities of the Group, enabling shareholders to assess Group and divisional performance against prior periods and against peer institutions. For 2012 to 2014 statutory profit has been adjusted for non-core items to arrive at cash profit. For 2010 and 2011 statutory profit has been adjusted for non-core items to arrive at underlying profit, which like cash profit is a measure of the ongoing business performance of the Group but used different criteria for adjusting items.
Neither cash profit nor underlying profit are audited; however, the external auditor has informed the Audit Committee that the cash/underlying profit adjustments have been determined on a consistent basis across the respective periods presented.
3	The opening share price at 1 October 2009 was $24.30.
4	The average STI payments for each year are based on those executives (including the CEO) disclosed in each relevant reporting period.

Figure 4 compares ANZ’s TSR performance against the median TSR and upper quartile TSR of the LTI select financial services (SFS) comparator group and also against the S&P/ASX 50 Index over the 2010 to 2014 measurement period. ANZ’s TSR performance has exceeded the upper quartile TSR of the LTI SFS comparator group and the ASX 50 index over the five year period to 30 September 2014. Note that this is not consistent with the outcomes of the most recently tested LTI grants due to the differences in performance period.

FIGURE 4: ANZ 5-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN PERFORMANCE

DIRECTORS’ REPORT     37

7.2 STI – PERFORMANCE AND OUTCOMES

ANZ uses a balanced scorecard to measure performance in relation to the Group’s main incentive programs. The scorecard provides a framework whereby a combination of measures can be applied to ensure a broader long term strategic focus on driving shareholder value as well as a focus on annual priorities.

The HR Committee considers a balanced scorecard that is aligned to the Group’s long term strategic intent under the themes of High Performing, Most Respected, Well Managed, Best Connected and Customer Driven, with each of the five categories having broadly equal weighting. The Committee also takes into account affordability in light of Group performance in approving the pool spend.

The Board has assessed ANZ’s overall 2014 performance as above, on or below target for each category within the balanced scorecard of measures. The Board has given full consideration to the performance of the Group and the Disclosed Executives in determining their rewards. Overall spend approved by the Board for the main short term incentive pool was below target levels with a range of underlying outcomes for individuals, in line with ANZ’s objectives of differentiating reward based on performance.

The following provides examples of some of the key measures within each category of the balanced scorecard used in 2014 for assessing performance for the purpose of determining short term incentive pools.

Category	Measure	Outcome

High Performing		On Target:

	Cash profit	A record cash profit after tax of $7,117 million up 9.6% on 2013.

	Economic profit[1]	Economic profit of $2,750 million, 1.1% up year on year.

Return on equity (ROE)

Cash ROE of 15.4%, up 10 basis points (bps) on the prior year as a result of growth in profits (+9.6%) from improved productivity and improved credit environment exceeding the increase in capital (+9.1%). The increase in accounting capital is attributable to foreign exchange impacts on offshore capital, normal business growth, as well as more conservative regulatory requirements requiring higher capital levels.

	Cash earnings per share (EPS)	Cash EPS of 260.3 cents has improved 9.2% from 2013.
Most Respected		On Target:

	Senior leaders as role models	The overall assessment of Senior Leaders as role models of our values has remained steady at 71% year on year.

	Employee engagement	An engaged workforce is regarded as an important driver of sustainable long term performance. Despite continuing challenging business conditions and significant bank-wide changes over the year, employee engagement has improved to 73% in 2014 compared to 72% in 2013.

Workforce diversity

Workforce diversity is core to delivering on our super regional strategy. The percentage of management roles filled by women has increased from 38.7% to 39.2% year on year. ANZ is continually focused on increasing the diversity of its workforce.

Category	Measure	Outcome

Well Managed		On Target:

	Maintain strong credit rating	The maintenance of a strong credit rating at AA is fundamental to the ongoing stability of the Group.

	Core funding ratio (CFR)	CFR of 94.7%, up ~ 150 bps year on year.

	Cost to income ratio	Significant productivity improvement in 2014 with the cost to income ratio reducing 80 bps (excluding New Zealand Simplification costs in 2013 and impact of Trustees and SSI sale in 2014) on the back of tight cost management.

Number of outstanding internal audit items

ANZ Global Internal Audit conducts an ongoing and rigorous review process to identify weaknesses in procedures and compliance with policies. In 2014 there was an historically low number of outstanding items.

Best Connected		Slightly Below Target:

Growth in Asia Pacific, Europe and America (APEA)

ANZ aspires to be the most respected bank in the Asia Pacific region by using super regional connectivity to better meet the needs of customers which are increasingly linked to regional capital, trade and wealth flows. One important measure of the success of the super regional strategy is the growth in total Network revenues (revenue arising from having a meaningful business in APEA regardless of whether the revenue is subsequently booked within the region or in Australia or New Zealand). APEA Network revenue accounts for 23.7% of Group revenue in 2014, up 1.7% year on year. APEA Cash NPAT grew 19.9% year on year. While Cash NPAT growth from Asia has exceeded target, Cash NPAT growth from other regions within APEA were below target due to subdued economic conditions and the impact of regulatory changes.

Customer Driven		Above Target:

	Customer satisfaction (based on external survey outcomes)	ANZ tracks customer satisfaction across its businesses as part of a group of indicators of longer term performance trends. ANZ aims to achieve top quartile customer satisfaction scores in each business based on external surveys.

In 2014, customer satisfaction in Australia Retail has improved on prior year and Corporate and Commercial segment maintained a stable customer satisfaction score.

Customer satisfaction in New Zealand has improved across Personal, Small Business and Rural customer segments.

International and Institutional Banking has achieved #1 ranking in terms of customer satisfaction (Peter Lee Surveys) in Australia and New Zealand.

1	Economic profit is an unaudited risk adjusted profit measure determined by adjusting cash profit for economic credit costs, the benefit of imputation credits and the cost of capital.

DIRECTORS’ REPORT     39

8. 2014 Remuneration

8.1 NON-EXECUTIVE DIRECTORS (NEDS)

Principles underpinning the remuneration policy for NEDs.

Principle	Comment
Aggregate Board and Committee fees are within the maximum annual aggregate limit approved by shareholders

The current aggregate fee pool for NEDs of $4 million was approved by shareholders at the 2012 Annual General Meeting. The annual total of NEDs’ fees, including superannuation contributions, is within this agreed limit. Retirement benefits accrued as at September 2005 are not included within this limit.

Fees are set by reference to key considerations	Board and Committee fees are set by reference to a number of relevant considerations including:
▶ general industry practice and best principles of corporate governance;
▶ the responsibilities and risks attached to the role of NEDs;
▶ the time commitment expected of NEDs on Group and Company matters; and
▶ fees paid to NEDs of comparable companies.

ANZ compares NED fees to a comparator group of Australian listed companies with a similar size market capitalisation, with particular focus on the major financial services institutions. This is considered an appropriate group, given similarity in size, nature of work and time commitment required by NEDs.

The remuneration structure preserves independence whilst aligning interests of NEDs and shareholders	So that independence and impartiality is maintained, fees are not linked to the performance of the Company and NEDs are not eligible to participate in any of the Group’s incentive arrangements.

Components of NED Remuneration

NEDs receive a base fee for being a Director of the Board, and additional fees for either chairing or being a member of a Board Committee. The Chairman of the Board does not receive additional fees for service on a Board Committee.

NEDs also receive superannuation contributions in accordance with the current Superannuation Guarantee legislation (up to the Government’s prescribed maximum contributions limit) which satisfies the Company’s statutory superannuation contributions.

From 1 October 2013 the Chairman and NED base fee structure are inclusive of superannuation contributions. This is to enable effective management of NED fee costs.

Based on an independent assessment of market practice the Board elected to increase the ANZ Chairman fee and NED base fee slightly as shown below. The Risk Committee Chair fee was also increased from $57,000 to $60,000. All other Committee Chair and Committee Member fees remained unchanged from 2013. For details of remuneration paid to NEDs for the years 2013 and 2014, refer to Table 3: NED Remuneration for 2014 and 2013.

Elements	Details

Board/Committee fees per annum		Year	Fee

	Board Chairman Fee	2014	$802,000	(including superannuation)
		2013	$792,775	(including superannuation)

	Board NED Base Fee	2014	$230,000	(including superannuation)
		2013	$227,775	(including superannuation)

	Committee Fees	Year	Committee Chair	Committee Member

	Audit	2014	$65,000	$32,500

	Governance	2014	$35,000	$15,000

	Human Resources	2014	$55,000	$25,000

	Risk	2014	$60,000	$30,000

	Technology	2014	$35,000	$15,000
Post-employment Benefits	Superannuation contributions are included above.

The ANZ Directors’ Retirement Scheme was closed effective 30 September 2005. Accrued entitlements relating to the ANZ Directors’ Retirement Scheme were fixed at 30 September 2005 and NEDs had the option to convert these entitlements into ANZ shares. Such entitlements, either in ANZ shares or cash, have been transferred to the relevant NEDs on retirement from the ANZ Board (including interest accrued at the 30 day bank bill rate for cash entitlements). There are no outstanding entitlements under the ANZ Directors’ Retirement Scheme.

NED Shareholding Guidelines

The NED shareholding guidelines require NEDs to accumulate shares, over a five year period from appointment, to the value of 100% (200% for the Chairman) of the NED base fee and to maintain this shareholding while a Director of ANZ. NEDs have agreed that where their holding is below this guideline they will direct a minimum of 25% of their fees each year toward achieving this shareholding.

All NEDs have met or, if appointed within the last five years, are on track to meet their minimum shareholding guidelines requirement.

Refer to Section 9.2, NED, CEO and Disclosed Executives Shareholdings for details relating to the movement in NED shareholdings during the reporting period.

NED Statutory Remuneration Disclosure

TABLE 3: NED REMUNERATION FOR 2014 AND 2013

		Short-Term NED Benefits		Post-Employment

	Financial Year	Fees[1] $	Non monetary benefits $	Superannuation guarantee contributions $	Total remuneration[2,3] $
Current Non-Executive Directors
D Gonski[4]	2014	383,559	–	11,837	395,396
I Atlas[5]	2014	3,995	–	380	4,375
P Dwyer	2014	320,524	–	18,027	338,551
	2013	297,500	–	16,796	314,296
H Lee	2014	296,973	–	18,027	315,000
	2013	280,000	–	16,796	296,796
G Liebelt[6]	2014	300,764	–	18,027	318,791
	2013	70,000	–	4,444	74,444
I Macfarlane	2014	319,473	–	18,027	337,500
	2013	314,500	–	16,796	331,296
J Macfarlane[7]	2014	103,109	–	7,557	110,666

Former Non-Executive Directors
J Morschel[8]	2014	453,768	23,187	13,331	490,286
	2013	775,000	5,336	16,796	797,132
G Clark[9]	2014	64,402	4,302	4,444	73,148
	2013	300,000	–	16,796	316,796
P Hay[10]	2014	176,692	3,065	11,138	190,895
	2013	302,500	–	16,796	319,296
D Meiklejohn[11]	2014	68,696	9,029	4,444	82,169
	2013	320,000	1,485	16,796	338,281
A Watkins[12]	2014	182,446	3,815	11,208	197,469
	2013	312,500	–	16,796	329,296
Total of all Non-Executive Directors	2014	2,674,401	43,398	136,447	2,854,246
	2013	2,972,000	6,821	138,812	3,117,633

1	Fees are the sum of Board fees and Committee fees, as included in the Annual Report.
2	Long-term benefits and share-based payments are not applicable for the Non-Executive Directors. There were no termination benefits for the Non-Executive Directors in either 2013 or 2014.
3	Amounts disclosed for remuneration of Directors exclude insurance premiums paid by the Group in respect of Directors’ and officers’ liability insurance contracts. The total premium, which cannot be disclosed because of confidentiality requirements, has not been allocated to the individuals covered by the insurance policy as, based on all available information, the Directors believe that no reasonable basis for such allocation exists.
4	D Gonski commenced as a Non-Executive Director on 27 February 2014 and as Chairman on 1 May 2014 so 2014 remuneration reflects amounts received for the partial service for the 2014 year.
5	I Atlas commenced as a Non-Executive Director on 24 September 2014 so 2014 remuneration reflects amounts received for the partial service for the 2014 year.
6	G Liebelt commenced as a Non-Executive Director on 1 July 2013 so 2013 remuneration reflects amounts received for the partial service for the 2013 year.
7	J Macfarlane commenced as a Non-Executive Director on 22 May 2014 so 2014 remuneration reflects amounts received for the partial service for the 2014 year.
8	J Morschel retired as Chairman on 30 April 2014 so 2014 remuneration reflects amounts received for the partial service for the 2014 year. Non monetary benefits relate to car parking and gifts on retirement. $90,959 was paid to J Morschel on retirement in relation to his accrued entitlements under the closed ANZ Directors’ Retirement Scheme.
9	G Clark retired as a Non-Executive Director on 18 December 2013 so 2014 remuneration reflects amounts received for the partial service for the 2014 year. Non monetary benefits relate to gifts on retirement. $123,990 was paid to G Clark on retirement in relation to his accrued entitlements under the closed ANZ Directors’ Retirement Scheme.
10	P Hay retired as a Non-Executive Director on 30 April 2014 so 2014 remuneration reflects amounts received for the partial service for the 2014 year. Non monetary benefits relate to gifts on retirement.
11	D Meiklejohn retired as a Non-Executive Director on 18 December 2013 so 2014 remuneration reflects amounts received for the partial service for the 2014 year. Non monetary benefits relate to office space, car parking and gifts on retirement. $96,545 was paid to D Meiklejohn on retirement in relation to his accrued entitlements under the closed ANZ Directors’ Retirement Scheme.
12	A Watkins retired as a Non-Executive Director on 30 April 2014 so 2014 remuneration reflects amounts received for the partial service for the 2014 year. Non monetary benefits relate to gifts on retirement.

DIRECTORS’ REPORT     41

8.2 CHIEF EXECUTIVE OFFICER (CEO)

Actual remuneration provided to the CEO in 2014 is detailed below, with remuneration tables provided in Section 8.4, Remuneration Tables – CEO and Disclosed Executives.

Fixed pay: The CEO’s fixed remuneration remained unchanged at $3.15 million for the year ending 30 September 2014 (with his only increase since commencement being four years ago, effective 1 October 2010).

Short Term Incentive (STI): The CEO has a target STI opportunity of $3.15 million. The actual amount paid can increase or decrease from this number dependent on his performance as CEO and the performance of the organisation as a whole. Specifically, if, in the Board’s view the CEO has performed above/below his targets, the Board may exercise its discretion to increase/decrease the STI beyond his target payment.

The Board approved the CEO’s 2014 balanced scorecard annual objectives and his longer term strategic goals at the start of the year and then assessed his performance against these at the end of the year. The CEO’s STI payment for 2014 was then determined having regard to his delivery against these objectives including ANZ’s productivity performance and focus on capital efficiency, his demonstration of values led behaviours, as well as progress achieved in relation to ANZ’s long term strategic goals. The STI payment for 2014 will be $4.0 million with $2.05 million paid in cash and the balance ($1.95 million) awarded as deferred shares, half deferred for one year and half for two years.

Unvested deferred shares will be forfeited if the CEO resigns. Unvested deferred shares will be retained and released at the vesting date where the CEO is terminated with notice or where cessation of employment is by mutual agreement, unless the Board determines otherwise.

Long Term Incentive (LTI): At the 2010 Annual General Meeting shareholders approved an LTI grant of performance rights to the CEO with an award value of $3 million. The performance rights were tested on 17 December 2013 against the TSR performance hurdle relative to a comparator group of select financial services companies. Although ANZ achieved TSR growth of 58.6% over the three year performance period, ANZ’s TSR did not reach the median of the comparator group. Accordingly, the performance rights did not vest. The performance rights lapsed in full at this time, and the CEO received no value. There is no retesting of this grant.

At the 2013 Annual General Meeting shareholders approved an LTI grant of performance rights to the CEO with an award value equivalent to 100% of his 2013 fixed pay, being $3.15 million, divided into two equal tranches. The performance condition for each tranche is relative TSR against a set comparator group, as outlined in Section 6.2.2, Long Term Incentives. Performance is assessed at the end of a three year performance period commencing 22 November 2013 (with no retesting). The total number of performance rights granted was determined by splitting the LTI grant value into two equal tranches of $1.575 million each and then dividing these amounts by the allocation value (fair value at the date of allocation) of each tranche. The face value of the performance rights at the start of the performance period (based on the one week Volume Weighted Average Price (VWAP) of the Company’s shares traded on the ASX in the week up to, and including, 22 November 2013, of $31.7451) was $6.4 million.

For 2014, it is proposed to grant a LTI with an award value of $3.4 million, subject to shareholder approval at the 2014 Annual General Meeting, reflecting the importance of focusing the CEO on the achievement of longer term strategic objectives and alignment with shareholders interests. The LTI will be delivered as performance rights split into two equal tranches, each with a separate relative TSR performance hurdle, as outlined in Section 6.2.2, Long Term Incentives, which is measured independently of the other. The TSR hurdles will be subject to testing after three years, i.e. November 2017 (with no retesting).

The performance rights will be forfeited if the CEO resigns before they have vested and/or been exercised. The performance rights will be retained and will vest and become exercisable, subject to the relevant time and performance conditions being satisfied, where the CEO is terminated with notice or where cessation of employment is by mutual agreement.

CEO Equity

Details of deferred shares and rights granted to the CEO during the 2014 year and in prior years which vested, were exercised/sold or which lapsed/were forfeited during the 2014 year are set out in Section 9.1, CEO and Disclosed Executives Equity.

The movement during the reporting period in shareholdings and rights of the CEO (held directly, indirectly and by related parties) is provided in Section 9.2, NED, CEO and Disclosed Executives Shareholdings.

CEO’s Contract Terms

The following sets out details of the contract terms relating to the CEO. The contract terms are in line with industry practice (based on external advice on Australian and international peer company benchmarks) and ASX Corporate Governance Principles.

Length of contract	Mr Smith commenced as CEO and Executive Director of ANZ on 1 October 2007 and is on a permanent contract, which is an ongoing employment contract until notice is given by either party.
Notice periods	Mr Smith or ANZ may terminate the employment agreement by providing 12 months’ written notice.
Resignation	On resignation, all unvested STI deferred shares and all unexercised performance rights (or cash equivalent) will be forfeited.
Termination on notice by ANZ

ANZ may terminate Mr Smith’s employment by providing 12 months’ written notice or payment in lieu of the notice period based on fixed remuneration.

On termination on notice by ANZ all unvested STI deferred shares will be released at the original vesting date unless the Board determines otherwise; all performance rights (or cash equivalent) which have vested or vest during the notice period will be retained and become exercisable; all performance rights (or cash equivalent) which have not yet vested will be retained and will vest and become exercisable subject to the relevant time and performance hurdles being satisfied.

Death or total and permanent disablement	On death or total and permanent disablement, all unvested STI deferred shares and all performance rights (or cash equivalent) will vest.
Change of control

In the event of takeover, scheme of arrangement or other change of control event occurring, the performance condition applying to the performance rights will be tested and the performance rights will vest based on the extent the performance condition is satisfied. No pro-rata reduction in vesting will occur based on the period of time from the date of grant to the date of the change of control event occurring, and vesting will only be determined by the extent to which the performance condition is satisfied.

Any performance rights which vest based on satisfaction of the performance condition will vest at a time (being no later than the final date on which the change of control event will occur) determined by the Board.

Any performance rights which do not vest will lapse with effect from the date of the change of control event occurring, unless the Board determines otherwise.
Any unvested STI deferred shares will vest at a time (being no later than the final date on which the change of control event will occur) determined by the Board.
Termination for serious misconduct

ANZ may immediately terminate Mr Smith’s employment at any time in the case of serious misconduct, and Mr Smith will only be entitled to payment of fixed remuneration up to the date of termination.

On termination without notice by ANZ in the event of serious misconduct all STI deferred shares remaining in trust and performance rights (or cash equivalent) will be forfeited.

Statutory Entitlements	Payment of statutory entitlements of long service leave and annual leave applies in all events of separation.

DIRECTORS’ REPORT     43

8.3 DISCLOSED EXECUTIVES

Actual remuneration provided to the Disclosed Executives in 2014 is summarised below, with remuneration tables provided in Section 8.4, Remuneration Tables – CEO and Disclosed Executives.

Fixed pay: The annual review of ANZ’s fixed remuneration levels for Disclosed Executives identified that most executives were competitively positioned within the market and therefore adjustments were only made to three executives (Mr Hisco, Mr Hodges and Mr Williams).

Short Term Incentive (STI): All incentives actually paid in the 2014 financial year related to performance from the 2013 financial year, and all deferred components are subject to the Board’s discretion to reduce or adjust to zero before vesting.

For the 2014 year, the Board took into consideration overall Company performance against the balanced scorecard of measures, along with individual performance against set objectives. Overall, the total amount of STI payments to Disclosed Executives for the 2014 year (which are paid in the 2015 financial year) has increased from 2013, reflecting the improvement in company performance, the continued focus on productivity and capital efficiency, and progress towards the achievement of longer term targets, demonstrating the link between performance and variable reward outcomes.

The range in payments to individuals was broad, ranging from on target to well above target.

Long Term Incentive (LTI): LTI performance rights granted to Disclosed Executives in November 2010 were tested in November 2013 against the TSR performance hurdle relative to a comparator group of select financial services companies. Although ANZ achieved TSR growth of 55.9% over the three year performance period, ANZ’s TSR did not reach the median of the comparator group. Accordingly, the performance rights did not vest. The performance rights lapsed in full at this time, and the Disclosed Executives received no value. There is no retesting of this grant.

LTI performance rights granted to Disclosed Executives during the 2014 financial year were allocated in November 2013 in two tranches. Each tranche is subject to meeting the relative TSR performance hurdle of that tranche, measured over a three year performance period commencing 22 November 2013.

For awards to be allocated in November 2014, the Board elected to grant LTI awards to Disclosed Executives around or above target, reflecting the importance of focusing Disclosed Executives on the achievement of longer term strategic objectives and alignment with shareholders interests, and recognising the capabilities of these individuals and the need to retain their expertise over the longer term.

Disclosed Executives Equity

Details of deferred shares and rights granted to the Disclosed Executives during the 2014 year and granted to the Disclosed Executives in prior years which vested, were exercised/sold or which lapsed/were forfeited during the 2014 year are set out in Section 9.1, CEO and Disclosed Executives Equity.

The movement in shareholdings and rights of the Disclosed Executives (held directly, indirectly and by related parties) during the reporting period is provided in Section 9.2, NED, CEO and Disclosed Executives Shareholdings.

Disclosed Executives’ Contract Terms

The following sets out details of the contract terms relating to the Disclosed Executives. The contract terms for all Disclosed Executives are similar, but do on occasion, vary to suit different needs.

Length of contract	Disclosed Executives are on a permanent contract, which is an ongoing employment contract until notice is given by either party.
Notice periods

In order to terminate the employment arrangements, Disclosed Executives are required to provide the Company with six months’ written notice. ANZ must provide Disclosed Executives with 12 months’ written notice.

Resignation	On resignation, unless the Board determines otherwise, all unvested deferred shares, all unvested or vested but unexercised performance rights and all deferred share rights are forfeited.
Termination on notice by ANZ

ANZ may terminate the Disclosed Executive’s employment by providing 12 months’ written notice or payment in lieu of the notice period based on fixed remuneration. On termination on notice by ANZ, unless the Board determines otherwise:

▶ all unvested deferred shares, performance rights and deferred share rights are forfeited; and
▶ only performance rights and deferred share rights that are vested may be exercised.
Redundancy	If ANZ terminates employment for reasons of redundancy, a severance payment will be made that is equal to 12 months’ fixed remuneration.

All STI deferred shares and STI deferred share rights remain subject to clawback and are released at the original vesting date. Performance rights (subject to performance hurdles being met), LTI deferred shares and LTI deferred share rights are either released in full or on a pro-rata basis, at the discretion of the Board with regard to the circumstances.

Death or total and permanent disablement	On death or total and permanent disablement all unvested STI deferred shares, all deferred share rights and all performance rights will vest.
Termination for serious misconduct

ANZ may immediately terminate the Disclosed Executive’s employment at any time in the case of serious misconduct, and the employee will only be entitled to payment of fixed remuneration up to the date of termination.

On termination without notice by ANZ in the event of serious misconduct all deferred shares held in trust will be forfeited and all performance rights and deferred share rights will be forfeited.

Statutory Entitlements	Payment of statutory entitlements of long service leave and annual leave applies in all events of separation.

DIRECTORS’ REPORT     45

8.4 REMUNERATION TABLES – CEO AND DISCLOSED EXECUTIVES

Table 4: Non Statutory Remuneration Disclosure has been prepared to provide shareholders with a view of remuneration structure and how remuneration was paid or communicated to the CEO and Disclosed Executives for 2013 and 2014. The Board believes presenting information in this way provides the shareholder with increased clarity and transparency of the CEO and Disclosed Executives’ remuneration, clearly showing the amounts awarded for each remuneration component (fixed remuneration, STI and LTI) within the financial year. Details of prior year awards which may have vested in 2013 and 2014 are provided in the footnotes.

	Individuals included in table	Fixed pay	Non monetary benefits	Long service leave accrual

NON STATUTORY REMUNERATION DISCLOSURE TABLE	CEO and Current Disclosed Executives (pro-rated for period of year as a KMP)	Total of cash salary and superannuation contributions	Non monetary benefits which typically consists of company-funded benefits and fringe benefits tax payable on these benefits	Not included

STATUTORY REMUNERATION DISCLOSURE TABLE	CEO, Current and Former Disclosed Executives (pro-rated for period of year as a KMP)	Cash salary (including any reductions made in relation to the utilisation of ANZ’s Lifestyle Leave Policy) and superannuation contributions	As above	Long service leave accrued during the year

1	Subject to Shareholder approval for the CEO

TABLE 4:	NON STATUTORY REMUNERATION DISCLOSURE – CEO AND CURRENT DISCLOSED EXECUTIVE REMUNERATION FOR 2014 AND 2013		Fixed
		Financial Year	Remuneration[1] $	Non monetary benefits $	Cash $	Deferred as equity $
CEO and Current Disclosed Executives
M Smith[3]		2014	3,150,000	170,019	2,050,000	1,950,000
Chief Executive Officer		2013	3,150,000	145,681	2,050,000	1,950,000
P Chronican[4]		2014	1,300,000	15,938	925,000	825,000
Chief Executive Officer, Australia		2013	1,300,000	15,669	1,050,000	950,000
A Currie[5]		2014	1,000,000	15,938	950,000	850,000
Chief Operating Officer
S Elliott[6]		2014	1,250,000	20,663	1,300,000	1,200,000
Chief Financial Officer		2013	1,250,000	15,669	1,300,000	1,200,000
A Géczy[7]		2014	1,250,000	337,718	900,000	800,000
Chief Executive Officer, International & Institutional Banking		2013	50,000	–	–	–
D Hisco[8]		2014	1,165,493	430,342	1,150,083	1,050,082
Chief Executive Officer, New Zealand		2013	1,000,000	411,398	1,050,000	950,000
G Hodges[9]		2014	1,050,000	19,166	800,000	700,000
Deputy Chief Executive Officer		2013	1,000,000	27,404	675,000	575,000
J Phillips[10]		2014	1,000,000	5,500	900,000	800,000
Chief Executive Officer, Global Wealth and Group Managing Director, Marketing, Innovation and Digital		2013	1,000,000	5,500	700,000	600,000
N Williams[11]		2014	1,250,000	18,551	950,000	850,000
Chief Risk Officer		2013	1,000,000	248,328	850,000	750,000

1	Fixed Remuneration was unchanged year on year for Disclosed Executives, with the exception of D Hisco, G Hodges and N Williams. The difference for A Géczy year on year reflects partial service as a Disclosed Executive in 2013.
2	The possible range of STI is between 0 and 2 times target STI. The actual STI received is dependent on ANZ and individual performance. Anyone who received less than 100% of target forfeited the rest of their STI entitlement. The minimum value is nil and the maximum value is what was actually paid.
3	M Smith – Non monetary benefits include car parking, life insurance and taxation services. In 2014 equity to the value of $2,335,900 vested in respect of previously disclosed deferred STI granted in November 2011 and November 2012. Deferred LTI which was granted in December 2010 and previously disclosed, lapsed in December 2013. The 2014 LTI relates to the proposed LTI grant, subject to approval by shareholders at the 2014 Annual General Meeting. LTI of $3,150,000 for FY13 equated to 201,086 performance rights which based on the 1 week VWAP at the start of the performance period (22 November 2013) had a face value of $6,383,495 as approved by shareholders at the 2013 Annual General Meeting.
4	P Chronican – Non monetary benefits include car parking and taxation services. In 2014 equity to the value of $1,014,170 vested in respect of previously disclosed deferred STI granted in November 2011 and November 2012. Deferred LTI which was granted in November 2010 and previously disclosed, lapsed in November 2013. LTI of $700,000 for FY13 equated to 48,275 performance rights which based on the 1 week VWAP at the start of the performance period (22 November 2013) had a face value of $1,532,495.
5	A Currie – The Chief Operating Officer role is a Disclosed Executive role for the first time effective 1 October 2013 as it meets the definition of KMP. Non monetary benefits include car parking and taxation services. In 2014 equity to the value of $933,222 vested in respect of deferred STI granted in November 2011 and November 2012, and equity to the value of $1,082,546 vested in respect of deferred LTI granted in November 2010.
6	S Elliott – Non monetary benefits include car parking and taxation services. In 2014 equity to the value of $952,637 vested in respect of previously disclosed deferred STI granted in November 2011 and November 2012. Deferred LTI which was granted in November 2010 and previously disclosed, lapsed in November 2013. LTI of $1,000,000 for FY13 equated to 68,965 performance rights which based on the 1 week VWAP at the start of the performance period (22 November 2013) had a face value of $2,189,301.

The information provided in Table 4 is non statutory information and differs from the information provided in Table 5: Statutory Remuneration Disclosure, which has been prepared in accordance with Australian Accounting Standards. A description of the difference between the two tables in relation to the 2014 financial year information is provided below:

Retirement benefits	STI	LTI	Other equity allocations

Not included	STI awarded in Nov 2014 for the 2014 financial year – expressed as a cash value plus a deferred equity grant value	Award value of LTI granted in Nov/Dec[1] 2014	Employee Share Offer communicated value granted in Dec 2013

The equity allocation value multiplied by the number of instruments granted equals the STI/LTI deferred equity dollar value

Retirement benefit accrued during the year. This relates to a retirement allowance available to individuals employed prior to Nov 1992

Includes cash STI (Nov 2014 element only) and amortised STI for deferred equity from current and prior year awards

Amortised STI values relate to STI awards made in Nov 2011, 2012, 2013 and to be granted in Nov 2014

		Amortised LTI values relate to LTI awards made in Nov/Dec 2010, 2011, 2012 and 2013	Amortised values for equity awards made in prior years, excluding STI and LTI awards

Equity is amortised over the vesting period of the award. Refer to footnote 7 of the Statutory Remuneration Disclosure Table for details of how amortised values are calculated

STI			LTI	Total Remuneration
Total $	As % of target %	As % of maximum opportunity[2] %	Total (deferred as equity) $	Received $	Deferred as equity $	Total $

4,000,000	127%	63%	3,400,000	5,370,019	5,350,000	10,720,019
4,000,000	127%		3,150,000	5,345,681	5,100,000	10,445,681
1,750,000	112%	56%	700,000	2,240,938	1,525,000	3,765,938
2,000,000	128%		700,000	2,365,669	1,650,000	4,015,669
1,800,000	150%	75%	750,000	1,965,938	1,600,000	3,565,938

2,500,000	167%	83%	800,000	2,570,663	2,000,000	4,570,663
2,500,000	167%		1,000,000	2,565,669	2,200,000	4,765,669
1,700,000	113%	57%	800,000	2,487,718	1,600,000	4,087,718
–	–		625,000	50,000	625,000	675,000
2,200,165	157%	79%	699,260	2,745,918	1,749,342	4,495,260
2,000,000	167%		699,200	2,461,398	1,649,200	4,110,598
1,500,000	119%	60%	500,000	1,869,166	1,200,000	3,069,166
1,250,000	104%		500,000	1,702,404	1,075,000	2,777,404
1,700,000	142%	71%	700,000	1,905,500	1,500,000	3,405,500
1,300,000	108%		500,000	1,705,500	1,100,000	2,805,500

1,800,000	120%	80%	750,000	2,218,551	1,600,000	3,818,551
1,600,000	133%		750,000	2,098,328	1,500,000	3,598,328

7	A Géczy – Commenced in role 16 September 2013 so fixed remuneration reflects amounts received for the partial service for the 2013 year. Non monetary benefits include relocation expenses and car parking. LTI of $625,000 for FY13 equated to 43,102 performance rights which based on the 1 week VWAP at the start of the performance period (22 November 2013) had a face value of $1,368,277.
8	D Hisco – Effective 2014, D Hisco received a 5% AUD increment and his remuneration was then fixed in NZD using the average exchange rate for FY13. His 2014 remuneration value in the table represents his NZD remuneration converted to AUD at the average exchange rate for FY14. Non monetary benefits includes expenses related to his relocation to New Zealand, car parking and taxation services. In 2014 equity to the value of $1,203,589 vested in respect of previously disclosed deferred STI granted in November 2011 and November 2012. Deferred LTI which was granted in November 2010 and previously disclosed, lapsed in November 2013. LTI of $699,200 for FY13 equated to 48,220 performance rights which based on the 1 week VWAP at the start of the performance period (22 November 2013) had a face value of $1,530,749. D Hisco was also eligible to receive shares to the value of $800 in relation to the Employee Share Offer in December 2013.
9	G Hodges – Non monetary benefits include car parking and taxation services. In 2014 equity to the value of $733,666 vested in respect of previously disclosed deferred STI granted in November 2011 and November 2012. Deferred LTI which was granted in November 2010 and previously disclosed, lapsed in November 2013. LTI of $500,000 for FY13 equated to 34,482 performance rights which based on the 1 week VWAP at the start of the performance period (22 November 2013) had a face value of $1,094,635.
10	J Phillips – Non monetary benefits include taxation services. In 2014 equity to the value of $643,058 vested in respect of previously disclosed deferred STI granted in November 2011 and November 2012. Deferred LTI which was granted in 2010 and previously disclosed, lapsed in November 2013. LTI of $500,000 for FY13 equated to 34,482 performance rights which based on the 1 week VWAP at the start of the performance period (22 November 2013) had a face value of $1,094,635.
11	N Williams – Fixed remuneration was increased in October 2013 in light of market competitive remuneration levels for this role, and in recognition of his more seasoned contribution. This has been the only adjustment to his fixed remuneration since his appointment to the role in December 2011. Non monetary benefits include car parking and taxation services. In 2014 equity to the value of $806,482 vested in respect of deferred STI granted in November 2011 and November 2012 and equity to the value of $676,587 vested in respect of deferred LTI granted in November 2010. LTI of $750,000 for FY13 equated to 27,603 deferred share rights which based on the 1 week VWAP at the start of the performance period (22 November 2013) had a face value of $876,260.

DIRECTORS’ REPORT     47

TABLE 5: STATUTORY REMUNERATION DISCLOSURE – CEO AND DISCLOSED EXECUTIVE REMUNERATION FOR 2014 AND 2013

		Short-Term Employee Benefits			Post-Employment

	Financial Year	Cash salary[1] $	Non monetary benefits[2] $	Total cash incentive[3,4] $	Super contributions[5] $	Retirement benefit accrued during year[6] $
CEO and Current Disclosed Executives
M Smith[10]	2014	3,150,000	170,019	2,050,000	–	–
Chief Executive Officer	2013	3,150,000	145,681	2,050,000	–	–
P Chronican	2014	1,189,252	15,938	925,000	110,748	–
Chief Executive Officer, Australia	2013	1,191,978	15,669	1,050,000	108,022	–
A Currie[11]	2014	879,723	15,938	950,000	85,191	–
Chief Operating Officer
S Elliott	2014	1,143,512	20,663	1,300,000	106,488	–
Chief Financial Officer	2013	1,146,133	15,669	1,300,000	103,867	–
A Géczy[12]	2014	1,143,512	337,718	900,000	106,488	–
Chief Executive Officer, International	2013	48,942	–	–	1,058	–
& Institutional Banking
D Hisco[13]	2014	1,165,493	430,342	1,150,083	–	61,805
Chief Executive Officer, New Zealand	2013	1,000,000	411,398	1,050,000	–	5,436
G Hodges	2014	960,550	19,166	800,000	89,450	7,945
Deputy Chief Executive Officer	2013	916,906	27,404	675,000	83,094	5,071
J Phillips	2014	914,809	5,500	900,000	85,191	–
Chief Executive Officer, Global Wealth	2013	916,906	5,500	700,000	83,094	–
and Group Managing Director,
Marketing, Innovation and Digital
N Williams	2014	1,143,512	18,551	950,000	106,488	25,251
Chief Risk Officer	2013	899,347	248,328	850,000	83,094	5,286

Former Disclosed Executives
A Thursby[14]
Former Chief Executive Officer,	2013	937,500	10,130	–	–	–
International & Institutional Banking
Total of all Executive KMPs[15]	2014	11,690,363	1,033,835	9,925,083	690,044	95,001
	2013	10,207,712	879,779	7,675,000	462,229	15,793

1	Cash salary includes reductions made in relation to the utilisation of ANZ’s Lifestyle Leave Policy, where applicable.
2	Non monetary benefits generally consist of company-funded benefits such as car parking and taxation services. This item also includes costs met by the company in relation to relocation, gifts received on leaving ANZ for former Disclosed Executives, and life insurance for the CEO. The fringe benefits tax payable on any benefits is also included in this item.
3	The total cash incentive relates to the cash component only, with the relevant amortisation of the STI deferred components included in share-based payments and amortised over the vesting period. The total STI was approved by the Board on 29 October 2014. 100% of the cash incentive awarded for the 2013 and 2014 years vested to the Disclosed Executive in the applicable financial year.
4	The possible range of STI is between 0 and 2 times target STI. The actual STI received is dependent on ANZ and individual performance. The 2014 STI awarded (cash and equity component) as a percentage of target STI was: M Smith 127% (2013: 127%); P Chronican 112% (2013: 128%); A Currie 150%; S Elliott 167% (2013:167%); A Géczy 113% (2013: n/a); D Hisco 157% (2013: 167%); G Hodges 119% (2013: 104%); J Phillips 142% (2013: 108%); N Williams 120% (2013: 133%); A Thursby (2013: nil). Anyone who received less than 100% of target forfeited the rest of their STI entitlement. The minimum value is nil and the maximum value is what was actually paid.
5	For all Australian based Disclosed Executives other than M Smith and A Thursby, the superannuation contribution reflects the Superannuation Guarantee Contribution – individuals may elect to take this contribution as superannuation or a combination of superannuation and cash. As M Smith is and A Thursby was a holder of a long stay visa, their fixed remuneration does not include the Superannuation Guarantee Contribution, however they are able to elect voluntary superannuation contributions.
6	Accrual relates to Retirement Allowance. As a result of being employed with ANZ prior to November 1992, D Hisco, G Hodges and N Williams are eligible to receive a Retirement Allowance on retirement, retrenchment, death, or resignation for illness, incapacity or domestic reasons. The Retirement Allowance is calculated as follows: three months of preserved notional salary (which is 65% of Fixed Remuneration) plus an additional 3% of notional salary for each year of full time service above 10 years, less the total accrual value of long service leave (including taken and untaken).
7	In accordance with the requirements of AASB 2 Share-based payments, the amortisation value includes a proportion of the fair value (taking into account market-related vesting conditions) of all equity that had not yet fully vested as at the commencement of the financial year. The fair value is determined at grant date and is allocated on a straight-line basis over the relevant vesting period. The amount included as remuneration is not related to nor indicative of the benefit (if any) that may ultimately be realised should the equity become exercisable.
8	Remuneration amounts disclosed exclude insurance premiums paid by the consolidated entity in respect of directors’ and officers’ liability insurance contracts which cover current and former KMP of the controlled entities. The total premium, which cannot be disclosed because of confidentiality requirements, has not been allocated to the individuals covered by the insurance policy as, based on all available information, the directors believe that no reasonable basis for such allocation exists.

Long-Term Employee Benefits	Share-Based Payments[7]
	Total amortisation value of
	STI		LTI		Other equity allocations
Long service leave accrued during the year $	Shares $	Options and Rights $	Shares $	Rights $	Shares $	Termination benefits $	Grand total remuneration[8,9] $

47,073	1,893,344	–	–	3,133,587	–	–	10,444,023
47,289	1,719,210	–	–	2,991,143	–	–	10,103,323
19,525	848,607	–	–	657,940	–	–	3,767,010
19,614	723,368	–	–	672,705	–	–	3,781,356
14,983	717,821	–	195,545	463,757	–	–	3,322,958

18,752	1,134,313	–	–	922,786	–	–	4,646,514
22,038	796,167	16,708	–	771,029	–	–	4,171,611
18,938	313,878	–	–	178,321	–	–	2,998,855
780	–	–	–	–	–	–	50,780

62,038	–	790,752	–	548,048	217	–	4,208,778
14,064	–	768,790	–	461,622	–	–	3,711,310
32,355	611,759	–	–	495,131	–	–	3,016,356
14,429	527,240	–	–	498,760	–	–	2,747,904
15,010	658,421	–	–	493,171	–	–	3,072,102
15,078	490,516	–	–	480,192	–	–	2,691,286

127,499	745,149	–	183,979	413,799	–	–	3,714,228
14,214	575,216	–	347,119	176,435	–	–	3,199,039

–	(78,480)	–	–	(529,830)	–	127,038	466,358

356,173	6,923,292	790,752	379,524	7,306,540	217	–	39,190,824
147,506	4,753,237	785,498	347,119	5,522,056	–	127,038	30,922,967

9	The disclosed amortised value of rights for each KMP as a percentage of Grand Total Remuneration is: M Smith 30%; P Chronican 17%; A Currie 14%; S Elliott 20%; A Géczy 6%; D Hisco 32%; G Hodges 16%; J Phillips 16%; N Williams 11%.
10	While the CEO is an Executive Director, he has been included in this table with the Disclosed Executives.
11	A Currie’s role is a Disclosed Executive role for the first time in 2014 as it meets the definition of Key Management Personnel.
12	A Géczy was appointed to the CEO, International & Institutional Banking role on 16 September 2013 so remuneration reflects amounts received for the partial service of the 2013 year.
13	D Hisco was eligible in FY14 to receive shares in relation to the Employee Share Offer, which provides a grant of up to $1,000 of ANZ shares in each financial year to eligible employees subject to Board approval. Refer to Note 45 Employee Share and Option Plans for further details on the Employee Share Offer.
14	A Thursby ceased employment 30 June 2013 and remuneration is to this date.
15	For those Disclosed Executives who were disclosed in both 2013 and 2014, the following are noted:
-	M Smith – uplift in year-on-year total remuneration, driven mainly by an increase in the amortisation value of equity.
-	P Chronican – reduction in year-on-year total remuneration, driven by a combination of factors including cash STI and amortisation value of LTI.
-	S Elliott – uplift in year-on-year total remuneration, driven mainly by increases in the amortised value of equity.
-	A Géczy – 2013 total remuneration only reflected a partial year as he commenced in role 16 September 2013. Uplift in year-on-year total remuneration due to non monetary benefits and full year in role in 2014.
-	D Hisco – uplift in year-on-year total remuneration, driven by a combination of factors including 5% increase in cash salary, exchange rate movements, cash STI and amortised value of equity.
-	G Hodges – uplift in year-on-year remuneration, driven by a combination of factors including increase in cash salary, cash STI and amortised value of equity.
-	J Phillips – uplift in year-on-year remuneration, driven by a combination of factors including cash STI and amortised value of equity.
-	N Williams – uplift in year-on-year remuneration, driven by a combination of factors including increase in cash salary, cash STI and amortised value of equity.

DIRECTORS’ REPORT     49

9. Equity

All shares underpinning equity awards may be purchased on market, or be newly issued shares or a combination of both. For the 2013 equity granted to the CEO and Disclosed Executives, all STI deferred shares were purchased on market and for LTI performance rights, the approach to satisfying awards will be determined closer to the time of vesting.

9.1 CEO AND DISCLOSED EXECUTIVES EQUITY

Details of deferred shares and rights granted to the CEO and Disclosed Executives during the 2014 year, and granted to the CEO and Disclosed Executives in prior years which vested, were exercised/sold or which lapsed/were forfeited during the 2014 year is set out below.

TABLE 6: CEO AND DISCLOSED EXECUTIVES EQUITY GRANTED, VESTED, EXERCISED/SOLD AND LAPSED/FORFEITED

						Vested			Lapsed/Forfeited			Exercised/Sold
Name	Type of equity	Number granted[1]	Grant date	First date exercisable	Date of expiry	Number	%	Value[2] $	Number	%	Value[2] $	Number	%	Value[2] $	Vested and exercisable as at 30 Sep 2014[3]	Unexer -cisable as at 30 Sep 2014
CEO and Current Disclosed Executives
M Smith[4]	STI deferred shares	36,729	14-Nov-11	14-Nov-13	–	36,729	100	1,170,160	–	–	–	(36,729)	100	1,137,302	–	–
	STI deferred shares	36,334	12-Nov-12	12-Nov-13	–	36,334	100	1,165,740	–	–	–	(36,334)	100	1,125,071	–	–
	STI deferred shares[11]	30,709	22-Nov-13	22-Nov-14	–	–	–	–	–	–	–	–	–	–	–	30,709
	STI deferred shares[11]	30,708	22-Nov-13	22-Nov-15	–	–	–	–	–	–	–	–	–	–	–	30,708
	LTI performance rights	253,164	17-Dec-10	17-Dec-13	16-Dec-14	–	–	–	(253,164)	100	(7,742,211)	–	–	–	–	–
	LTI performance rights[12]	100,832	18-Dec-13	18-Dec-16	18-Dec-18	–	–	–	–	–	–	–	–	–	–	100,832
	LTI performance rights[12]	100,254	18-Dec-13	18-Dec-16	18-Dec-18	–	–	–	–	–	–	–	–	–	–	100,254
P Chronican[5]	STI deferred shares	16,587	14-Nov-11	14-Nov-13	–	16,587	100	528,450	–	–	–	(16,587)	100	528,450	–	–
	STI deferred shares	15,139	12-Nov-12	12-Nov-13	–	15,139	100	485,720	–	–	–	(15,139)	100	485,720	–	–
	STI deferred shares[11]	14,961	22-Nov-13	22-Nov-14	–	–	–	–	–	–	–	–	–	–	–	14,961
	STI deferred shares[11]	14,960	22-Nov-13	22-Nov-15	–	–	–	–	–	–	–	–	–	–	–	14,960
	LTI performance rights	54,347	12-Nov-10	12-Nov-13	11-Nov-15	–	–	–	(54,347)	100	(1,743,669)	–	–	–	–	–
	LTI performance rights[12]	25,234	22-Nov-13	22-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	25,234
	LTI performance rights[12]	23,041	22-Nov-13	22-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	23,041
A Currie[6]	STI deferred shares	16,587	14-Nov-11	14-Nov-13	–	16,587	100	528,450	–	–	–	(16,587)	100	529,951	–	–
	STI deferred shares	12,616	12-Nov-12	12-Nov-13	–	12,616	100	404,772	–	–	–	(12,616)	100	403,079	–	–
	STI deferred shares[11]	10,236	22-Nov-13	22-Nov-14	–	–	–	–	–	–	–	–	–	–	–	10,236
	STI deferred shares[11]	10,236	22-Nov-13	22-Nov-15	–	–	–	–	–	–	–	–	–	–	–	10,236
	LTI deferred shares	33,741	12-Nov-10	12-Nov-13	–	33,741	100	1,082,546	–	–	–	(33,741)	100	1,078,018	–	–
	LTI performance rights[12]	27,036	22-Nov-13	22-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	27,036
	LTI performance rights[12]	24,687	22-Nov-13	22-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	24,687
S Elliott[7]	STI deferred shares	9,573	14-Nov-11	14-Nov-13	–	9,573	100	304,989	–	–	–	(9,573)	100	305,855	–	–
	STI deferred shares	20,186	12-Nov-12	12-Nov-13	–	20,186	100	647,648	–	–	–	(20,186)	100	644,939	–	–
	STI deferred shares[11]	18,898	22-Nov-13	22-Nov-14	–	–	–	–	–	–	–	–	–	–	–	18,898
	STI deferred shares[11]	18,897	22-Nov-13	22-Nov-15	–	–	–	–	–	–	–	–	–	–	–	18,897
	LTI performance rights	45,986	12-Nov-10	12-Nov-13	11-Nov-15	–	–	–	(45,986)	100	(1,475,415)	–	–	–	–	–
	LTI performance rights[12]	36,049	22-Nov-13	22-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	36,049
	LTI performance rights[12]	32,916	22-Nov-13	22-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	32,916
A Géczy	LTI performance rights[12]	22,530	22-Nov-13	22-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	22,530
	LTI performance rights[12]	20,572	22-Nov-13	22-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	20,572
D Hisco[8]	STI deferred shares	9,985	8-Dec-04	8-Dec-07	–	–	–	–	–	–	–	(9,985)	100	329,918	–	–
	LTI deferred shares	1,320	5-Nov-04	5-Nov-07	–	–	–	–	–	–	–	(1,320)	100	44,542	–	–
	LTI deferred shares	23,282	31-Oct-08	31-Oct-11	–	–	–	–	–	–	–	(39)	0.2	1,289	23,243	–
	Employee share offer	25	4-Dec-13	4-Dec-16	–	–	–	–	–	–	–	–	–	–	–	25
	STI deferred share rights	20,318	14-Nov-11	14-Nov-13	14-Nov-15	20,318	100	647,317	–	–	–	(20,318)	100	675,958	–	–
	STI deferred share rights	17,338	12-Nov-12	12-Nov-13	12-Nov-15	17,338	100	556,272	–	–	–	(17,338)	100	556,272	–	–
	STI deferred share rights[11]	15,780	22-Nov-13	22-Nov-14	21-Nov-16	–	–	–	–	–	–	–	–	–	–	15,780
	STI deferred share rights[11]	16,608	22-Nov-13	22-Nov-15	21-Nov-17	–	–	–	–	–	–	–	–	–	–	16,608
	LTI performance rights	33,444	12-Nov-10	12-Nov-13	11-Nov-15	–	–	–	(33,444)	100	(1,073,017)	–	–	–	–	–
	LTI performance rights[12]	25,205	22-Nov-13	22-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	25,205
	LTI performance rights[12]	23,015	22-Nov-13	22-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	23,015

						Vested			Lapsed/Forfeited			Exercised/Sold
Name	Type of equity	Number granted[1]	Grant date	First date exercisable	Date of expiry	Number	%	Value[2] $	Number	%	Value[2] $	Number	%	Value[2] $	Vested and exercisable as at 30 Sep 2014[3]	Unexer -cisable as at 30 Sep 2014
G Hodges[9]	STI deferred shares	2,554	8-Nov-00	8-Nov-01	–	–	–	–	–	–	–	(2,554)	100	85,970	–	–
	STI deferred shares	5,159	8-Nov-00	8-Nov-03	–	–	–	–	–	–	–	(5,159)	100	173,656	–	–
	STI deferred shares	3,771	24-Apr-01	24-Apr-04	–	–	–	–	–	–	–	(3,771)	100	126,935	–	–
	STI deferred shares	4,761	23-Oct-02	23-Oct-05	–	–	–	–	–	–	–	(4,761)	100	160,259	–	–
	STI deferred shares	4,503	20-May-03	20-May-06	–	–	–	–	–	–	–	(4,503)	100	151,575	–	–
	STI deferred shares	9,911	12-Nov-10	12-Nov-12	–	–	–	–	–	–	–	(9,911)	100	333,612	–	–
	STI deferred shares	11,848	14-Nov-11	14-Nov-12	–	–	–	–	–	–	–	(11,848)	100	398,813	–	–
	STI deferred shares	11,848	14-Nov-11	14-Nov-13	–	11,848	100	377,469	–	–	–	–	–	–	11,848	–
	STI deferred shares	11,102	12-Nov-12	12-Nov-13	–	11,102	100	356,197	–	–	–	–	–	–	11,102	–
	STI deferred shares[11]	9,055	22-Nov-13	22-Nov-14	–	–	–	–	–	–	–	–	–	–	–	9,055
	STI deferred shares[11]	9,055	22-Nov-13	22-Nov-15	–	–	–	–	–	–	–	–	–	–	–	9,055
	LTI deferred shares	1,300	24-Apr-01	24-Apr-04	–	–	–	–	–	–	–	(1,300)	100	43,759	–	–
	LTI deferred shares	3,800	23-Oct-02	23-Oct-05	–	–	–	–	–	–	–	(3,800)	100	127,911	–	–
	LTI deferred shares	6,500	20-May-03	20-May-06	–	–	–	–	–	–	–	(6,500)	100	218,795	–	–
	LTI performance rights	41,806	12-Nov-10	12-Nov-13	11-Nov-15	–	–	–	(41,806)	100	(1,341,304)	–	–	–	–	–
	LTI performance rights[12]	18,024	22-Nov-13	22-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	18,024
	LTI performance rights[12]	16,458	22-Nov-13	22-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	16,458
J Phillips[10]	STI deferred shares	9,004	14-Nov-11	14-Nov-13	–	9,004	100	286,861	–	–	–	–	–	–	9,004	–
	STI deferred shares	11,102	12-Nov-12	12-Nov-13	–	11,102	100	356,197	–	–	–	–	–	–	11,102	–
	STI deferred shares[11]	9,449	22-Nov-13	22-Nov-14	–	–	–	–	–	–	–	–	–	–	–	9,449
	STI deferred shares[11]	9,448	22-Nov-13	22-Nov-15	–	–	–	–	–	–	–	–	–	–	–	9,448
	LTI performance rights	37,625	12-Nov-10	12-Nov-13	11-Nov-15	–	–	–	(37,625)	100	(1,207,161)	–	–	–	–	–
	LTI performance rights[12]	18,024	22-Nov-13	22-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	18,024
	LTI performance rights[12]	16,458	22-Nov-13	22-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	16,458
N Williams	STI deferred shares	13,625	14-Nov-11	14-Nov-13	–	13,625	100	434,083	–	–	–	(13,625)	100	435,354	–	–
	STI deferred shares	11,607	12-Nov-12	12-Nov-13	–	11,607	100	372,399	–	–	–	(11,607)	100	370,874	–	–
	STI deferred shares[11]	11,811	22-Nov-13	22-Nov-14	–	–	–	–	–	–	–	–	–	–	–	11,811
	STI deferred shares[11]	11,811	22-Nov-13	22-Nov-15	–	–	–	–	–	–	–	–	–	–	–	11,811
	LTI deferred shares	21,088	12-Nov-10	12-Nov-13	–	21,088	100	676,587	–	–	–	(21,088)	100	677,209	–	–
	LTI deferred share rights[12]	27,603	22-Nov-13	22-Nov-16	21-Nov-18	–	–	–	–	–	–	–	–	–	–	27,603

1	Executives, for the purpose of the five highest paid executives disclosures, are defined as Disclosed Executives or other members of Management Board. For the 2014 financial year the five highest paid executives include four Disclosed Executives and the Deputy CEO, International & Institutional Banking (G Planté). Rights granted to Disclosed Executives as remuneration in 2014 are included above. Rights granted to G Planté as remuneration in 2014 include two tranches of LTI performance rights (Tranche one of 25,234 LTI performance rights and Tranche two of 23,041 LTI performance rights. Both tranches were granted on 22 Nov 2013, are first exercisable on 22 Nov 2016 subject to meeting performance hurdles and have an expiry date of 21 Nov 2018). No rights have been granted to the CEO, Disclosed Executives or the five highest paid executives since the end of 2014 up to the signing of the Director’s Report on 5 November 2014.
2	The point in time value of shares and/or performance rights is based on the one day VWAP of the Company’s shares traded on the ASX on the date of vesting, lapsing/forfeiture or exercising/sale/ transfer out of trust, multiplied by the number of shares and/or performance rights.
3	The number vested and exercisable is the number of shares, options and rights that remain vested at the end of the reporting period. No shares, options and rights were vested and unexercisable.
4	M Smith – The CEO had a proportion of his STI amount deferred as equity. The Board determined the deferred amount for the CEO. Refer to Table 10 for details of the valuation methodology, inputs and fair value. The 2013 LTI grant for the CEO was delivered as performance rights. Refer to the section on CEO LTI for further details of the LTI grant and Table 11 for details of the valuation, inputs and fair value. LTI performance rights granted 17 Dec 2010 lapsed on 17 Dec 2013 and the one day VWAP was $30.5818.
5	P Chronican – LTI performance rights granted 12 Nov 2010 lapsed on 12 Nov 2013 and the one day VWAP was $32.0840.
6	A Currie commenced as KMP from 1 October 2013.
7	S Elliott – LTI performance rights granted 12 Nov 2010 lapsed on 12 Nov 2013 and the one day VWAP was $32.0840.
8	D Hisco – STI deferred share rights granted 14 Nov 2011 were exercised on 04 Apr 2014, the one day VWAP on date of exercise was $33.2689 and the exercise price was $0.00. STI deferred share rights granted 12 Nov 2012 were exercised on 12 Nov 2013 and the one day VWAP on date of exercise was $32.0840. LTI performance rights granted 12 Nov 2010 lapsed on 12 Nov 2013 and the one day VWAP was $32.0840.
9	G Hodges – LTI performance rights granted 12 Nov 2010 lapsed on 12 Nov 2013 and the one day VWAP was $32.0840.
10	J Phillips – LTI performance rights granted 12 Nov 2010 lapsed on 12 Nov 2013 and the one day VWAP was $32.0840.
11	The Disclosed Executives had a proportion of their STI amount deferred as equity. In 2014 D Hisco received share rights rather than shares due to taxation regulations in New Zealand. A share right effectively provides a right in the future to acquire a share in ANZ at nil cost to the employee. Refer to the STI arrangements section for further details of the mandatory deferral arrangements for the Disclosed Executives and Table 11 for details of the valuation methodology, inputs and fair value.
12	The 2013 LTI grants for Disclosed Executives were delivered as performance rights excluding for the CRO. Refer to Section 6.2.2, LTI for further details and Table 11 for details of the valuation, inputs and fair value.

DIRECTORS’ REPORT     51

9.2 NED, CEO AND DISCLOSED EXECUTIVES SHAREHOLDINGS

Details of shares held directly, indirectly or beneficially by each NED, including their related parties, are provided below.

TABLE 7: NED SHAREHOLDINGS (INCLUDING MOVEMENTS DURING THE 2014 YEAR)

Name	Type	Opening balance at 1 Oct 2013	Shares granted during the year as remuneration	Received during the year on exercise of options or rights	Resulting from any other changes during the year[1]	Closing balance at 30 Sep 2014[2,3]
Current Non-Executive Directors
D Gonski[4]	Ordinary shares	30,921	–	–	–	30,921
I Atlas[4]	Ordinary shares	7,360	–	–	–	7,360
P Dwyer	Ordinary shares	5,500	–	–	4,500	10,000
H Lee	Directors’ Share Plan	2,000	–	–	109	2,109
	Ordinary shares	8,000	–	–	–	8,000
G Liebelt	Ordinary shares	9,748	–	–	–	9,748
	Capital notes	1,500	–	–	–	1,500
	Capital notes 2	–	–	–	2,500	2,500
	Convertible preference shares (CPS1)	2,500	–	–	(2,500)	–
I Macfarlane	Ordinary shares	17,616	–	–	–	17,616
	Capital notes	1,000	–	–	500	1,500
	Convertible preference shares (CPS2)	500	–	–	–	500
	Convertible preference shares (CPS3)	1,000	–	–	–	1,000
J Macfarlane[4]	Ordinary shares	12,284	–	–	–	12,284
	Capital notes 2	2,000	–	–	–	2,000
Former Non-Executive Directors
J Morschel[4]	Directors’ Share Plan	7,860	–	–	–	7,860
	Ordinary shares	15,742	–	–	–	15,742
	Capital notes	1,000	–	–	–	1,000
	Capital notes 2	–	–	–	1,000	1,000
	Convertible preference shares (CPS2)	1,000	–	–	–	1,000
G Clark[4]	Directors’ Share Plan	5,479	–	–	(5,479)	–
	Ordinary shares	12,000	–	–	5,479	17,479
P Hay[4]	Directors’ Share Plan	3,400	–	–	(3,400)	–
	Ordinary shares	12,664	–	–	3,839	16,503
D Meiklejohn[4]	Ordinary shares	16,198	–	–	–	16,198
A Watkins[4]	Ordinary shares	20,111	–	–	–	20,111
	Capital notes	300	–	–	–	300

1	Shares from any other changes during the year include the net result of any shares purchased, sold, or acquired under the Dividend Reinvestment Plan.
2	The following shares (included in the holdings above) were held on behalf of the NEDs (i.e. indirect beneficially held shares) as at 30 September 2014 or for those who concluded as a Non-Executive Director during the 2014 financial year, as at retirement date: D Gonski – 30,921, I Atlas – 7,360, P Dwyer – 10,000, H Lee – 2,109, G Liebelt – 13,748, I MacFarlane – 20,616, J MacFarlane – 12,284, J Morschel – 19,560, G Clark – 12,000, P Hay – 12,685, D Meiklejohn – 13,698, A Watkins – 20,411.
3	There was no change in the balance as at report sign-off date for current Non-Executive Directors.
4	For those who commenced as a Non-Executive Director during the 2014 financial year, the opening balance is as at commencement date. For those that concluded as a Non-Executive Director during the 2014 financial year, the closing balance is at retirement date.

Details of shares held directly, indirectly or beneficially by the CEO and each Disclosed Executive, including their related parties, are provided below.

TABLE 8: CEO AND DISCLOSED EXECUTIVE SHAREHOLDINGS (INCLUDING MOVEMENTS DURING THE 2014 YEAR)

Name	Type	Opening balance at 1 Oct 2013	Shares granted during the year as remuneration	Received during the year on exercise of options or rights	Resulting from any other changes during the year[1]	Closing balance at 30 Sep 2014[2,3]
CEO and Current Disclosed Executives
M Smith	Deferred shares	112,154	61,417	–	(70,097)	103,474
	Ordinary shares	1,301,048	–	–	(399,180)	901,868
P Chronican	Deferred shares	49,652	29,921	–	(32,461)	47,112
	Ordinary shares	116,279	–	–	34,513	150,792
	Convertible preference shares (CPS2)	1,499	–	–	–	1,499
A Currie[4]	Deferred shares	103,087	20,472	–	(64,613)	58,946
	Ordinary shares	1,042	–	–	–	1,042
S Elliott	Deferred shares	53,692	37,795	–	(30,488)	60,999
	Ordinary shares	1,446	–	–	(1,404)	42
A Géczy		–	–	–	–	–
D Hisco	Deferred shares	34,587	–	–	(11,344)	23,243
	Employee Share Offer	–	25	–	–	25
	Ordinary shares	20,000	–	37,656	(656)	57,000
G Hodges	Deferred shares	175,617	18,110	–	(48,689)	145,038
	Ordinary shares	136,532	–	–	(40,893)	95,639
J Phillips	Deferred shares	34,168	18,897	–	2,324	55,389
	Ordinary shares	9,733	–	–	–	9,733
N Williams	Deferred shares	83,813	23,622	–	(46,490)	60,945

1	Shares resulting from any other changes during the year include the net result of any shares purchased, forfeited, sold or acquired under the Dividend Reinvestment Plan.
2	The following shares (included in the holdings above) were held on behalf of the CEO and Disclosed Executives (i.e. indirect beneficially held shares) as at 30 September 2014: M Smith – 103,474; P Chronican – 47,112; A Currie – 58,946; S Elliott – 60,999; D Hisco – 38,243; G Hodges – 187,773; J Phillips – 55,389; N Williams – 60,945.
3	There was no change in the balance as at report sign-off date.
4	Commencing balance is based on holdings as at the date of commencement as a Key Management Personnel (1 October 2013).

DIRECTORS’ REPORT     53

Details of deferred share rights and performance rights held directly, indirectly or beneficially by the CEO and each Disclosed Executive, including their related parties, are provided below.

TABLE 9: CEO AND DISCLOSED EXECUTIVE RIGHTS HOLDINGS (INCLUDING MOVEMENTS DURING THE 2014 YEAR)

Name	Type	Opening balance at 1 Oct 2013	Granted during the year as remuneration[1]	Exercised during the year	Resulting from any other changes during the year	Closing balance as at 30 Sep 2014[2,3]
CEO and Current Disclosed Executives
M Smith	LTI performance rights	908,398	201,086	–	(253,164)	856,320
P Chronican	LTI performance rights	190,305	48,275	–	(54,347)	184,233
A Currie[4]	LTI performance rights	73,818	51,723	–	–	125,541
S Elliott	LTI performance rights	236,078	68,965	–	(45,986)	259,057
A Géczy	LTI performance rights	–	43,102	–	–	43,102
D Hisco	STI deferred share rights	56,038	32,388	(37,656)	–	50,770
	LTI performance rights	138,026	48,220	–	(33,444)	152,802
G Hodges	LTI performance rights	146,388	34,482	–	(41,806)	139,064
J Phillips	LTI performance rights	142,207	34,482	–	(37,625)	139,064
N Williams	LTI deferred share rights	29,225	27,603	–	–	56,828

1	Details of options/rights granted as remuneration during 2014 are provided in Table 6.
2	There was no change in the balance as at report sign-off date.
3	No options/rights were vested and exerciseable or vested and unexerciseable as at 30 September 2014.
4	Commencing balance is based on holdings as at the date of commencement as a Key Management Personnel (1 October 2013).

9.3 EQUITY VALUATIONS

This section outlines the valuations used throughout this report in relation to equity grants.

Equity valuation inputs – deferred shares

TABLE 10: EQUITY VALUATION INPUTS – DEFERRED SHARES

Recipients	Type	Grant date	Equity fair value[1] $	Share closing price at grant $	Vesting period (years)
Executives	STI deferred shares	08-Nov-00	14.53	13.94	1
Executives	STI deferred shares	08-Nov-00	14.53	13.94	3
Executives	STI deferred shares	24-Apr-01	13.96	13.32	3
Executives	STI deferred shares	23-Oct-02	18.05	17.25	3
Executives	STI deferred shares	20-May-03	18.07	17.29	3
Executives	STI deferred shares	08-Dec-04	19.90	19.90	3
Executives	STI deferred shares	12-Nov-10	23.32	23.22	2
Executives	STI deferred shares	14-Nov-11	20.89	20.66	1
CEO and Executives	STI deferred shares	14-Nov-11	20.89	20.66	2
CEO and Executives	STI deferred shares	12-Nov-12	24.57	24.45	1
CEO and Executives	STI deferred shares	22-Nov-13	31.66	31.68	1
CEO and Executives	STI deferred shares	22-Nov-13	31.66	31.68	2
Executives	STI deferred shares	04-Dec-13	31.60	31.76	3
Executives	LTI deferred shares	24-Apr-01	13.96	13.32	3
Executives	LTI deferred shares	23-Oct-02	18.05	17.25	3
Executives	LTI deferred shares	20-May-03	18.07	17.29	3
Executives	LTI deferred shares	05-Nov-04	20.70	20.77	3
Executives	LTI deferred shares	31-Oct-08	17.18	17.36	3
Executives	LTI deferred shares	12-Nov-10	23.32	23.22	3

1	The volume weighted average share price of all ANZ shares sold on the ASX on the date of grant is used to calculate the fair value of shares. No dividends are incorporated into the measurement of the fair value of shares.

Equity valuation inputs – rights

ANZ engages external experts to independently value any required deferred share rights and performance rights, taking into account factors including the performance conditions, share price volatility, life of the instrument, dividend yield and share price at grant date.

The following tables provide details of the valuations of the various equity instruments issued during the year and in prior years for shares and rights where vesting, lapse/forfeiture or exercise/sale has occurred during the year:

TABLE 11: EQUITY VALUATION INPUTS – RIGHTS

Recipients	Type	Grant date	Exercise price $	Equity fair value $	Share closing price at grant $	ANZ expected volatility %	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield %	Risk free interest rate %
Executives	STI deferred share rights	14-Nov-11	0.00	18.21	20.66	25.0	4	2	2	6.50	3.65
Executives	STI deferred share rights	12-Nov-12	0.00	23.07	24.45	22.5	3	1	1	6.00	2.82
Executives	STI deferred share rights	22-Nov-13	0.00	30.10	31.68	20.0	3	1	1	5.25	2.54
Executives	STI deferred share rights	22-Nov-13	0.00	28.60	31.68	20.0	4	2	2	5.25	2.75
Executives	LTI performance rights	12-Nov-10	0.00	11.96	23.22	30.0	5	3	3	5.00	5.04
CEO	LTI performance rights	17-Dec-10	0.00	11.85	23.59	30.0	4	3	3	5.00	5.15
Executives	LTI performance rights	22-Nov-13	0.00	13.87	31.68	20.0	5	3	3	5.25	3.13
Executives	LTI performance rights	22-Nov-13	0.00	15.19	31.68	20.0	5	3	3	5.25	3.13
CEO	LTI performance rights	18-Dec-13	0.00	15.62	30.70	20.0	5	3	3	5.50	2.90
CEO	LTI performance rights	18-Dec-13	0.00	15.71	30.70	20.0	5	3	3	5.50	2.90
Executives	LTI deferred share rights	22-Nov-13	0.00	27.17	31.68	20.0	5	3	3	5.25	3.13

10. NEDs, CEO and Disclosed Executives Loan and Other Transactions (non remuneration)

10.1 LOAN TRANSACTIONS

Loans made to the NEDs, the CEO and Disclosed Executives are made in the ordinary course of business on normal commercial terms and conditions no more favourable than those given to other employees or customers, including the term of the loan, security required and the interest rate.

Details of loans outstanding at the reporting date to NEDs, the CEO and Disclosed Executives including their related parties, where the individual’s aggregate loan balance exceeded $100,000 at any time during the year, are provided below.

Other than the loans disclosed below no other loans were made, guaranteed or secured by any entity in the Group to the NEDs, the CEO and Disclosed Executives, including their related parties.

TABLE 12: NED LOAN TRANSACTIONS

Name	Opening balance at 1 Oct 2013[1] $	Closing balance at 30 Sep 2014[1] $	Interest paid and payable in the reporting period[2] $	Highest balance in the reporting period $
Non-Executive Directors
J Macfarlane	6,634,025	6,489,628	383,363	7,255,500
A Watkins (former)	3,600,000	3,600,000	193,426	3,600,000
Total	10,234,025	10,089,628	576,789	10,855,500

1	For NEDs who commenced during the 2014 financial year, opening balances are as at date of commencement. For NEDs who retired during the 2014 financial year, closing balances are as at retirement date.
2	Actual interest paid after taking into account offset accounts. The loan balance is shown gross, however the interest paid takes into account the impact of offset accounts.

DIRECTORS’ REPORT     55

TABLE 13: CEO AND DISCLOSED EXECUTIVE LOAN TRANSACTIONS

Name	Opening balance at 1 Oct 2013 $	Closing balance at 30 Sep 2014 $	Interest paid and payable in the reporting period[1] $	Highest balance in the reporting period $
CEO and Current Disclosed Executives
M Smith	1,000,000	1,000,000	45,900	1,000,000
A Currie	5,126,691	3,778,488	173,401	5,275,085
S Elliott	2,000,000	1,600,000	21,182	2,000,000
A Géczy	–	8,394,849	110,198	8,394,849
D Hisco	2,039,881	3,438,788	93,655	3,472,601
G Hodges	5,094,023	3,189,527	243,253	5,258,545
N Williams	1,581,874	1,668,474	49,207	1,668,474
Total	16,842,469	23,070,126	736,796	27,069,554

1	Actual interest paid after taking into account offset accounts. The loan balance is shown gross, however the interest paid takes into account the impact of offset amounts.

10.2 OTHER TRANSACTIONS

All other transactions of the NEDs, the CEO and Disclosed Executives and their related parties are conducted on normal commercial terms and conditions no more favourable than those given to other employees or customers, and are deemed trivial or domestic in nature.

Signed in accordance with a resolution of the Directors.

David M Gonski, AC	Michael R P Smith, OBE
Chairman	Director
5 November 2014

2014 Key Areas of Focus and Achievements
} } }

Ongoing monitoring of Management’s progress in connection with ANZ’s super regional strategy

Strong focus on key aspects of ANZ’s technology strategy (including infrastructure, system robustness, and cyber crime risk) and ANZ’s productivity strategy (including the ongoing development of the Operational Hubs)

Regular review of the evolving global regulatory environment and the implications in relation to the management of capital, funding, liquidity and risk

	}	Board succession planning and recruitment including the appointments of Mr D M Gonski as the new Chairman and Mr J T Macfarlane and Ms I R Atlas as new Non-Executive Directors, and the retirements of Messrs J P Morschel, D E Meiklejohn, P A F Hay, Dr G J Clark and Ms A M Watkins
}

Consideration and review of ANZ’s Corporate Sustainability Strategy and Framework and progress on key aspects. ANZ was recognised as a leading bank globally on the Dow Jones Sustainability Index (DJSI) for the 13th year in succession

Approach to Governance

In relation to corporate governance, ANZ seeks to:

}	embrace principles and practices it considers to be best practice internationally;

}	be an ‘early adopter’, where appropriate, by complying before a published law or recommendation takes effect; and

}	take an active role in discussions of corporate governance best practice and associated regulation in Australia and overseas.

Compliance with Corporate Governance Codes

Australia

As a company listed on the ASX, ANZ is required to disclose how it has applied the Recommendations contained within the ASX Corporate Governance Council’s Corporate Governance Principles and Recommendations (ASX Governance Principles) during the financial year, explaining any departures from them. ANZ confirms it has followed the Recommendations of the ASX Corporate Governance Council during the reporting period.

Full details of the location of the references in this Statement (and elsewhere in this Annual Report) which specifically set out how ANZ applies each Recommendation of the ASX Governance Principles are contained on anz.com > About us > Our company > Corporate governance.

A new edition of the ASX Governance Principles came into effect for ANZ’s financial year beginning 1 October 2014. ANZ early adopted many of the updated requirements prior to them coming into effect and will fully comply with all requirements during 2014/15.

The information in this Statement is current as at 10 October 2014 except where otherwise indicated and has been approved by ANZ’s Board.

New Zealand

As an overseas listed issuer on the NZX, ANZ is deemed to comply with the NZX Listing Rules provided that it remains listed on the ASX, complies with the ASX Listing Rules and provides the NZX with all the information and notices that it provides to the ASX. ANZ met these requirements during the year.

The ASX Governance Principles may differ materially from the NZX’s corporate governance rules and the principles of the NZX’s Corporate Governance Best Practice Code. More information about the corporate governance rules and principles of the ASX can be found at asx.com.au and, in respect of the NZX, at nzx.com.

ANZ has also complied with the Corporate Governance Principles of the New Zealand Securities Commission (now Financial Markets Authority) throughout the financial year.

Other jurisdictions

ANZ also monitors best practice developments in corporate governance across other relevant jurisdictions.

ANZ deregistered from the US Securities Exchange Commission with effect from October 2007. Despite no longer being required to comply with United States corporate governance rules, ANZ’s corporate governance practices continue to have regard to US corporate governance regulations in relation to the independence of Directors, the independence of the external auditor and the financial expertise of the Audit Committee, as described in this Statement.

CORPORATE GOVERNANCE 57

Website

Further details of ANZ’s governance framework are set out at anz.com > About us > Our company > Corporate governance.

This section of ANZ’s website also contains copies of all the Board/Board Committee charters and summaries of many of the documents and policies mentioned in this Statement, as well as summaries of other ANZ policies of interest to shareholders and stakeholders. The website is regularly updated to ensure it reflects ANZ’s most recent corporate governance information.

Directors

The following information relates to the Directors in office and sets out their Board Committee memberships and other details at the time of preparation of this Statement.

MR D M GONSKI, AC, Chairman, Independent Non-Executive Director and Chair of the Governance Committee

BCom, LLB, FAICD(Life), FCPA

Chairman since 1 May 2014 and a Non-Executive Director since February 2014. Mr Gonski is an ex officio member of all Board Committees including Chair of the Governance Committee.

Skills, experience and expertise

Mr Gonski is one of Australia’s most respected business leaders and company directors with business experience in Australia and Asia, and a broad range of involvement with the government, education and community sectors. Mr Gonski served previously as a Director on the ANZ Board from 2002 to 2007.

Current Directorships

Chairman: Coca-Cola Amatil Limited (from 2001, Director from 1997), The University of New South Wales Foundation Limited (from 2005, Director from 1999) and Sydney Theatre Company Ltd (from 2010). Director/Member: Lowy Institute for International Policy (from 2012), Australian Philanthropic Services Limited (from 2012), ASIC External Advisory Panel (from 2013) and Singapore Telecommunications Limited (from 2013).

Chancellor: University of New South Wales (from 2005).

Former Directorships include

Former Chairman: Guardians of the Future Fund of Australia (2012-2014), Investec Bank (Australia) Limited (2002-2014), Swiss Re Life & Health Australia Limited (2011-2014), Investec Holdings Australia Limited (2002-2014), Ingeus Limited (2009-2014), National E-Health Transition Authority Ltd (2008-2014), Federal Government Review Panel of Funding for Schooling (The Gonski Review) (2011-2012), Advisory Committee to the NSW Government Commission of Audit (2011-2012) and ASX Limited (2008-2012, Director from 2007).

Former Director: Investec Property Limited (2005-2014), Infrastructure NSW (2011-2014), Singapore Airlines Limited (2006-2012) and Westfield Holdings Limited (1985–2011).

Former Consultant: Morgan Stanley Australia Limited (1997-2012).

Age: 61. Residence: Sydney, Australia.

MR M R P SMITH, OBE, Chief Executive Officer and Executive Director

BSc (Hons) City Lond., Hon LLD Monash

Chief Executive Officer and Executive Director since 1 October 2007.

Skills, experience and expertise

Mr Smith is an international banker with over 30 years experience in banking operations in Asia, Australia and internationally. Until June 2007, he was President and Chief Executive Officer, The Hongkong and Shanghai Banking Corporation Limited, Chairman, Hang Seng Bank Limited, Global Head of Commercial Banking for the HSBC Group and Chairman, HSBC Bank Malaysia Berhad. Previously, Mr Smith was Chief Executive Officer of HSBC Argentina Holdings SA.

Mr Smith joined the HSBC Group in 1978 and during his international career he has held a wide variety of roles in Commercial, Institutional and Investment Banking, Planning and Strategy, Operations and General Management.

Current Directorships

Executive Chairman: Chongqing Mayor’s International Economic Advisory Council (from 2013, Member from 2006).

Director: ANZ Bank New Zealand Limited (from 2007), the Financial Markets Foundation for Children (from 2008), the Institute of

International Finance (from 2010), Financial Literacy Australia Limited (from 2012) and the International Monetary Conference (from 2012).

Member: Australian Bankers’ Association Incorporated (from 2007, Chairman 2011-2013), Business Council of Australia (from 2007), Asia Business Council (from 2008), Australian Government Financial Literacy Advisory Board (from 2008) and Shanghai International Financial Advisory Council (from 2009).

Fellow: The Hong Kong Management Association (from 2005).

Former Directorships include

Former Chairman: HSBC Bank Malaysia Berhad (2004–2007) and Hang Seng Bank Limited (2005–2007).

Former Chief Executive Officer and Director: The Hongkong and Shanghai Banking Corporation Limited (2004–2007).

Former Director: HSBC Australia Limited (2004–2007), HSBC Finance Ltd (2006–2007) and HSBC Bank (China) Company Limited (2007).

Former Member: Visa APCEMEA Senior Client Council (2009–2011).

Age: 58. Residence: Melbourne, Australia.

58

MS I R ATLAS Independent Non-Executive Director

BJuris (Hons), LLB (Hons), LLM

Non-Executive Director since September 2014.

Skills, experience and expertise

Ms Atlas brings a strong financial services background and legal experience to the Board. She is Chairman of The Bell Shakespeare Company Limited and a director of Coca-Cola Amatil Limited, Westfield Corporation Limited and Treasury Corporation of New South Wales.

Ms Atlas’ last executive role was Group Executive, People, at Westpac, where she was responsible for human resources, corporate affairs and sustainability. Prior to that, she was Westpac’s Group Secretary and General Counsel. Before her 10 years at Westpac, Ms Atlas was a partner in law firm Mallesons Stephen Jaques (now King & Wood Mallesons). In addition to her practice in corporate law, she held a number of management roles in the firm including Executive Partner, People and Information, and Managing Partner.

Current Directorships

Chairman: The Bell Shakespeare Company Limited (from 2010, Director from 2004).

Director: Oakridge Wines Pty Limited (from 2007), Coca-Cola Amatil Limited (from 2011), Human Rights Law Centre Ltd (from 2012), Treasury Corporation of New South Wales (from 2013), Jawun (from 2014) and Westfield Corporation Limited (from 2014).

Member: Australian Institute of Company Directors’ Corporate Governance Committee (from 2014).

Former Directorships include

Former Director: Suncorp Group Limited (2011-2014), Suncorp-Metway Limited (2011-2014) and Scentre Group Limited (previously known as Westfield Holdings Limited) (2011-2014).

Age: 60. Residence: Sydney, Australia.

MS P J DWYER Independent Non-Executive Director and Chair of the Audit Committee

BCom, FCA, SF Fin, FAICD

Non-Executive Director since April 2012. Ms Dwyer is a member of the Risk Committee and Human Resources Committee.

Skills, experience and expertise

Ms Dwyer is an established Non-Executive Director with extensive financial services experience, and has previously held senior executive roles in the investment management, corporate finance and accounting industries.

Current Directorships

Chairman: Tabcorp Holdings Limited (from 2011, Director from 2005) and Healthscope Limited (from 2014).

Director: Lion Pty Ltd (from 2012).

Member: Kirin International Advisory Board (from 2012) and ASIC External Advisory Panel (from 2013).

Former Directorships include

Former Deputy Chairman: Leighton Holdings Limited (2013-2014, Director 2012) and Baker IDI Heart and Diabetes Research Institute (2003-2013).

Former Director: Suncorp Group Limited (2007-2012), Foster’s Group Limited (2011), Astro Japan Property Group Limited (2005-2011), CCI Investment Management Limited (1999-2011) and Promina Limited (2002-2007).

Former Member: Australian Government Takeovers Panel (2008-2014).

Age: 54. Residence: Melbourne, Australia.

MR LEE HSIEN YANG Independent Non-Executive Director and Chair of the Technology Committee

MSc, BA

Non-Executive Director since February 2009. Mr Lee is a member of the Risk Committee and Human Resources Committee.

Skills, experience and expertise

Mr Lee has considerable knowledge of and operating experience in Asia. He has a background in engineering and brings to the Board his international business and management experience across a wide range of sectors including telecommunications, food and beverages, properties, publishing and printing, financial services, education, civil aviation and land transport.

Current Directorships

Chairman: The Islamic Bank of Asia Limited (from 2012, Director from 2007), Civil Aviation Authority of Singapore (from 2009) and General Atlantic Singapore Fund Pte Ltd (from 2013).

Director: Cluny Lodge Pte Ltd (from 1979), Singapore Exchange Limited (from 2004), Caldecott Inc. (from 2013), Rolls-Royce Holdings plc (from 2014) and General Atlantic Singapore Fund FII Pte Ltd (from 2014).

Member: Governing Board of Lee Kuan Yew School of Public Policy (from 2005).

Special Adviser: General Atlantic (from 2013).

Consultant: Capital International Inc Advisory Board (from 2007).

President: INSEAD South East Asia Council (from 2013).

Former Directorships include

Former Chairman: Fraser & Neave, Limited (2007-2013).

Former Member: Rolls Royce International Advisory Council (2007-2013).

Former Chief Executive Officer: Singapore Telecommunications Limited (1995-2007).

Age: 57. Residence: Singapore.

CORPORATE GOVERNANCE 59

MR G R LIEBELT Independent Non-Executive Director and Chair of the Human Resources Committee

BEc (Hons), FAICD, FTSE, FAIM

Non-Executive Director since July 2013. Mr Liebelt is a member of the Risk Committee, Governance Committee and Technology Committee.

Skills, experience and expertise

Mr Liebelt has extensive international experience and a strong record of achievement as a senior executive including in strategy development and implementation. He brings to the Board his experience of a 23 year executive career with Orica Limited (including a period as Chief Executive Officer), a global mining services company with operations in more than 50 countries.

Current Directorships

Chairman: The Global Foundation (from 2014, Director from 2006) and Amcor Limited (from 2013, Director from 2012).

Deputy Chairman: Melbourne Business School (from 2012, Director from 2008).

Director: Australian Foundation Investment Company Limited (from 2012) and Carey Baptist Grammar School (from 2012).

Former Directorships include

Former Chief Executive Officer and Managing Director: Orica Limited (2005-2012).

Former Director: Business Council of Australia (2010-2012).

Age: 60. Residence: Melbourne, Australia

MR I J MACFARLANE, AC, Independent Non-Executive Director and Chair of the Risk Committee

BEc (Hons), MEc, Hon DSc Syd., Hon DSc UNSW, Hon DCom Melb., Hon DLitt Macq., Hon LLD Monash

Non-Executive Director since February 2007. Mr Macfarlane is a member of the Governance Committee and Audit Committee.

Skills, experience and expertise

During his 28 year career at the Reserve Bank of Australia including a 10 year term as Governor, Mr Macfarlane made a significant contribution to economic policy in Australia and internationally. He has a deep understanding of financial markets as well as a long involvement with Asia.

Current Directorships

Director: Lowy Institute for International Policy (from 2004) and Woolworths Limited (from 2007).

Member: International Advisory Board of Goldman Sachs (from 2007), International Advisory Board of CHAMP Private Equity (from 2007) and Council of International Advisors to the China Banking Regulatory Commission (from 2009).

Former Directorships include

Former Chairman: Payments System Board (1998–2006) and Australian Council of Financial Regulators (1998-2006).

Former Governor: Reserve Bank of Australia (Member 1992–2006, Chairman 1996–2006).

Former Director: Leighton Holdings Limited (2007-2013).

Age: 68. Residence: Sydney, Australia.

MR J T MACFARLANE Independent Non-Executive Director

BCom, MCom (Hons)

Non-Executive Director since May 2014. Mr Macfarlane is a member of the Audit Committee, Risk Committee and Technology Committee.

Skills, experience and expertise

Mr Macfarlane is one of Australia’s most experienced international bankers. Most recently he has served as Executive Chairman of Deutsche Bank Australia and New Zealand and CEO of Deutsche Bank Australia. Prior to joining Deutsche Bank he was CEO of Bankers Trust New Zealand. Mr Macfarlane has also worked in the USA, Japan and PNG, and brings to the Board a depth of banking experience in ANZ’s key markets in Australia, New Zealand and the Asia Pacific.

Current Directorships

Chairman: AGInvest Holdings Limited (MyFarm Limited) (from 2014).

Director: St. Vincent’s Institute of Medical Research (from 2008), Craigs Investment Partners Limited (from 2013) and Colmac Group Pty Ltd (from 2014).

Former Directorships include

Former Executive Chairman: Deutsche Bank AG, Australia and New Zealand (2007-2014) and Chief Country Officer, Australia (2011-2014).

Former Director: Deutsche Australia Limited (2007-2014), Deutsche Securities Australia Limited (2011-2014) and B.T. Futures New Zealand Limited (1995-2000).

Former Chief Executive Officer: Deutsche Australia Limited (2011-2014) and Bankers Trust New Zealand (1998-1999).

Former President: Deutsche Securities Ltd (Japan) and Chief Country Officer (Japan) (1999-2007).

Former Member: Deutsche Bank AG, Global Markets Executive Committee, Global Banking Executive Committee and Global Regional Management Committee (2004-2007) and Co-Chair Asia Pacific Deutsche Bank AG, Executive Management Committee (2004-2006, Member 2011-2014).

Age: 54. Residence: Melbourne, Australia.

60

Corporate Governance Framework

CORPORATE GOVERNANCE     61

Board Responsibility and Delegation of Authority

The Board is chaired by an independent Non-Executive Director.

The roles of the Chairman and Chief Executive Officer are separate, and the Chief Executive Officer is the only Executive Director on the Board.

Role of the Chairman

The Chairman plays an important leadership role and is involved in:

}	chairing meetings of the Board and providing effective leadership to it;

}	monitoring the performance of the Board and the mix of skills and effectiveness of individual contributions;

}	being an ex officio member of all principal Board Committees;

}	maintaining ongoing dialogue with the Chief Executive Officer and providing appropriate mentoring and guidance; and

}	being a respected ambassador for ANZ, including chairing meetings of shareholders and dealing with key customer, political and regulatory bodies.

Board Charter

The Board Charter sets out the Board’s purpose, powers and specific responsibilities.

The Board is responsible for:

}	charting the direction, strategies and financial objectives for ANZ and monitoring the implementation of those strategies and financial objectives;

}	monitoring compliance with regulatory requirements, ethical standards and external commitments, and the implementation of related policies; and

}	appointing and reviewing the performance of the Chief Executive Officer.

In addition to the above and any matters expressly required by law to be approved by the Board, powers specifically reserved for the Board include approvals of the following (except to the extent delegated by the Board from time to time):

}	the budget and strategic plan, at least annually;

}	ANZ’s Remuneration Policy, including various remuneration matters as detailed in the Charter;

}	significant changes to organisational structure;

}	the acquisition, establishment, disposal or cessation of any significant business;

}	the issue of any shares, options, equity instruments or other equity securities;

}	where practicable, the substance of any announcements to the Australian Securities Exchange in relation to matters that have been the subject of a decision by the Board or any public statements which reflect significant issues of ANZ policy or strategy; and

}	any changes to the discretions delegated from the Board.

Under ANZ’s Constitution, the Board may delegate any of its powers to Committees of the Board. The roles of the principal Board Committees are set out on pages 66 to 70. The Charters of the Board and each of its principal Committees are set out on anz.com in the Corporate Governance section.

Board Meetings

The Board normally meets at least eight times each year, including a meeting to review in detail the Group’s strategy.

Typically at Board meetings the agenda will, in addition to specific items for the Board’s consideration, include:

}	minutes of the previous meeting, and outstanding issues raised by Directors at previous meetings;

}	the Chief Executive Officer’s report;

}	the Chief Financial Officer’s report;

}	reports on major projects and current business issues;

}	specific business proposals;

}	reports from Chairs of Committees which have met shortly prior to the Board meeting on matters considered at those meetings; and

}	the minutes of previous Committee meetings for review.

There are two private sessions held at the end of each Board meeting which are each chaired by the Chairman of the Board.

The first involves all Directors including the Chief Executive Officer, and the second involves only the Non-Executive Directors.

The Chief Financial Officer, Group General Counsel and Company Secretary usually also attend all Board meetings. Members of Senior Management attend Board meetings when an issue under their area of responsibility is being considered or as otherwise requested by the Board.

CEO and Delegation to Management

The Board has delegated to the Chief Executive Officer, and through the Chief Executive Officer to other Senior Management, the authority and responsibility for managing the everyday affairs of ANZ. The Board monitors Management and its performance on behalf of shareholders.

The Group Discretions Policy details the comprehensive discretions framework that applies to all employees and contractors of ANZ and its controlled entities, including when acting at ANZ’s request in operational roles or as directors for other entities.

The Group Discretions Policy is maintained by the Chief Financial Officer and reviewed annually by the Audit Committee with the outcome of this review reported to the Board.

At a Senior Management level, ANZ has a Management Board which comprises the Chief Executive Officer and ANZ’s most senior executives.

At the time of preparation of this Statement, the following Senior Management, in addition to the Chief Executive Officer, were members of the Management Board: Graham Hodges – Deputy Chief Executive Officer; Shayne Elliott – Chief Financial Officer; Phil Chronican – Chief Executive Officer, Australia; Andrew Géczy – Chief Executive Officer, International and Institutional Banking; David Hisco – Chief Executive Officer, New Zealand; Joyce Phillips – Chief Executive Officer, Global Wealth and Group Managing Director, Marketing, Innovation and Digital; Gilles Planté – Deputy Chief Executive Officer, International and Institutional Banking; Nigel Williams – Chief Risk Officer; Alistair Currie – Group Chief Operating Officer; and Susie Babani – Group Chief Human Resources Officer.

Typically, a sub-group of Management Board meets every week with all Management Board members meeting each month to discuss business performance, review shared initiatives and build collaboration and synergy across the Group.

Board Composition, Selection and Appointment

The Board strives to achieve an appropriate mix of skills, tenure, experience and diversity among its Directors. Details regarding each Director in office at the date of this Annual Report can be found on pages 58 to 60.

The Governance Committee (see page 68) has been delegated responsibility to review and make recommendations to the Board regarding Board composition, and to assist in relation to the Director nomination process.

The Governance Committee conducts an annual review of the size and composition of the Board, to assess whether there is a need for any new Non-Executive Director appointments. This review takes the following factors into account:

}	relevant guidelines/legislative requirements in relation to Board composition;

}	Board membership requirements as articulated in the Board Charter; and

}	other considerations including ANZ’s strategic goals and the importance of having appropriate diversity within the Board including in relation to matters such as skills, tenure, experience, age and gender.

The overarching guiding principle is that the Board’s composition should reflect an appropriate mix having regard to matters such as:

}	specialist skill representation relating to both functions (such as accounting/finance, law and technology) and industry background (such as banking/financial services, retail and professional services);

}	tenure;

}	Board experience (amongst the members of the Board, there should be a significant level of familiarity with formal Board and Governance processes and a considerable period of time previously spent working at senior level within one or more organisations of significant size);

}	age spread;

}	diversity in general (including gender diversity); and

}	geographic experience.

Other matters for explicit consideration by the Committee are personal qualities, communication capabilities, ability and commitment to devote appropriate time to the task, the complementary nature of the distinctive contribution each Director might make, professional reputation and community standing.

Nominations may be provided from time to time by a Board member to the Chair of the Governance Committee who maintains a list of nominees to assist the Board in the succession planning process.

Where there is a need for any new appointments, a formal assessment of nominees will be conducted by the members of the Governance Committee and should be documented by the Committee Chair. In assessing nominees, the Governance Committee has regard to the principles set out above.

Professional intermediaries may be used from time to time where deemed necessary and appropriate to assist in the process of identifying and considering potential candidates for Board membership.

If found suitable, potential candidates are recommended to the Board. The Chairman of the Board is responsible for approaching potential candidates.

The Committee also reviews and recommends the process for the election of the Chairman of the Board and reviews succession planning for the Chairman of the Board, making recommendations to the Board as appropriate.

Board Skills and Experience

Directors must collectively possess the appropriate skills and experience to enable the Board to effectively discharge its responsibilities.

The Board’s current “skills matrix” includes expertise and experience in banking and financial services, capital markets, insurance, retail/ marketing, professional services (including accounting and law), technology, executive leadership (including care and management of people), ASX top 50 experience (including experience in CEO roles and in implementing governance structures within large organisations), strategy development, corporate sustainability, regulatory and government policy, risk management, financial markets regulation, management of international business operations, Asia business experience, and community involvement.

Appointment Documentation

Each new Non-Executive Director receives an appointment letter accompanied by a:

}	Directors’ Handbook – the handbook includes information on a broad range of matters relating to the role of a Director, including details of all applicable policies; and

}	Director’s Deed – each Director signs a Deed in a form approved by shareholders at the 2005 Annual General Meeting which covers a number of issues including indemnity, directors’ and officers’ liability insurance, the right to obtain independent advice and requirements concerning confidential information.

Undertaking Induction Training

Every new Director takes part in a formal induction program which involves the provision of information regarding ANZ’s values and culture, the Group’s governance framework, the Non-Executive Directors’ Code of Conduct and Ethics, Director related policies, Board and Committee policies, processes and key issues, financial management and business operations. Briefings are also provided by Senior Management about matters concerning their areas of responsibility.

Meeting Share Qualification

Non-Executive Directors are required to accumulate within five years of appointment, and thereafter maintain, a holding in ANZ shares that is equivalent to at least 100% of a Non-Executive Director’s base fee (and 200% of this fee in the case of the Chairman).

Non-Executive Director Remuneration

Details of the structure of the Non-Executive Directors’ remuneration (which is clearly distinguished from the structure of the remuneration of the Chief Executive Officer and other senior executives) are set out in the Remuneration Report on pages 40 to 41.

The ANZ Directors’ Retirement Scheme was closed effective 30 September 2005. Accrued entitlements were fixed on that date for Non-Executive Directors in office at the time who had the option to convert those entitlements into ANZ shares. Such entitlements, either in ANZ shares or cash, were carried forward and transferred to the Non-Executive Director on their retirement (including interest accrued at the 30 day bank bill rate for cash entitlements). The remaining three Non-Executive Directors who had entitlements under the Scheme, namely Messrs Morschel and Meiklejohn and Dr Clark, retired during the 2014 financial year and received payment of their entitlements. Further details are set out in the Remuneration Report. No current Non-Executive Director has any entitlement under the Scheme.

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Election at Next Annual General Meeting

Subject to the provisions of ANZ’s Constitution and the Corporations Act 2001, the Board may appoint a person as a Non-Executive Director of ANZ at any time but that person must retire and, if they wish to continue in that role, must seek election by shareholders at the next Annual General Meeting.

Fit and Proper

ANZ has an effective and robust framework in place to ensure that individuals appointed to relevant senior positions within the APRA regulated institutions of the Group have the appropriate fitness and propriety to properly discharge their prudential responsibilities on appointment and during the course of their appointment.

The framework, set out in ANZ’s Fit and Proper Policy for APRA Regulated Institutions, addresses the requirements of APRA’s Fit and Proper Prudential Standards. It involves assessments being carried out for each Director, relevant senior executives, and the lead partner of ANZ’s external auditor prior to a new appointment being made. These assessments are carried out against a benchmark of documented competencies which have been prepared for each role, and also involve attestations being completed by each individual, as well as the obtaining of evidence of material qualifications and the carrying out of checks such as criminal record, bankruptcy and regulatory disqualification checks. These assessments are reviewed thereafter on an annual basis.

The Board has responsibility for assessing the fitness and propriety of the Company’s Non-Executive Directors. The Human Resources Committee has primary responsibility for assessing the fitness and propriety of the Chief Executive Officer and key senior executives, and the Audit Committee carries out assessments of the fitness and propriety of the external auditor.

Fit and Proper assessments were successfully carried out in respect of each Non-Executive Director, the Chief Executive Officer, key senior executives and the external auditor during the 2014 financial year.

Director Independence

Under ANZ’s Board Charter, the Board must include a majority of Non-Executive Directors who satisfy ANZ’s criteria for independence.

The Board Charter sets out criteria that are considered in order to determine whether a Non-Executive Director is to be regarded as independent.

In the 2014 financial year, the Governance Committee conducted its annual review of the criteria for independence against the ASX Governance Principles and APRA Prudential Standards, as well as US director independence requirements.

ANZ’s criteria are more comprehensive than those set in many jurisdictions including in particular the additional criteria stipulated specifically for Audit Committee members in the Audit Committee Charter. Further details of the criteria and review process are set out in the Corporate Governance section of ANZ’s website.

In summary, a relationship with ANZ is regarded as material if a reasonable person in the position of a Non-Executive Director of ANZ would expect there to be a real and sensible possibility that it would influence a Director’s mind in:

}	making decisions on matters likely to come regularly before the Board or its Committees;

}	objectively assessing information and advice given by Management;

}	setting policy for general application across ANZ; and

}	generally carrying out the performance of his or her role as a Director.

During 2014, the Board reviewed each Non-Executive Director’s independence and concluded that the independence criteria were met by each Non-Executive Director.

Directors’ biographies on pages 58 to 60 and on anz.com highlight their major associations outside ANZ.

Conflicts of Interest

Over and above the issue of independence, each Director has a continuing responsibility to determine whether he or she has a potential or actual conflict of interest in relation to any material matter which relates to the affairs of ANZ. Such a situation may arise from external associations, interests or personal relationships.

Under the Directors Disclosure of Interest Protocol and Procedures for Handling Conflicts of Interest, a Director may not exercise any influence over the Board if an actual or potential conflict of interest exists.

In such circumstances, unless a majority of other Directors who do not have an interest in the matter resolve to the contrary, the Director may not be present for Board deliberations on the subject, and may not vote on any related Board resolutions. In addition, the Director may not receive relevant Board papers. These matters, should they occur, are recorded in the Board minutes.

All Non-Executive Directors are required to notify the Chairman before accepting any new outside appointment. The Chairman will review the proposed new appointment and will consider the issue on an individual basis and, where applicable, also the issue of more than one Director serving on the same outside board or other body.

When carrying out the review, the Chairman will consider whether the proposed new appointment is likely to impair the Director’s ability to devote the necessary time and focus to their role as an ANZ Director and, where it will involve more than one ANZ Director serving on an outside board or other entity, whether that would create an unacceptable risk to the effective operation of the ANZ Board. Non-Executive Directors are not to accept a new outside appointment until confirmed with the Chairman who will consult the other Directors as the Chairman deems appropriate. Where the Chairman proposes to accept a new outside appointment, the longest serving Non-Executive Director substitutes for the Chairman for the purpose of this process.

Independent Advice

In order to assist Directors in fulfilling their responsibilities, each Director has the right (with the prior approval of the Chairman) to seek independent professional advice regarding his/her responsibilities, at the expense of ANZ. In addition, the Board and each principal Committee, at the expense of ANZ, may obtain whatever professional advice it requires to assist in its work.

Tenure and Retirement

ANZ’s Constitution, consistent with the ASX Listing Rules, provides that a Non-Executive Director must seek re-election by shareholders every three years if they wish to continue in their role as a Non-Executive Director.

In addition, ANZ’s Board Renewal and Performance Evaluation Protocol confirms that Non-Executive Directors will retire once they have served a maximum of three consecutive 3-year terms after first being elected by shareholders, unless invited by the Board to extend their tenure due to special circumstances.

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Continuing Education

ANZ Directors take part in a range of training and continuing education programs. In addition to a formal induction program (see page 63), Directors also receive regular bulletins designed to keep them abreast of matters relating to their duties and responsibilities as Directors.

Each Committee also conducts its own continuing education sessions from time to time as appropriate. Internal and/or external experts are engaged to conduct all education sessions. Directors also receive regular business briefings at Board meetings. These briefings are intended to provide Directors with information on each area of ANZ’s business, in particular regarding performance, key issues, risks and strategies for growth. In addition, Directors have the opportunity to participate in site visits from time to time.

Access in relation to Directors

Management is able to consult Directors as required. Employees have access to the Directors directly or through the Company Secretary. Shareholders who wish to communicate with the Directors may direct correspondence to a particular Director, or to the Non-Executive Directors as a whole.

Directors have unrestricted access to Management and, in addition to the regular presentations made by Management to Board and Board Committee meetings, Directors may seek briefings or other additional information from Management on specific matters where appropriate. The Company Secretary also provides advice and support to the Directors as required.

Role of Company Secretary

The Board is responsible for the appointment of ANZ’s Company Secretaries. The Board has appointed two Company Secretaries. The Group General Counsel provides legal advice to the Board as and when required. He works closely with the Chair of the Governance Committee and the Company Secretary to develop and maintain ANZ’s corporate governance principles, and is responsible to the Board for the Company Secretary’s Office function.

The Company Secretary is responsible for the day-to-day operations of the Company Secretary’s Office including lodgements with relevant securities exchanges and other regulators, the administration of Board and Board Committee meetings (including preparation of meeting minutes), the management of dividend payments and associated share plans, and oversight of the relationship with ANZ’s Share Registrar.

Profiles of ANZ’s Company Secretaries can be found in the Directors’ Report on page 9.

Performance Evaluations

Non-Executive Directors

The framework used to evaluate the performance of Non-Executive Directors is based on the expectation that they are performing their duties:

}	in the interests of shareholders;

}	in a manner that recognises the great importance that ANZ places on the values of honesty, integrity, quality and trust;

}	in accordance with the duties and obligations imposed upon them by ANZ’s Constitution, ANZ’s Non-Executive Directors’ Code of Conduct and Ethics, and the law; and

}	having due regard to ANZ’s corporate sustainability objectives, and the importance of ANZ’s relationships with all its stakeholders and the communities and environments in which ANZ operates.

The performance criteria also take into account the Non-Executive Director’s contribution to:

}	charting the direction, strategy and financial objectives of ANZ;

}	monitoring compliance with regulatory requirements and ethical standards;

}	monitoring and assessing Management’s performance in achieving strategies and budgets approved by the Board;

}	setting criteria for and evaluating the Chief Executive Officer’s performance; and

}	the regular and continuing review of executive succession planning and executive development activities.

The performance evaluation process is set out in ANZ’s Board Renewal and Performance Evaluation Protocol.

Performance evaluations of the Non-Executive Directors are conducted in two ways:

}	Annual review – on an annual basis, or more frequently if appropriate, the Chairman has a one-on-one meeting with each Non-Executive Director specifically addressing the performance criteria including compliance with the Non-Executive Directors’ Code of Conduct and Ethics. To assist the effectiveness of these meetings, the Chairman is provided with objective information about each Director (e.g. number of meetings attended, Committee memberships, other current directorships/roles etc) and a guide for discussion to ensure consistency. When considering the Director’s meeting attendance record during the previous year and also their other roles outside ANZ, the Chairman reviews generally whether the Director has sufficient time to properly carry out their duties as an ANZ Director and more specifically whether they are making a sufficient time commitment to their role at and outside meetings. A report on the outcome of these performance evaluations is provided to the Governance Committee and to the Board; and

}	Re-election statement – when nominating for re-election, Non-Executive Directors are given the opportunity to submit a written or oral statement to the Board setting out their reasons for seeking re-election. In the Non-Executive Director’s absence, the Board evaluates any such statement, has regard to the performance criteria that are used in evaluating the performance of Non-Executive Directors, and also considers their capacity to commit the necessary time to their role as a Director before deciding whether to endorse the relevant Director’s re-election.

CORPORATE GOVERNANCE     65

Chairman of the Board

ANZ’s Board Renewal and Performance Evaluation Protocol requires that an annual review of the performance of the Chairman of the Board is facilitated by the longest serving Non-Executive Director. Input is sought from each Director individually on the performance of the Chairman of the Board against the competencies for the Chairman’s role approved by the Board.

The longest serving Non-Executive Director collates the input in order to provide an overview report to the Governance Committee and to the Board, as well as feedback to the Chairman of the Board.

The Board

On a periodic basis, the performance of the Board is assessed using an independent external facilitator. The facilitator seeks input from each Director and certain members of senior management when carrying out the assessment.

The assessment is conducted in accordance with broad terms of reference agreed by the Governance Committee. The results of such assessment are discussed with the Chair of the Governance Committee and, together with any recommendations, are presented to the Governance Committee and the Board. The last externally facilitated review took place in 2011, and it is expected that externally facilitated reviews of the Board will occur approximately every three years. The review process in the intervening years is conducted internally based on input sought from each Director and also members of the Management Board, and considers progress against any recommendations implemented arising from the most recent externally facilitated review, together with any new issues that may have arisen.

From time to time, the Governance Committee also considers assessments by independent bodies regarding the Board and its performance.

Board Committees

Each of the principal Board Committees conducts an annual Committee performance self-assessment to review performance using Guidelines approved by the Governance Committee. The Guidelines set out that at a minimum, the self-assessments should review and consider the following:

}	the Committee’s performance having regard to its role and responsibilities as set out in its Charter;

}	whether the Committee’s Charter is fit for purpose, or whether any changes are required; and

}	the identification of future topics for training/education of the Committee.

The outcomes of the performance self-assessments are reported to the Governance Committee (or to the Board, if there are any material issues relating to the Governance Committee) for discussion and noting.

Senior Management

Details of how the performance evaluation process is undertaken by the Board in respect of the Chief Executive Officer and other key Senior Management, including how financial, customer, operational and qualitative measures are assessed, are set out in the Remuneration Report on pages 30 to 39.

Review Processes Undertaken

Director, Board Committee and relevant Senior Management evaluations in accordance with the above processes have been undertaken in respect of the 2014 financial year. Given the Chairman’s recent appointment, the Board did not undertake a separate review of the Chairman’s performance in 2014 and instead feedback was sought from Non-Executive Directors as part of the Non-Executive Director review process. An internal review was conducted in relation to the Board’s performance as, having regard to the change in the composition of the Board during the year, an externally facilitated Board review was not considered appropriate and instead is expected to be undertaken in 2015.

Board Committees

As set out on page 62 of this Statement, the Board has the ability under its Constitution to delegate its powers and responsibilities to Committees of the Board. This allows the Board to spend additional and more focused time on specific issues. The Board has five principal Board Committees: Audit Committee, Governance Committee, Human Resources Committee, Risk Committee and Technology Committee.

Membership and Attendance

Each of the principal Board Committees is comprised solely of independent Non-Executive Directors (a minimum of three is required), has its own Charter and has the power to initiate any special investigations it deems necessary. Board Committee composition is reviewed each year.

The Chairman is an ex-officio member of each principal Board Committee including Chair of the Governance Committee. The Chief Executive Officer is invited to attend Board Committee meetings as appropriate. His presence is not automatic, however, and he does not attend where his remuneration is considered or discussed, nor does he attend the Non-Executive Director private sessions of Committees unless invited. Non-Executive Directors may attend any meeting of any Committee.

Each Board Committee may, within the scope of its responsibilities, have unrestricted access to Management, employees and information it considers relevant to the carrying out of its responsibilities under its Charter.

Each Board Committee may require the attendance of any ANZ officer or employee, or request the attendance of any external party, at meetings as appropriate.

Meetings

Prior to the commencement of each year, each principal Board Committee prepares a calendar of business which details the items to be included on the agenda for each scheduled Committee meeting in the coming year. In addition, any training/education topics that have been identified as part of the Committee’s annual performance self-assessment process are also included in the calendar. In advance of each Board Committee meeting, at least one planning session is held by the Committee Chair with relevant internal and external stakeholders to ensure that all emerging issues are also captured in the agenda for the forthcoming meeting as appropriate.

Minutes of Committee meetings are included in the papers for the following Board meeting. In addition, Committee Chairs update the Board regularly about matters relevant to the Committee’s role, responsibilities, activities and matters considered, discussed and resolved at Committee meetings. When there is a cross-Committee item, the Committees will communicate with each other through their Chairs.

Audit Committee

The Audit Committee is responsible for providing oversight and independent review of:

}	ANZ’s financial reporting principles and policies, controls and procedures;

}	the effectiveness of ANZ’s internal control and risk management framework;

}	the work of Global Internal Audit which reports directly to the Chair of the Audit Committee (refer to Global Internal Audit on page 70 for more information);

}	the integrity of ANZ’s financial statements and the independent audit thereof, and compliance with related legal and regulatory requirements;

}	any due diligence procedures;

}	prudential supervision procedures and other regulatory requirements to the extent relating to financial reporting; and

}	reports from major subsidiary audit committees.

The Audit Committee is also responsible for:

}	the appointment, annual evaluation and oversight of the external auditor, including reviewing independence, fitness and propriety and qualifications;

}	compensation of the external auditor;

}	where deemed appropriate, endorsing the replacement of the external auditor; and

}	reviewing the performance and remuneration of the Group General Manager, Global Internal Audit and making recommendations to the Board as appropriate.

Under the Committee Charter, all members of the Audit Committee must be appropriately financially literate and Committee members must collectively have the appropriate knowledge, skills and experience (including industry experience) to effectively discharge the Committee’s responsibilities. Ms Dwyer (Chair) was determined to be a ‘financial expert’ under the definition set out in the Audit Committee Charter. While the Board determined that Ms Dwyer has the necessary attributes to be a ‘financial expert’ in accordance with the relevant requirements, it is important to note that this does not give rise to Ms Dwyer having responsibilities additional to those of other members of the Audit Committee.

The Audit Committee meets with the external auditor and internal auditor without Management being present. The Chair of the Audit Committee meets separately and regularly with Global Internal Audit, the external auditor and Management. The Deputy Chief Financial Officer is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2014 financial year included:

}	Global Internal Audit and External Audit – the Committee approved the annual plans for Global Internal Audit and External Audit and kept progress against those plans under regular review. Adjustments to the Global Internal Audit Plan were made during the year to accommodate changing circumstances, risk profiles and business unit requests;

}	Assessing significant estimates and judgments in financial reports;

}	Accounting and regulatory developments – reports on developments were provided to the Committee outlining relevant changes and implications for ANZ;

}	Financial Reporting Governance Program – the Committee monitored the financial reporting process and the controls in place to ensure the integrity of the financial statements;

}	Whistleblowing – the Committee received and reviewed information on disclosures made under ANZ’s Global Whistleblower Protection Policy; and

}	Charter Review – the Committee reviewed and recommended to the Governance Committee for approval proposed changes to the Audit Committee Charter.

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Governance Committee

The Governance Committee is responsible for:

}	identifying and recommending prospective Board members and ensuring appropriate succession planning for the position of Chairman (see page 63);

}	ensuring there is a robust and effective process for evaluating the performance of the Board, Board Committees and Non-Executive Directors (see pages 65 to 66);

}	monitoring the effectiveness of ANZ’s approach to diversity to the extent it relates to Board diversity and reviewing and approving measurable objectives for achieving gender diversity on the Board (see page 63);

}	ensuring an appropriate Board and Board Committee structure is in place;

}	reviewing and approving the Charters of each Board Committee except its own, which is reviewed and approved by the Board;

}	reviewing developments in, and approving, corporate governance policies and principles applicable to ANZ and to the ANZ Board; and

}	approving corporate sustainability objectives for ANZ, and reviewing progress in achieving them.

The Group General Counsel is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2014 financial year included:

}	Board succession – the Committee assisted the Board in connection with the process to identify and appoint new Board members to replace a number of Non-Executive Directors who retired in 2014 (including the Chairman of the Board);

}	Diversity – the Committee reviewed progress against the measurable objective for Board gender diversity set for 2013/2014 and approved a new objective;

}	Board governance framework – the Committee conducted its annual review of the Board’s governance framework and principles including in relation to Board balance, composition and size, Director tenure, outside commitments, Board and Committee education, nomination procedures and the Director independence criteria;

}	Performance evaluation processes – the Committee reviewed existing processes relating to the annual performance reviews of the Board, Chairman of the Board, Non-Executive Directors and Board Committees;

}	Board and Committee performance evaluations – the Committee reviewed the major themes arising from the annual Board performance review process and received a report on the outcome of the Board Committee review process; and
}	Review and approval of Group policies – the Committee reviewed and, where appropriate, approved amendments to existing Group policies including the Continuous Disclosure Policy, Board Renewal and Performance Evaluation Protocol, Fit and Proper Policy Schedule, and Director Independence Criteria.

Human Resources Committee

The Human Resources Committee assists and makes recommendations to the Board in relation to remuneration matters and senior executive succession, including for the Chief Executive Officer. The Committee also assists the Board by reviewing and approving certain policies, as well as monitoring performance with respect to health and safety issues, employee engagement and culture, and diversity and inclusion (excluding Board diversity which is monitored by the Governance Committee).

The Committee is responsible for reviewing and making recommendations to the Board on:

}	remuneration matters relating to the Chief Executive Officer (details are in the Remuneration Report on pages 28 to 56);

}	remuneration matters, including incentive arrangements, for other Board Appointees (other than the Group General Manager, Global Internal Audit);

}	the design of executive remuneration structures and significant incentive plans; and

}	the Group’s Remuneration Policy.

In addition, the Committee considers and approves the appointment of Board Appointees (other than the Chief Risk Officer and Group General Manager, Global Internal Audit which are addressed separately by the Risk and Audit Committees respectively), approves clawback processes and outcomes, reviews senior executive succession plans, and monitors the effectiveness of ANZ’s health and safety, culture, engagement and diversity and inclusion programs.

The Group Chief Human Resources Officer is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2014 financial year included:

}	Management roles and performance – the Committee reviewed the performance of the Chief Executive Officer, the Chief Executive Officer’s direct reports and other key roles, and the succession plans in place for Management Board and business critical roles;

}	Regulatory changes – the Committee monitored regulatory developments and the implications for ANZ both in Australia and globally;

}	Fitness and propriety – the Committee completed fit and proper assessments for all existing and new Board Appointees;

ANZ Board Committee Memberships – as at 30 September 2014

Audit	Governance	Human Resources	Risk	Technology
Ms P J Dwyer FE, C	Mr D M Gonski C*	Mr G R Liebelt C	Mr I J Macfarlane C	Mr Lee Hsien Yang C
Mr I J Macfarlane	Mr G R Liebelt	Ms P J Dwyer	Ms P J Dwyer	Mr G R Liebelt
Mr J T Macfarlane	Mr I J Macfarlane	Mr Lee Hsien Yang	Mr Lee Hsien Yang	Mr J T Macfarlane
Mr D M Gonski*		Mr D M Gonski*	Mr G R Liebelt	Mr D M Gonski*
Mr J T Macfarlane
Mr D M Gonski*

C – Chair      FE – Financial Expert      * ex Officio membership

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}	Remuneration – the Committee conducted an annual review of remuneration for Non-Executive Directors and also reviewed the compensation structure for the Chief Executive Officer and Senior Management. The Committee also agreed with the Board the contractual arrangements for a number of senior appointments and departures at Board Appointee level;

}	Remuneration Policy – the Committee reviewed ANZ’s Remuneration Policy to ensure it remains appropriate for its intended purpose;

}	Health, Safety, Diversity and Inclusion – the Committee received reports on health and safety performance and related initiatives, and reviewed ANZ’s diversity and inclusion strategy and performance towards stated targets; and

}	Employee Engagement and Culture – the Committee reviewed the annual employee engagement results and action plan and also the cultural alignment with ANZ Strategy and Values.

For more details on the activities of the Human Resources Committee, please refer to the Remuneration Report on pages 28 to 56.

Risk Committee

The Board is principally responsible for approving the Group’s risk appetite, risk tolerance and related strategies and policies. This responsibility also extends to the oversight of policy compliance and the effectiveness of ANZ’s risk and compliance management framework. The Risk Committee assists the Board in relation to the oversight and review of the Group’s risk management principles and policies, strategies, appetite, processes and controls. These include credit, market, liquidity, balance sheet, operational, compliance and reputation risk frameworks.

The Risk Committee also assists the Board by providing an objective non-executive oversight of the implementation by management of ANZ’s risk management framework and its related operation and by enabling an institution-wide view of ANZ’s current and future risk position relative to its risk appetite and capital strength. The Committee is authorised to approve credit transactions and other related matters beyond the approval discretion of Executive Management.

The Chief Risk Officer is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2014 financial year included:

}	Regulatory change – the Committee monitored proposed new regulations, both local and global, including in particular ensuring adherence to the new APRA Prudential Standard CPS 220 – Risk Management;

}	Credit portfolios – the Committee received regular updates on the quality of ANZ’s credit portfolios and the status of the more significant exposures;

}	Market, Funding and Liquidity Risk – the Committee received regular updates on the Group’s exposures and responses to changes in market conditions;

}	Operational Risk – the Committee received regular updates on the rollout of ANZ’s Operational Risk framework and controls;

}	Compliance Risk – the Committee reviewed the increased investment in Compliance oversight, in particular in Anti-Money Laundering and Sanctions;

}	Business updates – the Committee received updates from businesses across the Group.

A risk management and internal control system to manage ANZ’s material business risks is in place, and Management reported to the Board during the year as to the effectiveness of the management of ANZ’s material business risks. In addition, the Board received assurance from the Chief Executive Officer and the Chief Financial Officer that the declaration provided in accordance with section 295A of the Corporations Act is founded on a sound system of risk management and internal control and that the system is operating effectively in all material respects in relation to financial reporting risks.

Directors’ Meetings

The number of Board meetings and meetings of Committees during the year that each Director was eligible to attend, and the number of meetings attended by each Director were:

	Board		Audit Committee		Governance Committee		Human Resources Committee		Risk Committee		Technology Committee		Executive Committee[1]		Shares Committee[1]		Committee of the Board[1]
	A	B	A	B	A	B	A	B	A	B	A	B	A	B	A	B	A	B
I R Atlas[2]	1	1
G J Clark[3]	3	3					2	1	3	3	1	1					1	1
P J Dwyer	10	10	6	6			4	4	8	8	1	1			1	1	4	4
D M Gonski[4]	6	6	3	3	2	2	2	2	4	4	2	2			1	1	1	1
P A F Hay[3]	6	6	5	3	2	2	3	3									1	1
Lee Hsien Yang	10	10					5	5	8	8	4	4					1	1
G R Liebelt	10	10			2	2	5	5	8	7	4	4					2	2
I J Macfarlane	10	10	6	6	4	4			8	8							1	1
J T Macfarlane[2]	4	4	1	1					3	3	2	2
D E Meiklejohn[3]	3	3	2	2					3	3	1	1					2	2
J P Morschel[4]	6	6	5	5	2	2	3	3	5	5	2	2			1	1	6	6
M R P Smith	10	10													1	1	5	5
A M Watkins[3]	6	5	5	5	2	2	3	3									1	1

Column A – Indicates the number of meetings the Director was eligible to attend.

Column B – Indicates the number of meetings attended. The Chairman is an ex-officio member of the Audit, Governance, Human Resources, Risk and Technology Committees.

With respect to Committee meetings, the table above records attendance of Committee members. Any Director is entitled to attend these meetings and from time to time Directors attend meetings of Committees of which they are not a member.

1	The meetings of the Executive Committee, Shares Committee and Committee of the Board as referred to in the table above include those conducted by written resolution.
2	Mr J T Macfarlane was appointed to the Board on 22 May 2014 and Ms I R Atlas was appointed to the Board on 24 September 2014.
3	Dr G J Clark and Mr D E Meiklejohn retired from the Board on 18 December 2013. Mr P A F Hay and Ms A M Watkins retired from the Board on 30 April 2014.
4	Mr J P Morschel was an ex officio member of all Board Committees prior to his retirement from the Board on 30 April 2014. Mr D M Gonski commenced as a member of all Board Committees from his appointment to the Board on 27 February 2014. When Mr Gonski succeeded Mr Morschel as Chairman of the Board, Mr Gonski’s membership of each Committee continued on an ex officio basis, including his position as Chair of the Governance Committee.

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For further information on how ANZ manages its risks arising from financial instruments, please see the disclosures in relation to AASB 7 ‘Financial Instruments: Disclosures’ in the notes to the financial statements.

For further information on risk management governance and ANZ’s approach in relation to risk oversight and the management of material business risks, please see the Corporate Governance section of anz.com.

Technology Committee

The Technology Committee assists the Board in the effective discharge of its responsibilities in relation to technology and related activities. The Committee is responsible for:

}	monitoring that appropriate key technology related controls are in place;

}	approving the technology strategy of ANZ;

}	making recommendations to the Board regarding and monitoring material technology investments;

}	reviewing and monitoring the progress of the strategic plans for the management and control of technology activities and services; and

}	the approval and monitoring of ANZ’s information and technology security strategy.

The Group Chief Operating Officer is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2014 financial year included:

}	Operational performance and major projects – the Committee reviewed reports on operational performance (including service and systems stability and performance) and monitored the progress of major projects;

}	Strategy – the Committee received updates on the progress of ANZ’s technology strategy;

}	Investment – the Committee reviewed Management’s progress in delivering the business technology investment agenda; and

}	Information Security – the Committee monitored the continuing process of improving information security capability to address constantly evolving security threats and increasing regulatory requirements.

Additional Committees

In addition to the five principal Board Committees, the Board has constituted an Executive Committee and a Shares Committee, each consisting solely of Directors, to assist in carrying out specific tasks.

The Executive Committee has the full power of the Board and is convened as necessary between regularly scheduled Board meetings to deal with urgent matters. The Shares Committee has the power to manage on behalf of the Board the issue of shares and options (including under ANZ’s Employee Share Acquisition Plan and Share Option Plan). The Board also forms and delegates authority to ad-hoc Committees of the Board as and when needed to carry out specific tasks.

Audit and Financial Governance

Global Internal Audit

Global Internal Audit (GIA) is a function independent of Management. Its role is to provide the Board and Management with an efficient and independent appraisal of the internal controls established by ANZ’s first (business) and second (Group and Divisional risk and finance functions) lines of defence. Operating under a Board approved Charter, the reporting line for the outcomes of work conducted by GIA is directly and solely to the Chair of the Audit Committee, with a direct communication line to the Chief Executive Officer and the external auditor.

The GIA team includes six General Managers accountable for the provision of audit services to the respective Divisions for which they are responsible. The General Managers, together with the Head of Audit Services and Group General Manager, GIA, form the GIA Leadership Team. GIA utilises a global audit pool structure, which comprises individuals with skills in Technology, Credit and Operational audits. The global team is spread across fifteen locations.

The GIA Plan, according to which GIA operates, is developed and reviewed in line with ANZ’s overall risk appetite and risk management framework. The Audit Committee approves the Plan, the associated budget and any changes thereto.

All audit activities are conducted in accordance with ANZ policies and values, including ANZ’s Employee Code of Conduct and Ethics, as well as local and international auditing standards promulgated by the professional auditing bodies. A quarterly report is presented by the Group General Manager, GIA to the Audit Committee, summarising major activities and findings, as well as statistics on issued audit reports and ratings.

Furthermore, GIA assesses and reports on the effective and timely resolution of audit issues raised.

External Audit

The external auditor’s role is to provide an independent opinion that ANZ’s financial reports are true and fair and comply with applicable regulations. The external auditor performs an independent audit in accordance with Australian Auditing Standards. The Audit Committee oversees ANZ’s Stakeholder Engagement Model for Relationship with the External Auditor. Under the Stakeholder Engagement Model, the Audit Committee is responsible for the appointment (subject to ratification by shareholders) and also the compensation, retention and oversight of the external auditor.

The Stakeholder Engagement Model also stipulates that the Audit Committee:

}	pre-approves all audit, audit related and non-audit services on an engagement by engagement basis or pursuant to specific pre approval policies adopted by the Committee;

}	regularly reviews the independence of the external auditor; and

}	evaluates the effectiveness of the external auditor.

The Stakeholder Engagement Model requires that all services provided by the external auditor, including the non-audit services that may be provided by the external auditor, must be in accordance with the following principles:

}	the external auditor should not have a mutual or conflicting interest with ANZ;

}	the external auditor should not audit its own work;

}	the external auditor should not function as part of Management or as an employee; and

}	the external auditor should not act as an advocate of ANZ.

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The Stakeholder Engagement Model, which sets out in detail the types of services the external auditor may and may not provide, can be found on the Corporate Governance section of anz.com.

Details of the non-audit services provided by the external auditor, KPMG, during the 2014 financial year, including their dollar value, together with the statement from the Board as to their satisfaction with KPMG’s compliance with the related independence requirements of the Corporations Act 2001, are set out in the Directors’ Report on page 10. In addition, the auditor has provided an independence declaration under Section 307C of the Corporations Act 2001.

ANZ requires a two year period before any former partner or employee of the external auditor is appointed as a Director or senior executive of ANZ. The lead partner of the external auditor is required to rotate off the audit after five years and cannot return for a further five years. Certain other senior audit staff are required to rotate off after a maximum of seven years. Any appointments of ex-partners or ex-employees of the external auditor as ANZ finance staff, at senior manager level or higher, must be pre-approved by the Chair of the Audit Committee.

Financial Controls

The Audit Committee oversees ANZ’s financial reporting policies and controls, the integrity of ANZ’s financial statements, the relationship with the external auditor, the work of Global Internal Audit, and the audit committees of various significant subsidiary companies.

ANZ maintains a financial reporting governance framework which evaluates the design and tests the operational effectiveness of key financial reporting controls. In addition, half-yearly certifications are completed by Senior Management, including senior finance executives. These certifications comprise representations and questions about financial results, disclosures, processes and controls and are aligned with ANZ’s external obligations.

Any material issues arising from the evaluation and testing are reported to the Audit Committee. This process assists the Chief Executive Officer and Chief Financial Officer in making certifications to the Board under the Corporations Act and ASX Governance Principles as referred to in the Directors’ Report on page 10.

Ethical and Responsible Decision-making

Codes of Conduct and Ethics

ANZ has two main Codes of Conduct and Ethics – the Employee Code and the Non-Executive Directors Code (the Codes). The Codes provide ANZ employees and Directors with a practical set of guiding principles to help them make decisions in their day to day work. The Codes recognise the different responsibilities that Directors have under law but enshrine the same values and principles.

The Codes embody honesty, integrity, quality and trust, and ANZ employees and Directors are required to demonstrate these behaviours and comply with the Codes whenever they are identified as representatives of ANZ.

The principles underlying the Codes are:

}	we act in ANZ’s best interests and value ANZ’s reputation;

}	we act with honesty and integrity;

}	we treat others with respect, value difference and maintain a safe working environment;

}	we identify conflicts of interest and manage them responsibly;

}	we respect and maintain privacy and confidentiality;

}	we do not make or receive improper payments, benefits or gains;

}	we comply with the Codes, the law and ANZ’s policies and procedures; and

}	we immediately report any breaches of the Codes, the law or ANZ policies and procedures.

The Codes are supported by the following detailed policies that together form ANZ’s Conduct and Ethics Policy Framework:

}	ANZ Anti-Money Laundering and Counter-Terrorism Financing Policy;

}	ANZ Use of Systems, Equipment and Information Policy;

}	ANZ Fraud Policy;

}	ANZ Expense Policy;

}	ANZ Equal Opportunity, Bullying and Harassment Policy;

}	ANZ Health and Safety Policy;

}	Conflict of Interest Policy;

}	Trading in ANZ Securities Policy;

}	Trading in Non-ANZ Securities Policy;

}	ANZ Anti-Bribery and Anti-Corruption Policy; and

}	ANZ Whistleblower Protection Policy.

Leaders are encouraged to run sessions for new direct reports and ensure that they, in turn, brief their teams where required on ANZ’s values and ethical decision making within the team. The sessions are designed to build line manager capability, equipping ANZ leaders and their teams with tools and knowledge to make carefully considered, values-based and ethical business decisions and to create team behaviour standards that are in line with the ANZ Values.

Within two months of starting work with ANZ, and thereafter on an annual basis, all ANZ employees are required to complete a training course that takes each employee through the eight principles of the Employee Code and a summary of their obligations under each of the policies in the Conduct and Ethics Policy Framework. Employees are required to declare that they have read, understand and have complied with the principles of the Employee Code, including key relevant extracts of the policies set out above.

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To support the Employee Code, ANZ’s Performance Improvement and Unacceptable Behaviour Policy sets out the principles ANZ will apply in determining whether its standards of performance, behaviour and compliance are met by employees and, where there is a breach, the consequences that should be applied. Under the Performance Improvement and Unacceptable Behaviour Policy and the Global Performance Management Framework, any breach of the Employee Code that leads to a formal consequence being applied to an employee (such as a warning) is recorded. Line managers must take formal consequences into account when determining an employee’s performance rating and remuneration outcome. A formal consequence may negatively impact an employee’s performance rating and remuneration outcomes for the financial year in which the consequence was recorded.

Directors’ compliance with the Non-Executive Directors Code continues to form part of their annual performance review.

Securities Trading

The Trading in ANZ Securities Policy prohibits trading in ANZ securities by all employees, Directors and contractors who are aware of information that could be reasonably expected to have a material or significant effect on the price or value of an ANZ security and that is not generally available.

The Policy specifically prohibits ANZ Directors and certain ‘restricted persons’ (which includes senior executives) and their associates from trading in ANZ securities during ‘blackout periods’ as defined in the Policy. The Policy also provides that certain types of trading are excluded from the operation of the trading restrictions under the Policy, and for exceptional circumstances where trading may be permitted during a prohibited period with prior written clearance.

ANZ Directors are required to obtain written approval from the Chairman in advance before they or their associates trade in ANZ securities. The Chairman of the Board is required to seek written approval from the Chair of the Audit Committee. Senior executives and other restricted persons are also required to obtain written approval before they, or their associates, trade in ANZ securities.

The Policy also prohibits employees from hedging interests that have been granted under any ANZ employee equity plan that are either unvested or subject to a holding lock.

ANZ Directors and Management Board members are also prohibited from using ANZ securities in connection with a margin loan or similar financing arrangement which may be subject to a margin call or loan-to-value ratio breach.

Whistleblower Protection

The ANZ Global Whistleblower Protection Policy provides a mechanism by which ANZ employees and contractors can raise concerns regarding actual or suspected contraventions of ANZ’s ethical and legal standards without fear of victimisation or disadvantage.

Disclosures may be made under the Policy to Managers, designated Whistleblower Protection Officers, or via an independently managed Whistleblower Hotline.

Commitment to Shareholders

Shareholders are the owners of ANZ and the approaches described below are enshrined in ANZ’s Shareholder Charter and the related document titled Shareholder Communication and Shareholder Meetings, copies of which can be found on the Corporate Governance section of anz.com.

Communication

In order to make informed decisions about ANZ, and to communicate views to ANZ, it is important for shareholders to have an understanding of ANZ’s business operations, performance and governance framework.

ANZ encourages shareholders to take an active interest in ANZ, and seeks to provide shareholders with quality information in a timely fashion through ANZ’s reporting of results, the Annual Report, the Shareholder Review, announcements and briefings to the market, half yearly newsletters and via its dedicated shareholder site on anz.com. ANZ strives for transparency in all its business practices, and recognises the impact of quality disclosure on the trust and confidence of shareholders, the wider investor market and the community. To this end, ANZ, outside of its scheduled results announcements, issued additional Trading Updates to the market during the 2014 financial year.

Should shareholders require any information, contact details for ANZ and its Share Registrar (including postal, telephone and email) are set out in ANZ’s Annual Report, the 2014 Shareholder Review, the half yearly shareholder newsletter and the Shareholder Centre section of anz.com.

Meetings

To allow as many shareholders as possible to have an opportunity to attend shareholder meetings, ANZ rotates meetings around capital cities and makes them available to be viewed online using webcast technology.

Further details on meetings and presentations held throughout this financial year are available on anz.com > About us > Shareholder centre. Prior to the Annual General Meeting, shareholders are given the opportunity to submit any questions they have for the Chairman or Chief Executive Officer to enable key common themes to be considered.

The external auditor is present at ANZ Annual General Meetings and available to answer shareholder questions on any matter that concerns them in their capacity as auditor.

Directors are also required to attend the Annual General Meeting each year, barring unusual circumstances, and be available afterwards to meet with and answer questions from shareholders.

Shareholders have the right to vote on various resolutions related to company matters. Shareholders are encouraged to attend and participate in meetings but, if shareholders are unable to attend a meeting, they can submit their proxies via post or electronically. Where votes are taken on a poll, which is usual ANZ practice, shareholders are able to cast their votes on a confidential basis. ANZ appoints an independent party to verify the results, normally KPMG, which are reported as soon as possible to the ASX and posted on anz.com.

Continuous Disclosure

ANZ’s practice is to release price sensitive information to the ASX in a timely manner as required under the ASX Listing Rules and then to all relevant overseas securities exchanges on which ANZ’s securities are listed, and to the market and community generally through ANZ’s media releases, website and other appropriate channels.

Through ANZ’s Continuous Disclosure Policy, ANZ demonstrates its commitment to achieving best practice in terms of disclosure by acting in accordance with the spirit, intention and purposes of the applicable regulatory requirements. The Policy reflects relevant obligations under applicable securities exchange listing rules and legislation.

For disclosure purposes, price sensitive information is information that a reasonable person would expect to have a material effect on the price or value of ANZ’s securities. Designated Disclosure Officers have responsibility for reviewing proposed disclosures and making decisions in relation to what information will be disclosed to the market, unless the relevant disclosure has been reviewed and approved by ANZ’s Board. ANZ employees and contractors must inform a Disclosure Officer of any potentially price sensitive information concerning ANZ as soon as they become aware of it.

A committee of senior executives (the Continuous Disclosure Review Sub-Committee) also meets on a regular basis and one of its major tasks is to review the effectiveness of ANZ’s systems and procedures for achieving compliance with applicable regulatory requirements in relation to the disclosure of price sensitive information. This Sub-Committee reports to the Governance Committee of the Board on an annual basis.

Corporate Sustainability

ANZ’s Sustainability Framework supports the delivery of its business strategy. As ANZ pursues its goal of becoming a ‘super regional’ bank, it is recognised that it must be done in a responsible, ethical and sustainable way. Increasingly, ANZ’s stakeholders – be they customers, employees, shareholders or the communities in which ANZ operates – are focussed on the impacts of ANZ’s operations and want to understand how ANZ is managing not only its economic risks, but also its social and environmental risks.

Within ANZ’s Sustainability Framework there are three priority areas, distinctive to ANZ, and five ‘Licence to Operate’ areas considered essential to a large company operating in a global market.

ANZ’s three priority areas are:

}	Sustainable development – integrating social and environmental considerations into business decisions, products and services to help customers achieve their sustainability ambitions and deliver long term value for stakeholders.

Supporting ANZ’s Institutional and Commercial clients to manage their human rights, labour and environmental risks more effectively benefits customers, strengthens business relationships and reduces ANZ’s reputational and commercial risk.

}	Diversity and inclusion – building the most diverse and inclusive workforce of any major bank in the region.

ANZ employees come from more than 200 different cultural backgrounds. Fostering diversity within the workforce assists ANZ to innovate, identify new markets, connect with customers effectively and make more informed decisions for ANZ’s business.
}	Financial inclusion and capability – building the financial capability of people across the region to promote financial inclusion and progression of individuals and communities.

Building the money management skills, confidence and savings of people in the communities in which ANZ operates supports business aspirations. Customers who feel confident about managing their money are more likely to choose appropriate financial products, contributing to a better customer experience. From the perspective of governments and regulators, good money management skills complement consumer protection measures and promote financial self-sufficiency.

ANZ’s Licence to Operate commitments cover customers, employees and suppliers, as well as the impact on communities and the environment as a result of ANZ’s operations.

ANZ’s sustainability performance has been recognised internationally through inclusion in a number of independent sustainability indices, including the Dow Jones Sustainability Index (DJSI). The DJSI assesses the approach and performance of companies across a broad range of criteria such as corporate governance, risk management, codes of conduct and compliance, environmental management and reporting, products and services, brand management, human resources practices and policies, stakeholder engagement and community investment. ANZ has been assessed as the global banking sector leader six times in the last eight years. In 2014 ANZ again performed strongly, being assessed as ‘gold class’ with a score above 90 percent, scoring particularly well for risk and brand management, stakeholder engagement and investment in building financial capability and inclusion in Australia, New Zealand and Asia-Pacific.

ANZ’s governance structure provides oversight of the risks and opportunities arising from its activities. The Corporate Sustainability and Diversity (CSD) Committee is chaired by the Chief Executive Officer. It provides strategic leadership on ANZ’s corporate sustainability agenda and monitors progress and results on a quarterly basis. The CSD Committee reports to the Management Board, and the Board’s Governance Committee is also updated on progress. Each year, ANZ sets public sustainability targets and a business-wide program of work to respond to its most material issues. This year ANZ achieved or made good progress against 76% of its public targets.

Stakeholders are informed of ANZ’s performance against its Sustainability Framework through a monthly e-bulletin, and annual and interim Sustainability reports. ANZ uses the Global Reporting Initiative (GRI) Sustainability Reporting Guidelines for the preparation of its annual Corporate Sustainability Review.

In preparation for the 2014 Corporate Sustainability Review, earlier this year ANZ undertook a comprehensive materiality assessment process, which involved conducting workshops and interviews with a diverse range of internal and external stakeholders in Melbourne, Sydney, Wellington, Auckland, Jakarta, Hong Kong and Suva. Stakeholders were targeted based on key sector representation, their relationship with ANZ and their ability to engage productively on a broad range of sustainability issues facing ANZ in their region. The results of this process guide the development of both ANZ’s sustainability reporting and 2015 sustainability targets.

Performance against ANZ’s 2014 sustainability targets, as well as more detailed information on the materiality assessment process and the Sustainability Framework and approach, is available in the 2014 Corporate Sustainability Review, to be published on anz.com in December 2014.

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Diversity and Inclusion at ANZ

Creating a diverse and inclusive workplace

A vibrant, diverse and inclusive workforce is critical to ANZ’s success as a super regional bank. In order to understand and service its global customer base, ANZ needs a workforce that reflects the markets within which it operates. ANZ is deeply committed to attracting diversity within its workforce and harnessing the variety of perspectives this brings, enabling ANZ to innovate, respond and deliver services to its customers.

Diversity at ANZ encompasses gender, ethnicity, culture, language, education, disability, age, family/relationship status, sexual orientation, socio-economic background and/or religious beliefs. It also includes the many ways people differ in terms of their life experience, education, job function, work experience, ways of thinking and working, personality, location, marital status and caring responsibilities. Inclusion refers to the extent to which diversity is valued, accessed and capitalised on in terms of decision making.

A summary of ANZ’s policy position on Diversity and Inclusion can be found on anz.com > About us > Our company > Corporate governance.

Leadership, Governance and Accountability

ANZ’s CEO is a member of the Male Champions of Change program convened by the Australian Sex Discrimination Commissioner in April 2010. The program encourages and supports male CEOs and Directors to use their individual and collective influence to ensure the issues of gender equality and women’s representation in leadership are elevated on the national business agenda.

ANZ’s Human Resources Committee plays an important role in relation to ANZ’s people strategy, remuneration strategy and approach to gender balance and diversity. This includes annually reviewing progress on gender balance, including women in management and other diversity priorities (other than gender diversity matters in connection with the Board, which are the responsibility of the Governance Committee), and succession planning. The Human Resources Committee also reviews annual performance and remuneration outcomes to ensure there is no systemic bias in related processes.

Management Board sets annual CEO and Group targets for improving the representation of women in management, and creating a vibrant, diverse and inclusive workforce. Progress is reviewed monthly by the CEO and Management Board, and results inform the Group’s bonus pool and performance outcomes.

The Corporate Sustainability and Diversity (CSD) Committee is responsible for advising Management Board on corporate sustainability and diversity, setting diversity and inclusion strategies, policies and targets and monitoring progress. The CSD Committee is chaired by ANZ’s CEO and meets four times each year.

ANZ’s progress

Progress on 2014 publicly stated gender balance and diversity goals	Result
Improve employee engagement to at least 74%	Employee engagement improved to 73%, up from 72% in 2013
Improve perceptions of ‘values-based leadership’ amongst ANZ employees to at least 73%	Favourable perceptions of ‘values-based leadership’ remained steady year-on-year at 71%
Increase the representation of women in management by 1% and achieve gender balance in ANZ’s key recruitment, talent and leadership programs	ANZ fell short of this goal, with representation of women in management increased from 38.7% to 39.2%. All key recruitment, talent and leadership programs were gender balanced

Employ 230 people through ANZ’s traineeships, graduate program and permanent employment from disadvantaged and under represented groups to enhance diversity and support economic and social inclusion in ANZ’s communities

ANZ employed 253 people from disadvantaged and under-represented groups. While ANZ exceeded goals for employment of people with a disability and refugee opportunities through the Given the Chance program, ANZ fell short of its Indigenous recruitment goals

Achieve 80% favourable perceptions of ‘Involvement and Empowerment’ in ANZ’s employee survey as a measure of ANZ’s progress in building a diverse and inclusive workforce	Favourable perceptions of ‘Involvement and Empowerment’ remained steady year-on-year at 78%

Measuring diversity, inclusion and engagement

In 2014, ANZ conducted its second comprehensive review of its workforce diversity through the annual employee engagement survey. The survey revealed that ANZ employees come from more than 200 different cultural backgrounds, and 45% identify with an Asian cultural background. Globally, 90% of employees agreed or strongly agreed that their manager treats them with respect, while 90% agreed or strongly agreed ANZ is creating a workforce that is open and accepting of individual difference. In 2014, a Diversity and Inclusion Index was included in the survey for the first time, with positive perceptions of diversity and inclusion at ANZ held by 90% of employees. This index included questions such as “My manager supports workplace flexibility and my efforts to balance my work and personal life”, and “My immediate manager genuinely supports equality between women and men”.

Overall employee engagement increased from 72% to 73% this year. Perceptions of ‘values-based leadership’ amongst ANZ employees remained steady at 71%, as did perceptions of ‘Involvement and Empowerment’ which remained high at 78%.

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Gender Balance at Board, Senior Executive and Management Levels

ANZ’s Board currently comprises eight Directors; one Executive Director, the CEO and seven Non-Executive Directors, two of whom are women.

Ms Dwyer and Ms Atlas joined the Board as Non-Executive Directors in April 2012 and September 2014 respectively. Ms Dwyer is Chair of the Audit Committee and a member of the Human Resources Committee and Risk Committee. Ms Atlas has been appointed as a member of the Audit Committee, Governance Committee and Human Resources Committee with effect from January 2015.

The Board has a tenure policy which limits the period of service of a Non-Executive Director to three 3-year terms after first being elected by shareholders unless invited by the Board to extend his/her tenure due to special circumstances. In accordance with this policy, Messrs Morschel and Meiklejohn and Dr Clark retired during the 2014 financial year. Pursuant to the succession planning process in connection with those retirements, Messrs Gonski and Liebelt and Ms Dwyer have been appointed to the Board over the course of the last two years. The objective previously set by the Board in relation to Board gender diversity was to increase the number of women on the Board over time as vacancies arose following completion of that succession process. During 2014 Mr Hay and Ms Watkins also retired from the Board creating vacancies which were filled by Mr J T Macfarlane and Ms Atlas. This maintained the number of women on the Board at two.

The Board has now set a new Board gender diversity objective which is to increase the number of women on the ANZ Board over time as vacancies and circumstances permit, with the target being to achieve a female representation of at least 30% amongst the Non-Executive Directors on the Board.

ANZ has two women on its Management Board: the CEO Global Wealth and Group Managing Director Marketing, Innovation and Digital; and the Group Chief Human Resources Officer. At Senior Executive and Executive levels 22.5% of leadership positions are held by women, up from 22.1% the previous year.

During 2014, overall representation of women in management has increased from 38.7% to 39.2%. Improvements in particular occurred at manager level, increasing from 40.6% to 41.1%. While ANZ is proud of its progress, it is understood that as ANZ increases its super regional footprint, ANZ will face challenges of low employment growth in the domestic markets of Australia and New Zealand, and different regulatory, social and cultural barriers to female workforce participation in some of ANZ’s Asian locations. Supply issues also continue to be a problem in particular business areas such as Technology. Maintaining the focus on gender balance remains a key strategy across all of ANZ’s geographies and businesses.

Targets and Progress for Improving Outcomes in Gender Equality

Annual public targets have been set for women in management since 2004. Progress and results for 2014 are set out below, defining each level of Management in relation to the CEO, in line with work undertaken by the Male Champions of Change initiative to improve the consistency and detail of reporting on women in management in Australia. This has been updated this year to more accurately reflect ANZ’s workforce. For the purposes of reporting on Senior Executive and Executive roles, these senior roles typically involve leading countries, large businesses, operations or projects, and/or strategy, policy and governance in specific areas for the Group.

Group^	2013 Baseline*	2014 Target	2014 Actual % of women	2014 Actual number of women	2015 Target
Senior Executives & Executives (Incl. Management Board)	22.1%		22.5%	189
CEO-1: ANZ Management Board			18.2%	2
CEO-2: Senior Executive[1]			25.2%	39
CEO-3: Executive[2]			22.0%	148
Senior Manager[3]	30.6%		30.2%	607
Manager[4]	40.6%		41.1%	6,950
Total women in Management[5]	38.7%	39.7%	39.2%	7,746	40.2%
Total women in non-Management[6]	64.6%		64.2%	19,224
ANZ Overall	54.5%		54.2%	26,970

Notes

*	Includes employees on parental leave. Parental leave data is available for Australia, New Zealand and Bangalore employees only. Due to a minor change in reporting boundaries, 2013 baseline figures reported differ by 0.1% to those reported in ANZ’s 2013 Annual Report.
^	Includes all employees regardless of leave status and includes casuals but not contractors (which are included in FTE).

1	Senior Executive comprises persons holding roles within ANZ designated as Group 1. These roles typically involve leading large businesses, geographies or the strategy, policy and governance of business areas (excludes Management Board).
2	Executive comprises persons holding roles within ANZ designated as Group 2.
3	Senior Manager comprises persons holding roles within ANZ designated as Group 3.
4	Manager comprises persons holding roles within ANZ designated as Group 4.
5	Total women in Management represents all ANZ Management Board roles and roles within ANZ designated as Group 1 to 4.
6	Non-Management comprises women holding roles within ANZ designated as Group 5 and 6.

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Prevention of Sex-Based Harassment and Discrimination

ANZ reviews its Equal Employment Opportunity (EEO) policies and training annually to ensure they are up-to-date and proactively educating employees and their managers on harassment, bullying and victimisation for sex-based issues. All ANZ employees are required to complete EEO training on an annual basis, and reported incidents related to sexual harassment, bullying and victimisation for sex-based issues are carefully tracked and managed. In 2014, ANZ added an item to its employee survey asking “In my organisation, sex-based harassment is not tolerated”, to which 95% of employees globally strongly agreed or agreed.

Pay Equity

ANZ reports progress in achieving gender pay equity across the organisation. The gender pay differential between males and females (based on like-for-like job size) continues to be minimal, with further reductions achieved in 2014. Annual reviews of ANZ’s performance and remuneration outcomes ensure balance and parity, with performance assessments (which drive remuneration outcomes) being equitably applied between males and females.

Recruitment, Progression and Development Practices

ANZ aims to achieve gender balance and diversity in its key recruitment, talent development and learning programs to ensure it is building a strong pipeline of men and women leaders for the future. For example, ANZ’s 2014 graduate intake in Australia and New Zealand is 49% female, and 25% of the total intake speaks an Asian language; two graduates have a self-disclosed disability and four graduates are from an Indigenous background. ANZ’s latest intake of the Generalist Banker accelerated development program has 50% women and 70% of all participants speak an Asian language. Of the participants in the Building Enterprise Talent program, 50% are women and 60% of all participants have had more than three years international experience. 50% of participants in the Leadership Pathway training programs in 2014 were women.

ANZ sets clear targets around gender-balanced recruitment, requiring 100% of all recruitment shortlists to contain at least one female candidate, and a 50:50 target for all recruitment. In 2013, ANZ’s CEO and ANZ signed the Panel Pledge – a commitment to ensure that all panels and speaking engagements in which ANZ participates are gender balanced. This is supported internally by ANZ’s ‘Notable Women’ initiative, which aims to provide senior female leaders with the skills and opportunities to represent ANZ in the media on key business issues.

Under-represented and disadvantaged groups

ANZ has specific programs focused on Indigenous employment and traineeships, and providing work placement opportunities for refugees. During 2014, ANZ provided traineeships or permanent employment opportunities for 141 Indigenous Australians. ANZ also participated in The Brotherhood of St Laurence’s Given the Chance refugee employment program, providing refugees in Australia with skills and experience to enter the workforce. This year 26 refugees took part in the program. ANZ also continued to progress its Indigenous Action Plan through the establishment of the ANZ Reconciliation Network to drive the Indigenous inclusion agenda across ANZ in Australia. Since 2003, ANZ has employed more than 800 Indigenous Australians.

ANZ’s Accessibility and Inclusion Plan aims to include, attract and value customers and employees living with a disability. During 2014, ANZ exceeded its employment target, employing 86 people with a self-disclosed disability.

Parental Leave and Flexible Work Arrangements

ANZ offers flexible work arrangements, breaks from work and other support in special circumstances to help balance life priorities with work and to manage careers. During 2014, ANZ continued to embed flexible working policies and practices, building awareness of the business and personal benefits of flexibility by profiling male and female senior leaders who role model flexible working. The 2014 employee survey showed an increase in the number of employees working flexibly, and that 84% of employees believe ANZ supports their efforts to balance their work and personal commitments.

ANZ supports employees throughout their careers. In Australia, ANZ offers 12 weeks paid parental leave to both female and male employees if they are the primary care giver. Australian employees also have access to a $4000 child care allowance upon their return to work, and all managers are given access to their ANZ laptops while on parental leave to enable them to stay in touch and ease their transition back to work.

Recognition and Support For Equality and Inclusion in ANZ’s Communities

ANZ continues to be recognised as an Employer of Choice for Women by the Australian Government’s Workplace Gender Equality Agency. In New Zealand, ANZ was recognised in 2013 by the United Nations Women National Committee for excellence in equal opportunity and non discrimination. ANZ has also been recognised as a Gold Tier employer by the Australian Workplace Equality Index, ranking among the top 5 national employers for the inclusion of Lesbian, Gay, Bisexual, Transgender and Intersex employees.

ANZ partners and/or participates in the Male Champions of Change initiative; Chief Executive Women; and Community Business’s Diversity and Inclusion in Asia Network. ANZ is a founding member of the Diversity Council of Australia, the Principal Partner of the Sydney Gay and Lesbian Mardi Gras, and a member of Pride in Diversity and the Australian Network on Disability.

Future Goals

ANZ’s ambition is to foster the most diverse workplace in the region; one which reflects the markets within which it operates, harnesses the unique talents and capabilities of all ANZ’s people and actively uses this diversity as a point of competitive advantage in the market.

2015 publicly stated gender balance and diversity goals

Improve employee engagement to 75%

Improve perceptions of ‘values-based leadership’ amongst ANZ employees to 73%

Increase the representation of women in management by 1% and achieve gender balance in ANZ’s key recruitment, talent and leadership programs

Increase both the number of people with a self-disclosed disability and the number of people with a disability recruited through traineeships, graduate programs and permanent employment opportunities by 15% from FY14 year end result

Increase the number of Indigenous Australians recruited through traineeships, graduate programs and permanent employment opportunities by 15% from FY14 year end result

Increase the adoption of flexible working practices in Australia and NZ to 50% of employees and extend flexibility into two Asian markets

Political Donations

For the year to 30 September 2014, ANZ donated $100,000 to the Liberal Party of Australia and $80,000 to the Australian Labor Party.

76

ANZ ANNUAL REPORT 2014

SECTION 2

Financial Statements	78
Income Statement	78
Statement of Comprehensive Income	79
Balance Sheet	80
Cash Flow Statement	81
Statement of Changes in Equity	82
Notes to the Financial Statements	84
1 Significant Accounting Policies	84
2 Critical Estimates and Judgements Used in Applying Accounting Policies	95
3 Income	97
4 Expenses	98
5 Compensation of Auditors	99
6 Income Tax Expense	100
7 Dividends	101
8 Earnings per Ordinary Share	103
9 Cash	103
10 Trading Securities	103
11 Derivative Financial Instruments	104
12 Available-for-sale Assets	110
13 Net Loans and Advances	111
14 Impaired Financial Assets	112
15 Provision for Credit Impairment	112
16 Shares in Controlled Entities and Associates	114
17 Tax Assets	115
18 Goodwill and Other Intangible Assets	116
19 Other Assets	117
20 Premises and Equipment	117
21 Deposits and Other Borrowings	118
22 Tax Liabilities	119
23 Payables and Other Liabilities	119
24 Provisions	120
25 Debt issuances	120
26 Subordinated Debt	121
27 Share Capital	123
28 Reserves and Retained Earnings	125
29 Capital Management	126
30 Assets Charged as Security for Liabilities and Collateral Accepted as Security for Assets	129
31 Financial Risk Management	130
32 Fair Value of Financial Assets and Financial Liabilities	151
33 Maturity Analysis of Assets and Liabilities	159
34 Offsetting	160
35 Segment Analysis	162
36 Notes to the Cash Flow Statements	165
37 Controlled Entities	167
38 Associates	168
39 Structured Entities	169
40 Transfers of Financial Assets	171
41 Fiduciary Activities	172
42 Commitments	172
43 Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets	173
44 Superannuation and Other Post Employment Benefit Schemes	176
45 Employee Share and Option Plans	179
46 Related Party Disclosures	184
47 Life Insurance Business	185
48 Changes to Comparatives	189
49 Events since the End of the Financial Year	192
Directors' Declaration and Responsibility Statement	193
Independent Auditor's Report	194

SECTION 2 77

		Consolidated		The Company
	Note	2014 $m	2013[1] $m	2014 $m	2013[1] $m
Interest income	3	29,524	28,627	25,560	25,513
Interest expense	4	(15,714)	(15,869)	(15,550)	(16,149)
Net interest income		13,810	12,758	10,010	9,364
Other operating income	3	4,189	3,851	5,868	5,249
Net funds management and insurance income	3	1,538	1,431	217	203
Share of associates’ profit	3	517	482	–	–
Operating income		20,054	18,522	16,095	14,816
Operating expenses	4	(8,760)	(8,257)	(6,878)	(6,509)
Profit before credit impairment and income tax		11,294	10,265	9,217	8,307
Credit impairment charge	15	(986)	(1,188)	(974)	(1,132)
Profit before income tax		10,308	9,077	8,243	7,175
Income tax expense	6	(3,025)	(2,757)	(1,971)	(1,788)
Profit for the year		7,283	6,320	6,272	5,387
Comprising:
Profit attributable to non-controlling interests		12	10	–	–
Profit attributable to shareholders of the Company		7,271	6,310	6,272	5,387

Earnings per ordinary share (cents)
Basic	8	267.1	232.7	n/a	n/a
Diluted	8	257.0	225.7	n/a	n/a
Dividend per ordinary share (cents)	7	178	164	178	164

1	Comparative amounts have changed. Refer to note 48 for details.

The notes appearing on pages 84 to 192 form an integral part of these financial statements.

		Consolidated		The Company
	Note	2014 $m	2013[1] $m	2014 $m	2013[1] $m
Profit for the year		7,283	6,320	6,272	5,387

Other comprehensive income
Items that will not be reclassified subsequently to profit or loss
Remeasurement gain/(loss) on defined benefit plans	28, 44	43	43	8	(15)
Fair value gain/(loss) attributable to changes in own credit risk of financial liabilities designated at fair value		(35)	(63)	(35)	(63)
Income tax on items that will not be reclassified subsequently to profit or loss
Remeasurement gain/(loss) on defined benefit plans		(11)	(18)	(2)	(3)
Fair value gain/(loss) attributable to changes in own credit risk of financial liabilities designated at fair value		10	19	10	19
Items that may be reclassified subsequently to profit or loss
Foreign currency translation reserve
Exchange differences taken to equity	28	487	1,712	94	234
Exchange differences transferred to income statement		37	–	–	–
Available-for-sale revaluation reserve
Valuation gain/(loss) taken to equity	28	134	13	90	32
Transferred to the income statement		(47)	3	(40)	4
Cash flow hedge reserve
Valuation gain/(loss) taken to equity	28	165	(186)	168	(78)
Transferred to income statement		(31)	–	8	24
Share of associates’ other comprehensive income[2]		(24)	18	–	–
Income tax on items that may be reclassified subsequently to profit or loss
Available-for-sale revaluation reserve		(23)	(7)	(14)	(20)
Cash flow hedge reserve		(41)	52	(53)	16
Other comprehensive income net of tax		664	1,586	234	150
Total comprehensive income for the year		7,947	7,906	6,506	5,537
Comprising total comprehensive income attributable to:
Non-controlling interests		16	15	–	–
Shareholders of the Company		7,931	7,891	6,506	5,537

1	Comparative amounts have changed. Refer to note 48 for details.
2	Share of associates’ other comprehensive income is comprised of available-for-sale revaluation reserve loss of $25 million (2013: gain of $18 million), foreign currency translation reserve of nil (2013: loss of $1 million) and cash flow hedge reserve gain of $1 million (2013: gain of $1 million).

The notes appearing on pages 84 to 192 form an integral part of these financial statements.

FINANCIAL STATEMENTS     79

		Consolidated		The Company
	Note	2014 $m	2013[1] $m	2014 $m	2013[1] $m
Assets
Cash	9	32,559	25,270	30,655	22,798
Settlement balances owed to ANZ		20,241	19,225	18,150	16,621
Collateral paid		5,459	6,530	4,873	5,638
Trading securities	10	49,692	41,288	38,049	31,464
Derivative financial instruments	11	56,369	45,878	52,882	41,011
Available-for-sale assets	12	30,917	28,277	26,151	23,823
Net loans and advances	13	521,752	483,264	415,066	383,173
Regulatory deposits		1,565	2,106	434	990
Due from controlled entities		–	–	99,194	71,354
Shares in controlled entities	16	–	–	14,870	14,955
Investments in associates	16	4,582	4,123	720	841
Current tax assets	17	38	20	27	18
Deferred tax assets	17	417	725	778	936
Goodwill and other intangible assets	18	7,950	7,690	2,451	2,124
Investments backing policy liabilities	47	33,579	32,083	–	–
Premises and equipment	20	2,181	2,164	1,001	983
Other assets	19	4,791	4,352	2,243	2,268
Total assets		772,092	702,995	707,544	618,997
Liabilities
Settlement balances owed by ANZ		10,114	8,695	8,189	7,451
Collateral received		5,599	3,921	4,886	3,531
Deposits and other borrowings	21	510,079	466,915	423,172	385,449
Derivative financial instruments	11	52,925	47,509	50,474	41,827
Due to controlled entities		–	–	93,796	64,649
Current tax liabilities	22	449	972	301	882
Deferred tax liabilities	22	120	14	62	12
Policy liabilities	47	34,554	32,388	–	–
External unit holder liabilities (life insurance funds)		3,181	3,511	–	–
Payables and other liabilities	23	10,984	9,059	7,682	6,276
Provisions	24	1,100	1,228	695	825
Debt issuances	25	80,096	70,376	64,161	56,968
Subordinated debt	26	13,607	12,804	12,870	12,062
Total liabilities		722,808	657,392	666,288	579,932
Net assets		49,284	45,603	41,256	39,065
Shareholders’ equity
Ordinary share capital	27	24,031	23,641	24,280	23,914
Preference share capital	27	871	871	871	871
Reserves	28	(239)	(907)	(215)	(473)
Retained earnings	28	24,544	21,936	16,320	14,753
Share capital and reserves attributable to shareholders of the Company		49,207	45,541	41,256	39,065
Non-controlling interests	27	77	62	–	–
Total shareholders’ equity		49,284	45,603	41,256	39,065

1	Comparative amounts have changed. Refer to note 48 for details.

The notes appearing on pages 84 to 192 form an integral part of these financial statements.

		Consolidated		The Company
	Note	2014 $m	2013[1] $m	2014 $m	2013[1] $m
Cash flows from operating activities
Interest received		29,327	28,752	25,417	25,706
Interest paid		(14,886)	(16,333)	(14,716)	(16,613)
Dividends received		127	114	1,890	1,340
Other operating income received		2,704	9,616	3,780	9,437
Other operating expenses paid		(8,123)	(7,351)	(6,476)	(5,874)
Income taxes paid		(3,207)	(2,494)	(2,615)	(2,043)
Net cash flows from funds management and insurance business
Premiums, other income and life investment deposits received		7,549	6,093	168	152
Investment income and policy deposits received		620	198	–	–
Claims and policyholder liability payments		(5,578)	(4,983)	–	–
Commission expense (paid)/received		(471)	(446)	49	51
Cash flows from operating activities before changes in operating assets and liabilities		8,062	13,166	7,497	12,156
Changes in operating assets and liabilities arising from cash flow movements:
(Increase)/decrease in operating assets
Collateral paid		1,271	348	957	237
Trading securities		(8,600)	768	(7,131)	(736)
Loans and advances		(35,154)	(30,137)	(29,408)	(24,119)
Net intra-group loans and advances		–	–	1,856	(3,734)
Net cash flows from investments backing policyholder liabilities
Purchase of insurance assets		(4,856)	(3,505)	–	–
Proceeds from sale/maturity of insurance assets		4,625	4,341	–	–
Increase/(decrease) in operating liabilities:
Deposits and other borrowings		36,592	27,541	31,798	26,036
Settlement balances owed by ANZ		1,358	3,279	668	3,114
Collateral received		1,435	1,391	1,103	1,205
Payables and other liabilities		910	(1,025)	1,417	(1,475)
Change in operating assets and liabilities arising from cash flow movements		(2,419)	3,001	1,260	528
Net cash provided by operating activities	36(a)	5,643	16,167	8,757	12,684
Cash flows from investing activities
Available-for-sale assets
Purchases		(12,652)	(16,320)	(7,849)	(12,944)
Proceeds from sale or maturity		11,136	10,224	6,489	8,042
Controlled entities and associates
Purchased (net of cash acquired)	36(c)	–	(2)	(21)	(484)
Proceeds from sale (net of cash disposed)	36(c)	251	81	249	25
Premises and equipment
Purchases		(370)	(356)	(248)	(354)
Other assets		(292)	(1,234)	86	(507)
Net cash (used in) by investing activities		(1,927)	(7,607)	(1,294)	(6,222)
Cash flows from financing activities
Debt issuances
Issue proceeds		17,156	18,895	13,102	16,658
Redemptions		(10,710)	(19,773)	(8,642)	(15,766)
Subordinated debt
Issue proceeds		3,258	1,868	3,258	1,869
Redemptions		(2,586)	(1,465)	(2,586)	(1,465)
Dividends paid		(3,827)	(3,226)	(3,843)	(3,239)
Share capital issues		4	30	4	30
Share buybacks		(500)	(425)	(500)	(425)
Net cash provided by/(used in) financing activities		2,795	(4,096)	793	(2,338)
Net increase in cash and cash equivalents		6,511	4,464	8,256	4,124
Cash and cash equivalents at beginning of year		41,111	35,507	36,279	31,419
Effects of exchange rate changes on cash and cash equivalents		607	1,140	513	736
Cash and cash equivalents at end of year	36(b)	48,229	41,111	45,048	36,279

1	Comparative amounts have changed. Refer to note 48 for details.

The notes appearing on pages 84 to 192 form an integral part of these financial statements.

FINANCIAL STATEMENTS     81

Consolidated	Ordinary share capital $m	Preference shares $m	Reserves[1] $m	Retained earnings $m	Shareholders’ equity attributable to equity holders of the Bank $m	Non-controlling interests $m	Total shareholders’ equity $m
As at 1 October 2012	23,070	871	(2,498)	19,728	41,171	49	41,220

Restatement	–	–	–	(17)	(17)	–	(17)
As at 1 October 2012 (restated)	23,070	871	(2,498)	19,711	41,154	49	41,203
Profit or loss	–	–	–	6,310	6,310	10	6,320
Other comprehensive income for the year	–	–	1,600	(19)	1,581	5	1,586
Total comprehensive income for the year	–	–	1,600	6,291	7,891	15	7,906
Transactions with equity holders in their capacity as equity holders:
Dividends paid	–	–	–	(4,088)	(4,088)	(1)	(4,089)
Dividend income on Treasury shares held within the Group’s life insurance statutory funds	–	–	–	20	20	–	20
Dividend reinvestment plan	843	–	–	–	843	–	843
Transactions with non-controlling interests	–	–	(10)	–	(10)	(1)	(11)
Other equity movements:
Share-based payments/(exercises)	–	–	3	–	3	–	3
Treasury shares Global Wealth adjustment	7	–	–	–	7	–	7
Group share option scheme	30	–	–	–	30	–	30
Group employee share acquisition scheme	116	–	–	–	116	–	116
Group share buyback	(425)	–	–	–	(425)	–	(425)
Transfer of options/rights lapsed	–	–	(2)	2	–	–	–
As at 30 September 2013	23,641	871	(907)	21,936	45,541	62	45,603
Profit or loss	–	–	–	7,271	7,271	12	7,283
Other comprehensive income for the year	–	–	653	7	660	4	664
Total comprehensive income for the year	–	–	653	7,278	7,931	16	7,947

Transactions with equity holders in their capacity as equity holders:
Dividends paid	–	–	–	(4,700)	(4,700)	(1)	(4,701)
Dividend income on Treasury shares held within the Group’s life insurance statutory funds	–	–	–	22	22	–	22
Dividend reinvestment plan	851	–	–	–	851	–	851
Transactions with non-controlling interests	–	–	10	–	10	–	10
Other equity movements:
Share-based payments/(exercises)	–	–	13	–	13	–	13
Treasury shares Global Wealth adjustment	24	–	–	–	24	–	24
Group share option scheme	4	–	–	–	4	–	4
Group employee share acquisition scheme	11	–	–	–	11	–	11
Group share buyback	(500)	–	–	–	(500)	–	(500)
Transfer of options/rights lapsed	–	–	(8)	8	–	–	–
As at 30 September 2014	24,031	871	(239)	24,544	49,207	77	49,284

1	Further information on other comprehensive income is disclosed in note 28 to the financial statements.

The notes appearing on pages 84 to 192 form an integral part of these financial statements.

The Company	Ordinary share capital $m	Preference shares $m	Reserves[1] $m	Retained earnings $m	Shareholders’ equity attributable to equity holders of the Bank $m	Non-controlling interests $m	Total shareholders’ equity $m
As at 1 October 2012	23,350	871	(686)	13,508	37,043	–	37,043

Restatement	–	–	–	–	–	–	–
As at 1 October 2012 (restated)	23,350	871	(686)	13,508	37,043	–	37,043
Profit or loss	–	–	–	5,387	5,387	–	5,387
Other comprehensive income for the year	–	–	212	(62)	150	–	150
Total comprehensive income for the year	–	–	212	5,325	5,537	–	5,537
Transactions with equity holders in their capacity as equity holders:	–	–	–	–	–	–	–
Dividends paid	–	–	–	(4,082)	(4,082)	–	(4,082)
Dividend reinvestment plan	843	–	–	–	843	–	843
Other equity movements:
Share-based payments/(exercises)	–	–	3	–	3	–	3
Group share option scheme	30	–	–	–	30	–	30
Group employee share acquisition scheme	116	–	–	–	116	–	116
Group share buyback	(425)	–	–	–	(425)	–	(425)
Transfer of options/rights lapsed	–	–	(2)	2	–	–	–
As at 30 September 2013	23,914	871	(473)	14,753	39,065	–	39,065
Profit or loss	–	–	–	6,272	6,272	–	6,272
Other comprehensive income for the year	–	–	253	(19)	234	–	234
Total comprehensive income for the year	–	–	253	6,253	6,506	–	6,506
Transactions with equity holders in their capacity as equity holders:
Dividends paid	–	–	–	(4,694)	(4,694)	–	(4,694)
Dividend reinvestment plan	851	–	–	–	851	–	851
Other equity movements:
Share-based payments/(exercises)	–	–	13	–	13	–	13
Group share option scheme	4	–	–	–	4	–	4
Group employee share acquisition scheme	11	–	–	–	11	–	11
Group share buyback	(500)	–	–	–	(500)	–	(500)
Transfer of options/rights lapsed	–	–	(8)	8	–	–	–
As at 30 September 2014	24,280	871	(215)	16,320	41,256	–	41,256

1	Further information on other comprehensive income is disclosed in note 28 to the financial statements.

The notes appearing on pages 84 to 192 form an integral part of these financial statements.

FINANCIAL STATEMENTS     83

1: Significant Accounting Policies

The financial statements of Australia and New Zealand Banking Group Limited (the Company) and its controlled entities (the Group) for the year ended 30 September 2014 were authorised for issue in accordance with the resolution of the Directors on 5 November 2014.

The principal accounting policies adopted in the preparation of these financial statements are set out below. These policies have been consistently applied by the Company and all Group entities for all years presented in these financial statements.

The Company is incorporated and domiciled in Australia. The address of the Company’s registered office is ANZ Centre, Level 9, 833 Collins Street, Docklands, Victoria, Australia 3008.

The Company and Group are for-profit entities.

A) BASIS OF PREPARATION

i) Statement of compliance

The financial statements of the Company and Group are general purpose financial statements which have been prepared in accordance with the relevant provisions of the Banking Act 1959, Australian Accounting Standards (AASs) and other authoritative pronouncements of the Australian Accounting Standards Board and the Corporations Act 2001.

International Financial Reporting Standards (IFRS) are Standards and Interpretations adopted by the International Accounting Standards Board (IASB). IFRS forms the basis of AASs. The Group’s application of AASs ensures that the financial statements of the Company and Group comply with IFRS.

ii) Use of estimates and assumptions

The preparation of these financial statements requires the use of management judgement, estimates and assumptions that affect reported amounts and the application of accounting policies. Discussion of the critical accounting treatments, which include complex or subjective decisions or assessments, are covered in note 2. Such estimates and judgements are reviewed on an ongoing basis.

iii) Basis of measurement

The financial information has been prepared in accordance with the historical cost basis except that the following assets and liabilities are stated at their fair value:

}	derivative financial instruments;

}	available-for-sale financial assets;

}	financial instruments held for trading; and

}	assets and liabilities designated at fair value through profit and loss.

In accordance with AASB 1038 Life Insurance Contracts (‘AASB 1038’), life insurance liabilities are measured using the Margin on Services model.

In accordance with AASB 119 Employee Benefits (‘AASB 119’), defined benefit obligations are measured using the Projected Unit Credit Method.

iv) Changes in Accounting Policy

All new and amended AASs applicable for the first time to the Group in the year ended 30 September 2014 have been applied to these financial statements effective from their required date of application. The accounting policies are consistent with those of the previous financial year except as noted below.

AASB 119 Employee Benefits – Revised 2011 (‘AASB 119’)

The Group applied the amended AASB 119 from 1 October 2013. Amendments to AASB 119 resulted mainly in changes to the measurement of interest cost relating to defined benefit obligations. Certain additional disclosures have also resulted from applying the amended AASB 119 as provided in note 44.

In accordance with transitional provisions the changes have been applied retrospectively, with the net impact of initial application recognised in retained earnings as at 1 October 2012. The comparative balances of payables and other liabilities and the associated deferred tax asset have been restated. Refer to note 48 for further details.

AASB 10 Consolidated Financial Statements (‘AASB 10’)

AASB 10 replaced AASB 127 Consolidated and Separate Financial Statements and Interpretation 112 Consolidation – Special Purpose Entities to establish revised guidance for consolidation of financial statements. The Standard provides a revised definition of ‘control’ based on whether the investor is exposed to, or has rights to, variable returns from its involvement with an investee and has the ability to affect those returns through its power over the investee. ‘Control’ is established as the single basis for consolidation for all entities, regardless of the nature of the investee.

The Group applied AASB 10 from 1 October 2013 and the initial application did not materially impact the Group.

AASB 12 Disclosure of Interests in Other Entities (‘AASB 12’)

AASB 12 sets out disclosure requirements for the Group’s interest in subsidiaries, associates and structured entities. Adoption of AASB 12 resulted in revised disclosures for associates as provided in note 38 and new disclosures for structured entities as set out in note 39. Comparative disclosures for interests in unconsolidated structured entities are not required in the first year of adoption. Initial application of AASB 12 had no impact on the financial position and the results of the Group.

AASB 13 Fair Value Measurement (‘AASB 13’)

The Group applied AASB 13 prospectively from 1 October 2013. AASB 13 provides a single source of guidance on fair value measurement for financial and non-financial assets and liabilities. The Standard does not change when fair value is required to be applied, but rather provides guidance on how to determine fair value when fair value measurement is required or permitted. AASB 13 requires additional fair value disclosures which have been provided in note 32. As comparative information is not required in the first year of application, it has only been included where readily available from prior years. The initial application of AASB 13 did not materially impact the financial position and results of the Group.

AASB 2013-3 Recoverable Amount Disclosures for Non-Financial Assets – Amendments to AASB 136 (‘AASB 2013-3’)

At the time of issue of AASB 13, a consequential change was made to AASB 136 Impairment of Assets requiring additional disclosures on management’s estimate of the fair value of cash generating units containing goodwill when there has been no impairment. This change was subsequently identified as broader than intended and was corrected by AASB 2013-3 which is not mandatorily applicable to the Group until the year ending 30 September 2015. Accordingly, the Group has early adopted AASB 2013-3 in these financial statements to obviate the need for one-off disclosure.

84

1: Significant Accounting Policies (continued)

AASB 9 Financial Instruments (‘AASB 9’)

A revised version of AASB 9 was issued by the Australian Accounting Standards Board in December 2013 which, unless early adopted, is effective for the Group’s 30 September 2019 financial year-end.

The Group has early adopted, from 1 October 2013, the part of AASB 9 relating to gains and losses attributable to changes in own credit risk of financial liabilities designated as ‘fair value through profit or loss.’ Accordingly, such gains and losses that were previously recognised in the income statement are now presented in other comprehensive income. There will be no recycling of these gains or losses on disposal. The current year impact of reclassifying the gain or loss attributable to own credit risk is an increase in other operating income of $35 million, an increase in income tax expense of $10 million, a decrease in other comprehensive income of $25 million and an increase in basic and diluted earnings per ordinary share of 0.9 and 0.9 cents respectively. There is no impact on the balance sheet. Comparative information has been restated. Refer to note 48 for further details.

AASB 2012-2 Amendments to Australian Accounting Standards – Disclosures – Offsetting Financial Assets and Financial Liabilities (‘AASB 2012-2’)

AASB 2012-2 amends AASB 7 Financial Instruments: Disclosures (AASB 7) to require additional disclosure of the Group’s use of enforceable master netting arrangements and their effects, even when financial assets and financial liabilities subject to such arrangements are not offset on the Balance Sheet. The application of AASB 2012-2 had no impact on the financial position and the results of the Group. The required disclosures have been provided in note 34.

Cash Equivalents

During the year, following the Balance Sheet reclassification, the Group removed loans and advances with financial institution counterparties with original maturities of less than 90 days from the definition of ‘cash equivalents’ (as presented in the cash flow statement). These balances now form part of ‘Net Loans and advances’ in the Balance Sheet and the associated cash inflows/ outflows form part of cash flows from operating activities. The Group considers that this change better reflects the characteristics of those financial instruments.

v) Rounding

The Company is an entity of the kind referred to in Australian Securities and Investments Commission class order 98/100 dated 10 July 1998 (as amended). Consequently, amounts in the financial statements have been rounded to the nearest million dollars, except where otherwise indicated.

vi) Comparatives

Certain amounts in the comparative information have been reclassified to conform with current period financial statement presentations. Refer to note 48 for further details.

vii) Principles of consolidation

The consolidated financial statements of the Group comprise the financial statements of the Company and all its subsidiaries. An entity, including a structured entity, is considered a subsidiary of the Group when it is determined that control over the entity exists. Control is deemed to exist when the Group is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Power is assessed by examining existing rights that give the Group the current ability to direct the relevant activities of the entity.

At times, the determination of control can be judgemental. Further detail on the judgement involved in assessing control has been provided in note 2(iii).

The effect of all transactions between entities in the Group has been eliminated.

Where subsidiaries have been sold or acquired during the year, their operating results have been included to the date of disposal or from the date of acquisition. When control ceases, the assets and liabilities of the subsidiary, any related non-controlling interest and other components of equity are derecognised. Any resulting gain or loss is recognised in profit or loss and any interest retained in the former subsidiary is measured at fair value.

In the Company’s financial statements, investments in subsidiaries are carried at cost less accumulated impairment losses.

viii) Associates

The Group applies the equity method of accounting for associates.

The Group’s share of results of associates is included in the consolidated income statement. Shares in associates are carried in the consolidated balance sheet at cost plus the Group’s share of changes in associates’ post-acquisition net assets less accumulated impairment.

Interests in associates are reviewed for any indication of impairment at least at each reporting date. Where an indication of impairment exists the recoverable amount of the associate is determined based on the higher of the associate’s fair value less costs to sell and its value in use. A discounted cash flow methodology and other methodologies such as the capitalisation of earnings methodology are used to determine the reasonableness of the recoverable amount calculation.

In the Company’s financial statements, investments in associates are carried at cost less accumulated impairment losses.

ix) Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency).

The consolidated financial statements are presented in Australian dollars, which is the Company’s functional and presentation currency.

Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions.

Monetary assets and liabilities resulting from foreign currency transactions are subsequently translated at the spot rate at reporting date.

Exchange rate differences arising on the settlement of monetary items or translation differences on monetary items at rates different to those at which they were initially recognised or included in a previous financial report, are recognised in the income statement in the period in which they arise.

Translation differences on non-monetary items measured at fair value through profit or loss, are reported as part of the fair value gain or loss on these items.

Translation differences on non-monetary items measured at fair value through equity, such as equities classified as available-for-sale financial assets, are included in the available-for-sale reserve in equity.

NOTES TO THE FINANCIAL STATEMENTS 85

1: Significant Accounting Policies (continued)

Translation to presentation currency

The results and financial position of all Group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the Group’s presentation currency are translated into the Group’s presentation currency as follows:

}	assets and liabilities are translated at the rates of exchange ruling at reporting date;

}	revenue and expenses are translated at the average exchange rate for the period, unless this average is not a reasonable approximation of the rate prevailing on transaction date, in which case revenue and expenses are translated at the exchange rate ruling at transaction date; and

}	all resulting exchange differences are recognised in the foreign currency translation reserve.

When a foreign operation is disposed, exchange differences are recognised in the income statement as part of the gain or loss on sale.

Goodwill arising on the acquisition of a foreign operation is treated as an asset of the foreign operation and translated at the spot rate at reporting date.

B) INCOME RECOGNITION

i) Interest income

Interest income is recognised as it accrues using the effective interest rate method.

The effective interest rate method calculates the amortised cost of a financial asset or financial liability and allocates the interest income or interest expense over the expected life of the financial asset or financial liability so as to achieve a constant yield on the financial asset or liability.

For assets subject to prepayment, expected life is determined on the basis of the historical behaviour of the particular asset portfolio, taking into account contractual obligations and prepayment experience. This is assessed on a regular basis.

ii) Fee and commission income

Fees and commissions received that are integral to the effective interest rate of a financial asset are recognised using the effective interest method. For example, loan origination fees, together with related direct costs, are deferred and recognised as an adjustment to the effective interest rate on a loan once drawn.

Fees and commissions that relate to the execution of a significant act (for example, advisory or arrangement services, placement fees and underwriting fees) are recognised when the significant act has been completed.

Fees charged for providing ongoing services (for example, maintaining and administering existing facilities) are recognised as income over the period the service is provided.

iii) Dividend income

Dividends are recognised as revenue when the right to receive payment is established.

iv) Leasing income

Income on finance leases is recognised on a basis that reflects a constant periodic return on the net investment in the finance lease.
v) Gain or loss on sale of assets

The gain or loss on the disposal of assets is determined as the difference between the carrying amount of the asset at the time of disposal and the proceeds of disposal, net of incremental disposal costs. This is recognised as an item of other income in the year in which the significant risks and rewards of ownership transfer to the buyer.

C) EXPENSE RECOGNITION

i) Interest expense

Interest expense on financial liabilities measured at amortised cost is recognised as it accrues using the effective interest rate method.

ii) Loan origination expenses

Certain loan origination expenses are an integral part of the effective interest rate of a financial asset measured at amortised cost. These loan origination expenses include:

}	fees and commissions payable to brokers and certain customer incentive payments in respect of originating lending business; and

}	other expenses of originating lending business, such as external legal costs and valuation fees, provided these are direct and incremental costs related to the issue of a financial asset.

Such loan origination expenses are initially recognised as part of the cost of acquiring the financial asset and amortised as part of the effective yield of the financial asset over its expected life using the effective interest rate method.

iii) Share-based compensation expense

The Group has various equity settled share-based compensation plans. These are described in note 45 and comprise the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan.

ANZ Employee Share Acquisition Plan

The fair value of ANZ ordinary shares granted under the Employee Share Acquisition Plan is measured at grant date, using the one-day volume weighted average market price of ANZ shares. The fair value is expensed on a straight-line basis over the relevant vesting period, with a corresponding increase in share capital.

ANZ Share Option Plan

The fair value of share options is measured at grant date, using an option pricing model. The fair value is expensed on a straight-line basis over the relevant vesting period. This is recognised as share-based compensation expense with a corresponding increase in the share options reserve.

The option pricing model takes into account the exercise price of the option, the risk-free interest rate, the expected volatility of ANZ’s ordinary share price and other factors. Market vesting conditions are taken into account in determining the fair value.

A deferred share right or a performance right is a right to acquire a share at nil cost to the employee subject to satisfactorily meeting time and/or performance hurdles. For equity grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion. The fair value of deferred share rights or performance rights is determined at grant date using an option pricing model, taking into account market-based performance conditions. The fair value is expensed over the relevant vesting period. This is recognised as share-based compensation expense with a corresponding increase in the share options reserve.

86

1: Significant Accounting Policies (continued)

Other adjustments

Subsequent to the grant of an equity-based award, the amount recognised as an expense is reversed when an employee fails to satisfy the minimum service period specified in the award upon resignation, termination or notice of dismissal for serious misconduct. The expense is not reversed where the award does not vest due to the failure to meet a market-based performance condition.

iv) Lease payments

Leases entered into by the Group as lessee are predominantly operating leases. Operating lease payments are recognised as an expense on a straight-line basis over the lease term.

D) INCOME TAX

i) Income tax expense

Income tax on earnings for the year comprises current and deferred tax and is based on the applicable tax law in each jurisdiction. It is recognised in the income statement as tax expense, except when it relates to items credited directly to equity, in which case it is recorded in equity, or where it arises from the initial accounting for a business combination, in which case it is included in the determination of goodwill.

ii) Current tax

Current tax is the expected tax payable on taxable income for the year, based on tax rates (and tax laws) which are enacted at the reporting date, including any adjustment for tax payable in previous periods. Current tax for current and prior periods is recognised as a liability (or asset) to the extent that it is unpaid (or refundable).

iii) Deferred tax

Deferred tax is accounted for using the comprehensive tax balance sheet method. It is generated by temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax base.

Deferred tax assets, including those related to the tax effects of income tax losses and credits available to be carried forward, are recognised only to the extent that it is probable that future taxable profits will be available against which the deductible temporary differences or unused tax losses and credits can be utilised.

Deferred tax liabilities are recognised for all taxable temporary differences, other than those relating to taxable temporary differences arising from goodwill. They are also recognised for taxable temporary differences arising on investments in controlled entities, branches, and associates, except where the Group is able to control the reversal of the temporary differences and it is probable that temporary differences will not reverse in the foreseeable future. Deferred tax assets associated with these interests are recognised only to the extent that it is probable that the temporary difference will reverse in the foreseeable future and there will be sufficient taxable profits against which to utilise the benefits of the temporary difference.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period(s) when the asset and liability giving rise to them are realised or settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the reporting date. The measurement reflects the tax consequences that would follow from the manner in which the Group, at the reporting date, recovers or settles the carrying amount of its assets and liabilities.

iv) Offsetting

Current and deferred tax assets and liabilities are offset only to the extent that they relate to income taxes imposed by the same taxation authority, there is a legal right and intention to settle on a net basis and it is allowed under the tax law of the relevant jurisdiction.

E) ASSETS

FINANCIAL ASSETS

i)	Financial assets and liabilities at fair value through profit or loss

Trading securities are financial instruments acquired principally for the purpose of selling in the short-term or which are a part of a portfolio which is managed for short-term profit-taking. Trading securities are initially recognised and subsequently measured in the balance sheet at their fair value.

Derivatives that are not effective accounting hedging instruments are carried at fair value through profit or loss.

The Group may designate certain financial assets and liabilities as measured at fair value through profit or loss in any of the following circumstances:

}	the asset represents investments backing policy liabilities (refer note 1 (I)(iii));

}	life investment contract liability (refer note 1 (I)(i));

}	doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets and liabilities, or recognising the gains or losses thereon, on different bases;

}	a group of financial assets or financial liabilities or both that are managed and their performance evaluated on a fair value basis; or

}	the financial instrument contains an embedded derivative, unless the embedded derivative does not significantly modify the cash flows or it is clear, with little or no analysis, that it would not be separately recorded.

Changes in the fair value of these financial instruments are recognised in the income statement in the period in which they occur, except in the case of financial liabilities designated as ‘fair value through profit or loss’. For financial liabilities designated as ‘fair value through profit or loss’, the amount of fair value gain or loss attributable to changes in the Group’s own credit risk is recognised in other comprehensive income (retained earnings). The remaining amount of fair value gain or loss of the liability is recognised in profit or loss. Amounts recognised in other comprehensive income are not subsequently reclassified to profit or loss.

Purchases and sales of trading securities are recognised on trade date.

ii) Derivative financial instruments

Derivative financial instruments are contracts whose value is derived from one or more underlying price, index or other variable. They include swaps, forward rate agreements, futures, options and combinations of these instruments.

Derivative financial instruments are entered into for trading purposes (including customer-related reasons), or for hedging purposes where the derivative instruments are used to hedge the Group’s exposures to interest rate risk, currency risk, credit risk and other exposures relating to non-trading positions.

NOTES TO THE FINANCIAL STATEMENTS 87

1: Significant Accounting Policies (continued)

Derivative financial instruments are recognised initially at fair value with gains or losses from subsequent measurement at fair value being recognised in the income statement. Valuation adjustments are integral in determining the fair value of derivatives. This includes a credit valuation adjustment (CVA) to reflect the credit worthiness of the counterparty and funding valuation adjustment (FVA) to account for the funding cost inherent in the portfolio.

Where the derivative is effective as a hedging instrument and is designated as such, the timing of the recognition of any resultant gain or loss in the income statement is dependent on the hedging designation. These hedging designations and associated accounting are set out below:

Fair value hedge

Where the Group hedges the fair value of a recognised asset or liability or firm commitment, changes in the fair value of the derivative designated as a fair value hedge are recognised in the income statement. Changes in the fair value of the hedged item attributable to the hedged risk are reflected in adjustments to the carrying value of the hedged item, which are also recognised in the income statement.

Hedge accounting is discontinued when the hedge instrument expires or is sold, terminated, exercised or no longer qualifies for hedge accounting. The resulting adjustment to the carrying amount of the hedged item arising from the hedged risk is amortised to the income statement over the period to maturity of the hedged item.

If the hedged item is sold or repaid, the unamortised fair value adjustment is recognised immediately in the income statement.

Cash flow hedge

The Group designates derivatives as cash flow hedges where the instrument hedges the variability in cash flows of a recognised asset or liability, a foreign exchange component of a firm commitment or a highly probable forecast transaction. For qualifying cash flow hedges, the fair value gain or loss associated with the effective portion of the cash flow hedge is recognised initially in other comprehensive income and then recycled to the income statement in the periods when the hedged item will affect profit or loss. Any ineffective portion is recognised immediately in the income statement. When the hedging instrument expires, is sold, terminated, or no longer qualifies for hedge accounting, the cumulative amount deferred in equity remains in the hedging reserve, and is subsequently transferred to the income statement when the hedged item is recognised in the income statement.

When a forecast hedged transaction is no longer expected to occur, the amount deferred in equity is recognised immediately in the income statement.

Net investment hedge

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. The gain or loss from remeasuring the fair value of the hedging instrument relating to the effective portion of the hedge is deferred in the foreign currency translation reserve in other comprehensive income and the ineffective portion is recognised immediately in the income statement.

The cumulative gain or loss recognised in other comprehensive income is recognised in the income statement on the disposal or partial disposal of the foreign operations.

Derivatives that do not qualify for hedge accounting

All gains and losses from changes in the fair value of derivatives that are not designated in a hedging relationship but are entered into to manage the interest rate and foreign exchange risk of the Group are recognised in the income statement. Under certain circumstances, the component of the fair value change in the derivative which relates to current period realised and accrued interest is included in net interest income. The remainder of the fair value movement is included in other income.

iii) Available-for-sale financial assets

Available-for-sale financial assets comprise non-derivative financial assets which the Group designates as available-for-sale but which are not deemed to be held principally for trading purposes, and include equity investments and debt securities.

They are initially recognised at fair value plus transaction costs. Subsequent gains or losses arising from changes in fair value are included as a separate component of equity in the available-for-sale revaluation reserve except for interest, dividends and foreign exchange gains and losses on monetary assets, which are recognised directly in the income statement. When the asset is sold, the cumulative gain or loss relating to the asset is transferred from the available-for-sale revaluation reserve to the income statement.

Where there is objective evidence of impairment on an available-for-sale financial asset, the cumulative loss related to that asset is removed from equity and recognised in the income statement, as an impairment expense for debt instruments or as other non-interest income for equity instruments. If, in a subsequent period, the amount of an impairment loss relating to an available-for-sale debt instrument decreases and the decrease can be linked objectively to an event occurring after the impairment event, the loss is reversed through the income statement through the impairment expense line.

Purchases and sales of available-for-sale financial assets are recognised on trade date being the date on which the Group commits to purchase or sell the asset.

iv) Net loans and advances

Net loans and advances are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money to a debtor with no intention of trading the loans and advances. The loans and advances are initially recognised at fair value plus transaction costs that are directly attributable to the issue of the loan or advance. They are subsequently measured at amortised cost using the effective interest rate method (refer note 1 (B)(i)) unless specifically designated on initial recognition at fair value through profit or loss.

All loans are graded according to the level of credit risk.

Net loans and advances includes direct finance provided to customers such as bank overdrafts, credit cards, term loans, finance lease receivables and commercial bills.

Impairment of loans and advances

Loans and advances are reviewed at least at each reporting date for impairment.

88

1: Significant Accounting Policies (continued)

Credit impairment provisions are raised for exposures that are known to be impaired. Exposures are impaired and impairment losses are recorded if, and only if, there is objective evidence of impairment as a result of one or more loss events that occurred after the initial recognition of the loan and prior to the reporting date, and that loss event, or events, has had an impact on the estimated future cash flows of the individual loan or the collective portfolio of loans that can be reliably estimated.

Impairment is assessed for assets that are individually significant (or on a portfolio basis for small value loans) and then on a collective basis for those exposures not individually known to be impaired.

Exposures that are assessed collectively are placed in pools of similar assets with similar risk characteristics. The required provision is estimated on the basis of historical loss experience for assets with credit risk characteristics similar to those in the collective pool. The historical loss experience is adjusted based on current observable data such as changed economic conditions. The provision also takes account of the impact of inherent risk of large concentrated losses within the portfolio and an assessment of the economic cycle.

The estimated impairment losses are measured as the difference between the asset’s carrying amount and the estimated future cash flows discounted to their present value. As the discount unwinds during the period between recognition of impairment and recovery of the cash flow, it is recognised in interest income.

Impairment of capitalised acquisition-related expenses is assessed through comparing the actual behaviour of the portfolio against initial expected life assumptions.

The provision for impairment loss (individual and collective) is deducted from loans and advances in the balance sheet and the movement for the reporting period is reflected in the income statement.

When a loan is uncollectable, either partially or in full, it is written-off against the related provision for loan impairment. Unsecured facilities are normally written-off when they become 180 days past due or earlier in the event of the customer’s bankruptcy or similar legal release from the obligation. However, a certain level of recoveries is expected after the write-off, which is reflected in the amount of the provision for credit losses. In the case of secured facilities, remaining balances are written-off after proceeds from the realisation of collateral have been received if there is a shortfall.

Where impairment losses recognised in previous periods have subsequently decreased or no longer exist, such impairment losses are reversed in the income statement.

A provision is also raised for off-balance sheet items such as loan commitments that are considered to be onerous.

v) Lease receivables

Contracts to lease assets and hire purchase agreements are classified as finance leases if they transfer substantially all the risks and rewards of ownership of the asset to the customer or an unrelated third party. All other lease contracts are classified as operating leases.

vi) Repurchase agreements

Securities sold under repurchase agreements are retained in the financial statements where substantially all the risks and rewards of ownership remain with the Group. A counterparty liability is recognised and classified as payables and other liabilities. The difference between the sale price and the repurchase price is accrued over the life of the repurchase agreement and charged to interest expense in the income statement.

Securities purchased under agreements to resell, where the Group does not acquire the risks and rewards of ownership, are recorded as receivables in cash or net loans and advances if original maturity is greater than 90 days. The security is not included in the balance sheet. Interest income is accrued on the underlying loan amount.

Securities borrowed are not recognised in the balance sheet, unless these are sold to third parties, at which point the obligation to repurchase is recorded as a financial liability at fair value with fair value movements included in the income statement.

vii) Derecognition

The Group enters into transactions where it transfers financial assets recognised on its balance sheet yet retains either all or a portion of the risks and rewards of the transferred assets. If all, or substantially all, of the risks and rewards are retained, the transferred assets are not derecognised from the balance sheet.

In transactions where substantially all the risks and rewards of ownership of a financial asset are neither retained nor transferred, the Group derecognises the asset if control over the asset is lost. In transfers where control over the asset is retained, the Group continues to recognise the asset to the extent of its continuing involvement, determined by the extent to which it is exposed to changes in the value of the transferred asset. The rights and obligations retained or created in the transfer are recognised separately as assets and liabilities as appropriate.

NON-FINANCIAL ASSETS

viii) Goodwill

Goodwill represents the excess of the purchase consideration over the fair value of the identifiable net assets of a controlled entity at the date of gaining control. Goodwill is recognised as an asset and not amortised, but assessed for impairment at least annually or more frequently if there is an indication that the goodwill may be impaired. This involves using the discounted cash flows or capitalisation of earnings methodology to determine the expected future benefits of the cash-generating units (CGU) to which the goodwill relates. Where the goodwill balance exceeds the assessed value of expected future benefits, the difference is charged to the income statement. Any impairment of goodwill is not subsequently reversed.

ix) Software and computer system costs

Software and computer system costs include costs incurred in acquiring and building software and computer systems (software).

Software is amortised using the straight-line method over its expected useful life to the Group. The period of amortisation is between 3 and 5 years, except for certain major core infrastructure projects where the useful life has been determined to be 7 or 10 years and has been approved by the Audit Committee. The amortisation period for software assets is reviewed at least annually. Where the expected useful life of the asset is different from previous estimates the amortisation period is changed accordingly.

At each reporting date, software assets are reviewed for impairment indicators. If any such indication exists, the recoverable amount of the assets are estimated and compared against the existing carrying value. Where the existing carrying value exceeds the recoverable amount, the difference is charged to the income statement.

Costs incurred in planning or evaluating software proposals, or in maintaining systems after implementation, are not capitalised.

NOTES TO THE FINANCIAL STATEMENTS 89

1: Significant Accounting Policies (continued)

x) Acquired portfolio of insurance and investment business

Identifiable intangible assets in respect of acquired portfolios of insurance and investment business acquired in a business combination are stated initially at fair value at acquisition date. These are amortised over the period of expected benefits of between 15 to 23 years.

xi) Deferred acquisition costs

Refer to note 1(I)(vii).

xii) Other intangible assets

Other intangible assets include management fee rights, distribution relationships and distribution agreements where they are clearly identifiable, can be reliably measured and where it is probable they will lead to future economic benefits that the Group can control.

Where, based on historical observation, there is an expectation that, for the foreseeable future, the level of investment in the funds will not decline significantly and the Group will continue to manage the fund, the management fee right is assessed to have an indefinite life and is carried at cost less any impairment losses.

Other management fee rights, distribution relationships and distribution agreements are amortised over the expected useful lives to the Group using the straight line method. The period of amortisation is no longer than:

Management fee rights	7 years

Aligned advisor relationships	15 years

The amortisation period is reviewed at least at the end of each annual reporting period and changed if there has been a significant change in the pattern of expected future benefits from the asset.

xiii) Premises and equipment

Assets other than freehold land are depreciated at rates based upon their expected useful lives to the Group, using the straight-line method. The depreciation rates used for each class of asset are:

Buildings	1.5%

Building integrals	10%

Furniture & equipment	10%–20%

Computer & office equipment	12.5%–33%

Leasehold improvements are amortised on a straight-line basis over the shorter of their useful lives or remaining terms of the lease.

The depreciation rate is reviewed at least at the end of each annual reporting period and changed if there has been a significant change in the pattern of expected future benefits from the asset.

At each reporting date, the carrying amounts of premises and equipment are reviewed for impairment. If any impairment indicator exists, the recoverable amount of the assets are estimated and compared against the existing carrying value. Where the existing carrying value exceeds the recoverable amount, the difference is charged to the income statement. If it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash generating unit to which the asset belongs.

A previously recognised impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount.

xiv) Borrowing costs

Borrowing costs incurred for the construction of qualifying assets are capitalised into the cost of the qualifying asset during the period of time that is required to complete and prepare the asset for its intended use. The calculation of borrowing costs is based on an internal measure of the costs associated with the borrowing of funds.

F) LIABILITIES

FINANCIAL LIABILITIES

i) Deposits and other borrowings

Deposits and other borrowings include certificates of deposit, interest bearing deposits, debentures and other related interest bearing financial instruments. Deposits and other borrowings not designated at fair value through profit or loss on initial recognition are measured at amortised cost. The interest expense is recognised using the effective interest rate method.

ii) Financial liabilities at fair value through profit or loss

Refer to note 1(E)(i).

iii) Acceptances

The exposure arising from the acceptance of bills of exchange that are sold into the market is recognised as a liability. An asset of equal value is recognised to reflect the offsetting claim against the drawer of the bill. Bill acceptances generate fee income that is recognised in the income statement when earned.

iv) Debt issuances and subordinated debt

Debt issuances and subordinated debt are accounted for in the same way as deposits and other borrowings, except for those debt securities which are designated as at fair value through profit or loss on initial recognition.

v) Financial guarantee contracts

Financial guarantee contracts that require the issuer to make specified payments to reimburse the holder for a loss the holder incurs because a specified debtor fails to make payments when due, are initially recognised in the financial statements at fair value on the date the guarantee was given; typically this is the premium received. Subsequent to initial recognition, the Group’s liabilities under such guarantees are measured at the higher of their amortised amount and the best estimate of the expenditure required to settle any financial obligation arising at the reporting date. These estimates are determined based on experience of similar transactions and the history of past losses.

vi) Derecognition

Financial liabilities are derecognised when the obligation specified in the contract is discharged, cancelled or expires.

NON-FINANCIAL LIABILITIES

vii) Employee benefits

Leave benefits

The liability for long service leave is calculated and accrued for in respect of all applicable employees (including on-costs) using an actuarial valuation. The amounts expected to be paid in respect of employees’ entitlements to annual leave are accrued at expected salary rates including on-costs. Expected future payments for long service leave are discounted using market yields at the reporting date on a blended rate of national and state government bonds with terms to maturity that match, as closely as possible, the estimated future cash outflows.

90

1: Significant Accounting Policies (continued)

Defined contribution superannuation schemes

The Group operates a number of defined contribution schemes and also contributes, according to local law, in the various countries in which it operates, to government and other plans that have the characteristics of defined contribution schemes.

The Group’s contributions to these schemes are recognised as an expense in the income statement when incurred.

Defined benefit superannuation schemes

The Group operates a small number of defined benefit schemes. The liability and expense related to providing benefits to employees under each defined benefit scheme are calculated by independent actuaries.

A defined benefit liability is recognised to the extent that the present value of the defined benefit obligation of each scheme, calculated using the Projected Unit Credit Method, is greater than the fair value of each scheme’s assets. Where this calculation results in an asset of the Group, a defined benefit asset is recognised, which is capped at the recoverable amount. In each reporting period, the movements in the net defined benefit liability is treated as follows:

}	the net movement relating to the current period’s service cost, net interest on the net defined benefit liability, past service costs and other costs (such as the effects of any curtailments and settlements) is recognised as an operating expense in the Income Statement;

}	remeasurements of the net defined benefit liability, which comprise actuarial gains and losses and return on scheme assets (excluding interest income included in net interest), are recognised directly in retained earnings through other comprehensive income; and

}	contributions made by the Group are recognised directly against the net defined benefit position.

viii) Provisions

The Group recognises provisions when there is a present obligation, the future sacrifice of economic benefits is probable, and the amount of the provision can be measured reliably.

The amount recognised is the best estimate of the consideration required to settle the present obligation at reporting date, taking into account the risks and uncertainties surrounding the obligation at reporting date. Where a provision is measured using the estimated cash flows required to settle the present obligation, its carrying amount is the present value of those cash flows.

G) EQUITY

i) Ordinary shares

Ordinary shares in the Company are recognised at the amount paid per ordinary share net of directly attributable issue costs.

ii) Treasury shares

Shares in the Company which are purchased on-market by the ANZ Employee Share Acquisition Plan or issued by the Company to the ANZ Employee Share Acquisition Plan are classified as treasury shares (to the extent that they relate to unvested employee share-based awards) and are deducted from Capital.

In addition, the life insurance business may also purchase and hold shares in the Company to back policy liabilities in the life insurance statutory funds. These shares are also classified as treasury shares and deducted from Capital. These assets, plus any corresponding income statement fair value movement on the assets and dividend income, are eliminated when the life statutory funds are consolidated into the Group. The cost of the investment in the shares is deducted from Capital. However, the corresponding life investment contract and insurance contract liabilities, and related changes in the liabilities recognised in the income statement, remain upon consolidation.

Treasury shares are excluded from the weighted average number of ordinary shares used in the earnings per share calculations.

iii) Non-controlling interest

Non-controlling interests represent the share in the net assets of subsidiaries attributable to equity interests not owned directly or indirectly by the Company.

iv) Reserves

Foreign currency translation reserve

As indicated in note 1 (A)(ix), exchange differences arising on translation of the assets and liabilities of all Group entities are reflected in the foreign currency translation reserve. Any offsetting gains or losses on hedging these balances, together with any tax effect, are also reflected in this reserve. When a foreign operation is sold, attributable exchange differences are recognised in the income statement.

Available-for-sale revaluation reserve

This reserve includes changes in the fair value and exchange differences on the revaluation of available-for-sale financial assets, net of tax. These changes are transferred to the income statement (in other operating income) when the asset is derecognised. Where the asset is impaired, the changes are transferred to impairment expense in the income statement for debt instruments and in the case of equity instruments to other income.

Cash flow hedge reserve

This reserve includes the fair value gains and losses associated with the effective portion of designated cash flow hedging instruments. The cumulative deferred gain or loss on the hedge is recognised in the income statement when the hedged transaction impacts the income statement.

Share option reserve

This reserve includes the amounts which arise on the recognition of share-based compensation expense (see note 1 (C)(iii)). Amounts are transferred out of the reserve into share capital when the equity investments are exercised.

Transactions with non-controlling interests reserve

The transactions with non-controlling interests reserve represents the impact of transactions with non-controlling shareholders in their capacity as shareholders.

NOTES TO THE FINANCIAL STATEMENTS 91

1: Significant Accounting Policies (continued)

H) PRESENTATION

i) Offsetting of income and expenses

Income and expenses are not offset unless required or permitted by an accounting standard. This generally arises in the following circumstances:

}	where transaction costs form an integral part of the effective interest rate of a financial instrument which is measured at amortised cost, these are offset against the interest income generated by the financial instrument; or

}	where gains and losses relating to fair value hedges are assessed as being effective; or

}	where gains and losses arise from a group of similar transactions, such as foreign exchange gains and losses.

ii) Offsetting assets and liabilities

Assets and liabilities are offset and the net amount reported in the balance sheet only where there is:

}	a current enforceable legal right to offset the asset and liability; and

}	an intention to settle on a net basis, or to realise the asset and settle the liability simultaneously.

iii) Cash and cash equivalents

For cash flow statement presentation purposes, cash and cash equivalents comprise coins, notes, money at call, balances held with central banks, liquid settlement balances (readily convertible to known amounts of cash which are subject to insignificant risk of changes in value) and securities purchased under agreements to resell (“reverse repos”) in less than three months.

iv) Segment reporting

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the Chief Executive Officer to make decisions about resources to be allocated to the segment and assess its performance and for which discrete information is available. Changes in the internal organisational structure of the Group can cause the composition of the Group’s reportable segments to change. Where this occurs corresponding segment information for the previous financial year is restated, unless the information is not available and the cost to develop it would be excessive.

I) LIFE INSURANCE AND FUNDS MANAGEMENT BUSINESS

The Group conducts its life insurance and funds management business (the Life Business) in Australia primarily through OnePath Life Limited, which is registered under the Life Insurance Act 1995 (Life Act) and in New Zealand through OnePath Life (NZ) Limited and OnePath Insurance Services (NZ) Limited which are licensed under the Insurance (Prudential Supervision) Act 2010.

The operations of the Life Business are conducted within separate statutory funds, as required by the Life Act and are reported in aggregate with the Shareholder’s Fund in the Income Statement, Statement of Changes in Equity, Balance Sheet and Cash Flow Statements of the Group. The assets of the Life Business in Australia are allocated between policyholder and shareholder funds in accordance with the requirements of the Life Act. Under AASs, the financial statements must include all assets, liabilities, revenues, expenses and equity, irrespective of whether they are designated as relating to shareholders or policyholders. Accordingly, the consolidated financial statements include both policyholder (statutory) and shareholders’ funds.

(i) Policy liabilities

Policy liabilities include liabilities arising from life insurance contracts and life investment contracts.

Life insurance contracts are insurance contracts regulated under the Life Act and similar contracts issued by entities operating outside Australia. An insurance contract is a contract under which an insurer accepts significant insurance risk from another party (the policyholder) by agreeing to compensate the policyholder if a specified uncertain future event adversely affects the policyholder.

All contracts written by registered life insurers that do not meet the definition of an insurance contract are referred to as life investment contracts. Life investment contract business relates to funds management products in which the Group issues a contract where the resulting liability to policyholders is linked to the performance and value of the assets that back those liabilities.

Whilst the underlying assets are registered in the name of the life insurer and the policyholder has no direct access to the specific assets, the contractual arrangements are such that the policyholder bears the risks and rewards of the fund’s underlying assets investment performance with the exception of capital guaranteed products where the policyholder is guaranteed a minimum return or asset value. The Group derives fee income from the administration of the underlying assets.

Life investment contracts that include a discretionary participation feature (participating contracts) are accounted for as if they are life insurance contracts under AASB 1038 Life Insurance Contracts.

Life insurance liabilities

Life insurance liabilities are determined using the ‘Margin on Services’ (MoS) model using a projection method. Under the projection method, the liability is determined as the net present value of the expected future cash flows, plus planned margins of revenues over expenses relating to services yet to be provided, discounted using a risk-free discount rate that reflects the nature, structure and term of the liabilities. Expected future cash flows include premiums, expenses, redemptions and benefit payments, including bonuses.

92

1: Significant Accounting Policies (continued)

Profits from life insurance contracts are brought to account using the MoS model in accordance with Actuarial Standard LPS 340 Valuation of Policy Liabilities as issued by APRA under the Life Act and Professional Standard 3 Determination of Life Insurance Policy Liabilities as issued by the New Zealand Society of Actuaries. Under MoS, profit is recognised as premiums are received and services are provided to policyholders. When premiums are received but the service has not been provided, the profit is deferred. Losses are expensed when identified.

Costs associated with the acquisition of policies are recognised over the period that the policy will generate profits. Costs may only be deferred, however, to the extent that a contract is expected to be profitable.

Participating contracts, defined as those contracts that entitle the policyholder to participate in the performance and value of certain assets in addition to the guaranteed benefit, are entitled to share in the profits that arise from the participating business. This profit sharing is governed by the Life Act and the life insurance company’s constitution. The profit sharing entitlement is treated as an expense in the consolidated financial statements. Any benefits which remain payable at the end of the reporting period are recognised as part of life insurance liabilities.

Life investment contract liabilities

Life investment contracts consist of two components: a financial instrument and an investment management service.

The financial instrument component of the life investment contract liabilities is designated as at fair value through profit or loss. The investment management service component, including associated acquisition costs, is recognised as revenue in the profit or loss as services are performed. See note 1 (I)(vii) for the deferral and amortisation of life investment contract acquisition costs and entry fees.

For life investment contracts, the life investment contract liability is directly linked to the performance and value of the assets that back them and is determined as the fair value of those assets after tax. For fixed income policies the liability is determined as the net present value of expected cash flows subject to a minimum of current surrender value.

(ii) External unit holder liabilities (life insurance funds)

The life insurance business includes controlling interests in managed funds and the total amounts of each underlying asset, liability, revenue and expense of the controlled entities are recognised in the Group’s consolidated financial statements. When a controlled managed fund is consolidated, the share of the unit holder liability attributable to the Group is eliminated but amounts due to external unit holders remain as liabilities in the Group’s consolidated balance sheet.

(iii) Investments backing policy liabilities

All investments backing policy liabilities are designated as at fair value through profit or loss. All policyholder assets, being those assets held within the statutory funds of the life company that are not segregated and managed under a distinct shareholder investment mandate are held to back life insurance and life investment contract liabilities (collectively referred to as policy liabilities). These investments are designated as at fair value through profit or loss.

(iv) Claims

Claims are recognised when the liability to the policyholder under the policy contract has been established or upon notification of the insured event depending on the type of claim.

Claims incurred in respect of life investment contracts represent withdrawals and are recognised as a reduction in life investment contract liabilities.

Claims incurred that relate to the provision of services and bearing of insurance risks are treated as expenses and these are recognised on an accruals basis once the liability to the policyholder has been established under the terms of the contract.

(v) Revenue

Life insurance premiums

Life insurance premiums earned by providing services and bearing risks are treated as revenue. For annuity, risk and traditional business, all premiums are recognised as revenue. Premiums with no due date are recognised as revenue on a cash received basis. Premiums with a regular due date are recognised as revenue on an accruals basis. Unpaid premiums are only recognised as revenue during the days of grace or where secured by the surrender value of the policy and are included as ‘Other assets’ in the balance sheet.

Life investment contract premiums

There is no premium revenue in respect of life investment contracts. Life investment deposit premiums are recognised as an increase in policy liabilities. Amounts received from policyholders in respect of life investment contracts are recognised as an investment contract liability where the receipt is in the nature of a deposit, or recognised as an origination fee with an ongoing investment management fee.

Fees

Fees are charged to policyholders in connection with life insurance and life investment contracts and are recognised when the service has been provided. Entry fees from life investment contracts are deferred and recognised over the average expected life of the contracts. Deferred entry fees are presented within ‘Other liabilities’ in the balance sheet.

(vi) Reinsurance contracts

Reinsurance premiums, commissions and claim settlements, as well as the reinsurance element of insurance contract liabilities, are accounted for on the same basis as the underlying direct insurance contracts for which the reinsurance was purchased.

(vii) Policy acquisition costs

Life insurance contract acquisition costs

Policy acquisition costs are the fixed and variable costs of acquiring new business. The appointed actuary assesses the value and future recoverability of these costs in determining policy liabilities. The net profit impact is presented in the income statement as a change in policy liabilities. The deferral is determined as the lesser of actual costs incurred and the allowance for recovery of these costs from the premiums or policy charge as appropriate for each business class. This is subject to an overall limit that future profits are anticipated to cover these costs. Losses arising on acquisition are recognised in the income statement in the year in which they occur. Amounts which are deemed recoverable from future premiums or policy charges are deferred and amortised over the life of the policy.

NOTES TO THE FINANCIAL STATEMENTS 93

1: Significant Accounting Policies (continued)

Life investment contract acquisition costs

Incremental acquisition costs, such as commissions, that are directly attributable to securing a life investment contract are recognised as an asset where they can be identified separately and measured reliably and if it is probable that they will be recovered. These deferred acquisition costs are presented in the balance sheet as an intangible asset and are amortised over the period that they will be recovered from future policy charges average period of seven years.

Any impairment losses arising on deferred acquisition costs are recognised in the income statement in the period in which they occur.

(viii) Basis of expense apportionment

All life investment contracts and insurance contracts are categorised based on individual policy or products. Expenses for these products are then allocated between acquisition, maintenance, investment management and other expenses.

Expenses which are directly attributable to an individual policy or product are allocated directly to a particular expense category, fund, class of business and product line as appropriate. Where expenses are not directly attributable to an individual policy or product, they are appropriately apportioned based on detailed expense analysis having regard to the objective in incurring that expense and the outcome achieved. The apportionment has been made in accordance with Actuarial Standard LPS 340 Valuation of Policy Liabilities, issued by the Australian Prudential Regulation Authority, and on an equitable basis to the different classes of business in accordance with Division 2 of Part 6 of the Life Act.

J) OTHER

i) Contingent liabilities

Contingent liabilities acquired in a business combination are individually measured at fair value at the acquisition date.

At subsequent reporting dates the value of such contingent liabilities is reassessed based on the estimate of the expenditure required to settle the contingent liability.

Other contingent liabilities are not recognised in the balance sheet but disclosed in note 43 unless it is considered remote that the Group will be liable to settle the possible obligation.

ii) Earnings per share

The Group presents basic and diluted earnings per share (EPS) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period after eliminating treasury shares.

Diluted EPS is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effect of dilutive ordinary shares.

iii) Accounting Standards not early adopted

The following standards relevant to the Company and/or the Group were available for early adoption, but have not been applied in these financial statements.

AAS	Nature of the impending changes and possible impact on the Company and the Group in period of initial application	Mandatory application date for the Company and Group
AASB 2012-3 Amendments to Australian Accounting Standards – Offsetting Financial Assets and Financial Liabilities

This standard adds application guidance to AASB 132 Financial Instruments: Presentation to clarify the offsetting criteria for financial assets and financial liabilities as set out in AASB 132 (as amended by AASB 2012-2).

1 October 2014
This is not expected to have a material impact on the Company or Group.
AASB 2013-4 Amendments to Australian Accounting Standards – Novation of the Derivatives and Continuation of Hedge Accounting

This standard amends AASB 139 Financial Instruments: Recognition and Measurement to permit the continuation of hedge accounting where a derivative which has been designated as a hedging instrument is novated from one counterparty to a central counterparty as a consequence of new laws or regulations.

1 October 2014
This is not expected to have a material impact on the Company or Group.

94

1: Significant Accounting Policies (continued)

AAS	Nature of the impending changes and possible impact on the Company and the Group in period of initial application		Mandatory application date for the Company and Group
AASB 9 Financial Instruments

This standard is being released in phases and once finalised will replace AASB 139 Financial Instruments: Recognition and Measurement in its entirety. The current version of the standard (reflecting the amendments in Part C of AASB 2013-9 and Part E of AASB 2014-1) addresses recognition and measurement requirements for financial assets and financial liabilities and general hedge accounting. Its main features (excluding the ‘own credit requirements’ which the Group has early adopted in isolation as described in note 1 (A)(iv)) include:

1 October 2018
	}	all financial assets, except for certain equity instruments, will be classified into two categories:
– amortised cost, where they generate solely payments of interest and principal and the business model is to collect contractual cash flows that represent principal and interest; or
– fair value through profit or loss;
}

equity instruments not held for trading purposes will be classified at fair value through profit or loss except for certain instruments which may be classified at fair value through other comprehensive income with dividends recognised in profit or loss;

	}	financial assets which meet the requirements for classification at amortised cost are permitted to be measured at fair value if this eliminates or significantly reduces an accounting mismatch; and
	}	hedge accounting requirements which more closely align with risk management activities undertaken when hedging financial and non-financial risks.

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments, however the Australian equivalent standard has not yet been issued in Australia by the Australian Accounting Standards Board. The final version of IFRS 9 includes:

	}	new impairment requirements that introduce an expected credit loss impairment model; and
}

limited amendments to the previously released classification and measurement requirements including the introduction of a fair value through other comprehensive income classification for financial assets when the business model is to collect contractual cash flows and to sell financial assets.

The Group is in the process of assessing the full impact of application of AASB 9 and is not yet able to estimate the impact on the financial statements.

2: Critical Estimates and Judgements Used in Applying Accounting Policies

The preparation of the financial statements of the Company and Group involves making estimates and judgements that affect the reported amounts within the financial statements. The estimates and judgements are continually evaluated and are based on historical factors, including expectations of future events, which are believed to be reasonable under the circumstances. All material changes to accounting policies and estimates and the application of these policies and judgements are approved by the Audit Committee of the Board.

A brief explanation of the critical estimates and judgements follows.

i) PROVISIONS FOR CREDIT IMPAIRMENT

The measurement of impairment of loans and advances requires management’s best estimate of the losses incurred in the loan portfolio at reporting date.

Individual and collective provisioning involves the use of assumptions for estimating the amount and timing of expected future cash flows. The process of estimating the amount and timing of cash flows involves considerable management judgement. These judgements are regularly revised to reduce any differences between loss estimates and actual loss experience.

The collective provision involves estimates regarding the historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience is adjusted based on current observable data and events and an assessment of the impact of model risk. The provision also takes into account management’s assessment of the impact of large concentrated losses inherent within the portfolio and the economic cycle.

The use of such judgements and reasonable estimates is considered by management to be an essential part of the process and does not impact on the reliability of the provision.

ii) IMPAIRMENT OF NON-LENDING ASSETS

The carrying values of non-lending assets are subject to impairment assessments at each reporting date. Judgement is required in identifying the cash-generating units to which goodwill and other assets are allocated for the purpose of impairment testing.

Impairment testing involves identifying appropriate internal and external indicators of impairment and whether these exist at each reporting date. Where an indication of impairment exists, the recoverable amount of the asset is determined based on the higher of the assets fair value less costs to sell and its value in use. Judgement is applied when determining the assumptions supporting the recoverable amount calculations.

NOTES TO THE FINANCIAL STATEMENTS 95

2: Critical Estimates and Judgements Used in Applying Accounting Policies (continued)

iii) STRUCTURED ENTITIES

The Company assesses, at inception and at each reporting date, whether a structured entity should be consolidated based on the accounting policy outlined in note 1(A)(vii). Such assessments are predominantly required for structured finance transactions, securitisation activities, and involvement with investment funds. When assessing whether the Company controls (and therefore consolidates) a structured entity, judgement is required about whether the Company has power over the relevant activities as well as exposure to variable returns of the structured entity. All involvement, rights and exposure to returns are considered when assessing if control exists.

The Company is deemed to have power over an investment fund when it preforms the function of Manager/Responsible Entity of that investment fund. Whether the Company controls the investment fund depends on whether it holds that power as principal, or as an agent for other investors. The Company is considered the principal, and thus controls an investment fund, when it cannot be easily removed from the position of Manager/Responsible Entity by other investors and has variable returns through significant aggregate economic interest in that investment fund. In all other cases the Company is considered to be acting in an agency capacity and does not control the investment fund.

iv) FINANCIAL INSTRUMENTS AT FAIR VALUE

The Group’s financial instruments measured at fair value are stated in note 1 (A)(iii). In estimating the fair value of financial instruments the Group uses quoted market prices in an active market, wherever possible.

In the event that there is no active market for the instrument, fair value is based on present value estimates or other market accepted valuation techniques. The valuation models incorporate the impact of bid/ask spreads, counterparty credit spreads and other factors that market participants would consider in determining the fair value. The selection of appropriate valuation techniques, methodologies and inputs requires judgement. These are reviewed and updated as market practice evolves.

The majority of valuation techniques employ only observable market data. However, for certain financial instruments, the fair value cannot be determined with reference to current market transactions or valuation techniques whose variables only include data from observable markets. For these financial instruments, the fair value is determined using data derived and extrapolated from market data and tested against historic transactions and observed market trends. Application of professional judgement is required to analyse the data available to support each assumption upon which these valuations are based. Changing the assumptions changes the resulting estimate of fair value.

The majority of outstanding derivative positions are transacted over-the-counter and therefore need to be valued using valuation techniques. Included in the determination of the fair value of derivatives is a credit valuation adjustment (CVA) to reflect the credit worthiness of the counterparty. This is influenced by the mark-to-market of the derivative trades and by the movement in the market cost of credit. Further adjustments are made to account for the funding costs inherent in the derivative. Judgment is required to determine the appropriate cost of funding and the future expected cash flows used in this funding valuation adjustment (FVA).

v) PROVISIONS (OTHER THAN LOAN IMPAIRMENT)

The Group holds provisions for various obligations including employee entitlements, restructurings and litigation related claims. The provision for long-service leave is supported by an independent actuarial report and involves assumptions regarding employee turnover, future salary growth rates and discount rates. Other provisions involve judgements regarding the outcome of future events including estimates of expenditure required to satisfy such obligations. Where relevant, expert legal advice has been obtained and, in light of such advice, provisions and or disclosures as deemed appropriate have been made.

vi) LIFE INSURANCE CONTRACT LIABILITIES

Policy liabilities for life insurance contracts are computed using statistical or mathematical methods, which are expected to give approximately the same results as if an individual liability was calculated for each contract. The computations are made by suitably qualified personnel on the basis of recognised actuarial methods, with due regard to relevant actuarial principles and standards. The methodology takes into account the risks and uncertainties of the particular class of life insurance business written. Deferred policy acquisition costs are connected with the measurement basis of life insurance liabilities and are equally sensitive to the factors that are considered in the liability measurement.

The key factors that affect the estimation of these liabilities and related assets are:

}	the cost of providing the benefits and administering these insurance contracts;

}	mortality and morbidity experience on life insurance products, including enhancements to policyholder benefits;

}	discontinuance experience, which affects the Company’s ability to recover the cost of acquiring new business over the lives of the contracts; and

}	the amounts credited to policyholders’ accounts compared to the returns on invested assets through asset-liability management and strategic and tactical asset allocation.

In addition, factors such as regulation, competition, interest rates, taxes and general economic conditions affect the level of these liabilities.

The total value of policy liabilities for life insurance contracts have been appropriately calculated in accordance with these principles.

vii) TAXATION

Judgement is required in determining provisions held in respect of uncertain tax positions. The Group estimates its tax liabilities based on its understanding of the relevant law in each of the countries in which it operates and seeks independent advice where appropriate.

96

3: Income

	Consolidated		The Company
	2014 $m	2013[1] $m	2014 $m	2013[1] $m
Interest income
Trading securities	1,546	1,315	1,091	955
Available-for-sale assets	627	532	500	433
Loans and advances and acceptances	26,752	26,199	20,620	20,987
Other	599	581	432	434
Total external interest income	29,524	28,627	22,643	22,809
Controlled entities	–	–	2,917	2,704
Total interest income	29,524	28,627	25,560	25,513
Interest income is analysed by type of financial asset as follows:
Financial assets not at fair value through profit or loss	27,949	27,298	24,446	24,551
Trading securities	1,546	1,315	1,091	955
Financial assets designated at fair value through profit or loss	29	14	23	7
Other operating income	29,524	28,627	25,560	25,513
i) Fee and commission income
Lending fees[2]	779	744	676	659
Non-lending fees and commissions	2,160	2,085	1,487	1,482
	2,939	2,829	2,163	2,141
Controlled entities	–	–	1,257	968
Total fee and commission income	2,939	2,829	3,420	3,109
Fee and commission expense[3]	(424)	(370)	(314)	(279)
Net fee and commission income	2,515	2,459	3,106	2,830
ii) Other income
Net foreign exchange earnings	1,073	844	672	648
Net (losses)/gains from trading securities and derivatives[4]	138	300	54	291
Credit risk on credit intermediation trades	(22)	63	(22)	63
Movement on financial instruments measured at fair value through profit or loss[5]	97	58	71	84
Dividends received from controlled entities[6]	–	–	1,745	1,314
Brokerage income	50	53	–	–
Loss on divestment/writedown of investment in SSI	(21)	(26)	25	(21)
Dilution gain on investment in Bank of Tianjin	12	–	–	–
Insurance settlement	26	–	–	–
Gain on sale of ANZ Trustees	125	–	115	–
Profit on liquidation of investment in subsidiaries and branches	–	–	–	18
Other	196	100	102	22
Total other income	1,674	1,392	2,762	2,419
Other operating income	4,189	3,851	5,868	5,249
Net funds management and insurance income
Funds management income	917	862	122	109
Investment income	2,656	4,135	–	–
Insurance premium income	1,314	1,348	46	43
Commission income/(expense)	(471)	(446)	49	51
Claims	(707)	(709)	–	–
Changes in policy liabilities	(2,147)	(3,669)	–	–
Elimination of treasury share gain	(24)	(90)	–	–
Total net funds management and insurance income	1,538	1,431	217	203
Total other operating income	5,727	5,282	6,085	5,452
Total share of associates’ profit	517	482	–	–
Total income	35,768	34,391	31,645	30,965

1	Comparative amounts have changed. Refer to note 48 for details.
2	Lending fees exclude fees treated as part of the effective yield calculation and included in interest income (refer note 1 B(ii)).

3	Includes interchange fees paid.
4	Does not include interest income relating to trading securities and derivatives used for balance sheet risk management.
5	Includes fair value movements (excluding realised and accrued interest) on derivatives not designated as accounting hedges entered into to manage interest rate and foreign exchange risk on funding instruments, ineffective portions of cash flow hedges, and fair value movements in financial assets and financial liabilities designated at fair value.
6	Dividends received from controlled entities are subject to meeting applicable regulatory and company law requirements, including solvency requirements.

NOTES TO THE FINANCIAL STATEMENTS 97

4: Expenses

	Consolidated		The Company
	2014 $m	2013[1] $m	2014 $m	2013[1] $m
Interest expense
Deposits	11,229	11,462	8,935	9,588
Borrowing corporations’ debt	62	60	–	–
Commercial paper	436	439	241	311
Debt issuances and subordinated debt	3,543	3,558	2,780	2,834
Other	444	350	359	270
Total external interest expense	15,714	15,869	12,315	13,003
Controlled entities	–	–	3,235	3,146
Total interest expense	15,714	15,869	15,550	16,149
Interest expense is analysed by types of financial liabilities as follows:
Financial liabilities not at fair value through profit or loss	15,381	15,391	15,412	15,799
Financial liabilities designated at fair value through profit or loss	333	478	138	350
	15,714	15,869	15,550	16,149
Operating expenses
i) Personnel
Employee entitlements and taxes	278	264	209	196
Salaries and wages	3,495	3,391	2,591	2,574
Superannuation costs – defined benefit plan	10	15	4	6
– defined contribution plans	300	283	246	237
Equity-settled share-based payments	215	200	183	171
Other	790	752	590	592
Total personnel expenses (excl. restructuring)	5,088	4,905	3,823	3,776
ii) Premises
Depreciation of buildings and integrals	200	185	136	133
Rent	450	435	364	344
Utilities and other outgoings	178	170	118	115
Other	62	55	51	39
Total premises expenses (excl. restructuring)	890	845	669	631
iii) Technology
Data communication	104	115	64	70
Depreciation	550	496	453	391
Licences and outsourced services	400	335	291	255
Rentals and repairs	153	142	126	112
Software impairment	15	8	11	8
Other	44	26	17	3
Total computer expenses (excl. restructuring)	1,266	1,122	962	839
iv) Other
Advertising and public relations	278	241	208	146
Audit fees and other fees (note 5)	19	18	10	9
Freight, stationery, postage and telephone	273	263	189	171
Non-lending losses, frauds and forgeries	52	54	39	38
Professional fees	239	249	220	187
Travel and entertainment expenses	193	187	141	134
Amortisation of other intangible assets	89	99	8	8
Impairment of other intangible assets	28	1	–	1
Other	232	188	509	503
Total other expenses (excl. restructuring)	1,403	1,300	1,324	1,197
v) Restructuring	113	85	100	66
Total operating expenses	8,760	8,257	6,878	6,509

1	Comparative amounts have changed. Refer to note 48 for details.

98

5: Compensation of Auditors

	Consolidated		The Company
	2014 $’000	2013 $’000	2014 $’000	2013 $’000
KPMG Australia[1]
Audit or review of financial reports of the Company or Group entities	9,031	8,644	5,346	5,327
Audit-related services[2]	3,166	2,886	2,444	1,747
Non-audit services[3]	630	198	530	130
	12,827	11,728	8,320	7,204

Overseas related practices of KPMG Australia
Audit or review of financial reports of the Company or Group entities	5,396	5,093	1,227	1,143
Audit-related services[2]	1,195	993	516	471
Non-audit services[3]	4	365	–	222
	6,595	6,451	1,743	1,836
Total compensation of auditors	19,422	18,179	10,063	9,040

1	Inclusive of goods and services tax.
2	For the Group, comprises prudential and regulatory services of $3.217 million (2013: $2.908 million), comfort letters $0.814 million (2013: $0.508 million) and other $0.330 million (2013: $0.463 million). For the Company, comprises prudential and regulatory services of $1.927 million (2013: $1.541 million), comfort letters of $0.585 million (2013: $0.374 million) and other $0.448 million (2013: $0.303 million).
3	The nature of the non-audit services include reviews of compliance with legal and regulatory requirements, benchmarking reviews and a branch optimisation analysis performed during the year. Further details are provided in the Directors’ Report.

Group Policy allows KPMG Australia or any of its related practices to provide assurance and other audit-related services that, while outside the scope of the statutory audit, are consistent with the role of external auditor. These include regulatory and prudential reviews requested by the Company’s regulators such as APRA. Any other services that are not audit or audit-related services are non-audit services. Group Policy allows certain non-audit services to be provided where the service would not contravene auditor independence requirements. KPMG Australia or any of its related practices may not provide services that are perceived to be in conflict with the role of the external auditor. These include consulting advice and subcontracting of operational activities normally undertaken by management, and engagements where the auditor may ultimately be required to express an opinion on its own work.

NOTES TO THE FINANCIAL STATEMENTS 99

6: Income Tax Expense

	Consolidated		The Company
	2014 $m	2013[1] $m	2014 $m	2013[1] $m
Income tax recognised in the income statement
Tax expense/(income) comprises:
Current tax expense/(income)	2,658	2,679	1,769	1,929
Adjustments recognised in the current year in relation to the current tax of prior years	1	2	–	2
Deferred tax expense/(income) relating to the origination and reversal of temporary differences	366	76	202	(143)
Total income tax expense charged in the income statement	3,025	2,757	1,971	1,788
Reconciliation of the prima facie income tax expense on pre-tax profit with the income tax expense charged in the income statement
Profit before income tax	10,308	9,077	8,243	7,175
Prima facie income tax expense at 30%	3,092	2,723	2,473	2,153
Tax effect of permanent differences:
Overseas tax rate differential	(96)	(41)	(25)	4
Rebateable and non-assessable dividends	(2)	(4)	(570)	(394)
Profit from associates	(155)	(144)	–	–
Write-down of investment in SSI	–	8	–	6
Sale of ANZ Trustees and SSI	(11)	–	(22)	–
Offshore Banking Units	5	(6)	5	(6)
Foreign exchange translation of US hybrid loan capital	–	–	72	27
ANZ Wealth Australia – policyholder income and contributions tax	170	261	–	–
ANZ Wealth Australia – tax consolidation adjustment	–	(50)	–	–
Tax provisions no longer required	(50)	(4)	(40)	–
Interest on Convertible Instruments	71	58	71	58
Adjustment between members of the Australian tax-consolidated group	–	–	–	(24)
Other	–	(46)	7	(38)
	3,024	2,755	1,971	1,786
Income tax (over) provided in previous years	1	2	–	2
Total income tax expense charged in the income statement	3,025	2,757	1,971	1,788
Effective tax rate	29.3%	30.4%	23.9%	24.9%
Australia	2,136	2,078	1,811	1,644
Overseas	889	679	160	144

1	Comparative amounts have changed. Refer to note 48 for details.

TAX CONSOLIDATION

The Company and all its wholly owned Australian resident entities are part of a tax-consolidated group under Australian taxation law. The Company is the head entity in the tax-consolidated group. Tax expense/income and deferred tax liabilities/assets arising from temporary differences of the members of the tax-consolidated group are recognised in the separate financial statements of the members of the tax-consolidated group on a ‘group allocation’ basis. Current tax liabilities and assets of the tax consolidated group are recognised by the Company (as head entity in the tax-consolidated group).

Due to the existence of a tax funding arrangement between the entities in the tax-consolidated group, amounts are recognised as payable to or receivable by the Company and each member of the tax-consolidated group in relation to the tax contribution amounts paid or payable between the Company and the other members of the tax-consolidated group in accordance with the arrangement.

Members of the tax-consolidated group have also entered into a tax sharing agreement that provides for the allocation of income tax liabilities between the entities should the head entity default on its income tax payment obligations.

100

7: Dividends

	Consolidated[1]		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Ordinary share dividends[2]
Interim dividend	2,278	2,003	2,278	2,003
Final dividend	2,497	2,150	2,497	2,150
Bonus option plan adjustment	(81)	(71)	(81)	(71)
Dividend on ordinary shares	4,694	4,082	4,694	4,082

1	Excludes dividends paid by subsidiaries of the Group to non-controlling equity holders (2014: $1 million, 2013: $1 million).
2	Dividends are not accrued and are recorded when paid.

A final dividend of 95 cents, fully franked for Australian tax purposes, is proposed to be paid on each eligible fully paid ANZ ordinary share on 16 December 2014 (2013: final dividend of 91 cents, paid 16 December 2013, fully franked for Australian tax purposes). It is proposed that New Zealand imputation credits of NZ 12 cents per fully paid ANZ ordinary share will also be attached to the 2014 final dividend (2013: NZ 10 cents). The 2014 interim dividend of 83 cents, paid 1 July 2014, was fully franked for Australian tax purposes (2013: interim dividend of 73 cents, paid 1 July 2013, fully franked for Australian tax purposes). New Zealand imputation credits of NZ 10 cents per fully paid ANZ ordinary share were attached to the 2014 interim dividend (2013: NZ 9 cents).

The tax rate applicable to the Australian franking credits attached to the 2014 interim dividend and to be attached to the proposed 2014 final dividend is 30% (2013: 30%).

Dividends paid in cash or satisfied by the issue of shares under the Dividend Reinvestment Plan during the years ended 30 September 2014 and 2013 were as follows:

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Paid in cash[1]	3,843	3,239	3,843	3,239
Satisfied by share issue[2]	851	843	851	843
	4,694	4,082	4,694	4,082

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Preference share dividend[3]
Euro Trust Securities[4]	6	6	–	–
Dividend on preference shares	6	6	–	–

1	Refers to cash paid to shareholders who did not elect to participate in the dividend reinvestment plan or the bonus option plan.
2	Includes shares issued to participating shareholders under the dividend reinvestment plan.
3	Dividends are not accrued and are recorded when paid.
4	Refer to note 27 for details.

DIVIDEND FRANKING ACCOUNT

	2014 $m	2013 $m
Australian franking credits available for subsequent financial years at a corporate tax rate of 30% (2013: 30%)	982	1,335

The above amounts represent the balances of the franking accounts as at the end of the financial year, adjusted for:

}	franking credits that will arise from the payment of income tax payable as at the end of the financial year, and

}	franking credits/debits that will arise from the receipt/payment of dividends that have been recognised as tax receivables/payables as at the end of the financial year.

The final dividend for the 2013 financial year utilised $1,070 million of the $1,335 million franking credits available at 30 September 2013 resulting in a balance of $265 million. The final proposed 2014 dividend will utilise the entire balance of $982 million franking credits available at 30 September 2014. Instalment tax payments on account of the 2015 financial year which will be made after 30 September 2014 will generate sufficient franking credits to enable the final 2014 dividend to be fully franked. The extent to which future dividends will be franked will depend on a number of factors, including the level of profits that will be subject to tax in Australia.

New Zealand imputation credits can be attached to our Australian dividends, but may only be used by our New Zealand resident shareholders. The amount of available New Zealand imputation credits at the end of the financial year, adjusted for credits that will arise from the payment of New Zealand income tax payable as at the end of the financial year and New Zealand imputation credits that will arise from dividends receivable as at the end of the financial year, is NZ$3,492 million (2013: NZ$3,500 million).

NOTES TO THE FINANCIAL STATEMENTS 101

7: Dividends (continued)

RESTRICTIONS WHICH LIMIT THE PAYMENT OF DIVIDENDS

There are presently no significant restrictions on the payment of dividends from material controlled entities to the Company. Various capital adequacy, liquidity, foreign currency controls, statutory reserve and other prudential and legal requirements must be observed by certain controlled entities and the impact of these requirements on the payment of cash dividends is monitored.

There are presently no significant restrictions on the payment of dividends by the Company, although reductions in shareholders’ equity through the payment of cash dividends are monitored having regard to the following:

}	There are regulatory and other legal requirements to maintain a specified level of capital. Further, APRA has advised that a bank under its supervision, including the Company, must obtain its written approval before paying dividends (i) on ordinary shares which exceed its after tax earnings after taking into account any payments on more senior capital instruments in the financial year to which they relate or (ii) where the Company’s Common Equity Tier 1 capital ratio falls within capital range buffers specified by APRA from time to time;

}	The Corporations Act 2001 (Cth) provides that the Company must not pay a dividend on any instrument unless (i) it has sufficient net assets for the payment, (ii) the payment is fair and reasonable to the Company’s shareholders as a whole, and (iii) the payment does not materially prejudice the Company’s ability to pay its creditors;

}	The terms of the Group’s Euro Trust Securities and ANZ Convertible Preference Shares also limit the payment of dividends on these securities in certain circumstances. Whilst the terms of the securities vary, generally the Company may not pay a dividend on these securities if to do so would result in the Company becoming, or likely to become, insolvent or breaching specified capital adequacy ratios, if the dividend would exceed its after tax prudential profits (as defined by APRA from time to time) or if APRA so directs; and

}	If any dividend, interest or redemption payments or other distributions are not paid on the scheduled payment date, or shares or other qualifying Tier 1 securities are not issued on the applicable conversion or redemption dates, on the Group’s Euro Trust Securities, ANZ Convertible Preference Shares or ANZ Capital Notes in accordance with their terms, the Group may be restricted from declaring or paying any dividends or other distributions on Tier 1 securities including ANZ ordinary shares and preference shares. This restriction is subject to a number of exceptions.

DIVIDEND REINVESTMENT PLAN

During the year ended 30 September 2014, 14,941,125 fully paid ANZ ordinary shares were issued at $31.83 per share and 11,268,833 fully paid ANZ ordinary shares at $33.30 per share to participating shareholders under the Dividend Reinvestment Plan (2013: 19,090,655 fully paid ANZ ordinary shares at $23.64 per share, and 13,535,178 fully paid ANZ ordinary shares at $28.96 per share). All eligible shareholders can elect to participate in the Dividend Reinvestment Plan.

Refer to note 27 for details of the on-market buy-back of ordinary shares which occurred following the announcement of the 2013 final dividend.

For the 2014 final dividend, no discount will be applied when calculating the ‘Acquisition Price’ used in determining the number of fully paid ANZ ordinary shares to be provided under the Dividend Reinvestment Plan and Bonus Option Plan terms and conditions, and the ‘Pricing Period’ under the Dividend Reinvestment Plan and Bonus Option Plan terms and conditions will be the ten trading days commencing on 14 November 2014 (unless otherwise determined by the Directors and announced on the ASX).

BONUS OPTION PLAN

The amount paid in dividends during the year has been reduced as a result of certain eligible shareholders participating in the Bonus Option Plan and foregoing all or part of their right to dividends. These shareholders were issued fully paid ANZ ordinary shares under the Bonus Option Plan.

During the year ended 30 September 2014, 2,479,917 fully paid ANZ ordinary shares were issued under the Bonus Option Plan (2013: 2,719,008 fully paid ANZ ordinary shares).

102

8: Earnings per Ordinary Share

	Consolidated
	2014 $m	2013 $m
Basic earnings per share (cents)	267.1	232.7
Earnings reconciliation ($millions)
Profit for the year	7,283	6,320
Less: profit attributable to minority interests	12	10
Less: preference share dividend paid	6	6
Earnings used in calculating basic earnings per share	7,265	6,304
Weighted average number of ordinary shares (millions)[1]	2,719.7	2,709.4
Diluted earnings per share (cents)	257.0	225.7
Earnings reconciliation ($millions)
Earnings used in calculating basic earnings per share	7,265	6,304
Add: US Trust Securities interest expense	7	31
Add: ANZ Convertible Preference Shares interest expense	155	186
Add: ANZ Capital Notes interest expense	81	7
Earnings used in calculating diluted earnings per share	7,508	6,528
Weighted average number of ordinary shares (millions)[1]
Used in calculating basic earnings per share	2,719.7	2,709.4
Add: weighted average number of options/rights potentially convertible to ordinary shares	5.5	5.0
weighted average number of convertible US Trust Securities at current market prices	6.1	27.5
weighted average number of ANZ Convertible Preference Shares	127.5	144.6
weighted average number of ANZ Capital Notes	63.1	5.5
Used in calculating diluted earnings per share	2,921.9	2,892.0

1	Weighted average number of ordinary shares excludes 14.5 million weighted average number of ordinary treasury shares held in ANZEST Pty Ltd (2013: 16.4 million) for the Group employee share acquisition scheme and 12.5 million weighted average number of ordinary treasury shares held in ANZ Wealth Australia (2013: 12.7 million).

The weighted average number of converted and lapsed options, weighted with reference to the date of conversion or lapse, and included in the calculation of diluted earnings per share is approximately 0.5 million (2013: approximately 0.6 million).

9: Cash

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Coins, notes and cash at bank	1,487	1,318	1,005	914
Money at call, bills receivable and remittances in transit	6	238	1	1
Securities purchased under agreements to resell in less than three months	9,851	10,081	9,631	9,792
Balances with Central Banks	21,215	13,633	20,018	12,091
Total cash	32,559	25,270	30,655	22,798

10: Trading Securities

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Commonwealth Securities	6,338	3,445	6,089	3,198
Local, semi-government and other government securities	18,559	16,638	12,239	11,834
Other securities and equity securities	24,795	21,205	19,721	16,432
Total trading securities	49,692	41,288	38,049	31,464

NOTES TO THE FINANCIAL STATEMENTS     103

11: Derivative Financial Instruments

Derivative financial instruments are contracts whose value is derived from one or more underlying variables or indices defined in the contract, require little or no initial net investment and are settled at a future date. Derivatives include contracts traded on registered exchanges and contracts agreed between counterparties. The use of derivatives and their sale to customers as risk management products is an integral part of the Group’s trading and sales activities. Derivatives are also used to manage the Group’s own exposure to fluctuations in foreign exchange and interest rates as part of its asset and liability management activities.

Derivative financial instruments are subject to market and credit risk, and these risks are managed in a manner consistent with the risks arising on other financial instruments.

The Group’s objectives and policies on managing risks that arise in connection with derivatives, including the policies for hedging, are outlined in note 31.

TYPES OF DERIVATIVE FINANCIAL INSTRUMENTS

The Group transacts principally in foreign exchange, interest rate, commodity and credit derivative contracts. The principal types of derivative contracts include swaps, forwards, futures and options contracts and agreements.

Derivatives, except for those that are specifically designated as effective hedging instruments, are classified as held for trading. The held for trading classification includes two categories of derivative financial instruments: those held as trading positions and those used in the Group’s balance sheet risk management activities.

TRADING POSITIONS

Trading positions arise from both sales to customers and market making activities. Sales to customers include the structuring and marketing of derivative products which enable customers to manage their own risks. Market making activities consist of derivatives entered into principally for the purpose of generating profits from short-term fluctuations in prices or margins. Positions may be traded actively or held over a period of time to benefit from expected changes in market rates.

Trading derivatives are managed within the Group’s market risk management policies, which are outlined in note 31.

Gains or losses, including any current period interest, from the change in fair value of trading positions are recognised in the income statement as ‘other income’ in the period in which they occur.

BALANCE SHEET RISK MANAGEMENT

The Group designates balance sheet risk management derivatives into hedging relationships in order to minimise income statement volatility. This volatility is created by differences in the timing of recognition of gains and losses between the derivative and the hedged item. Hedge accounting is not applied to all balance sheet risk management positions.

Gains or losses from the change in fair value of balance sheet risk management derivatives that form part of an effective hedging relationship are recognised in the income statement based on the hedging relationship. Any ineffectiveness is recognised in the income statement as ‘other income’ in the period in which it occurs.

Gains or losses, excluding any current period interest, from the change in fair value of balance sheet risk management positions that are not designated into hedging relationships are recognised in the income statement as ‘other income’ in the period in which they occur. Current period interest is included in interest income and expense.

The tables on the following pages provide an overview of the Group’s and the Company’s foreign exchange, interest rate, commodity and credit derivatives. They include all trading and balance sheet risk management contracts. Notional principal amounts measure the amount of the underlying physical or financial commodity and represent the volume of outstanding transactions. They are not a measure of the risk associated with a derivative. Further information on netting of derivative financial instruments is included in note 34 Offsetting. The derivative instruments become favourable (assets) or unfavourable (liabilities) as a result of fluctuations in market rates relative to the terms of the derivative. Notional amounts of the contracts are not recorded on the balance sheet.

11: Derivative Financial Instruments (continued)

		Fair Value
		Trading		Hedging						Total fair value of derivatives
	Notional			Fair value		Cash flow		Net investment
Consolidated at 30 September 2014	Principal Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	746,023	10,264	(9,324)	–	–	–	–	–	(4)	10,264	(9,328)
Swap agreements	640,600	19,191	(19,003)	66	(40)	–	–	–	–	19,257	(19,043)
Options purchased	105,985	2,079	–	–	–	–	–	–	–	2,079	–
Options sold	139,062	–	(1,923)	–	–	–	–	–	–	–	(1,923)
	1,631,670	31,534	(30,250)	66	(40)	–	–	–	(4)	31,600	(30,294)
Commodity contracts
Derivative contracts	33,886	1,612	(946)	–	–	–	–	–	–	1,612	(946)
Interest rate contracts
Forward rate agreements	65,754	4	(10)	–	–	–	(1)	–	–	4	(11)
Swap agreements	2,837,264	19,768	(19,049)	1,808	(888)	765	(499)	–	–	22,341	(20,436)
Futures contracts	128,208	33	(75)	–	(14)	–	(4)	–	–	33	(93)
Options purchased	56,573	505	–	–	–	–	–	–	–	505	–
Options sold	47,827	–	(823)	–	–	–	–	–	–	–	(823)
	3,135,626	20,310	(19,957)	1,808	(902)	765	(504)	–	–	22,883	(21,363)
Credit default swaps
Structured credit derivatives purchased	1,171	58	–	–	–	–	–	–	–	58	–
Other credit derivatives purchased	17,060	162	(224)	–	–	–	–	–	–	162	(224)
Total credit derivatives purchased	18,231	220	(224)	–	–	–	–	–	–	220	(224)
Structured credit derivatives sold	1,171	–	(80)	–	–	–	–	–	–	–	(80)
Other credit derivatives sold	17,359	54	(18)	–	–	–	–	–	–	54	(18)
Total credit derivatives sold	18,530	54	(98)	–	–	–	–	–	–	54	(98)
	36,761	274	(322)	–	–	–	–	–	–	274	(322)
Total	4,837,943	53,730	(51,475)	1,874	(942)	765	(504)	–	(4)	56,369	(52,925)

NOTES TO THE FINANCIAL STATEMENTS     105

11: Derivative Financial Instruments (continued)

		Fair Value
		Trading		Hedging						Total fair value of derivatives
	Notional			Fair value		Cash flow		Net investment
Consolidated at 30 September 2013	Principal Amount[1] $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	570,615	7,593	(7,514)	–	–	–	–	–	(25)	7,593	(7,539)
Swap agreements	570,809	10,276	(12,641)	76	(10)	–	–	–	(41)	10,352	(12,692)
Options purchased	79,239	1,376	–	–	–	–	–	–	–	1,376	–
Options sold	95,588	–	(1,449)	–	–	–	–	–	–	–	(1,449)
	1,316,251	19,245	(21,604)	76	(10)	–	–	–	(66)	19,321	(21,680)
Commodity contracts
Derivative contracts	30,206	1,368	(1,255)	–	–	–	–	–	–	1,368	(1,255)
Interest rate contracts
Forward rate agreements	85,251	3	(5)	–	–	–	–	–	–	3	(5)
Swap agreements	2,250,331	21,249	(20,735)	1,272	(998)	838	(743)	–	–	23,359	(22,476)
Futures contracts	100,849	452	(459)	1	(39)	3	–	–	–	456	(498)
Options purchased	29,671	1,049	–	–	–	–	–	–	–	1,049	–
Options sold	35,282	–	(1,233)	–	–	–	–	–	–	–	(1,233)
	2,501,384	22,753	(22,432)	1,273	(1,037)	841	(743)	–	–	24,867	(24,212)
Credit default swaps
Structured credit derivatives purchased	4,812	136	–	–	–	–	–	–	–	136	–
Other credit derivatives purchased	17,837	122	(143)	–	–	–	–	–	–	122	(143)
Total credit derivatives purchased	22,649	258	(143)	–	–	–	–	–	–	258	(143)
Structured credit derivatives sold	4,812	–	(169)	–	–	–	–	–	–	–	(169)
Other credit derivatives sold	17,042	64	(50)	–	–	–	–	–	–	64	(50)
Total credit derivatives sold	21,854	64	(219)	–	–	–	–	–	–	64	(219)
	44,503	322	(362)	–	–	–	–	–	–	322	(362)
Total	3,892,344	43,688	(45,653)	1,349	(1,047)	841	(743)	–	(66)	45,878	(47,509)

1	To align with current period presentation, Notional Principal Amounts are presented gross. Previously, Notional Principal Amounts were presented net where a master netting arrangement was in place.

11: Derivative Financial Instruments (continued)

		Fair Value
		Trading		Hedging						Total fair value of derivatives
	Notional			Fair value		Cash flow		Net investment
The Company at 30 September 2014	Principal Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	723,896	9,664	(8,880)	–	–	–	–	–	(4)	9,664	(8,884)
Swap agreements	636,477	18,552	(18,694)	66	(40)	–	–	–	–	18,618	(18,734)
Options purchased	104,919	2,061	–	–	–	–	–	–	–	2,061	–
Options sold	138,285	–	(1,915)	–	–	–	–	–	–	–	(1,915)
	1,603,577	30,277	(29,489)	66	(40)	–	–	–	(4)	30,343	(29,533)
Commodity contracts
Derivative contracts	33,486	1,606	(925)	–	–	–	–	–	–	1,606	(925)
Interest rate contracts
Forward rate agreements	61,699	4	(10)	–	–	–	(1)	–	–	4	(11)
Swap agreements	2,590,629	17,851	(17,561)	1,587	(807)	680	(403)	–	–	20,118	(18,771)
Futures contracts	112,227	31	(72)	–	(14)	–	(4)	–	–	31	(90)
Options purchased	55,969	506	–	–	–	–	–	–	–	506	–
Options sold	47,382	–	(822)	–	–	–	–	–	–	–	(822)
	2,867,906	18,392	(18,465)	1,587	(821)	680	(408)	–	–	20,659	(19,694)
Credit default swaps
Structured credit derivatives purchased	1,171	58	–	–	–	–	–	–	–	58	–
Other credit derivatives purchased	17,060	162	(224)	–	–	–	–	–	–	162	(224)
Total credit derivatives purchased	18,231	220	(224)	–	–	–	–	–	–	220	(224)
Structured credit derivatives sold	1,171	–	(80)	–	–	–	–	–	–	–	(80)
Other credit derivatives sold	17,359	54	(18)	–	–	–	–	–	–	54	(18)
Total credit derivatives sold	18,530	54	(98)	–	–	–	–	–	–	54	(98)
	36,761	274	(322)	–	–	–	–	–	–	274	(322)
Total	4,541,730	50,549	(49,201)	1,653	(861)	680	(408)	–	(4)	52,882	(50,474)

NOTES TO THE FINANCIAL STATEMENTS     107

11: Derivative Financial Instruments (continued)

		Fair Value
		Trading		Hedging						Total fair value of derivatives
	Notional			Fair value		Cash flow		Net investment
The Company at 30 September 2013	Principal Amount[1] $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	545,564	7,391	(6,803)	–	–	–	–	–		7,391	(6,803)
Swap agreements	527,972	9,418	(10,977)	75	(10)	–	–	–	(41)	9,493	(11,028)
Options purchased	78,758	1,370	–	–	–	–	–	–	–	1,370	–
Options sold	95,237	–	(1,427)	–	–	–	–	–	–	–	(1,427)
	1,247,531	18,179	(19,207)	75	(10)	–	–	–	(41)	18,254	(19,258)
Commodity contracts
Derivative contracts	29,652	1,361	(1,253)	–	–	–	–	–	–	1,361	(1,253)
Interest rate contracts
Forward rate agreements	72,816	3	(4)	–	–	–	–	–	–	3	(4)
Swap agreements	1,897,806	17,684	(17,655)	1,127	(930)	758	(654)	–	–	19,569	(19,239)
Futures contracts	78,728	451	(454)	1	(39)	3	–	–	–	455	(493)
Options purchased	28,641	1,047	–	–	–	–	–	–	–	1,047	–
Options sold	34,372	–	(1,218)	–	–	–	–	–	–	–	(1,218)
	2,112,363	19,185	(19,331)	1,128	(969)	761	(654)	–	–	21,074	(20,954)
Credit default swaps
Structured credit derivatives purchased	4,811	136	–	–	–	–	–	–	–	136	–
Other credit derivatives purchased	17,838	122	(143)	–	–	–	–	–	–	122	(143)
Total credit derivatives purchased	22,649	258	(143)	–	–	–	–	–	–	258	(143)
Structured credit derivatives sold	4,811	–	(169)	–	–	–	–	–	–	–	(169)
Other credit derivatives sold	17,043	64	(50)	–	–	–	–	–	–	64	(50)
Total credit derivatives sold	21,854	64	(219)	–	–	–	–	–	–	64	(219)
	44,503	322	(362)	–	–	–	–	–	–	322	(362)
Total	3,434,049	39,047	(40,153)	1,203	(979)	761	(654)	–	(41)	41,011	(41,827)

1	To align with current period presentation, Notional Principal Amounts are presented gross. Previously, Notional Principal Amounts were presented net where a master netting arrangement was in place.

HEDGING ACCOUNTING

There are three types of hedging accounting relationships: fair value hedges, cash flow hedges and hedges of a net investment in a foreign operation. Each type of hedging has specific requirements when accounting for the fair value changes in the hedging relationship. For details on the accounting treatment of each type of hedging relationship refer to note 1.

FAIR VALUE HEDGE ACCOUNTING

The risk being hedged in a fair value hedge is a change in the fair value of an asset or liability or unrecognised firm commitment that may affect the income statement. Changes in fair value might arise through changes in interest rates or foreign exchange rates. The Group’s fair value hedges consist principally of interest rate swaps and cross currency swaps that are used to protect against changes in the fair value of fixed-rate long-term financial instruments due to movements in market interest rates and exchange rates.

The application of fair value hedge accounting results in the fair value adjustment on the hedged item attributable to the hedged risk being recognised in the income statement at the same time the hedging instrument impacts the income statement. If hedge relationships no longer meet the criteria for hedge accounting, hedge accounting is discontinued. The fair value adjustment to the hedged item continues to be recognised as part of the carrying amount of the item or group of items and is amortised to the income statement as a part of the effective yield over the period to maturity. Where the hedged item is derecognised from the Group’s balance sheet, the fair value adjustment is included in the income statement as ‘other income’ as a part of the gain or loss on disposal.

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Gain/(loss) arising from fair value hedges
Hedged item	(434)	534	(370)	476
Hedging Instrument	429	(532)	369	(466)

11: Derivative Financial Instruments (continued)

CASH FLOW HEDGE ACCOUNTING

The risk being hedged in a cash flow hedge is the potential variability in future cash flows that may affect the income statement. Variability in the future cash flows may result from changes in interest rates or exchange rates affecting recognised financial assets and liabilities and highly probable forecast transactions. The Group’s cash flow hedges consist principally of interest rate swaps, forward rate agreements and cross currency swaps that are used to protect against exposures to variability in future cash flows on non-trading assets and liabilities which bear interest at variable rates or which are expected to be refunded or reinvested in the future. The Group primarily applies cash flow hedge accounting to its variable rate loan assets, variable rate liabilities and short-term re-issuances of fixed rate customer and wholesale deposit liabilities. The amounts and timing of future cash flows, representing both principal and interest flows, are projected for each portfolio of financial assets and liabilities on the basis of their forecast repricing profile. This forms the basis for identifying gains and losses on the effective portions of derivatives designated as cash flow hedges.

The effective portion of changes in the fair value of derivatives qualifying and designated as cash flow hedges is recognised initially in other comprehensive income. These are recognised in the income statement in the period during which the hedged forecast transactions take place. The ineffective portion of a designated cash flow hedge relationship is recognised immediately as other income in the income statement. The schedule below shows the movements in the hedging reserve:

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Opening	75	208	51	89
Item recorded in net interest income	(30)	–	8	24
Tax effect on items recorded in net interest income	8	–	(2)	(7)
Valuation gain taken to other comprehensive income	165	(186)	168	(78)
Tax effect on net gain on cash flow hedges	(49)	53	(51)	23
Closing Balance	169	75	174	51

The table below shows the breakdown of the hedging reserve attributable to each type of cash flow hedging relationship:

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Variable rate assets	407	446	433	457
Variable rate liabilities	(114)	(184)	(119)	(192)
Re-issuances of short term fixed rate liabilities	(124)	(187)	(140)	(214)
Total hedging reserve	169	75	174	51

All underlying hedged cash flows are expected to be recognised in the income statement in the period in which they occur which is anticipated to take place over the next 0–10 years (2013: 0–10 years).

All gains and losses associated with the ineffective portion of the hedging derivatives are recognised immediately as ‘other income’ in the income statement. Ineffectiveness recognised in the income statement in respect of cash flow hedges amounted to a $10 million gain for the Group (2013: $1 million loss) and a $9 million gain for the Company (2013: $1 million loss).

HEDGES OF NET INVESTMENTS IN FOREIGN OPERATIONS

In a hedge of a net investment in a foreign operation, the risk being hedged is the exposure to exchange rate differences arising on consolidation of foreign operations with a functional currency other than the Australian Dollar. Hedging is undertaken using foreign exchange derivative contracts or by financing with borrowings in the same currency as the applicable foreign functional currency.

Ineffectiveness arising from hedges of net investments in foreign operations and recognised as ‘other income’ in the income statement amounted to nil (2013: nil).

NOTES TO THE FINANCIAL STATEMENTS     109

12: Available-for-sale Assets

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Listed
Other government securities	1,513	1,197	688	422
Other securities and equity securities	9,971	7,976	9,687	7,737
Total listed	11,484	9,173	10,375	8,159

Unlisted
Local and semi-government securities	11,382	9,468	11,187	8,366
Other government securities	2,168	5,402	184	3,893
Other securities and equity securities	5,883	4,234	4,405	3,405
Total unlisted	19,433	19,104	15,776	15,664
Total available-for-sale assets	30,917	28,277	26,151	23,823

During the year net gains (before tax) recognised in the income statement in respect of available-for-sale assets amounted to $47 million for the Group (2013: $3 million net loss before tax) and $40 million for the Company (2013: $4 million net loss before tax).

AVAILABLE-FOR-SALE BY MATURITIES AT 30 SEPTEMBER 2014

	Less than 3 months $m	Between 3 and 12 months $m	Between 1 and 5 years $m	Between 5 and 10 years $m	After 10 years $m	No maturity specified $m	Total fair value $m
Local and semi-government securities	2,450	719	3,096	3,686	1,431	–	11,382
Other government securities	656	1,822	1,203	–	–	–	3,681
Other securities and equity securities	523	2,649	8,128	1,492	3,019	43	15,854
Total available-for-sale assets	3,629	5,190	12,427	5,178	4,450	43	30,917

AVAILABLE-FOR-SALE BY MATURITIES AT 30 SEPTEMBER 2013

	Less than 3 months $m	Between 3 and 12 months $m	Between 1 and 5 years $m	Between 5 and 10 years $m	After 10 years $m	No maturity specified $m	Total fair value $m
Local and semi-government securities	1,018	819	2,201	3,741	1,689	–	9,468
Other government securities	3,604	1,342	1,566	78	9	–	6,599
Other securities and equity securities	588	1,376	6,948	602	2,632	64	12,210
Total available-for-sale assets	5,210	3,537	10,715	4,421	4,330	64	28,277

13: Net Loans and Advances

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Overdrafts	8,629	8,833	7,078	6,945
Credit card outstandings	11,440	11,247	9,244	9,213
Term loans – housing	271,388	253,277	221,576	206,711
Term loans – non-housing	213,324	191,615	161,913	143,211
Hire purchase	2,238	2,760	1,409	2,010
Lease receivables	1,905	2,056	1,190	1,395
Commercial bills	15,027	16,536	14,766	16,257
Other	432	494	4	125
Total gross loans and advances	524,383	486,818	417,180	385,867
Less: Provision for credit impairment (refer to note 15)	(3,933)	(4,354)	(3,011)	(3,242)
Less: Unearned income	(892)	(954)	(657)	(723)
Add: Capitalised brokerage/mortgage origination fees[1]	1,043	942	837	787
Add: Customer liability for acceptances	1,151	812	717	484
Adjustments to gross loans and advances	(2,631)	(3,554)	(2,114)	(2,694)
Net loans and advances	521,752	483,264	415,066	383,173

Lease receivables
a) Finance lease receivables
Gross finance lease receivables
Less than 1 year	370	575	225	350
1 to 5 years	527	522	350	320
Later than 5 years	387	430	63	202
Less: unearned future finance income on finance leases	(154)	(155)	(98)	(91)
Net investment in finance lease receivables	1,130	1,372	540	781
b) Operating lease receivables
Gross operating lease receivables
Less than 1 year	55	133	51	130
1 to 5 years	566	395	501	392
Later than 5 years	–	1	–	1
Total operating lease receivables	621	529	552	523
Net lease receivables	1,751	1,901	1,092	1,304

Present value of net investment in finance lease receivables
Less than 1 year	332	535	206	335
1 to 5 years	480	468	285	297
Later than 5 years	318	369	49	149
Total	1,130	1,372	540	781

Hire purchase receivables
Less than 1 year	758	907	456	641
1 to 5 years	1,466	1,838	939	1,354
Later than 5 years	14	15	14	15
Total	2,238	2,760	1,409	2,010

1	Capitalised brokerage/mortgage origination fees are amortised over the term of the loan.

NOTES TO THE FINANCIAL STATEMENTS     111

14: Impaired Financial Assets

Presented below is a summary of impaired financial assets that are measured on the balance sheet at amortised cost. For these items, impairment losses are recorded through the provision for credit impairment. This contrasts to financial assets carried on the balance sheet at fair value, for which any impairment loss is recognised as a component of the overall fair value.

Detailed information on impaired financial assets is provided in note 31 Financial Risk Management.

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Summary of impaired financial assets
Impaired loans	2,682	3,751	1,923	2,723
Restructured items[1]	67	341	26	284
Non-performing commitments and contingencies[2]	140	172	105	149
Gross impaired financial assets	2,889	4,264	2,054	3,156
Individual provisions
Impaired loans	(1,130)	(1,440)	(814)	(1,046)
Non-performing commitments and contingencies	(46)	(27)	(40)	(10)
Net impaired financial assets	1,713	2,797	1,200	2,100

Accruing loans past due 90 days or more[3]
These amounts are not classified as impaired assets as they are either 90 days or more past due and well secured, or are portfolio managed facilities that can be held on a productive basis for up to 180 days past due	1,982	1,818	1,778	1,576

1	Restructured items are facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.
2	Includes impaired derivative financial instruments.
3	Includes unsecured credit card and personal loans 90 days past due accounts which are retained on a performing basis for up to 180 days past due amounting to $154 million (2013: $151 million) for the Group and $111 million (2013: $106 million) for the Company.

15: Provision for Credit Impairment

	Consolidated		The Company
Credit impairment charge analysis	2014 $m	2013 $m	2014 $m	2013 $m
New and increased provisions
Australia	1,292	1,304	1,275	1,304
New Zealand	274	310	16	15
Asia Pacific, Europe & America	246	275	156	157
	1,812	1,889	1,447	1,476
Write-backs	(447)	(487)	(253)	(255)
	1,365	1,402	1,194	1,221
Recoveries of amounts previously written off	(224)	(247)	(174)	(194)
Individual credit impairment charge	1,141	1,155	1,020	1,027
Impairment on available-for-sale assets	–	3	–	3
Collective credit impairment charge/(release)	(155)	30	(46)	102
Credit impairment charge	986	1,188	974	1,132

15: Provision for Credit Impairment (continued)

MOVEMENT IN PROVISION FOR CREDIT IMPAIRMENT BY FINANCIAL ASSET CLASS

	Net loans and advances		Credit related commitments		Total provision
Consolidated	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Collective provision
Balance at start of year	2,292	2,236	595	529	2,887	2,765
Adjustment for exchange rate fluctuations and transfers	8	63	17	29	25	92
Disposal	–	–	–	–	–	–
Charge/(release) to income statement	(156)	(7)	1	37	(155)	30
Total collective provision	2,144	2,292	613	595	2,757	2,887
Individual provision
Balance at start of year	1,440	1,729	27	44	1,467	1,773
New and increased provisions	1,794	1,889	18	–	1,812	1,889
Adjustment for exchange rate fluctuations and transfers	7	62	1	(11)	8	51
Write-backs	(447)	(481)	–	(6)	(447)	(487)
Discount unwind	(65)	(102)	–	–	(65)	(102)
Bad debts written off	(1,599)	(1,657)	–	–	(1,599)	(1,657)
Total individual provision	1,130	1,440	46	27	1,176	1,467
Total provision for credit impairment	3,274	3,732	659	622	3,933	4,354

The table below contains a detailed analysis of the movements in individual provision for net loans and advances.

	Australia		International and Institutional Banking		New Zealand		Other[1]		Total
Consolidated	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Individual provision
Balance at start of year	747	716	417	650	242	348	34	15	1,440	1,729
New and increased provisions	1,114	1,132	418	447	260	294	2	16	1,794	1,889
Adjustment for exchange rate fluctuations and transfers	(2)	–	7	22	2	34	–	6	7	62
Write-backs	(202)	(229)	(79)	(70)	(163)	(180)	(3)	(2)	(447)	(481)
Discount unwind	(33)	(34)	(35)	(45)	3	(23)	–	–	(65)	(102)
Bad debts written off	(994)	(838)	(418)	(587)	(157)	(231)	(30)	(1)	(1,599)	(1,657)
Total individual provision	630	747	310	417	187	242	3	34	1,130	1,440

	Consolidated
	2014%	2013%
Ratios (as a percentage of total gross loans and advances)
Individual provision	0.22	0.30
Collective provision	0.53	0.59
Bad debts written off	0.30	0.34

1	Other contains Global Wealth and GTSO and Group Centre.

NOTES TO THE FINANCIAL STATEMENTS     113

15: Provision for Credit Impairment (continued)

	Net loans and advances		Credit related commitments		Total provision
The Company	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Collective provision
Balance at start of year	1,729	1,728	457	410	2,186	2,138
Adjustment for exchange rate fluctuations and transfers	5	(55)	12	1	17	(54)
Disposal	–	–	–	–	–	–
Charge/(credit) to income statement	(65)	56	19	46	(46)	102
Total collective provision	1,669	1,729	488	457	2,157	2,186
Individual provision
Balance at start of year	1,046	1,242	10	27	1,056	1,269
New and increased provisions	1,417	1,476	30	–	1,447	1,476
Adjustment for exchange rate fluctuations and transfers	4	(51)	–	(11)	4	(62)
Write-backs	(253)	(249)	–	(6)	(253)	(255)
Discount unwind	(60)	(75)	–	–	(60)	(75)
Bad debts written off	(1,340)	(1,297)	–	–	(1,340)	(1,297)
Total individual provision	814	1,046	40	10	854	1,056
Total provision for credit impairment	2,483	2,775	528	467	3,011	3,242

	The Company
	2014%	2013%
Ratios (as a percentage of total gross loans and advances)
Individual provision	0.20	0.27
Collective provision	0.52	0.57
Bad debts written off	0.32	0.34

16: Shares in Controlled Entities and Associates

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Total shares in controlled entities	–	–	14,870	14,955
Total shares in associates[1]	4,582	4,123	720	841
Total shares in controlled entities and associates	4,582	4,123	15,590	15,796

1   Investments in associates are accounted for using the equity method of accounting by the Group and are carried at cost by the Company.

DISPOSAL OF CONTROLLED ENTITIES

On 4 July 2014 ANZ Trustees Limited was sold.

Details of aggregate assets and liabilities of material controlled entities disposed of by the Group are as follows:

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Cash consideration received	156	–	156	–
Less: Balances of disposed cash and cash equivalents	11	–	–	–
Net cash consideration received	145	–	156	–

Less: Net assets disposed
Net loans and advances	–	–	–	–
Premises and equipment	–	–	–	–
Shares in controlled entities	–	–	22	–
Other assets, including allocated goodwill	2	–	–	–
Deposits and other borrowings	–	–	–	–
Payables and other liabilities	(1)	–	–	–
Provisions	–	–	–	–
	1	–	22	–
Less: Provisions for warranties, indemnities and direct costs relating to disposal	19	–	19	–
Gain on disposal	125	–	115	–

ACQUISITION OF CONTROLLED ENTITIES

There were no material controlled entities acquired during the year ended 30 September 2014 or the year ended 30 September 2013.

17: Tax Assets

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Australia
Current tax asset	9	–	9	–
Deferred tax asset	280	530	676	815
	289	530	685	815
New Zealand
Current tax asset	–	1	–	–
Deferred tax asset	–	37	6	6
	–	38	6	6
Asia Pacific, Europe & America
Current tax asset	29	19	18	18
Deferred tax asset	137	158	96	115
	166	177	114	133
Total current and deferred tax assets	455	745	805	954
Total current tax assets	38	20	27	18
Total deferred tax assets	417	725	778	936

Deferred tax assets recognised in profit and loss
Collective provision for loans and advances	724	764	594	612
Individual provision for impaired loans and advances	292	359	236	279
Other provisions	272	318	184	223
Provision for employee entitlements	152	154	119	119
Policyholder tax assets	–	67	–	–
Other	203	323	102	134
	1,643	1,985	1,235	1,367
Deferred tax assets recognised directly in equity
Defined benefits obligation	–	20	–	7
Own credit risk of financial liabilities	10	–	10	–
	10	20	10	7
Set-off of deferred tax assets pursuant to set-off provisions[1]	(1,236)	(1,280)	(467)	(438)
Net deferred tax assets	417	725	778	936

Unrecognised deferred tax assets
The following deferred tax assets will only be recognised if:
} assessable income is derived of a nature and an amount sufficient to enable the benefit to be realised;
} the conditions for deductibility imposed by tax legislation are complied with; and
} no changes in tax legislation adversely affect the Group in realising the benefit.

Unused realised tax losses (on revenue account)	5	5	–	–
Total unrecognised deferred tax assets	5	5	–	–

1	Deferred tax assets and liabilities are set-off where they relate to income tax levied by the same taxation authority on either the same taxable entity or different taxable entities within the same taxable group.

NOTES TO THE FINANCIAL STATEMENTS     115

18: Goodwill and Other Intangible Assets

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Goodwill[1]
Gross carrying amount
Balances at start of the year	4,499	4,212	77	92
Additions through business combinations	–	–	–	–
Reclassifications[2]	–	–	9	–
Impairment/write off expense	–	–	–	–
Derecognised on disposal	–	(23)	–	(23)
Foreign currency exchange differences	12	310	4	8
Balance at end of year	4,511	4,499	90	77

Software
Balances at start of the year	2,170	1,762	2,007	1,613
Software capitalisation during the period	777	780	683	710
Amortisation expense	(426)	(383)	(368)	(315)
Impairment expense/write-offs	(15)	(8)	(11)	(8)
Foreign currency exchange differences	27	19	25	7
Balance at end of year	2,533	2,170	2,336	2,007
Cost	5,005	4,258	4,568	3,866
Accumulated amortisation	(2,263)	(1,884)	(2,031)	(1,663)
Accumulated impairment	(209)	(204)	(201)	(196)
Carrying amount	2,533	2,170	2,336	2,007

Acquired Portfolio of Insurance and Investment Business
Balances at start of the year	856	928	–	–
Amortisation expense	(71)	(78)	–	–
Foreign currency exchange differences	(1)	6	–	–
Balance at end of year	784	856	–	–
Cost	1,187	1,187	–	–
Accumulated amortisation	(403)	(331)	–	–
Carrying amount	784	856	–	–

Other intangible assets[3]
Balances at start of the year	165	180	40	47
Other additions	3	3	–	–
Reclassification[2]	–	–	(9)	–
Amortisation expense	(18)	(21)	(8)	(8)
Impairment expense	(28)	(1)	–	(1)
Foreign currency exchange differences	–	4	2	2
Balance at end of year	122	165	25	40
Cost	227	272	68	74
Accumulated amortisation/impairment	(105)	(107)	(43)	(34)
Carrying amount	122	165	25	40

Goodwill and other intangible assets
Net book value
Balances at start of the year	7,690	7,082	2,124	1,752
Balance at end of year	7,950	7,690	2,451	2,124

1	Excludes notional goodwill in equity accounted entities.

2	Reclassification from other intangible assets to goodwill.

3	The consolidated other intangibles comprises aligned advisor relationships, distribution agreements and management fee rights, credit card relationships and other intangibles. The company other intangible assets comprises distribution agreements and management fee rights, credit card relationships and other intangibles.

18: Goodwill and Other Intangible Assets (continued)

GOODWILL ALLOCATED TO CASH–GENERATING UNITS

The goodwill balance above largely comprises the goodwill purchased on acquisition of NBNZ Holdings Limited in December 2003 (included in the New Zealand division) and ANZ Wealth Australia Limited (formerly OnePath Australia Limited) on 30 November 2009 (included in the Global Wealth division).

The recoverable amount of the CGU to which each goodwill component is allocated is estimated using a market multiple approach as representative of the fair value less cost to sell of each CGU. The price earnings multiples are based on observable multiples reflecting the businesses and markets in which each CGU operates. The earnings are based on the current forecast earnings of the divisions. The aggregate fair value less cost to sell across the Group is compared to the Group’s market capitalisation to validate the conclusion that goodwill is not impaired.

Key assumptions on which management has based its determination of fair value less cost to sell include assumptions as to the market multiples being reflective of the segment’s businesses, cost to sell estimates and the ability to achieve forecast earnings. Changes in assumptions upon which the valuation is based could materially impact the assessment of the recoverable amount of each CGU. As at 30 September 2014, the impairment testing performed did not result in any material impairment being identified.

19: Other Assets

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Accrued interest/prepaid discounts	1,472	1,300	998	890
Accrued commissions	129	134	75	98
Prepaid expenses	356	319	152	140
Insurance contract liabilities ceded	591	519	–	–
Outstanding premiums	200	315	–	–
Defined benefit superannuation plan surplus	47	–	47	–
Operating leases residual value	334	378	334	378
Other	1,662	1,387	637	762
Total other assets	4,791	4,352	2,243	2,268
20: Premises and Equipment
	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Freehold and leasehold land and buildings
At cost[1]	1,193	1,219	95	94
Depreciation[1]	(315)	(315)	(45)	(49)
	878	904	50	45
Leasehold improvements
At cost[1]	640	587	421	406
Depreciation[1]	(393)	(394)	(276)	(262)
	247	193	145	144
Furniture and equipment
At cost[1]	1,134	1,377	912	1,077
Depreciation[1]	(670)	(880)	(518)	(639)
	464	497	394	438
Technology equipment
At cost[1]	1,172	1,342	850	998
Depreciation[1]	(721)	(951)	(485)	(693)
	451	391	365	305
Capital works in progress
At cost	141	179	47	51
Total premises and equipment	2,181	2,164	1,001	983

1	The current year cost and accumulated depreciation was reduced to remove assets with a nil net book value that are no longer in use. Comparative information was not adjusted.

NOTES TO THE FINANCIAL STATEMENTS     117

20: Premises and Equipment (continued)

Reconciliations of the carrying amounts for each class of premises and equipment are set out below:

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Freehold and leasehold land and buildings
Carrying amount at beginning of year	904	926	45	608
Additions[1]	24	43	12	1
Disposals	(15)	(42)	(2)	(558)
Depreciation	(38)	(36)	(6)	(9)
Foreign currency exchange difference	3	13	1	3
Carrying amount at end of year	878	904	50	45
Leasehold improvements
Carrying amount at beginning of year	193	195	144	141
Additions[1]	122	48	44	37
Disposals	(10)	(7)	(6)	(2)
Depreciation	(59)	(52)	(39)	(36)
Foreign currency exchange difference	1	9	2	4
Carrying amount at end of year	247	193	145	144
Furniture and equipment
Carrying amount at beginning of year	497	516	438	451
Additions[1]	84	84	53	248
Disposals[2]	(17)	(14)	(9)	(176)
Depreciation	(103)	(97)	(91)	(88)
Foreign currency exchange difference	3	8	3	3
Carrying amount at end of year	464	497	394	438
Technology equipment
Carrying amount at beginning of year	391	349	305	256
Additions[1]	183	161	142	129
Disposals[2]	(2)	(13)	–	(4)
Depreciation	(124)	(113)	(85)	(76)
Impairment	–	(3)	–	(3)
Foreign currency exchange difference	3	10	3	3
Carrying amount at end of year	451	391	365	305
Capital works in progress
Carrying amount at beginning of year	179	128	51	78
Net (transfers)/additions	(38)	51	(4)	(27)
Carrying amount at end of year	141	179	47	51
Total premises and equipment	2,181	2,164	1,001	983

1   Includes transfers.

2   On the 31st of December 2012, “the Company” transferred the ownership of all Land and Buildings, Furniture and Equipment and Computer Equipment relating to the premises known as “ANZ Centre” located at 833 Collins Street, Docklands into two fully owned Unit Trusts – ANZ Centre Trust and ANZ Centre Chattels Trust. Land and Buildings were transferred at market value of $545.1 million. Furniture and Equipment and Computer Equipment were transferred at their written down value of $167.4 million.

21: Deposits and Other Borrowings

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Certificates of deposit	52,755	58,276	51,634	56,453
Term Deposits	192,716	186,691	154,763	148,593
Other deposits bearing interest and other borrowings	193,459	166,659	160,995	138,378
Deposits not bearing interest	16,404	14,446	8,688	7,574
Deposits from banks	38,193	27,241	37,339	26,436
Commercial Paper	15,152	12,255	9,753	8,015
Borrowing corporations’ debt[1]	1,400	1,347	–	–
Deposits and other borrowings	510,079	466,915	423,172	385,449

1	Included in this balance is debenture stock of $1 million (September 2013: $19 million) of Esanda Finance Corporation Limited (Esanda), together with accrued interest thereon, which is secured by a trust deed and collateral debentures, giving floating charges upon the undertaking and all the assets of the entity amounting to $43 million (September 2013: $255 million) other than land and buildings. All controlled entities of Esanda have guaranteed the payment of principal, interest and other monies in relation to all debenture stock and unsecured notes issued by Esanda. The only loans pledged as collateral are those in Esanda and its subsidiaries. Effective from 18 March 2009, Esanda ceased to write new debentures and since September 2009 stopped writing new loans. In addition, this balance also includes NZD 1.6 billion (September 2013: NZD 1.5 billion) of secured debenture stock of the consolidated subsidiary UDC Finance Limited (UDC) and the accrued interest thereon which are secured by a floating charge over all assets of UDC NZD 2.5 billion (September 2013: NZD 2.3 billion).

22: Tax Liabilities

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Australia
Current tax payable	208	811	208	811
Deferred tax liabilities	–	–	–	–
	208	811	208	811
New Zealand
Current tax payable	60	–	21	16
Deferred tax liabilities	53	–	–	–
	113	–	21	16
Asia Pacific, Europe & America
Current tax payable	181	161	72	55
Deferred tax liabilities	67	14	62	12
	248	175	134	67
Total current and deferred income tax liability	569	986	363	894
Total current tax payable	449	972	301	882
Total deferred income tax liabilities	120	14	62	12

Deferred tax liabilities recognised in profit and loss
Acquired portfolio of insurance and investment business	235	258	–	–
Insurance related deferred acquisition costs	124	108	–	–
Lease finance	249	227	41	39
Other	562	583	375	373
	1,170	1,176	416	412

Deferred tax liabilities recognised directly in equity
Cash flow hedges	73	30	76	21
Foreign currency translation reserve	36	36	–	–
Available-for-sale revaluation reserve	75	52	29	17
Defined benefits obligation	2	–	8	–
	186	118	113	38
Set-off of deferred tax liabilities pursuant to set-off provision[1]	(1,236)	(1,280)	(467)	(438)
Net deferred tax liability	120	14	62	12

Unrecognised deferred tax liabilities
The following deferred tax liabilities have not been bought to account as liabilities:
Other unrealised taxable temporary differences[2]	323	253	45	38
Total unrecognised deferred tax liabilities	323	253	45	38

1   Deferred tax assets and liabilities are set-off where they relate to income tax levied by the same taxation authority on either the same taxable entity or different taxable entities within the same taxable group.

2   Represents additional potential foreign tax costs should all retained earnings in offshore branches and subsidiaries be repatriated.

23: Payables and Other Liabilities

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Creditors	1,335	1,182	477	431
Accrued interest and unearned discounts	2,096	2,135	1,592	1,644
Defined benefits plan obligations	39	91	15	29
Accrued expenses	1,394	1,517	1,022	1,133
Securities sold short	3,870	2,530	3,556	2,403
Liability for acceptances	1,151	812	717	484
Other liabilities	1,099	792	303	152
Total payables and other liabilities	10,984	9,059	7,682	6,276

NOTES TO THE FINANCIAL STATEMENTS     119

24: Provisions

		Consolidated		The Company
		2014 $m	2013 $m	2014 $m	2013 $m
Employee entitlements[1]		526	533	404	403
Restructuring costs and surplus leased space[2]		56	57	48	38
Non-lending losses, frauds and forgeries		134	155	104	131
Other		384	483	139	253
Total provisions		1,100	1,228	695	825

Restructuring costs and surplus leased space[2]
Carrying amount at beginning of the year		57	140	38	51
Provisions made during the year		64	49	57	45
Payments made during the year		(57)	(116)	(42)	(41)
Transfer/release of provision		(8)	(16)	(5)	(17)
Carrying amount at the end of the year		56	57	48	38

Non-lending losses, frauds and forgeries
Carrying amount at beginning of the year		155	163	131	139
Provisions made during the year		26	23	6	12
Payments made during the year		(17)	(16)	(12)	(7)
Transfer/release of provision		(30)	(15)	(21)	(13)
Carrying amount at the end of the year		134	155	104	131

Other provisions[3]
Carrying amount at beginning of the year		483	365	253	151
Provisions made during the year		482	463	122	149
Payments made during the year		(440)	(336)	(118)	(31)
Transfer/release of provision		(141)	(9)	(118)	(16)
Carrying amount at the end of the year		384	483	139	253

1   The aggregate liability for employee entitlements largely comprises provisions for annual leave and long service leave.

2   Restructuring costs and surplus leased space provisions arise from activities related to material changes in the scope of business undertaken by the Group or the manner in which that business is undertaken and includes termination benefits. Costs relating to on-going activities are not provided for. Provision is made when the Group is demonstrably committed, it is probable that the costs will be incurred, though their timing is uncertain, and the costs can be reliably estimated.

3   Other provisions comprise various other provisions including loyalty programs, workers’ compensation, make-good provisions on leased premises and contingent liabilities recognised as part of a business combination.

25: Debt Issuances

ANZ utilises a variety of established and flexible funding programmes to issue medium term notes featuring either senior or subordinated debt status (details of subordinated debt are presented in note 26: Subordinated Debt). All risks associated with originating term funding are closely managed. Refer to description of ANZ risk management practices in note 31 Financial Risk Management in relation to market risks such as interest rate and foreign currency risks, as well as liquidity risk.

The table below presents debt issuances by currency of issue which broadly is representative of the investor base location.

		Consolidated		The Company
		2014 $m	2013 $m	2014 $m	2013 $m
Debt issuances by currency
USD	United States dollars	36,549	33,094	31,682	28,645
GBP	Great British pounds	3,068	2,711	2,576	2,277
AUD	Australian dollars	7,796	7,329	7,051	6,572
NZD	New Zealand dollars	4,683	2,939	1,647	488
JPY	Japanese yen	4,786	6,681	4,469	6,356
EUR	Euro	15,723	10,443	11,662	7,545
HKD	Hong Kong dollars	817	1,285	802	1,201
CHF	Swiss francs	3,882	3,460	1,659	1,621
CAD	Canadian dollar	984	901	984	901
NOK	Norwegian krone	609	592	609	592
SGD	Singapore dollars	254	259	75	88
TRY	Turkish Lira	358	171	358	171
ZAR	South African rand	147	146	147	146
MXN	Mexico Peso	255	190	255	190
CNH	Chinese yuan	185	175	185	175
Total Debt issuances		80,096	70,376	64,161	56,968

26: Subordinated Debt

Subordinated debt comprises perpetual and dated securities as follows (net of issue costs):

			Consolidated		The Company
			2014 $m	2013 $m	2014 $m	2013 $m
Additional Tier 1 capital (perpetual subordinated)
USD	US Trust Securities		–	812	–	805
	ANZ Convertible Preference Shares (ANZ CPS)[1]
AUD	ANZ CPS1		–	1,081	–	1,081
AUD	ANZ CPS2		1,967	1,963	1,967	1,963
AUD	ANZ CPS3		1,333	1,329	1,333	1,329
	ANZ Capital Notes (ANZ CN)
AUD	ANZ CN1		1,109	1,106	1,109	1,106
AUD	ANZ CN2		1,595	–	1,595	–
			6,004	6,291	6,004	6,284

Perpetual subordinated notes
USD	300m	floating rate notes	343	322	343	322
NZD	835m	fixed rate notes[2]	744	743	–	–
			1,087	1,065	343	322

Dated subordinated notes
GBP	400m	fixed rate notes due 2018	–	699	–	699
EUR	750m	fixed rate notes due 2019	1,246	1,211	1,247	1,214
AUD	500m	floating rate notes due 2022[3]	499	500	500	500
AUD	1509m	floating rate notes due 2022[3]	1,501	1,496	1,502	1,500
USD	750m	fixed rate notes due 2022[3]	842	793	843	793
AUD	750m	floating rate notes due 2023[3]	748	749	749	750
AUD	750m	floating rate notes due 2024[3,4]	750	–	750	–
USD	800m	fixed rate notes due 2024[4]	930	–	932	–
			6,516	5,448	6,523	5,456
Total subordinated debt			13,607	12,804	12,870	12,062

Subordinated debt by currency
AUD	Australian dollars		9,502	8,224	9,505	8,229
NZD	New Zealand dollars		744	743	–	–
USD	United States dollars		2,115	1,927	2,118	1,920
GBP	Great British pounds		–	699	–	699
EUR	Euro		1,246	1,211	1,247	1,214
			13,607	12,804	12,870	12,062

1	Fully franked preference share dividend payments made during the years ended 30 September 2014 and 30 September 2013 (which are treated as interest expense):

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
ANZ CPS1	24	43	24	43
ANZ CPS2	79	86	79	86
ANZ CPS3	53	59	53	59

2	Rate reset on 18 April 2013 to the five year swap rate +2.00% until the call date on 18 April 2018, whereupon if not called, reverts to a floating rate at the three month FRA rate +3.00% and is callable on any interest payment date thereafter.

3	Callable five years prior to maturity.

4	The convertible subordinated notes convert into ANZ ordinary shares at the average market price of ANZ ordinary shares less a 1% discount subject to a maximum conversion number if ANZ receives a notice of non-viability from APRA.

NOTES TO THE FINANCIAL STATEMENTS     121

26: Subordinated Debt (continued)

Subordinated debt is subordinated in right of payment to the claims of depositors and other creditors of the Company and its controlled entities which have issued the notes or preference shares.

As defined by APRA for capital adequacy purposes, ANZ CPS and ANZ Capital Notes constitute Additional Tier 1 capital and all other subordinated notes constitute Tier 2 capital.

The ANZ Capital Notes are Basel 3 compliant instruments. APRA has granted ANZ transitional Basel 3 capital treatment for ANZ CPS2 and ANZ CPS3 until their first conversion date.

The convertible subordinated notes are Basel 3 compliant instruments. APRA has granted transitional Basel 3 capital treatment for:

}	all other term subordinated notes until their first call date;

}	the USD300 million perpetual subordinated notes until the end of the transitional period (December 2021); and

}	the NZD835 million perpetual subordinated notes until the April 2018 call date.

US TRUST SECURITIES

On 27 November 2003, the Company issued 750,000 non-cumulative Trust Securities (‘US Trust Securities’) at USD1,000 each raising USD750 million. US Trust Securities comprised an interest paying unsecured note and a preference share, which were stapled together and issued by ANZ Capital Trust II.

ANZ redeemed the US Trust Securities for cash on 16 December 2013.

ANZ CONVERTIBLE PREFERENCE SHARES (ANZ CPS)

}	On 30 September 2008, the Company issued 10.8 million convertible preference shares (‘ANZ CPS1’) at $100 each, raising $1,081 million before issue costs. $627 million ANZ CPS1 were reinvested into ANZ Capital Notes 2 and cancelled on 31 March 2014 and the remaining $454 million ANZ CPS1 were bought back by ANZ for cash and cancelled on 16 June 2014.

}	On 17 December 2009, the Company issued 19.7 million convertible preference shares (‘ANZ CPS2’) at $100 each, raising $1,969 million before issue costs.

}	On 28 September 2011, the Company issued 13.4 million convertible preference shares (‘ANZ CPS3’) at $100 each raising $1,340 million before issue costs.

ANZ CPS are fully paid, mandatorily convertible preference shares. ANZ CPS are listed on the Australian Stock Exchange.

Dividends on ANZ CPS are non-cumulative and are payable quarterly in arrears in December, March, June and September (ANZ CPS2) and semi-annually in arrears in March and September (ANZ CPS3) in each year and will be franked in line with the franking applied to ANZ ordinary shares. The dividends will be based on a floating rate equal to the aggregate of the 90 day bank bill rate plus a 310 basis point margin (ANZ CPS2) and the 180 day bank bill rate plus 310 basis point margin (ANZ CPS3), multiplied by one minus the Australian Company tax rate. Should the dividend not be fully franked, the terms of the securities provide for a cash gross-up for the amount of the franking benefit not provided. Dividends are subject to the absolute discretion of the Board of Directors of the Company and certain payment tests (including APRA requirements and distributable profits being available). If dividends are not paid on ANZ CPS, the Group may not pay dividends or distributions, or return capital, on ANZ ordinary shares or (ANZ CPS2 only) any other share capital or security ranking equal or junior to the ANZ CPS for a specified period (subject to certain exceptions).

On 15 December 2016 (ANZ CPS2) or 1 September 2019 (ANZ CPS3) (each a ‘conversion date’), or an earlier date under certain circumstances, the relevant ANZ CPS will mandatorily convert into a variable number of ANZ ordinary shares based on the average market price of ANZ ordinary shares less a 1.0% discount, subject to a maximum conversion number.

The mandatory conversion to ANZ ordinary shares is however deferred for a specified period if the conversion tests are not met.

In respect of ANZ CPS3 only, if a common equity capital trigger event occurs the ANZ CPS3 will immediately convert into ANZ ordinary shares, subject to a maximum conversion number. A common equity capital trigger event occurs if ANZ’s Common Equity Tier 1 capital ratio is equal to or less than 5.125%.

In respect of ANZ CPS3 only, on 1 September 2017 and each subsequent semi annual Dividend Payment Date, subject to receiving APRA’s prior approval and satisfying certain conditions, the Company has the right to redeem or convert into ANZ ordinary shares all or some ANZ CPS3 at its discretion on similar terms as mandatory conversion on a conversion date.

The ANZ CPS rank equally with each other, the ANZ Capital Notes and the preference shares issued in connection with the Euro Trust Securities. Except in limited circumstances, holders of ANZ CPS do not have any right to vote in general meetings of the Company.

ANZ CAPITAL NOTES

}	On 7 August 2013, the Company issued 11.2 million convertible notes (‘ANZ CN1’) at $100 each, raising $1,120 million before issue costs.

}	On 31 March 2014, the Company issued 16.1 million convertible notes (‘ANZ CN2’) at $100 each, raising $1,610 million before issue costs.

The ANZ Capital Notes are fully paid mandatorily convertible subordinated perpetual notes. The notes are listed on the Australian Stock Exchange.

Distributions on the notes are non-cumulative and payable semi-annual in arrears in March and September in each year and will be franked in line with the franking applied to ANZ ordinary shares. The distributions will be based on a floating rate equal to the aggregate of the 180 day bank bill rate plus a 340 basis point margin (ANZ CN1) and 325 basis point margin (ANZ CN2), multiplied by one minus the Australian company tax rate. Should the distribution not be fully-franked, the terms of the notes provide for a cash gross-up for the amount of the franking benefit not provided. Distributions are subject to ANZ’s absolute discretion and certain payment conditions being satisfied (including APRA requirements). If distributions are not paid on the notes, ANZ may not pay dividends or distributions, or return capital, on ANZ ordinary shares for a specified period (subject to certain exceptions).

On 1 September 2023 (ANZ CN1) or 24 March 2024 (ANZ CN2) (each conversion date), or an earlier date under certain circumstances, the relevant notes will mandatorily convert into a variable number of ANZ ordinary shares based on the average market price of ordinary shares less a 1% discount, subject to a maximum conversion number. The mandatory conversion to ANZ ordinary shares is however deferred for a specified period if the conversion tests are not met.

122

26: Subordinated Debt (continued)

If a common equity capital trigger event or a non-viability trigger event occurs the notes will immediately convert into ANZ ordinary shares, subject to a maximum conversion number. A common equity capital trigger event occurs if ANZ’s Common Equity Tier 1 capital ratio is equal to or less than 5.125%. A non-viability trigger event occurs if APRA notifies the Company that, without the conversion or write-off of certain securities or a public sector injection of capital (or equivalent support), it considers that the Company would become non-viable.

On 1 September 2021 (ANZ CN1) or 24 March 2022 (ANZ CN2), subject to receiving APRA’s prior approval and satisfying certain conditions, the Company has the right to redeem or convert into ANZ ordinary shares all or some of the notes at its discretion on similar terms as mandatory conversion on a conversion date.

The notes rank equally with each of the ANZ CPS and the preference shares issued in connection with the Euro Trust Securities. Holders of the notes do not have any right to vote in general meetings of the Company.

CONVERTIBLE SUBORDINATED NOTES

}	On 19 March 2014, ANZ issued subordinated notes with a minimum denomination of US$200,000 and any integral multiple of US$1,000 above that raising US$800 million before issue costs. Interest is cumulative and payable semi-annually in arrears in March and September in each year and is based on a fixed rate of 4.5% per annum.

}	On 25 June 2014, ANZ issued 750,000 subordinated notes at $1,000 each raising $750 million before issue costs. Interest is cumulative and payable quarterly in arrears in March, June, September and December in each year and is based on a floating rate equal to the aggregate of the 90 day bank bill rate plus a 193 basis point margin.

If APRA notifies the Company that, without the conversion or write-off of certain securities or a public sector injection of capital (or equivalent support), it considers that the Company would become non-viable, the notes will immediately convert into ANZ ordinary shares based on the average market price of ANZ ordinary shares less a 1% discount, subject to a maximum conversion number.

27: Share Capital

	The Company
Numbers of issued shares	2014	2013
Ordinary shares each fully paid	2,756,627,771	2,743,655,310
Preference shares each fully paid	500,000	500,000
Total number of issued shares	2,757,127,771	2,744,155,310

ORDINARY SHARES

Ordinary shares have no par value and entitle holders to receive dividends payable to ordinary shareholders and to participate in the proceeds available to ordinary shareholders on winding up of the Company in proportion to the number of fully paid ordinary shares held.

On a show of hands every holder of fully paid ordinary shares present at a meeting in person or by proxy is entitled to one vote, and upon a poll one vote for each share held.

	The Company
Numbers of issued shares	2014	2013
Balance at start of the year	2,743,655,310	2,717,356,961
Bonus option plan[1]	2,479,917	2,719,008
Dividend reinvestment plan[1]	26,209,958	32,625,833
Group employee share acquisition scheme[2,4]	–	4,850,856
Group share option scheme[2]	171,742	1,354,856
Group share buyback[3]	(15,889,156)	(15,252,204)
Balance at end of year	2,756,627,771	2,743,655,310

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Ordinary share capital
Balance at start of the year	23,641	23,070	23,914	23,350
Dividend reinvestment plan[1]	851	843	851	843
Group employee share acquisition scheme[2,4]	11	116	11	116
ANZ Wealth Australia Treasury shares[5]	24	7	–	–
Group share option scheme[2]	4	30	4	30
Group share buyback[3]	(500)	(425)	(500)	(425)
Balance at end of year	24,031	23,641	24,280	23,914

1	Refer to note 7 for details of plan.

2	Refer to note 45 for details of plan.

3	The Company issued 16.2 million ordinary shares under the Dividend Reinvestment Plan and Bonus Option Plan for the 2013 final dividend. Following the announcement of the 2013 final dividend the Company repurchased $500 million of ordinary shares via an on-market share buy-back resulting in 15.9 million ordinary shares being cancelled.

4	Includes on-market purchase of shares for settlement of amounts due under share-based compensation plans. In addition, nil shares were issued during the year ended 30 September 2014 to the Group’s Employee Share Trust for settlement of amounts due under share-based compensation plans (2013: 4,850,856). As at 30 September 2014, there were 13,754,867 Treasury Shares outstanding (2013: 15,821,529).

5	ANZ Wealth Australia Limited (AWA) Treasury Shares include shares held in statutory funds as assets backing policyholder liabilities. AWA Treasury Shares outstanding as at 30 September 2014 were 11,761,993 (2013: 12,573,976).

NOTES TO THE FINANCIAL STATEMENTS     123

27: Share Capital (continued)

PREFERENCE SHARES

Euro Trust Securities

On 13 December 2004, the Company issued 500,000 Euro Floating Rate Non-cumulative Trust Securities (‘Euro Trust Securities’) at €1,000 each, raising $871 million net of issue costs. Euro Trust Securities comprise an interest paying unsecured note and a €1,000 preference share, which are stapled together and issued as a Euro Trust Security by ANZ Capital Trust III (the Trust).

On, or at any time after, 15 December 2014, subject to satisfying certain conditions, the Company has the right to buy-back the securities.

Dividends are not payable on the preference shares while they are stapled to the note, except for the period after 15 December 2014 when the preference share (if not bought back) will pay 100 basis points in addition to the distributions on the note. Distributions on Euro Trust Securities are non-cumulative and are payable quarterly in arrears. The distributions are based upon a floating rate equal to the three month EURIBOR rate plus a 66 basis point margin up until 15 December 2014, after which date (if not bought back) the distribution rate is the three month EURIBOR rate plus a 166 basis point margin. At each payment date the three month EURIBOR rate is reset for the next quarter.

Distributions are subject to certain payment tests (i.e. APRA requirements and distributable profits being available). Distributions are expected to be payable on 15 March, 15 June, 15 September and 15 December of each year. If distributions are not paid on Euro Trust Securities, the Group may not pay dividends or distributions, or return capital on ANZ ordinary shares or any other share capital or security ranking equal or junior to the preference share component (subject to certain exceptions).

At any time at ANZ’s discretion or upon the occurrence of certain other ‘conversion events’, the notes that are represented by the relevant Euro Trust Securities will be automatically assigned to a branch of the Company and the preference shares that are represented by the relevant Euro Trust Securities will be distributed to investors in redemption of such Euro Trust Securities. The distributed preference shares will immediately become dividend paying and holders will receive non-cumulative dividends equivalent to the scheduled payments in respect of the Euro Trust Securities.

The preference share forming part of the Euro Trust Securities confers protective voting rights that allow the holder to vote in the Company, in limited circumstances, such as a capital reduction, Company restructure involving a disposal of the whole of the Company’s business and undertaking, proposals affecting rights attached to the preference shares, and similar.

On winding up of the Company, the rights of Euro Trust Security holders will be determined by the preference share component of the Euro Trust Security. These preference shares rank behind all depositors and creditors, but ahead of ordinary shareholders.

The preference shares forming each part of each Euro Trust Security rank equally with each of the ANZ CPS and the ANZ Capital Notes.

Euro Trust Securities currently qualify as Additional Tier 1 Capital as defined by APRA for capital adequacy purposes. APRA has granted ANZ Transitional Basel 3 Capital treatment for the Euro Trust Securities until their first call date on 15 December 2014.

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Preference share balance at start of year
– Euro Trust Securities	871	871	871	871
NON-CONTROLLING INTERESTS
			Consolidated
			2014 $m	2013 $m
Share capital			46	43
Retained earnings			31	19
Total non-controlling interests			77	62

28: Reserves and Retained Earnings

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m

a) Foreign currency translation reserve
Balance at beginning of the year	(1,125)	(2,831)	(616)	(850)
Transfer to the income statement	37	–	–	–
Currency translation adjustments net of hedges	483	1,706	94	234
Total foreign currency translation reserve	(605)	(1,125)	(522)	(616)

b) Share option reserve[1]
Balance at beginning of the year	55	54	55	54
Share-based payments/(exercises)	13	3	13	3
Transfer of options/rights lapsed to retained earnings[2]	(8)	(2)	(8)	(2)
Total share option reserve	60	55	60	55

c) Available-for-sale revaluation reserve
Balance at beginning of the year	121	94	37	21
Gain/(loss) recognised	69	(6)	62	14
Transferred to income statement	(30)	33	(26)	2
Total available-for-sale revaluation reserve	160	121	73	37

d) Cash flow hedge reserve
Balance at beginning of the year	75	208	51	89
Gains/(loss) recognised	117	(133)	117	(55)
Transferred to income statement	(23)	–	6	17
Total hedging reserve	169	75	174	51

e) Transactions with non-controlling interests reserve
Balance at beginning of the year	(33)	(23)	–	–
Transactions with non-controlling interests[3]	10	(10)	–	–
Total transactions with non-controlling interests reserve	(23)	(33)	–	–
Total reserves	(239)	(907)	(215)	(473)

1	Further information about share-based payments to employees is disclosed in note 45.
2	The transfer of balances from the share option reserve to retained earnings represents items of a distributable nature.
3	The premium in excess of the book value paid by an associate to acquire an additional interest in its controlled entity from the non-controlling shareholder recognised in 2013 was released in 2014 as the associate no longer controls that entity.

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Retained earnings
Balance at beginning of the year	21,936	19,711	14,753	13,508
Profit attributable to shareholders of the Company	7,271	6,310	6,272	5,387
Transfer of options/rights lapsed from share option reserve[1,2]	8	2	8	2
Remeasurement gain/(loss) on defined benefit plans after tax	32	25	6	(18)
Fair value gain/loss attributable to changes in own credit risk of financial liabilities designated at fair value	(25)	(44)	(25)	(44)
Dividend income on Treasury shares	22	20	–	–
Ordinary share dividends paid	(4,694)	(4,082)	(4,694)	(4,082)
Preference share dividends paid	(6)	(6)	–	–
Retained earnings at end of year	24,544	21,936	16,320	14,753
Total reserves and retained earnings	24,305	21,029	16,105	14,280

1	Further information about share-based payments to employees is disclosed in note 45.
2	The transfer of balances from the share option reserve to retained earnings represents items of a distributable nature.

NOTES TO THE FINANCIAL STATEMENTS     125

29: Capital Management

ANZ pursues an active approach to capital management, which is designed to protect the interests of depositors, creditors and shareholders. This involves the on-going review and Board approval of the level and composition of ANZ’s capital base, assessed against the following key policy objectives:

}	regulatory compliance such that capital levels exceed APRA’s, ANZ’s primary prudential supervisor, minimum Prudential Capital Ratios (PCRs) both at Level 1 (the Company and specified subsidiaries) and Level 2 (ANZ consolidated under Australian prudential standards), along with US Federal Reserve’s minimum Level 2 requirements under ANZ’s Foreign Holding Company Licence in the United States of America;

}	capital levels are aligned with the risks in the business and to meet strategic and business development plans through ensuring that available capital exceeds the level of Economic Capital required to support the Ratings Agency ‘default frequency’ confidence level for a ‘AA’ credit rating category bank. Economic Capital is an internal estimate of capital levels required to support risk and unexpected losses above a desired target solvency level;

}	capital levels are commensurate with ANZ maintaining its preferred ‘AA’ credit rating category for senior long-term unsecured debt given its risk appetite outlined in its strategic plan; and

}	an appropriate balance between maximising shareholder returns and prudent capital management principles.

ANZ achieves these objectives through an Internal Capital Adequacy Assessment Process (ICAAP) whereby ANZ conducts detailed strategic and capital planning over a medium term time horizon.

Annually, ANZ conducts a detailed strategic planning process over a three year time horizon, the outcomes of which are embodied in the Strategic Plan. This process involves forecasting key economic variables which Divisions use to determine key financial data for their existing business. New strategic initiatives to be undertaken over the planning period and their financial impact are then determined. These processes are used for the following:

}	review capital ratios, targets, and levels of different classes of capital against ANZ’s risk profile and risk appetite outlined in the Strategic Plan. ANZ’s capital targets reflect the key policy objectives above, and the desire to ensure that under specific stressed economic scenarios that capital levels are sufficient to remain above both Economic Capital and Prudential Capital Ratio (PCR) requirements;

}	stress tests are performed under different economic conditions to ensure a comprehensive review of ANZ’s capital position both before and after mitigating actions. The stress tests determine the level of additional capital (i.e. the ‘stress capital buffer’) needed to absorb losses that may be experienced during an economic downturn; and

}	stress testing is integral to strengthening the predictive approach to risk management and is a key component in managing risks, asset writing strategies and business strategies. It creates greater understanding of the impacts on financial performance through modelling relationships and sensitivities between geographic, industry and Divisional exposures under a range of macro economic scenarios. ANZ has a dedicated stress testing team within Risk Management that models and reports to management and the Board’s Risk Committee on a range of scenarios and stress tests.

Results are subsequently used to:

}	recalibrate ANZ’s management targets for minimum and operating ranges for its respective classes of capital such that ANZ will have sufficient capital to remain above both Economic Capital and regulatory requirements; and

}	identify the level of organic capital generation and hence determine current and future capital issuance requirements for Level 1 and Level 2.

From these processes, a Capital Plan is developed and approved by the Board which identifies the capital issuance requirements, capital securities maturity profile, and options around capital products, timing and markets to execute the Capital Plan under differing market and economic conditions.

The Capital Plan is maintained and updated through a monthly review of forecast financial performance, economic conditions and development of business initiatives and strategies. The Board and senior management are provided with monthly updates of ANZ’s capital position. Any actions required to ensure ongoing prudent capital management are submitted to the Board for approval.

REGULATORY ENVIRONMENT

ANZ’s regulatory capital calculation is governed by APRA’s Prudential Standards which adopt a risk-based capital assessment framework based on the Basel 3 capital measurement standards. This risk-based approach requires eligible capital to be divided by total risk weighted assets (RWAs), with the resultant ratio being used as a measure of an ADI’s capital adequacy. APRA determines PCRs for Common Equity Tier 1 (CET1), Tier 1 and Total Capital, with capital as the numerator and RWAs as the denominator.

To ensure that ADIs are adequately capitalised on both a stand-alone and group basis, APRA adopts a tiered approach to the measurement of an ADI’s capital adequacy by assessing the ADIs financial strength at three levels:

}	Level 1 – the ADI on a stand-alone basis (i.e. the Company and approved subsidiaries which are consolidated to form the ADI’s Extended Licensed Entity);

}	Level 2 – the consolidated banking group (i.e. the consolidated financial group less certain subsidiaries and associates excluded under the prudential standards); and

}	Level 3 – the conglomerate group at the widest level.

ANZ is a Level 1 and Level 2 reporter, and measures capital adequacy monthly on a Level 1 and Level 2 basis, and is not yet required to report on a Level 3 basis.

Regulatory capital is divided into Tier 1, carrying the highest capital elements, and Tier 2, which has lower capital elements, but still adds to the overall strength of the ADI.

Tier 1 capital is comprised of Common Equity Tier 1 capital less deductions and Additional Tier 1 capital instruments. Common Equity Tier 1 capital comprises shareholders’ equity adjusted for items which APRA does not allow as regulatory capital or classifies as lower forms of regulatory capital. Common Equity Tier 1 capital includes the following significant adjustments:

}	Additional Tier 1 capital instruments included within shareholders’ equity are excluded;

}	Reserves, excluding the hedging reserve and reserves of insurance and funds management subsidiaries, are excluded for Level 2 purposes;

29: Capital Management (continued)

}	Retained earnings excludes retained earnings of insurance and funds management subsidiaries excluded for Level 2 purposes, but includes capitalised deferred fees forming part of loan yields that meet the criteria set out in the prudential standard;

}	Inclusion of qualifying treasury shares; and

}	Current year net of tax earnings less profits of insurance and funds management subsidiaries excluded for Level 2 purposes.

Additional Tier 1 capital instruments are high quality components of capital that provide a permanent and unrestricted commitment of funds, are available to absorb losses, are subordinated to the claims of depositors and senior creditors in the event of the winding up of the issuer and provide for fully discretionary capital distributions.

Deductions from the capital base comprise mainly deductions to the Common Equity Tier 1 component. These deductions are largely intangible assets, investments in insurance and funds management entities and associates, capitalised expenses (including loan and origination fees) and the amount of regulatory expected losses (EL) in excess of eligible provisions.

Tier 2 capital mainly comprises perpetual subordinated debt instruments and dated subordinated debt instruments which have a minimum term of five years at issue date.

Total Capital is the sum of Tier 1 capital and Tier 2 capital.

In addition to the prudential capital oversight that APRA conducts over the Company and the Group, the Company’s branch operations and major banking subsidiary operations are overseen by local regulators such as the Reserve Bank of New Zealand, the US Federal Reserve, the UK Prudential Regulation Authority, the Monetary Authority of Singapore, the Hong Kong Monetary Authority and the China Banking Regulatory Commission who may impose minimum capitalisation rates on those operations.

Throughout the financial year, the Company and the Group maintained compliance with the minimum Common Equity Tier 1, Tier 1 and Total Capital ratios set by APRA and the US Federal Reserve (as applicable) as well as applicable capitalisation rates set by regulators in countries where the Company operates branches and subsidiaries.

REGULATORY DEVELOPMENTS

Financial System Inquiry (FSI)

The Federal Government announced on 20 November 2013 the appointment of Mr David Murray AO as head of an inquiry into Australia’s financial system. On 20 December 2013, the Government announced the terms of reference for the Inquiry saying that “The Inquiry is charged with examining how the financial system could be positioned to best meet Australia’s evolving needs and support Australia’s economic growth”.

ANZ made an initial submission to the Inquiry on 31 March 2014. The Inquiry then released its Interim Report on 15 July 2014 and invited interested parties to make further submissions relating to the issues raised in the report. ANZ has been actively engaged in contributing to the Inquiry’s deliberations and provided a second submission on 26 August 2014. The Inquiry is expected to make its final report to the Government in November 2014.

Leverage Ratio

In September 2014, APRA released a consultation package for discussion on the proposed implementation of the internationally agreed disclosure framework on leverage ratios. APRA propose to apply the leverage ratio requirements to Australian authorised deposit-taking institutions (ADIs) using an internal ratings-based (IRB) approach to Credit Risk Weighted Assets. Leverage ratio requirements are included in the Basel Committee on Banking Supervision (BCBS)

Basel 3 capital framework as a supplement to the current risk based capital requirements and is intended to restrict the build-up of excessive leverage in the banking system.

In the draft requirements, APRA has maintained the BCBS calculation of the leverage ratio of Tier 1 Capital expressed as a percentage of Exposure Measure. However, APRA has not committed to implementing a minimum leverage ratio requirement at this stage, pending BCBS’s intention to further analyse and calibrate the requirements before introducing the leverage ratio as a Pillar 1 requirement in 2018. The current BCBS minimum requirement is 3%.

Public disclosures for Australian IRB ADIs will be included in the first financial report after 1 January 2015, with subsequent disclosures published on a quarterly basis. Explanation of key drivers of material changes in the ADIs leverage ratios between the previous and current reporting periods are also required.

APRA will consider submissions to the above proposed requirements (submissions to APRA closed on 31 October 2014) before finalising the standards for implementation from 1 January 2015.

Domestic Systemically Important Bank (D-SIB) Framework

APRA has released details of its D-SIB framework for implementation in Australia and has classified ANZ and three other major Australian banks as domestic systemically important banks. As a result the Capital Conservation Buffer (CCB) applied to the four major Australian banks will increase by 100 basis points from 1 January 2016, further strengthening the capital position of Australia D-SIBs. ANZ’s current capital position is already in excess of APRA’s requirements including the D-SIB overlay. A significant portion of the 1% CET1 D-SIB capital build is now complete. The Group is well placed for D-SIB implementation in January 2016.

Composition of Level 2 ADI Group

APRA provided further clarification to the definition of the Level 2 ADI group, where subsidiary intermediate holding companies are now considered part of the Level 2 Group.

The above clarification results in the phasing out, over time, of capital benefits arising from the debt issued by ANZ Wealth Australia Limited (ANZWA). As at 30 September 2014, ANZWA has $805 million of debt outstanding which is equivalent to approximately 22 bps of CET1. APRA has approved transitional arrangements, in line with existing maturity profile of the debt in June 2015 ($405 million) and March 2016 ($400 million). As a result, there is no immediate impact on ANZ’s capital position and the Group is well placed to mitigate future transitional impacts through organic capital generation.

Level 3 Conglomerates (Level 3)

In August 2014, APRA announced its planned framework for the supervision of Conglomerates Group (Level 3) which includes updated Level 3 capital adequacy standards. These standards will regulate a bancassurance group such as ANZ as a single economic entity with minimum capital requirements and additional monitoring of risk exposure levels.

APRA has deferred a decision on the implementation date as well as the final form of the Level 3 framework until the recommendations of the FSI and the Government’s response to them have been announced and considered by APRA. APRA has committed to a minimum transition period of 12 months for affected institutions to comply with the new requirements once an implementation date is established.

Based upon current draft of the Level 3 standards covering capital adequacy, group governance, risk management and risk exposures, ANZ is not expecting any material impact on its operations.

NOTES TO THE FINANCIAL STATEMENTS     127

29: Capital Management (continued)

CAPITAL ADEQUACY

The table below provides the composition of capital used for regulatory purposes and capital adequacy ratios.

	2014 $m	2013 $m
Qualifying capital

Tier 1
Shareholders’ equity and non-controlling interests	49,284	45,603
Prudential adjustments to shareholders equity	(1,211)	(932)
Gross Common Equity Tier 1 Capital	48,073	44,671
Deductions	(16,297)	(15,892)
Common Equity Tier 1 Capital	31,776	28,779
Additional Tier 1 capital	6,825	6,401
Tier 1 capital	38,601	35,180
Tier 2 capital	7,138	6,190
Total qualifying capital	45,739	41,370
Capital adequacy ratios
Common Equity Tier 1	8.8%	8.5%
Tier 1	10.7%	10.4%
Tier 2	2.0%	1.8%
Total	12.7%	12.2%
Risk Weighted Assets	361,529	339,265

REGULATORY ENVIRONMENT – INSURANCE AND FUNDS MANAGEMENT BUSINESS

Under APRA’s Prudential Standards, life insurance and funds management activities are de-consolidated for the purposes of calculating capital adequacy and excluded from the risk based capital adequacy framework for the ANZ Level 2 Group. Under APRA’s Basel 3 framework, investment in these controlled entities is deducted from CET 1 capital (previously, under Basel 2, only the intangible component of the investment in these controlled entities was deducted from Tier 1 capital with the balance of the investment deducted 50% from Tier 1 and 50% from Tier 2 capital). Additionally any profits from these activities included in ANZ’s results are excluded from the determination of CET 1 capital to the extent they have not been remitted to the Level 2 Group.

ANZ’s insurance companies in Australia are regulated by APRA on a stand-alone basis. Prudential Standards issued under the Life Insurance Act 1995 and Insurance Act 1973 determine the minimum capital requirements these companies are required to meet. Life insurance companies in New Zealand are required to meet minimum capital requirements as determined by the Insurance (Prudential Supervision) Act 2010.

Fund managers in Australia are subject to ‘Responsible Entity’ regulation by the Australian Securities and Investment Commission (ASIC). The regulatory capital requirements vary depending on the type of Australian Financial Services Licence or Authorised Representatives’ Licence held.

APRA supervises approved trustees of superannuation funds and it introduced new financial requirements which became effective from 1 July 2013.

ANZ’s insurance and funds management companies held assets in excess of regulatory capital requirements at 30 September 2014.

30: Assets Charged as Security for Liabilities and Collateral Accepted as Security for Assets

ASSETS CHARGED AS SECURITY FOR LIABILITIES1

The following assets are pledged as collateral:

}	Mandatory reserve deposits with local central banks in accordance with statutory requirements. These deposits are not available to finance the Group’s day to day operations.

}	Securities provided as collateral for repurchase transactions. These transactions are governed by standard industry agreements.

}	Debenture undertakings covering the assets of Esanda Finance Corporation Limited (Esanda), and its subsidiaries, and UDC Finance Limited (UDC). The debenture stock of Esanda, and its subsidiaries, and UDC is secured by a trust deed and collateral debentures, giving floating charges over the undertakings and all the tangible assets of the entity, other than land and buildings (of Esanda only). All controlled entities of Esanda and UDC have guaranteed the payment of principal, interest and other monies in relation to all debenture stock and unsecured notes issued by Esanda and UDC respectively. The only loans pledged as collateral are those in Esanda, UDC and their subsidiaries.

}	Specified residential mortgages provided as security for notes and bonds issued to investors as part of ANZ’s covered bond programs.

}	Collateral provided to central banks.

}	Collateral provided to clearing houses.

The carrying amounts of assets pledged as security are as follows:

	Consolidated				The Company
	Carrying Amount		Related Liability		Carrying Amount		Related Liability
	2014	2013	2014	2013	2014	2013	2014	2013
	$m	$m	$m	$m	$m	$m	$m	$m
Regulatory deposits	1,565	2,106	n/a	n/a	434	990	n/a	n/a
Securities sold under arrangements to repurchase	8,736	1,547	8,641	1,540	8,568	1,347	8,473	1,341
Assets pledged as collateral under debenture undertakings	2,141	2,179	1,400	1,347	–	–	–	–
Covered bonds[2]	27,241	21,770	20,561	17,639	20,738	16,558	20,738	16,558
Other	219	277	208	145	170	258	170	132

COLLATERAL ACCEPTED AS SECURITY FOR ASSETS1

ANZ has received collateral in relation to reverse repurchase agreements. These transactions are governed by standard industry agreements.

The fair value of collateral received and sold or repledged is as follows:

	Consolidated		The Company
	2014	2013	2014	2013
	$m	$m	$m	$m
Collateral received on standard reverse repurchase agreements
Fair value of assets which can be sold	14,354	10,164	13,878	9,974
Fair value of assets sold or repledged	4,201	3,073	4,090	3,073

1	Excludes the amounts disclosed as collateral paid and received in the balance sheet that relate to derivative liabilities and derivative assets respectively. The terms and conditions of the collateral agreements are included in the standard Credit Support Annex that forms part of the International Swaps and Derivatives Association Master Agreement.
2	The consolidated related liability represents covered bonds issued to external investors and the related liability for the Company represents the liability to the covered bond structured entities.

NOTES TO THE FINANCIAL STATEMENTS     129

31: Financial Risk Management

STRATEGY IN USING FINANCIAL INSTRUMENTS

Financial instruments are fundamental to the Group’s business, constituting the core element of its operations. Accordingly, the risks associated with financial instruments are a significant component of the risks faced by the Group. Financial instruments create, modify or reduce the credit, market (including traded and non-traded interest rate and foreign currency related risks) and liquidity risks of the Group’s balance sheet. These risks, and the Group’s objectives, policies and processes for managing and measuring such risks are outlined below.

Credit Risk

Credit risk is the risk of financial loss resulting from the failure of ANZ’s customers and counterparties to honour or perform fully the terms of a loan or contract. The Group assumes credit risk in a wide range of lending and other activities in diverse markets and in many jurisdictions. Credit risks arise not only from traditional lending to customers, but also from inter-bank, treasury, international trade and capital market activities around the world.

The Group has an overall objective of sound growth for appropriate returns. The credit risk principles of the Group have been set by the Board and are implemented and monitored within a tiered structure of delegated authority designed to oversee multiple facets of credit risk, including business writing strategies, credit policies/controls, portfolio monitoring and risk concentrations.

Credit Risk Management Overview

The credit risk management framework ensures a consistent approach is applied across the Group in measuring, monitoring and managing the credit risk appetite set by the Board.

The Board is assisted and advised by the Board Risk Committee in discharging its duty to oversee credit risk. The Board Risk Committee sets the credit risk appetite and credit strategies, as well as approving credit transactions beyond the discretion of executive management.

Responsibility for the oversight and control of the credit risk framework (including the risk appetite) resides with the Credit and Market Risk Committee (CMRC), which is an executive management committee comprising senior risk, business and Group executives, chaired by the Chief Risk Officer (CRO).

Central to the Group’s management of credit risk is the existence of an independent credit risk management function that is staffed by risk specialists. Independence is achieved by having all credit risk staff ultimately report to the CRO, including where they are embedded in business units. The primary responsibility for prudent and profitable management of credit risk and customer relationships rests with the business units.

The authority to make credit decisions is delegated by the Board to the CEO who in turn delegates authority to the CRO. The CRO in turn delegates some of his credit discretion to individuals as part of a ‘cascade’ of authority from senior to the most junior credit officers. Individuals must be suitably skilled and accredited in order to be granted and retain a credit discretion. Credit discretions are reviewed on an annual basis, and may be varied based on the holder’s performance.

The Group has two main approaches to assessing credit risk arising from transactions:

}	the larger and more complex credit transactions are assessed on a judgemental credit basis. Rating models provide a consistent and structured assessment, with judgement required around the use of out-of-model factors. Credit approval for judgemental lending is typically on a dual approval basis, jointly by the business writer in the business unit and an independent credit officer; and

}	programmed credit assessment typically covers retail and some small business lending, and refers to the automated assessment of credit applications using a combination of scoring (application and behavioural), policy rules and external credit reporting information. Where an application does not meet the automated assessment criteria it will be referred out for manual assessment, with assessors considering the decision tool recommendation.

Central and divisional credit risk teams perform key roles in portfolio management such as the development and validation of credit risk measurement systems, loan asset quality reporting, stress testing, and the development of credit policies and requirements. Credit policies and requirements cover all aspects of the credit life cycle such as transaction structuring, risk grading, initial approval, ongoing management and problem debt management, as well as specialist policy topics.

The Group’s credit grading system is fundamental to the management of credit risk, seeking to measure the probability of default (PD), the exposure at default (EAD) and the loss in the event of default (LGD) for all transactions.

From an operational perspective, the Group’s credit grading system has two separate and distinct dimensions that:

}	measure the PD, which is expressed by a 27-grade Customer Credit Rating (CCR), reflecting the ability to service and repay debt. Within the programmed credit assessment sphere, the CCR is typically expressed as a score which maps back to the PD; and

}	measure the LGD, which is expressed by a Security Indicator (SI) ranging from A to G. The SI is calculated by reference to the percentage of the loan covered by security which can be realised in the event of default. The security-related SIs are supplemented with a range of other SIs to cover situations where ANZ’s LGD research indicates certain transaction characteristics have different recovery outcomes. Within the programmed credit assessment sphere, exposures are grouped into large homogenous pools – and the LGD is assigned at the pool level.

The development and regular validation of rating models is undertaken by specialist central risk teams. The outputs from these models drive many day-to-day credit decisions, such as origination, pricing, approval levels, regulatory capital adequacy, economic capital allocation and provisioning. The risk grading process includes monitoring of model-generated results to ensure appropriate judgement is exercised (such as overrides to take into account any out-of-model factors).

130

31: Financial Risk Management (continued)

Collateral management

Collateral is used to mitigate credit risk, as the secondary source of repayment in case the counterparty cannot meet its contractual repayment obligations.

ANZ credit principles specify to only lend when the counterparty has the capacity and ability to repay, and the Group sets limits on the acceptable level of credit risk. Acceptance of credit risk is firstly based on the counterparty’s assessed capacity to meet contractual obligations (such as the scheduled repayment of principal and interest).

In certain cases, such as where the customer risk profile is considered very sound or by the nature of the product (for instance, small limit products such as credit cards), a transaction may not be supported by collateral. For some products, the collateral provided is fundamental to its structuring so is not strictly the secondary source of repayment. For example, lending secured by trade receivables is typically repaid by the collection of those receivables.

The most common types of collateral typically taken by ANZ include:

}	charges over cash deposits;

}	security over real estate including residential, commercial, industrial or rural property; and

}	other security includes charges over business assets, security over specific plant and equipment, charges over listed shares, bonds or securities and guarantees and pledges.

Credit policy requirements set out the acceptable types of collateral, as well as a process by which additional instruments and/or asset types can be considered for approval. ANZ’s credit risk modelling approach uses historical internal loss data and other relevant external data to assist in determining the discount that each type of collateral would be expected to incur in a forced sale. This discounted value is used in the determination of the SI for LGD purposes.

In the event of customer default, any loan security is usually held as mortgagee in possession while the Group is actively seeking to realise it. Therefore the Group does not usually hold any real estate or other assets acquired through the enforcement of security.

The Group generally uses Master Agreements with its counterparties for derivatives activities. Generally, International Swaps and Derivatives Association (ISDA) Master Agreements will be used. Under the ISDA Master Agreement, if a default of a counterparty occurs, all contracts with the counterparty are terminated. They are then settled on a net basis at market levels current at the time of default.

In addition to the terms noted above, ANZ’s preferred practice is to use a Credit Support Annex (CSA) to the ISDA Master Agreement. Under a CSA, open derivative positions with the counterparty are aggregated and cash collateral (or other forms of eligible collateral) is exchanged daily. The collateral is provided by the counterparty that is out of the money. Upon termination of the trade, payment is required only for the final daily mark-to-market movement rather than the mark-to-market movement since inception.

Concentrations of credit risk

Concentrations of credit risk arise when a number of customers are engaged in similar business activities or activities within the same geographic region, or when they have similar risk characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

The Group monitors its portfolios, to identify and assess risk concentrations. The Group’s strategy is to maintain well-diversified credit portfolios focused on achieving an acceptable risk-return balance. Credit risk portfolios are actively monitored and frequently reviewed to identify, assess and guard against unacceptable risk concentrations. Concentration analysis will typically include geography, industry, credit product and risk grade. The Group also applies single customer counterparty limits to protect against unacceptably large exposures to single name risk. These limits are established based on a combination of factors including the nature of counterparty, probability of default and collateral provided.

NOTES TO THE FINANCIAL STATEMENTS     131

31: Financial Risk Management (continued)

Concentrations of credit risk analysis

Composition of financial instruments that give rise to credit risk by industry:

	Cash, settlement balances owed to ANZ and collateral paid		Trading securities and AFS[1]		Derivatives		Loans and advances[2]		Other financial assets[3]		Credit related commitments[4]		Total
Consolidated	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Australia
Agriculture, forestry, fishing and mining	21	1	21	3	225	268	13,970	13,200	95	84	10,753	8,523	25,085	22,079
Business services	12	9	3	–	46	100	5,658	5,697	38	36	3,679	3,658	9,436	9,500
Construction	–	–	3	3	94	66	5,688	5,161	38	33	4,353	4,092	10,176	9,355
Electricity, gas and water supply	–	–	237	160	692	700	4,000	3,294	27	21	2,895	3,093	7,851	7,268
Entertainment, leisure and tourism	–	–	1	–	89	115	8,087	7,451	55	47	2,751	2,147	10,983	9,760
Financial, investment and insurance	18,927	13,471	19,115	19,199	38,387	27,634	14,351	12,723	98	81	7,521	5,937	98,399	79,045
Government and official institutions	135	–	25,595	21,054	241	171	541	653	4	4	298	329	26,814	22,211
Manufacturing	4	47	1,528	41	1,057	462	7,129	6,982	48	44	7,537	8,132	17,303	15,708
Personal lending	–	–	–	–	–	–	231,807	215,780	1,569	1,368	44,950	38,496	278,326	255,644
Property services	–	–	48	10	433	540	26,234	24,854	178	157	11,774	9,764	38,667	35,325
Retail trade	2	3	6	111	153	144	10,225	10,586	69	67	4,645	4,205	15,100	15,116
Transport and storage	–	4	70	65	368	402	7,386	6,627	50	42	3,943	3,206	11,817	10,346
Wholesale trade	183	211	7	3	702	439	6,320	5,797	42	36	4,867	5,738	12,121	12,224
Other	21	129	208	23	258	1,061	9,426	8,115	64	51	5,501	4,754	15,478	14,133
	19,305	13,875	46,842	40,672	42,745	32,102	350,822	326,920	2,375	2,071	115,467	102,074	577,556	517,714
New Zealand
Agriculture, forestry, fishing and mining	–	–	–	–	15	29	16,475	16,367	88	82	1,831	1,590	18,409	18,068
Business services	–	–	–	–	4	6	1,010	844	5	4	383	414	1,402	1,268
Construction	–	–	–	–	–	–	1,085	921	6	5	659	447	1,750	1,373
Electricity, gas and water supply	–	–	30	27	317	322	945	682	5	3	1,179	1,321	2,476	2,355
Entertainment, leisure and tourism	–	–	–	–	22	24	916	918	5	5	219	259	1,162	1,206
Financial, investment and insurance	1,444	1,429	4,925	4,698	5,627	5,939	865	726	4	5	688	736	13,553	13,533
Government and official institutions	1,167	1,570	6,111	5,225	562	221	1,120	1,113	6	5	665	861	9,631	8,995
Manufacturing	–	–	22	26	158	61	2,702	2,637	14	13	1,635	1,437	4,531	4,174
Personal lending	–	–	–	–	–	–	56,993	53,935	304	270	10,499	9,099	67,796	63,304
Property services	–	–	–	–	11	15	7,464	7,072	40	35	1,354	990	8,869	8,112
Retail trade	–	–	–	–	18	36	1,810	1,620	10	8	808	627	2,646	2,291
Transport and storage	–	–	11	3	28	48	1,323	1,308	7	6	670	542	2,039	1,907
Wholesale trade	–	–	–	–	13	12	1,233	1,149	7	5	1,160	1,185	2,413	2,351
Other	–	–	61	41	49	55	692	603	4	3	911	891	1,717	1,593
	2,611	2,999	11,160	10,020	6,824	6,768	94,633	89,895	505	449	22,661	20,399	138,394	130,530

1	Available–for–sale assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.
3	Mainly comprises regulatory deposits, investments backing policy liabilities and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.

31: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Cash, settlement balances owed to ANZ and collateral paid		Trading securities and AFS[1]		Derivatives		Loans and advances[2]		Other financial assets[3]		Credit related commitments[4]		Total
Consolidated	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Overseas Markets
Agriculture, forestry, fishing and mining	1	–	10	–	137	179	4,385	2,787	118	106	6,883	5,498	11,534	8,570
Business services	5	5	–	–	5	2	955	892	26	34	3,251	2,941	4,242	3,874
Construction	3	2	–	–	17	8	623	591	17	22	3,355	2,816	4,015	3,439
Electricity, gas and water supply	–	–	128	36	57	70	2,732	2,009	74	76	2,595	2,302	5,586	4,493
Entertainment, leisure and tourism	3	–	–	–	7	5	1,107	1,030	30	39	337	426	1,484	1,500
Financial, investment and insurance	34,741	31,811	14,717	11,655	5,926	6,047	19,658	20,478	530	776	10,986	10,601	86,558	81,368
Government and official institutions	4	4	6,445	6,439	59	30	524	368	14	14	869	1,035	7,915	7,890
Manufacturing	60	37	204	81	220	217	16,004	13,896	432	527	34,211	26,446	51,131	41,204
Personal lending	5	–	–	–	–	–	10,070	8,558	269	324	7,448	8,188	17,792	17,070
Property services	1	–	90	84	97	92	4,550	4,116	123	156	2,117	1,899	6,978	6,347
Retail trade	–	1	42	8	18	18	1,475	1,141	40	43	1,330	1,252	2,905	2,463
Transport and storage	1	–	107	69	31	35	3,796	2,825	102	107	1,506	1,883	5,543	4,919
Wholesale trade	28	112	30	21	186	101	11,332	9,556	306	362	18,786	17,461	30,668	27,613
Other	4	861	797	421	40	204	2,868	2,568	77	97	2,257	1,981	6,043	6,132
	34,856	32,833	22,570	18,814	6,800	7,008	80,079	70,815	2,158	2,683	95,931	84,729	242,394	216,882
Consolidated - aggregate
Agriculture, forestry, fishing and mining	22	1	31	3	377	476	34,830	32,354	301	272	19,467	15,611	55,028	48,717
Business services	17	14	3	–	55	108	7,623	7,433	69	74	7,313	7,013	15,080	14,642
Construction	3	2	3	3	111	74	7,396	6,673	61	60	8,367	7,355	15,941	14,167
Electricity, gas and water supply	–	–	395	223	1,066	1,092	7,677	5,985	106	100	6,669	6,716	15,913	14,116
Entertainment, leisure and tourism	3	–	1	–	118	144	10,110	9,399	90	91	3,307	2,832	13,629	12,466
Financial, investment and insurance	55,112	46,711	38,757	35,552	49,940	39,620	34,874	33,927	632	862	19,195	17,274	198,510	173,946
Government and official institutions	1,306	1,574	38,151	32,718	862	422	2,185	2,134	24	23	1,832	2,225	44,360	39,096
Manufacturing	64	84	1,754	148	1,435	740	25,835	23,515	494	584	43,383	36,015	72,965	61,086
Personal lending	5	–	–	–	–	–	298,870	278,273	2,142	1,962	62,897	55,783	363,914	336,018
Property services	1	–	138	94	541	647	38,248	36,042	341	348	15,245	12,653	54,514	49,784
Retail trade	2	4	48	119	189	198	13,510	13,347	119	118	6,783	6,084	20,651	19,870
Transport and storage	1	4	188	137	427	485	12,505	10,760	159	155	6,119	5,631	19,399	17,172
Wholesale trade	211	323	37	24	901	552	18,885	16,502	355	403	24,813	24,384	45,202	42,188
Other	25	990	1,066	485	347	1,320	12,986	11,286	145	151	8,669	7,626	23,238	21,858
Gross Total	56,772	49,707	80,572	69,506	56,369	45,878	525,534	487,630	5,038	5,203	234,059	207,202	958,344	865,126
Individual provision for credit impairment	–	–	–	–	–	–	(1,130)	(1,440)	–	–	(46)	(27)	(1,176)	(1,467)
Collective provision for credit impairment	–	–	–	–	–	–	(2,144)	(2,292)	–	–	(613)	(595)	(2,757)	(2,887)
	56,772	49,707	80,572	69,506	56,369	45,878	522,260	483,898	5,038	5,203	233,400	206,580	954,411	860,772
Unearned income	–	–	–	–	–	–	(892)	(954)	–	–	–	–	(892)	(954)
Capitalised brokerage/mortgage origination fees	–	–	–	–	–	–	1,043	942	–	–	–	–	1,043	942
	56,772	49,707	80,572	69,506	56,369	45,878	522,411	483,886	5,038	5,203	233,400	206,580	954,562	860,760
Excluded from analysis above[5]	1,487	1,318	37	59	–	–	–	–	33,579	32,083	–	–	35,103	33,460
Net Total	58,259	51,025	80,609	69,565	56,369	45,878	522,411	483,886	38,617	37,286	233,400	206,580	989,665	894,220

1	Available-for-sale assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.
3	Mainly comprises regulatory deposits, investments backing policy liabilities and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
5	Comprises bank notes and cash at bank within cash, equity instruments within available-for-sale financial assets and investments relating to the insurance business where the credit risk is passed onto the policy holder.

NOTES TO THE FINANCIAL STATEMENTS     133

31: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Cash, settlement balances owed to ANZ and collateral paid		Trading securities and AFS[1]		Derivatives		Loans and advances[2]		Other financial assets[3]		Credit related commitments[4]		Total
The Company	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Australia
Agriculture, forestry, fishing and mining	21	1	21	3	225	268	13,854	13,018	56	55	10,525	8,517	24,702	21,862
Business services	12	9	3	–	46	100	5,654	5,689	23	24	3,625	3,658	9,363	9,480
Construction	–	–	3	3	94	66	5,688	5,150	23	22	4,266	4,086	10,074	9,327
Electricity, gas and water supply	–	–	132	52	692	700	3,988	3,286	16	14	2,836	3,088	7,664	7,140
Entertainment, leisure and tourism	–	–	1	–	89	115	8,061	7,433	33	32	2,695	2,144	10,879	9,724
Financial, investment and insurance[5]	20,481	13,483	20,577	20,006	44,627	32,913	14,464	12,813	58	55	9,671	6,030	109,878	85,300
Government and official institutions	135	–	25,599	21,055	241	171	539	652	2	3	292	329	26,808	22,210
Manufacturing	4	47	1,528	41	1,057	462	7,129	6,960	29	30	7,387	8,132	17,134	15,672
Personal lending	–	–	–	–	–	–	231,114	215,234	931	916	44,038	38,437	276,083	254,587
Property services	–	–	48	10	433	540	26,171	24,807	106	106	11,535	9,749	38,293	35,212
Retail trade	2	3	6	111	153	144	10,211	10,571	41	45	4,559	4,204	14,972	15,078
Transport and storage	–	4	70	65	368	402	7,386	6,627	30	28	3,871	3,206	11,725	10,332
Wholesale trade	183	210	7	3	702	439	6,320	5,797	25	25	4,770	5,738	12,007	12,212
Other	21	129	208	23	258	1,061	9,396	8,090	38	34	5,389	4,746	15,310	14,083
	20,859	13,886	48,203	41,372	48,985	37,381	349,975	326,127	1,411	1,389	115,459	102,064	584,892	522,219
New Zealand
Agriculture, forestry, fishing and mining	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Business services	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Construction	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Electricity, gas and water supply	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Entertainment, leisure and tourism	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Financial, investment and insurance[5]	–	–	–	–	9	11	–	–	–	–	–	–	9	11
Government and official institutions	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Manufacturing	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Personal lending	–	–	–	–	–	–	8,193	8,252	–	–	29	48	8,222	8,300
Property services	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Retail trade	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Transport and storage	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Wholesale trade	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Other	–	–	–	–	–	–	–	–	–	–	–	–	–	–
	–	–	–	–	9	11	8,193	8,252	–	–	29	48	8,231	8,311

1	Available-for-sale assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.
3	Mainly comprises regulatory deposits and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
5	Includes amounts due from other Group entities.

31: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Cash, settlement balances owed to ANZ and collateral paid		Trading securities and AFS[1]		Derivatives		Loans and advances[2]		Other financial assets[3]		Credit related commitments[4]		Total
The Company	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Overseas Markets
Agriculture, forestry, fishing and mining	1	–	8	–	83	97	3,829	2,293	50	60	6,025	4,319	9,996	6,769
Business services	2	3	–	–	3	1	770	751	10	19	2,697	2,355	3,482	3,129
Construction	3	2	–	–	10	4	432	398	6	10	3,147	2,731	3,598	3,145
Electricity, gas and water supply	–	–	83	–	28	31	2,309	1,708	30	44	2,250	1,736	4,700	3,519
Entertainment, leisure and tourism	–	–	–	–	4	3	874	788	11	20	243	311	1,132	1,122
Financial, investment and insurance[5]	31,770	29,290	11,427	9,797	3,455	3,148	16,616	16,246	219	422	9,050	7,841	72,537	66,744
Government and official institutions	1	1	3,474	3,620	36	16	417	226	5	6	820	960	4,753	4,829
Manufacturing	21	10	95	7	91	89	9,597	8,145	125	212	24,736	20,943	34,665	29,406
Personal lending	–	–	–	–	–	–	5,876	5,352	77	139	3,764	3,829	9,717	9,320
Property services	1	–	79	75	54	46	3,636	3,439	48	89	1,726	1,452	5,544	5,101
Retail trade	–	1	18	–	11	10	855	604	11	16	769	692	1,664	1,323
Transport and storage	1	–	93	62	18	18	3,008	2,223	39	58	1,036	1,458	4,195	3,819
Wholesale trade	11	89	3	–	73	46	9,366	7,684	122	200	15,402	14,191	24,977	22,210
Other	3	861	695	310	22	110	2,144	2,115	28	55	1,748	1,541	4,640	4,992
	31,814	30,257	15,975	13,871	3,888	3,619	59,729	51,972	781	1,350	73,413	64,359	185,600	165,428
The Company - aggregate
Agriculture, forestry, fishing and mining	22	1	29	3	308	365	17,683	15,311	106	115	16,550	12,836	34,698	28,631
Business services	14	12	3	–	49	101	6,424	6,440	33	43	6,322	6,013	12,845	12,609
Construction	3	2	3	3	104	70	6,120	5,548	29	32	7,413	6,817	13,672	12,472
Electricity, gas and water supply	–	–	215	52	720	731	6,297	4,994	46	58	5,086	4,824	12,364	10,659
Entertainment, leisure and tourism	–	–	1	–	93	118	8,935	8,221	44	52	2,938	2,455	12,011	10,846
Financial, investment and insurance[5]	52,251	42,773	32,004	29,803	48,091	36,072	31,080	29,059	277	477	18,721	13,871	182,424	152,055
Government and official institutions	136	1	29,073	24,675	277	187	956	878	7	9	1,112	1,289	31,561	27,039
Manufacturing	25	57	1,623	48	1,148	551	16,726	15,105	154	242	32,123	29,075	51,799	45,078
Personal lending	–	–	–	–	–	–	245,183	228,838	1,008	1,055	47,831	42,314	294,022	272,207
Property services	1	–	127	85	487	586	29,807	28,246	154	195	13,261	11,201	43,837	40,313
Retail trade	2	4	24	111	164	154	11,066	11,175	52	61	5,328	4,896	16,636	16,401
Transport and storage	1	4	163	127	386	420	10,394	8,850	69	86	4,907	4,664	15,920	14,151
Wholesale trade	194	299	10	3	775	485	15,686	13,481	147	225	20,172	19,929	36,984	34,422
Other	24	990	903	333	280	1,171	11,540	10,205	66	89	7,137	6,287	19,950	19,075
Gross Total	52,673	44,143	64,178	55,243	52,882	41,011	417,897	386,351	2,192	2,739	188,901	166,471	778,723	695,958
Individual provision for credit impairment	–	–	–	–	–	–	(814)	(1,046)	–	–	(40)	(10)	(854)	(1,056)
Collective provision for credit impairment	–	–	–	–	–	–	(1,669)	(1,729)	–	–	(488)	(457)	(2,157)	(2,186)
	52,673	44,143	64,178	55,243	52,882	41,011	415,414	383,576	2,192	2,739	188,373	166,004	775,712	692,716
Unearned income	–	–	–	–	–	–	(657)	(723)	–	–	–	–	(657)	(723)
Capitalised brokerage/mortgage origination fees	–	–	–	–	–	–	837	787	–	–	–	–	837	787
	52,673	44,143	64,178	55,243	52,882	41,011	415,594	383,640	2,192	2,739	188,373	166,004	775,892	692,780
Excluded from analysis above[6]	1,005	914	22	44	–	–	–	–	–	–	–	–	1,027	958
Net total	53,678	45,057	64,200	55,287	52,882	41,011	415,594	383,640	2,192	2,739	188,373	166,004	776,919	693,738

1	Available-for-sale assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.
3	Mainly comprises regulatory deposits and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
5	Includes amounts due from other Group entities.
6	Comprises bank notes and cash at bank within cash and equity instruments within available-for-sale financial assets.

NOTES TO THE FINANCIAL STATEMENTS     135

31: Financial Risk Management (continued)

Credit quality

Maximum exposure to credit risk

For financial assets recognised on the balance sheet, the maximum exposure to credit risk is the carrying amount. In certain circumstances, there may be differences between the carrying amounts reported on the balance sheet and the amounts reported in the tables below. Principally, these differences arise in respect of financial assets that are subject to risks other than credit risk, such as equity investments which are primarily subject to market risk, or bank notes and coins. For contingent exposures, the maximum exposure to credit risk is the maximum amount the Group would have to pay if the instrument is called upon. For undrawn facilities, the maximum exposure to credit risk is the full amount of the committed facilities.

The following tables present the maximum exposure to credit risk of on-balance sheet and off-balance sheet financial assets before taking account of any collateral held or other credit enhancements.

	Reported on Balance Sheet		Excluded[1]		Maximum exposure to credit risk
Consolidated	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
On-balance sheet positions
Cash	32,559	25,270	1,487	1,318	31,072	23,952
Settlement balances owed to ANZ	20,241	19,225	–	–	20,241	19,225
Collateral paid	5,459	6,530	–	–	5,459	6,530
Trading securities	49,692	41,288	–	–	49,692	41,288
Derivative financial instruments[2]	56,369	45,878	–	–	56,369	45,878
Available-for-sale assets	30,917	28,277	37	59	30,880	28,218
Net loans and advances[3]
– Australia	287,513	272,068	–	–	287,513	272,068
– International and Institutional Banking	141,826	123,467	–	–	141,826	123,467
– New Zealand	86,063	81,542	–	–	86,063	81,542
– Global Wealth	6,350	6,187	–	–	6,350	6,187
Regulatory deposits	1,565	2,106	–	–	1,565	2,106
Investments backing policy liabilities	33,579	32,083	33,579	32,083	–	–
Other financial assets[4]	3,473	3,097	–	–	3,473	3,097
	755,606	687,018	35,103	33,460	720,503	653,558
Off-balance sheet positions
Undrawn facilities	193,984	170,670	–	–	193,984	170,670
Contingent facilities	40,075	36,532	–	–	40,075	36,532
	234,059	207,202	–	–	234,059	207,202
Total	989,665	894,220	35,103	33,460	954,562	860,760

	Reported on balance Sheet		Excluded[1]		Maximum exposure to credit risk
The Company	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
On-balance sheet positions
Cash	30,655	22,798	1,005	914	29,650	21,884
Settlement balances owed to ANZ	18,150	16,621	–	–	18,150	16,621
Collateral paid	4,873	5,638	–	–	4,873	5,638
Trading securities	38,049	31,464	–	–	38,049	31,464
Derivative financial instruments[2]	52,882	41,011	–	–	52,882	41,011
Available-for-sale assets	26,151	23,823	22	44	26,129	23,779
Net loans and advances[3]	415,066	383,173	–	–	415,066	383,173
Regulatory deposits	434	990	–	–	434	990
Investments backing policy liabilities	–	–	–	–	–	–
Other financial assets[4]	1,758	1,749	–	–	1,758	1,749
	588,018	527,267	1,027	958	586,991	526,309
Off-balance sheet positions
Undrawn facilities	153,985	134,622	–	–	153,985	134,622
Contingent facilities	34,916	31,849	–	–	34,916	31,849
	188,901	166,471	–	–	188,901	166,471
Total	776,919	693,738	1,027	958	775,892	692,780

1	Includes bank notes and coins and cash at bank within cash, equity instruments within available-for-sale financial assets and investments relating to the insurance business where the credit risk is passed onto the policy holder.
2	Derivative financial instruments are net of credit valuation adjustments.
3	Includes individual and collective provisions for credit impairment held in respect of credit related commitments.
4	Mainly comprises accrued interest.

31: Financial Risk Management (continued)

Distribution of financial assets by credit quality

The Group has a comprehensive rating system that is used to quantify credit risk. The use of masterscales ensures consistency across exposure types at the Group, providing a consistent framework for reporting and analysis.

All customers with whom ANZ has a credit relationship, including guarantors, are assigned a Customer Credit Rating (CCR) or score at origination either by programmed credit assessment or by judgemental assessment. In addition, the CCR or score is reviewed on an ongoing basis to ensure it accurately reflects the credit risk of the customer and the prevailing economic conditions.

The Group’s risk grade profile therefore changes dynamically through new lending, repayment and/or existing counterparty movements in either risk or volume.

Restructured items

Restructured items are facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due or an extension in maturity materially beyond those typically offered to new facilities with similar risk.

	Neither past due nor impaired		Past due but not impaired		Restructured		Impaired		Total
Consolidated	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Cash	31,072	23,952	–	–	–	–	–	–	31,072	23,952
Settlement balances owed to ANZ	20,241	19,225	–	–	–	–	–	–	20,241	19,225
Collateral paid	5,459	6,530	–	–	–	–	–	–	5,459	6,530
Trading securities	49,692	41,288	–	–	–	–	–	–	49,692	41,288
Derivative financial instruments[1]	56,332	45,786	–	–	–	25	37	67	56,369	45,878
Available-for-sale assets	30,880	28,218	–	–	–	–	–	–	30,880	28,218
Net loans and advances[2]
– Australia	277,497	261,888	9,626	9,447	–	3	607	926	287,730	272,264
– International and Institutional Banking	140,902	122,194	623	443	53	300	624	875	142,202	123,812
– New Zealand	83,885	79,343	1,912	1,770	14	13	315	495	86,126	81,621
– Global Wealth	6,256	6,071	91	103	–	–	6	15	6,353	6,189
Regulatory deposits	1,565	2,106	–	–	–	–	–	–	1,565	2,106
Other financial assets[3]	3,473	3,097	–	–	–	–	–	–	3,473	3,097
Credit related commitments[4]	233,343	206,502	–	–	–	–	57	78	233,400	206,580
Total	940,597	846,200	12,252	11,763	67	341	1,646	2,456	954,562	860,760

	Neither past due nor impaired		Past due but not impaired		Restructured		Impaired		Total
The Company	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Cash	29,650	21,884	–	–	–	–	–	–	29,650	21,884
Settlement balances owed to ANZ	18,150	16,621	–	–	–	–	–	–	18,150	16,621
Collateral paid	4,873	5,638	–	–	–	–	–	–	4,873	5,638
Trading securities	38,049	31,464	–	–	–	–	–	–	38,049	31,464
Derivative financial instruments[1]	52,845	40,919	–	–	–	25	37	67	52,882	41,011
Available-for-sale assets	26,129	23,779	–	–	–	–	–	–	26,129	23,779
Net loans and advances[2]	404,611	371,987	9,849	9,717	26	259	1,108	1,677	415,594	383,640
Regulatory deposits	434	990	–	–	–	–	–	–	434	990
Other financial assets[3]	1,758	1,749	–	–	–	–	–	–	1,758	1,749
Credit related commitments[4]	188,344	165,932	–	–	–	–	29	72	188,373	166,004
Total	764,843	680,963	9,849	9,717	26	284	1,174	1,816	775,892	692,780

1	Derivative financial instruments are net of credit valuation adjustments.
2	Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table.
3	Mainly comprises accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities net of collective and individual provisions.

NOTES TO THE FINANCIAL STATEMENTS     137

31: Financial Risk Management (continued)

Credit quality of financial assets neither past due nor impaired

The credit quality of financial assets is managed by the Group using internal CCRs based on their current probability of default. The Group’s masterscales are mapped to external rating agency scales, to enable wider comparisons.

Internal rating
Strong credit profile	Customers that have demonstrated superior stability in their operating and financial performance over the long-term, and whose debt servicing capacity is not significantly vulnerable to foreseeable events. This rating broadly corresponds to ratings ‘Aaa’ to ‘Baa3’ and ‘AAA’ to ‘BBB-’ of Moody’s and Standard & Poor’s respectively.
Satisfactory risk	Customers that have consistently demonstrated sound operational and financial stability over the medium to long-term, even though some may be susceptible to cyclical trends or variability in earnings. This rating broadly corresponds to ratings ‘Ba2’ to ‘Ba3’ and ‘BB’ to ‘BB-’ of Moody’s and Standard & Poor’s respectively.
Sub-standard but not past due or impaired	Customers that have demonstrated some operational and financial instability, with variability and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term. This rating broadly corresponds to ratings ‘B1’ to ‘Caa’ and ‘B+’ to ‘CCC’ of Moody’s and Standard & Poor’s respectively.

	Strong credit profile		Satisfactory risk		Sub-standard but not past due or impaired		Neither past due nor impaired total
Consolidated	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Cash	30,907	23,951	148	1	17	–	31,072	23,952
Settlement balances owed to ANZ	19,671	19,137	422	77	148	11	20,241	19,225
Collateral paid	5,417	6,528	42	2	–	–	5,459	6,530
Trading securities	49,372	41,288	296	–	24	–	49,692	41,288
Derivative financial instruments	55,390	44,465	831	1,170	111	151	56,332	45,786
Available-for-sale assets	29,319	26,923	1,530	1,280	31	15	30,880	28,218
Net loans and advances[1]
– Australia	208,242	194,789	55,771	54,603	13,484	12,496	277,497	261,888
– International and Institutional Banking	114,969	97,257	23,875	22,109	2,058	2,828	140,902	122,194
– New Zealand	58,167	54,693	23,857	22,404	1,861	2,246	83,885	79,343
– Global Wealth	4,109	3,380	2,122	2,667	25	24	6,256	6,071
Regulatory deposits	1,010	1,132	509	445	46	529	1,565	2,106
Other financial assets[2]	3,104	2,757	319	289	50	51	3,473	3,097
Credit related commitments[3]	196,558	174,565	34,425	29,661	2,360	2,276	233,343	206,502
Total	776,235	690,865	144,147	134,708	20,215	20,627	940,597	846,200

	Strong credit profile		Satisfactory risk		Sub-standard but not past due or impaired		Neither past due nor impaired total
The Company	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Cash	29,612	21,884	38	–	–	–	29,650	21,884
Settlement balances owed to ANZ	17,937	16,550	90	47	123	24	18,150	16,621
Collateral paid	4,831	5,636	42	2	–	–	4,873	5,638
Trading securities	37,928	31,464	98	–	23	–	38,049	31,464
Derivative financial instruments	52,741	39,697	73	1,077	31	145	52,845	40,919
Available-for-sale assets	25,331	23,707	692	63	106	9	26,129	23,779
Net loans and advances[1]	313,681	283,243	75,964	73,966	14,966	14,778	404,611	371,987
Regulatory deposits	300	865	118	124	16	1	434	990
Other financial assets[2]	1,520	1,531	201	182	37	36	1,758	1,749
Credit related commitments[3]	162,260	142,975	24,159	21,144	1,925	1,813	188,344	165,932
Total	646,141	567,552	101,475	96,605	17,227	16,806	764,843	680,963

1	Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table.
2	Mainly comprises accrued interest.
3	Credit related commitments comprise undrawn facilities and customer contingent liabilities net of collective and individual provisions.

31: Financial Risk Management (continued)

Ageing analysis of financial assets that are past due but not impaired

Ageing analysis of past due loans is used by the Group to measure and manage emerging credit risks. Financial assets that are past due but not impaired include those which are assessed, approved and managed on a portfolio basis within a centralised environment (for example credit cards and personal loans) that can be held on a productive basis until they are 180 days past due, as well as those which are managed on an individual basis.

A large portion of retail credit exposures, such as residential mortgages, are generally well secured. That is, the value of associated security is sufficient to cover amounts outstanding.

	Consolidated						The Company
As at 30 Sep 14	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m
Net loans and advances[1]	3,082	4,559	1,624	1,005	1,982	12,252	2,141	3,805	1,366	759	1,778	9,849
– Australia	2,119	3,701	1,335	743	1,728	9,626	–	–	–	–	–	–
– International and Institutional Banking	52	383	1	91	96	623	–	–	–	–	–	–
– New Zealand	893	442	287	136	154	1,912	–	–	–	–	–	–
– Global Wealth	18	33	1	35	4	91	–	–	–	–	–	–
Total	3,082	4,559	1,624	1,005	1,982	12,252	2,141	3,805	1,366	759	1,778	9,849

	Consolidated						The Company
As at 30 Sep 13	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m
Net loans and advances[1]	3,096	4,416	1,506	927	1,818	11,763	2,240	3,798	1,313	790	1,576	9,717
– Australia	2,231	3,622	1,295	745	1,554	9,447	–	–	–	–	–	–
– International and Institutional Banking	–	299	1	88	55	443	–	–	–	–	–	–
– New Zealand	852	435	209	83	191	1,770	–	–	–	–	–	–
– Global Wealth	13	60	1	11	18	103	–	–	–	–	–	–
Total	3,096	4,416	1,506	927	1,818	11,763	2,240	3,798	1,313	790	1,576	9,717

1	Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table.

Estimated value of collateral for all financial assets

	Total value of collateral		Credit exposure		Unsecured portion of credit exposure
Consolidated	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Cash	13,711	9,357	31,072	23,952	17,361	14,595
Settlement balances owed to ANZ	184	177	20,241	19,225	20,057	19,048
Collateral paid	–	–	5,459	6,530	5,459	6,530
Trading securities	991	1,037	49,692	41,288	48,701	40,251
Derivative financial instruments	5,599	3,921	56,369	45,878	50,770	41,957
Available-for-sale assets	887	330	30,880	28,218	29,993	27,888
Net loans and advances[1]
– Australia	258,854	242,674	287,730	272,264	28,876	29,590
– International and Institutional Banking	46,162	38,550	142,202	123,812	96,040	85,262
– New Zealand	80,323	76,328	86,126	81,621	5,803	5,293
– Global Wealth	5,415	5,587	6,353	6,189	938	602
Regulatory deposits	–	–	1,565	2,106	1,565	2,106
Other financial assets[2]	1,308	1,188	3,473	3,097	2,165	1,909
Credit related commitments[3]	49,014	36,387	233,400	206,580	184,386	170,193
Total	462,448	415,536	954,562	860,760	492,114	445,224

1	Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table.
2	Mainly comprises accrued interest.
3	Credit related commitments comprise undrawn facilities and customer contingent liabilities net of collective and individual provisions.

NOTES TO THE FINANCIAL STATEMENTS     139

31: Financial Risk Management (continued)

Estimated value of collateral for all financial assets

	Total value of collateral		Credit exposure		Unsecured portion of credit exposure
The Company	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Cash	13,349	9,116	29,650	21,884	16,301	12,768
Settlement balances owed to ANZ	163	159	18,150	16,621	17,987	16,462
Collateral paid	–	–	4,873	5,638	4,873	5,638
Trading securities	660	671	38,049	31,464	37,389	30,793
Derivative financial instruments	4,886	3,531	52,882	41,011	47,996	37,480
Available-for-sale assets	778	222	26,129	23,779	25,351	23,557
Net loans and advances[1]	309,407	296,253	415,594	383,640	106,187	87,387
Regulatory deposits	–	–	434	990	434	990
Other financial assets[2]	930	843	1,758	1,749	828	906
Credit related commitments[3]	32,965	29,634	188,373	166,004	155,408	136,370
Total	363,138	340,429	775,892	692,780	412,754	352,351

1	Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table.
2	Mainly comprises accrued interest.
3	Credit related commitments comprise undrawn facilities and customer contingent liabilities net of collective and individual provisions.

Financial assets that are individually impaired

	Consolidated				The Company
	Impaired assets		Individual provision balance		Impaired assets		Individual provision balance
	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Australia
Derivative financial instruments	29	67	–	–	29	67	–	–
Loans and advances	1,632	2,353	700	934	1,572	2,260	671	896
Credit related commitments[1]	70	82	40	10	70	82	40	10
Subtotal	1,731	2,502	740	944	1,671	2,409	711	906
New Zealand
Derivative financial instruments	2	–	–	–	–	–	–	–
Loans and advances	582	814	194	244	30	30	9	8
Credit related commitments[1]	33	23	6	17	–	–	–	–
Subtotal	617	837	200	261	30	30	9	8
Asia Pacific, Europe & America
Derivative financial instruments	6	–	–	–	6	–	–	–
Loans and advances	468	584	236	262	321	433	134	142
Credit related commitments[1]	–	–	–	–	–	–	–	–
Subtotal	474	584	236	262	327	433	134	142
Aggregate
Derivative financial instruments	37	67	–	–	35	67	–	–
Loans and advances	2,682	3,751	1,130	1,440	1,923	2,723	814	1,046
Credit related commitments[1]	103	105	46	27	70	82	40	10
Total	2,822	3,923	1,176	1,467	2,028	2,872	854	1,056

1	Credit related commitments comprise undrawn facilities and customer contingent liabilities.

31: Financial Risk Management (continued)

Market risk (excludes insurance and funds management)

Market risk is the risk to the Group’s earnings arising from changes in interest rates, currency exchange rates, credit spreads, or from fluctuations in bond, commodity or equity prices.

Market risk arises when changes in market rates, prices and volatilities lead to a decline in the value of assets and liabilities, including financial derivatives. Market risk is generated through both trading and banking book activities.

ANZ conducts trading operations in interest rates, foreign exchange, commodities and securities.

ANZ has a detailed risk management and control framework to support its trading and balance sheet activities. The framework incorporates a risk measurement approach to quantify the magnitude of market risk within trading and balance sheet portfolios. This approach and related analysis identifies the range of possible outcomes that can be expected over a given period of time, establishes the relative likelihood of those outcomes and allocates an appropriate amount of capital to support these activities.

Group-wide responsibility for the strategies and policies relating to the management of market risk lies with the Board Risk Committee. Responsibility for day to day management of both market risks and compliance with market risk policy is delegated by the Risk Committee to the Credit and Market Risk Committee (CMRC) and the Group Asset & Liability Committee (GALCO). The CMRC, chaired by the Chief Risk Officer, is responsible for the oversight of market risk. All committees receive regular reporting on the range of trading and balance sheet market risks that ANZ incurs.

Within overall strategies and policies, the control of market risk at the Group level is the joint responsibility of Business Units and Risk Management, with the delegation of market risk limits from the Board and CMRC allocated to both Risk Management and the Business Units.

The management of Risk Management is supported by a comprehensive limit and policy framework to control the amount of risk that the Group will accept. Market risk limits are allocated at various levels and are reported and monitored by Market Risk on a daily basis. The detailed limit framework allocates individual limits to manage and control asset classes (e.g. interest rates, equities), risk factors (e.g. interest rates, volatilities) and profit and loss limits (to monitor and manage the performance of the trading portfolios).

Market risk management and control responsibilities

To facilitate the management, measurement and reporting of market risk, ANZ has grouped market risk into two broad categories:

a) Traded market risk

This is the risk of loss from changes in the value of financial instruments due to movements in price factors for both physical and derivative trading positions. Trading positions arise from transactions where ANZ acts as principal with customers, financial exchanges or interbank counterparties.

The principal risk categories monitored are:

}	Currency risk is the potential loss arising from the decline in the value of a financial instrument due to changes in foreign exchange rates or their implied volatilities.

}	Interest rate risk is the potential loss arising from the change in the value of a financial instrument due to changes in market interest rates or their implied volatilities.

}	Credit spread risk is the potential loss arising from a change in value of an instrument due to a movement of its margin or spread relative to a benchmark.

}	Commodity risk is the potential loss arising from the decline in the value of a financial instrument due to changes in commodity prices or their implied volatilities.

}	Equity risk is the potential loss arising from the decline in the value of a financial instrument due to changes in equity prices or their implied volatilities.

b) Non-traded market risk (or balance sheet risk)

This comprises the management of non-traded interest rate risk, liquidity, and the risk to the Australian dollar denominated value of the Group’s capital and earnings as a result of foreign exchange rate movements.

Some instruments do not fall into either category that also expose ANZ to market risk. These include equity securities classified as available-for-sale financial assets.

Value at Risk (VaR) measure

A key measure of market risk is Value at Risk (VaR). VaR is a statistical estimate of the possible daily loss and is based on historical market movements.

ANZ measures VaR at a 99% confidence interval. This means that there is a 99% chance that the loss will not exceed the VaR estimate on any given day.

The Group’s standard VaR approach for both traded and non-traded risk is historical simulation. The Group calculates VaR using historical changes in market rates, prices and volatilities over the previous 500 business days. Traded and non-traded VaR is calculated using a one-day holding period.

It should be noted that because VaR is driven by actual historical observations, it is not an estimate of the maximum loss that the Group could experience from an extreme market event. As a result of this limitation, the Group utilises a number of other risk measures (e.g. stress testing) and risk sensitivity limits to measure and manage market risk.

NOTES TO THE FINANCIAL STATEMENTS     141

31: Financial Risk Management (continued)

Traded Market Risk

Below are the aggregate Value at Risk (VaR) exposures at a 99% confidence level covering both physical and derivatives trading positions for the Bank’s principal trading centres.

	30 September 2014				30 September 2013
Consolidated	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m
Value at risk at 99% confidence
Foreign exchange	11.9	18.5	1.7	8.9	3.0	12.6	2.3	5.2
Interest rate	10.4	16.6	3.8	8.1	3.9	11.6	2.8	5.8
Credit	5.8	5.8	2.7	3.8	4.2	8.6	2.8	4.2
Commodity	2.0	2.8	0.9	1.4	1.6	4.2	1.2	2.3
Equity	1.3	2.5	0.4	1.0	1.4	3.4	0.6	1.6
Diversification benefit	(18.6)	n/a	n/a	(10.5)	(8.5)	n/a	n/a	(10.4)
	12.8	22.9	5.5	12.7	5.6	13.6	4.9	8.7

	30 September 2014				30 September 2013
The Company	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m
Value at risk at 99% confidence
Foreign exchange	12.0	18.3	1.7	8.8	3.0	11.5	2.3	5.2
Interest rate	10.0	15.4	3.8	7.7	3.7	12.8	2.6	5.8
Credit	6.0	6.0	2.5	3.6	3.8	8.6	2.7	4.1
Commodity	2.0	2.8	0.9	1.4	1.6	4.2	1.2	2.3
Equity	1.3	2.5	0.4	1.0	1.4	3.4	0.6	1.6
Diversification benefit	(18.9)	n/a	n/a	(10.3)	(8.6)	n/a	n/a	(10.4)
	12.4	21.0	5.3	12.2	4.9	12.9	4.7	8.6

VaR is calculated separately for foreign exchange, interest rate, credit, commodity and equities and for the Group. The diversification benefit reflects the historical correlation between these products. Electricity commodities risk is measured under the standard approach for regulatory purposes.

To supplement the VaR methodology, ANZ applies a wide range of stress tests, both on individual portfolios and at a Group level. ANZ‘s stress-testing regime provides senior management with an assessment of the financial impact of identified extreme events on market risk exposures of ANZ. Standard stress tests are applied on a daily basis and measure the potential loss arising from applying extreme market movements to individual and groups of individual price factors. Extraordinary stress tests are applied monthly and measure the potential loss arising as a result of scenarios generated from major financial market events.

31: Financial Risk Management (continued)

Non-traded Market Risk (Balance Sheet Risk)

The principal objectives of balance sheet management are to maintain acceptable levels of interest rate and liquidity risk to mitigate the negative impact of movements in interest rates on the earnings and market value of the Group’s banking book, while ensuring the Group maintains sufficient liquidity to meet its obligations as they fall due.

Interest rate risk

The objective of balance sheet interest rate risk management is to secure stable and optimal net interest income over both the short

(next 12 months) and long-term. Non-traded interest rate risk relates to the potential adverse impact of changes in market interest rates on the Group’s future net interest income. This risk arises from two principal sources: mismatches between the repricing dates of interest bearing assets and liabilities; and the investment of capital and other non-interest bearing liabilities in interest bearing assets. Interest rate risk is reported using various techniques including: VaR and scenario analysis (to a 1% shock).

a) VaR non-traded interest rate risk

The repricing assumptions used to determine the VaR and 1% rate shock have been independently validated. Below are aggregate VaR figures covering non-traded interest rate risk.

	30 September 2014				30 September 2013
Consolidated	As at Sep 14 $m	High for year Sep 14 $m	Low for year Sep 14 $m	Avg for year Sep 14 $m	As at Sep 13 $m	High for year Sep 13 $m	Low for year Sep 13 $m	Avg for year Sep 13 $m
Value at risk at 99% confidence
Australia	41.8	64.5	39.1	50.1	66.3	71.8	25.5	49.3
New Zealand	8.9	11.4	8.9	10.4	12.6	17.9	10.0	13.2
Asia Pacific, Europe & America	9.1	10.6	8.9	9.8	9.7	11.1	4.2	6.3
Diversification benefit	(13.4)	n/a	n/a	(13.7)	(11.4)	n/a	n/a	(16.1)
	46.4	76.3	43.3	56.6	77.2	79.6	27.3	52.7

	30 September 2014				30 September 2013
The Company	As at Sep 14 $m	High for year Sep 14 $m	Low for year Sep 14 $m	Avg for year Sep 14 $m	As at Sep 13 $m	High for year Sep 13 $m	Low for year Sep 13 $m	Avg for year Sep 13 $m
Value at risk at 99% confidence
Australia	41.8	64.5	39.1	50.1	66.3	71.8	25.5	49.3
New Zealand	0.1	0.3	0.0	0.1	0.2	0.6	0.1	0.3
Asia Pacific, Europe & America	8.3	10.0	8.3	9.2	9.2	10.3	3.0	5.3
Diversification benefit	(4.2)	n/a	n/a	(0.9)	(1.8)	n/a	n/a	(3.3)
	46.0	71.6	42.0	58.5	73.9	76.3	26.5	51.6

VaR is calculated separately for the Australia, New Zealand and APEA geographies, as well as for the Group.

To supplement the VaR methodology, ANZ applies a wide range of stress tests, both on individual portfolios and at Group level. ANZ’s stress testing regime provides senior management with an assessment of the financial impact of identified extreme events on market risk exposures of ANZ.

b) Scenario Analysis – a 1% shock on the next 12 months’ net interest income

A 1% overnight parallel positive shift in the yield curve is modelled to determine the potential impact on net interest income over the succeeding 12 months. This is a standard risk measure which assumes the parallel shift is reflected in all wholesale and customer rates.

The figures in the table below indicate the outcome of this risk measure for the current and previous financial years – expressed as a percentage of reported net interest income. The sign indicates the nature of the rate sensitivity with a positive number signifying that a rate increase is positive for net interest income over the next 12 months.

	Consolidated		The Company
	2014	2013	2014	2013
Impact of 1% rate shock
As at period end	0.97%	1.00%	1.06%	1.16%
Maximum exposure	1.48%	1.72%	1.68%	2.04%
Minimum exposure	0.74%	1.00%	0.68%	1.16%
Average exposure (in absolute terms)	1.12%	1.29%	1.22%	1.55%

The extent of mismatching between the repricing characteristics and timing of interest bearing assets and liabilities at any point has implications for future net interest income. On a global basis, the Group quantifies the potential variation in future net interest income as a result of these repricing mismatches.

NOTES TO THE FINANCIAL STATEMENTS     143

31: Financial Risk Management (continued)

Interest rate risk (continued)

The repricing gaps themselves are constructed based on contractual repricing information. However, for those assets and liabilities where the contractual term to repricing is not considered to be reflective of the actual interest rate sensitivity (for example, products priced at the Group’s discretion), a profile based on historically observed and/or anticipated rate sensitivity is used. This treatment excludes the effect of basis risk between customer pricing and wholesale market pricing.

Equity securities classified as available-for-sale

The portfolio of financial assets, classified as available-for-sale for measurement and financial reporting purposes, also contains equity investment holdings which predominantly comprise investments held for longer term strategic intentions. These equity investments are also subject to market risk which is not captured by the VaR measures for traded and non-traded market risks. Regular reviews are performed to substantiate valuation of the investments within the portfolio and the equity investments are regularly reviewed by management for impairment. The fair value of the equity securities can fluctuate.

The balance of available-for-sale equity securities for the Group amounts to $37 million (2013: $59 million) and $22 million (2013: $44 million) for the Company. Consequently any variation in value is unlikely to have a material impact on the Group.

Foreign currency risk – structural exposures

The investment of capital in foreign operations, such as branches, subsidiaries or associates with functional currencies other than the Australian dollar, exposes the Group to the risk of changes in foreign exchange rates.

The main operating (or functional) currencies of Group entities are the Australian dollar, the New Zealand dollar and the US dollar, with a number of overseas undertakings operating in various other currencies. The Group presents its consolidated financial statements in Australian dollars, as the Australian dollar is the dominant currency. The Group’s consolidated balance sheet is therefore affected by exchange differences between the Australian dollar and functional currencies of foreign operations. Variations in the value of these overseas operations arising as a result of exchange differences are reflected in the foreign currency translation reserve in equity.

The Group routinely monitors this risk and conducts hedging, where it is expected to add shareholder value, in accordance with approved policies. The Group’s exposures to structural foreign currency risks are managed with the primary objective of ensuring, where practical, that the consolidated capital ratios are neutral to the effect of changes in exchange rates.

Selective hedges were in place during the 2014 and 2013 financial years. For details on the hedging instruments used and effectiveness of hedges of net investments in foreign operations, refer to note 11 to these financial statements. The Group’s economic hedges against New Zealand Dollar and US Dollar revenue streams are included within ‘Trading derivatives’ at note 11.

Liquidity Risk (Excludes Insurance and Funds Management)

Liquidity risk is the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. The timing mismatch of cash flows and the related liquidity risk is inherent in all banking operations and is closely monitored by the Group. The Group maintains a portfolio of liquid assets to manage potential stresses in funding sources. The minimum level of liquidity portfolio assets to hold is based on a range of ANZ specific and general market liquidity stress scenarios such that potential cash flow obligations can be met over the short to medium term.

The Group’s liquidity and funding risks are governed by a set of principles which are approved by the ANZ Board Risk Committee. In response to the impact of the global financial crisis, the framework has been reviewed and updated. The following key components underpin the overall framework:

}	Maintaining the ability to meet all payment obligations in the immediate term;

}	Ensuring that the Group has the ability to meet ‘survival horizons’ under a range of ANZ specific and general market liquidity stress scenarios, at the site and Group-wide level, to meet cash flow obligations over the short to medium term;

}	Maintaining strength in the Group’s balance sheet structure to ensure long term resilience in the liquidity and funding risk profile;

}	Limiting the potential earnings at risk implications associated with unexpected increases in funding costs or the liquidation of assets under stress;

}	Ensuring the liquidity management framework is compatible with local regulatory requirements;

}	Preparation of daily liquidity reports and scenario analysis, quantifying the Group’s positions;

}	Targeting a diversified funding base, avoiding undue concentrations by investor type, maturity, market source and currency;

}	Holding a portfolio of high quality liquid assets to protect against adverse funding conditions and to support day-to-day operations; and

}	Establishing detailed contingency plans to cover different liquidity crisis events.

Management of liquidity and funding risks are overseen by the GALCO.

144

31: Financial Risk Management (continued)

Scenario Modelling

A key component of the Group’s liquidity management framework is scenario modelling. APRA requires ADIs to assess liquidity under different scenarios, including the ‘going-concern’ and ‘name-crisis’.

‘Going-concern’: reflects the normal behaviour of cash flows in the ordinary course of business. APRA requires that the Group must be able to meet all commitments and obligations under a going concern scenario, within the ADIs normal funding capacity (‘available to fund’ limit), over at least the following 30 calendar days. In estimating the funding requirement, the Group models expected cash flows by reference to historical behaviour and contractual maturity data.

‘Name-crisis’: refers to a potential name-specific liquidity crisis which models the behaviour of cash flows where there is a problem (real or perceived) which may include, but is not limited to, operational issues, doubts about the solvency of the Group or adverse rating changes. Under this scenario the Group may have significant difficulty rolling over or replacing funding. Under a name crisis, APRA requires the Group to be cash flow positive over a five business day period.

‘Survival horizons’: The Global financial crisis has highlighted the importance of differentiating between stressed and normal market conditions in a name-specific crisis, and the different behaviour that offshore and domestic wholesale funding markets can exhibit during market stress events. As a result, the Group has enhanced its liquidity risk scenario modelling, to supplement APRA’s statutory requirements.

The Group has linked its liquidity risk appetite to defined liquidity ‘survival horizons’ (i.e. the time period under which ANZ must maintain a positive cash flow position under a specific scenario or stress). Under these scenarios, customer and/or wholesale balance sheet asset/liability flows are stressed. The following stressed scenarios are modelled:

}	Extreme Short Term Crisis Scenario (ESTC): A name-specific stress during a period of market stress.

}	Short Term Crisis Scenario (NSTC): A name-specific stress during a period of normal markets conditions.
}	Global Funding Market Disruption (GFMD): Stressed global wholesale funding markets leading to a closure of domestic and offshore markets.

}	Offshore Funding Market Disruption (OFMD): Stressed global wholesale funding markets leading to a closure of offshore markets only.

Each of ANZ’s operations is responsible for ensuring its compliance with all scenarios that are required to be modelled. Additionally, we measure, monitor and manage all modelled liquidity scenarios on an aggregated Group-wide level.

The above represents the current framework, this will be updated accordingly in 2015 to reflect Basel 3 related changes.

Liquidity Portfolio Management

The Group holds a diversified portfolio of cash and high credit quality securities that may be sold or pledged to provide same-day liquidity. This portfolio helps protect the Group’s liquidity position by providing cash in a severely stressed environment. All assets held in the prime portfolio are securities eligible for repurchase under agreements with the applicable central bank (i.e. ‘repo eligible’).

The liquidity portfolio is well diversified by counterparty, currency and tenor. Under the liquidity policy framework, securities purchased for ANZ’s liquidity portfolio must be of a similar or better credit quality to ANZ’s external long-term or short-term credit ratings and continue to be repo eligible.

Supplementing the prime liquid asset portfolio, the Group holds additional liquidity;

}	central bank deposits with the US Federal Reserve, Bank of England and Bank of Japan of $21.8 billion,

}	Australian Commonwealth and State Government securities of $8.4 billion and gold & precious metals of $3.0 billion, and,

}	cash and other securities to satisfy local country regulatory liquidity requirements which are not included in the liquid assets below.

Eligible securities

Prime liquidity portfolio (market values1)	2014 $m	2013 $m
Australia	31,710	27,787
New Zealand	11,450	11,095
United States	4,296	2,067
United Kingdom	5,844	5,129
Singapore	2,853	3,106
Hong Kong	1,166	596
Japan	1,250	1,359
Prime Liquidity Portfolio (excluding Internal RMBS)	58,569	51,139
Internal RMBS (Australia)	43,500	35,677
Internal RMBS (New Zealand)	5,089	3,738
Total Prime Portfolio	107,158	90,554
Other Eligible Securities	33,200	31,013
Total	140,358	121,567

1	Market value is post the repo discount applied by the applicable central bank.

NOTES TO THE FINANCIAL STATEMENTS     145

31: Financial Risk Management (continued)

Liquidity Crisis Contingency Planning

The Group maintains APRA-endorsed liquidity crisis contingency plans defining an approach for analysing and responding to a liquidity threatening event at a country and Group-wide level. To align with the enhanced liquidity scenario analysis framework, crisis management strategies are assessed against the Group’s crisis stress scenarios.

The framework is compliant with APRA’s key liquidity contingency crisis planning requirements and guidelines and includes:

}	The establishment of crisis severity/stress levels;

}	Clearly assigned crisis roles and responsibilities;

}	Early warning signals indicative of an approaching crisis, and mechanisms to monitor and report these signals;

}	Crisis Declaration Assessment processes, and related escalation triggers set against early warning signals;

}	Outlined action plans, and courses of action for altering asset and liability behaviour;

}	Procedures for crisis management reporting, and making up cash-flow shortfalls;

}	Guidelines determining the priority of customer relationships in the event of liquidity problems; and

}	Assigned responsibilities for internal and external communications.

Regulatory Change

The Basel 3 Liquidity changes include the introduction of two liquidity ratios to measure liquidity risk (the Liquidity Coverage Ratio (LCR) in 2015 and the Net Stable Funding Ratio (NSFR), expected implementation 2018). A component of the liquidity required under the new standards will be met via the Committed Liquidity Facility (CLF) from the Reserve Bank of Australia (RBA). The Group remains well placed to meet these requirements.

The proposed LCR external disclosures will formally begin from March 2015, and are largely as expected and in line with the previously released Basel proposals. The LCR will be externally disclosed from 31st March 2015 reporting date, and for each subsequent financial reporting period thereafter. The disclosure will be the average of the previous quarter rather than a spot LCR, and will represent the position of the Level 2 entity.

The Basel 3 revised standard on NSFR, released in January 2014, is currently undergoing a global review with the expectation of it being implemented in 2018.

Group Funding

ANZ manages its funding profile using a range of funding metrics and balance sheet disciplines. This approach is designed to ensure that an appropriate proportion of the Group’s assets are funded by stable funding sources including core customer deposits, longer-dated wholesale funding (with a remaining term exceeding one year) and equity.

The Group’s global wholesale funding strategy is designed to deliver a sustainable portfolio of wholesale funds that balances cost efficiency against prudent diversification and duration.

Funding plans and performance relative to those plans are reported regularly to senior management via the Group Asset and Liability Committee (GALCO). These plans address customer balance sheet growth and changes in wholesale funding including, targeted funding volumes, markets, investors, tenors and currencies for senior, secured, subordinated and hybrid transactions. Plans are supplemented with a monthly forecasting process which reviews the funding position to-date in light of market conditions and balance sheet requirements.

Funding plans are generated through the three-year strategic planning process and further refined by the annual funding plan and approved by the Board. Asset and deposit plans are submitted at the business segment level with the wholesale funding requirements then derived at the geographic level. To the extent that asset growth exceeds funding generated from customer deposits, additional wholesale funds are sourced.

Short-term wholesale funding requirements, with a contractual maturity of less than one year, are managed through Group Treasury and local Markets operations. Long-term wholesale funding is managed and executed through Group Treasury operations in Australia and New Zealand.

Funding Position 2014

ANZ targets a diversified funding base, avoiding undue concentrations by investor type, maturity, market source and currency.

$23.9 billion of term wholesale debt (with a remaining term greater than one year as at 30 September 2014) was issued during the year. In addition, $1.6 billion of ANZ Capital Notes were issued.

}	All wholesale funding needs were comfortably met.

}	The weighted average tenor of new term debt was 4.9 years (4.3 years in 2013).

}	The average term debt portfolio costs are slowly reducing however remain substantially above pre-crisis levels.

31: Financial Risk Management (continued)

The following tables show the Group’s funding composition:

Funding composition	2014 $m	2013 $m
Customer deposits and other liabilities[1]
Australia	161,108	152,371
International & Institutional Banking	182,701	163,151
New Zealand	51,360	46,494
Global Wealth	13,844	11,569
GTSO and Group Centre	(5,294)	(4,756)
Total customer deposits	403,719	368,829
Other[2]	14,502	13,158
Total customer deposits and other liabilities (funding)	418,221	381,987
Wholesale funding[3]
Debt issuances[4]	79,291	69,570
Subordinated debt	13,607	12,804
Certificates of deposit (wholesale)	52,754	58,276
Commercial paper	15,152	12,255
Other wholesale borrowings[5]	42,460	38,813
Total wholesale funding	203,264	191,718
Shareholders equity (excl preference shares)	48,413	44,732
Total funding maturity
Total short term wholesale funding[6]	14%	15%
Long term wholesale funding[7]
– less than 1 year residual maturity	3%	3%
– greater than 1 year residual maturity	12%	12%
Total customer deposits and other liabilities (funding)	63%	62%
Shareholders’ equity and hybrid debt	8%	8%
Total funding and shareholders’ equity excluding preference share capital	100%	100%

1	Includes term deposits, other deposits and an adjustment recognised in Group Centre to eliminate Global Wealth investments in ANZ deposit products.
2	Includes interest accruals, payables and other liabilities, provisions and net tax provisions, excluding other liabilities in Global Wealth.
3	Liability for acceptances have been removed as they do not provide net funding.
4	Excludes term debt issued externally by Global Wealth.
5	Includes borrowings from banks, net derivative balances, special purpose vehicles, other borrowings and Euro Trust Securities (preference shares).
6	RBA open-repo arrangement netted down by exchange settlement account cash balance.
7	Long term wholesale funding amounts are stated at original hedged exchange rates. Movements due to currency fluctuations in actual amounts borrowed are classified as short term wholesale funding.

NOTES TO THE FINANCIAL STATEMENTS     147

31: Financial Risk Management (continued)

Contractual maturity analysis of the Group’s liabilities

The table below analyses the Group and Company’s contractual liabilities, within relevant maturity groupings based on the earliest date on which the Group or Company may be required to pay. The amounts represent principal and interest cash flows and hence may differ compared to the amounts reported on the balance sheet.

It should be noted that this is not how the Group manages its liquidity risk. The management of this risk is detailed above.

Contractual maturity analysis of financial liabilities at 30 September:

Consolidated at 30 September 2014	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Collateral received	5,599	–	–	–	–	5,599
Settlement balances owed by ANZ	10,114	–	–	–	–	10,114
Deposits and other borrowings
Deposits from banks	35,483	2,715	32	–	–	38,230
Certificates of deposit	29,775	9,478	14,972	100	–	54,325
Term deposits	139,549	47,877	6,919	130	–	194,475
Other deposits interest bearing	193,220	–	–	–	–	193,220
Deposits not bearing interest	16,404	–	–	–	–	16,404
Commercial paper	5,803	9,351	–	–	–	15,154
Borrowing corporations’ debt	521	572	306	–	–	1,399
Other borrowing	260	–	–	–	–	260
Liability for acceptances	1,151	–	–	–	–	1,151
Debt issuances[3]	4,585	12,268	55,049	12,989	–	84,891
Subordinated debt[3],[4]	45	228	6,868	7,129	1,087	15,357
Policyholder liabilities	34,038	–	–	–	516	34,554
External unit holder liabilities (life insurance funds)	3,181	–	–	–	–	3,181
Derivative liabilities (trading)[5]	46,831	–	–	–	–	46,831

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg	(21,655)	(23,313)	(81,464)	(26,370)	–	(152,802)
Pay leg	21,433	23,696	80,951	24,976	–	151,056
– other balance sheet management
Receive leg	(10,663)	(10,793)	(16,258)	(7,041)	–	(44,755)
Pay leg	10,691	10,994	16,337	7,270	–	45,292

Consolidated at 30 September 2013	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Collateral received	3,921	–	–	–	–	3,921
Settlement balances owed by ANZ	8,695	–	–	–	–	8,695
Deposits and other borrowings
Deposits from banks	25,072	2,161	8	–	–	27,241
Certificates of deposit	34,310	10,361	15,492	–	–	60,163
Term deposits	137,218	47,934	4,601	111	–	189,864
Other deposits interest bearing	166,587	–	–	–	–	166,587
Deposits not bearing interest	14,446	–	–	–	–	14,446
Commercial paper	6,021	6,246	–	–	–	12,267
Borrowing corporations’ debt	372	687	351	–	–	1,410
Other borrowing	315	–	–	–	–	315
Liability for acceptances	812	–	–	–	–	812
Debt issuances[3]	3,116	10,624	51,256	10,858	–	75,854
Subordinated debt[3],[4]	1,570	1,525	7,334	3,993	1,065	15,487
Policyholder liabilities	31,703	–	–	–	685	32,388
External unit holder liabilities (life insurance funds)	3,511	–	–	–	–	3,511
Derivative liabilities (trading)[5]	39,557	–	–	–	–	39,557

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg	(17,475)	(28,736)	(79,312)	(23,167)	–	(148,690)
Pay leg	18,469	30,560	81,302	23,474	–	153,805
– other balance sheet management
Receive leg	(9,127)	(11,791)	(14,640)	(5,645)	–	(41,203)
Pay leg	9,258	11,924	14,656	5,593	–	41,431

1	Includes at call instruments.
2	Includes perpetual investments brought in at face value only.
3	Any callable wholesale debt instruments have been included at their next call date.
4	Includes instruments that may be settled in cash or in equity, at the option of the Company.
5	The full mark-to-market of derivative liabilities held for trading purposes has been included in the ‘less than 3 months’ category.

31: Financial Risk Management (continued)

The Company at 30 September 2014	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Collateral received	4,886	–	–	–	–	4,886
Settlement balances owed by ANZ	8,189	–	–	–	–	8,189
Deposits and other borrowings	–	–	–	–	–	–
Deposits from banks	34,637	2,715	21	–	–	37,373
Certificates of deposit	28,801	9,331	14,972	100	–	53,204
Term deposits	120,289	32,237	3,781	71	–	156,378
Other deposits interest bearing	160,889	–	–	–	–	160,889
Deposits not bearing interest	8,688	–	–	–	–	8,688
Commercial paper	3,669	6,086	–	–	–	9,755
Other borrowing	128	–	–	–	–	128
Liability for acceptances	717	–	–	–	–	717
Debt issuances[3]	2,903	9,671	43,935	12,447	–	68,956
Subordinated debt[3],[4]	45	228	6,868	7,139	343	14,623
Derivative liabilities (trading)[5]	45,598	–	–	–	–	45,598

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg	(14,664)	(15,732)	(65,771)	(25,616)	–	(121,783)
Pay leg	9,182	8,001	10,517	6,274	–	33,974
– other balance sheet management
Receive leg	(9,182)	(8,001)	(10,517)	(6,274)	–	(33,974)
Pay leg	9,227	8,174	10,573	6,503	–	34,477

The Company at 30 September 2013	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Collateral received	3,532	–	–	–	–	3,532
Settlement balances owed by ANZ	7,451	–	–	–	–	7,451
Deposits and other borrowings
Deposits from banks	24,265	2,160	8	–	–	26,433
Certificates of deposit	32,486	10,331	15,522	–	–	58,339
Term deposits	117,209	31,056	2,301	101	–	150,667
Other deposits interest bearing	138,372	–	–	–	–	138,372
Deposits not bearing interest	7,574	–	–	–	–	7,574
Commercial paper	3,926	4,097	–	–	–	8,023
Other borrowing	208	–	–	–	–	208
Liability for acceptances	484	–	–	–	–	484
Debt issuances[3]	1,613	9,982	40,337	9,541	–	61,473
Subordinated debt[3],[4]	1,552	1,504	7,334	3,993	322	14,705
Derivative liabilities (trading)[5]	35,890	–	–	–	–	35,890

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg	(10,426)	(19,887)	(64,244)	(21,332)	–	(115,889)
Pay leg	11,234	21,073	65,310	21,643	–	119,260
– other balance sheet management
Receive leg	(7,760)	(9,343)	(10,091)	(4,983)	–	(32,177)
Pay leg	7,857	9,464	10,161	4,948	–	32,430

1	Includes at call instruments.
2	Includes perpetual investments brought in at face value only.
3	Any callable wholesale debt instruments have been included at their next call date.
4	Includes instruments that may be settled in cash or in equity, at the option of the Company.
5	The full mark-to-market of derivative liabilities held for trading purposes has been included in the ‘less than 3 months’ category.

Credit related contingencies

Undrawn facilities and issued guarantees comprise the nominal principal amounts of commitments, contingencies and other undrawn facilities and represents the maximum liquidity at risk position should all facilities extended be drawn.

The majority of undrawn facilities are subject to customers maintaining specific credit and other requirements or conditions. Many of these facilities are expected to be partially used, whereas others may never be required to be drawn upon. As such, the total of the nominal principal amounts is not necessarily representative of future liquidity risks or future cash requirements.

NOTES TO THE FINANCIAL STATEMENTS     149

31: Financial Risk Management (continued)

The tables below analyse the Group’s and Company’s undrawn facilities and issued guarantees into relevant maturity groupings based on the earliest date on which ANZ may be required to pay.

	Consolidated			The Company
30 September 2014	Less than 1 year $m	More than 1 year $m	Total $m	Less than 1 year $m	More than 1 year $m	Total $m
Undrawn facilities	193,984	–	193,984	153,985	–	153,985
Issued guarantees	40,075	–	40,075	34,916	–	34,916

	Consolidated			The Company
30 September 2013	Less than 1 year $m	More than 1 year $m	Total $m	Less than 1 year $m	More than 1 year $m	Total $m
Undrawn facilities	170,670	–	170,670	134,622	–	134,622
Issued guarantees	36,532	–	36,532	31,849	–	31,849

Life insurance risk

Although not a significant contributor to the Group’s balance sheet, the Group’s insurance businesses give rise to unique risks which are managed separately from the Group’s banking businesses. The nature of these risks and the manner in which they are managed is set out in note 47.

Operational risk management

Within ANZ, operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal risk, and the risk of reputational loss or damage arising from inadequate or failed internal processes, people and systems, but excludes strategic risk.

The ANZ Board has delegated its powers to the Risk Committee to approve the ANZ Operational Risk Framework which is in accordance with Australian Prudential Standard APS 115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk. OREC is the primary senior executive management forum responsible for the oversight of operational risk and the compliance risk control environment. OREC supports the Risk Committee in relation to the carrying out of its role in connection with operational risk and compliance.

OREC monitors the state of operational risk and compliance management and will instigate any necessary corrective actions. Key responsibilities of OREC include:

}	Ensuring the execution of ANZ’s Operational Risk Measurement and Management Framework and Compliance Framework

}	Ensuring the execution of Board approved Operational Risk and Compliance Policies

}	Monitor and approve the treatment plans for Extreme rated risks

}	Review material (actual, potential and near miss) operational risk and compliance events

Membership of OREC comprises senior executives and the committee is chaired by the Chief Risk Officer.

ANZ’s Operational Risk Measurement and Management Framework (ORMMF) outlines the approach to managing operational risk. It specifically covers the minimum requirements that divisions/business units must undertake to identify, assess, measure, monitor, control and manage operational risk in accordance to the Board approved risk appetite. ANZ does not expect to eliminate all risks, but to ensure that the residual risk exposure is managed as low as reasonably practical based on a sound risk/reward analysis in the context of an international financial institution. ANZ’s ORMMF is supported by specific policies and procedures with the effectiveness of the framework assessed through a series of governance and assurance reviews. This is supplemented by an independent review programme by Internal Audit.

Divisional Risk Committees and Business Unit Risk Forums manage and maintain oversight of operational and compliance risks supported by thresholds for escalation and monitoring which is used to inform and support senior management strategic business decision making. Day to day management of operational and compliance risk is the accountability of every employee. Business Units undertake operational risk activities as part of this accountability. Divisional risk personnel provide oversight of operational risk undertaken in the Business Units.

Group Operational Risk is responsible for exercising governance over operational risk through the management of the operational risk frameworks, policy development, framework assurance, operational risk measurement and capital allocations and reporting of operational risk issues to executive committees.

Group Compliance has global oversight responsibility for the ANZ Compliance Framework, and each division has responsibility for embedding the framework into its business operations, identifying applicable regulatory compliance obligations, and escalating when breaches occur. The Compliance Framework fosters an integrated approach where staff are responsible and accountable for compliance, either within their job role, or within their area of influence.

The integration of the Operational Risk Measurement and Management and Compliance Frameworks, supported by common policies, procedures and tools allows for a simple and consistent way to identify, assess, measure and monitor risks across ANZ.

In line with industry practice, ANZ obtains insurance cover from third party and captive providers to cover those operational risks where cost-effective premiums can be obtained. In conducting their business, Business Units are advised to act as if uninsured and not to use insurance as a guaranteed mitigation for operational risk. Business disruption is a critical risk to a bank’s ability to operate, so ANZ has comprehensive business continuity, recovery and crisis management plans. The intention of the business continuity and recovery plans is to ensure critical business functions can be maintained, or restored in a timely fashion, in the event of material disruptions arising from internal or external events.

Group Operational Risk is responsible for maintaining ANZ’s Advanced Measurement Approach (AMA) for operational risk. Operational risk capital is held to protect depositors and shareholders of the bank from rare and severe unexpected losses. ANZ maintains and calculates operational risk capital (including regulatory and economic capital), on at least a six monthly basis. The capital is calculated using scaled external loss data, internal loss data and scenarios as a direct input and risk registers as an indirect input.

150

32: Fair value of financial assets and financial liabilities

A significant number of financial instruments are carried on the balance sheet at fair value. The following disclosures set out the Group’s fair value measurements, the various levels within which fair value measurements are categorised, and the valuation methodologies and techniques used. The fair value disclosure does not cover those instruments that are not considered financial instruments from an accounting perspective, such as intangible assets.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The determination of the fair value of financial instruments is fundamental to the financial reporting framework as all financial instruments are recognised initially at fair value and, with the exception of those financial instruments carried at amortised cost, are remeasured at fair value in subsequent periods.

On initial recognition, the best evidence of a financial instrument’s fair value is the transaction price. However, in certain circumstances the initial fair value may be based on other observable current market transactions in the same instrument, without modification or repackaging, or on a valuation technique whose variables include only data from observable markets. For those financial instruments where the fair value at initial recognition would be based on unobservable inputs, the difference between the transaction price and the amount determined using a valuation technique (being the day one gain or loss) is not immediately recognised in the income statement.

Subsequent to initial recognition, the fair value of financial instruments measured at fair value is based on quoted market prices, where available. In cases where quoted market prices are not available, fair value is determined using market accepted valuation techniques that employ observable data. In limited cases where observable market data is not available, the input is estimated based on other observable market data, historical trends and other factors that may be relevant.

In the tables below, financial instruments have been allocated based on their accounting classification. The significant accounting policies in note 1 describe how the categories of financial assets and financial liabilities are measured and how income and expenses, including fair value gains and losses, are recognised.

(I) CLASSIFICATION OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES

The following tables set out the classification of financial asset and liability categories according to measurement bases together with their carrying amounts as reported on the balance sheet.

	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total
Consolidated 30 September 2014	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Financial assets
Cash	32,559	–	–	–	–	–	32,559
Settlement balances owed to ANZ	20,241	–	–	–	–	–	20,241
Collateral paid	5,459	–	–	–	–	–	5,459
Trading securities	–	–	49,692	49,692	–	–	49,692
Derivative financial instruments[1]	–	–	53,730	53,730	2,639	–	56,369
Available-for-sale assets	–	–	–	–	–	30,917	30,917
Net loans and advances[2]	521,384	368	–	368	–	–	521,752
Regulatory deposits	1,565	–	–	–	–	–	1,565
Investments backing policy liabilities	–	33,579	–	33,579	–	–	33,579
Other financial assets	3,473	–	–	–	–	–	3,473
	584,681	33,947	103,422	137,369	2,639	30,917	755,606

Financial liabilities
Settlement balances owed by ANZ	10,114	–	–	–	–	n/a	10,114
Collateral received	5,599	–	–	–	–	n/a	5,599
Derivative financial instruments[1]	–	–	51,475	51,475	1,450	n/a	52,925
Deposits and other borrowings	504,585	5,494	–	5,494	–	n/a	510,079
Debt issuances	76,655	3,441	–	3,441	–	n/a	80,096
Subordinated debt	13,607	–	–	–	–	n/a	13,607
Policy liabilities[3]	516	34,038	–	34,038	–	n/a	34,554
External unit holder liabilities (life insurance funds)	–	3,181	–	3,181	–	n/a	3,181
Payables and other liabilities	7,075	–	3,870	3,870	–	n/a	10,945
	618,151	46,154	55,345	101,499	1,450	n/a	721,100

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within loans and advances. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.
3	Includes life insurance contract liabilities of $516 million (2013: $685 million) measured in accordance with AASB 1038 Life insurance contract liabilities and life investment contract liabilities of $34,038 million (2013: $31,703 million) which have been designated at fair value through profit or loss in terms under AASB 139. None of the fair value is attributable to changes in the credit risk of the life investment contract liabilities.

NOTES TO THE FINANCIAL STATEMENTS     151

32: Fair Value of Financial Assets and Financial Liabilities (continued)

	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total
Consolidated 30 September 2013	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Financial assets
Cash	25,270	–	–	–	–	–	25,270
Settlement balances owed to ANZ	19,225	–	–	–	–	–	19,225
Collateral paid	6,530	–	–	–	–	–	6,530
Trading securities	–	–	41,288	41,288	–	–	41,288
Derivative financial instruments[1]	–	–	43,688	43,688	2,190	–	45,878
Available-for-sale assets	–	–	–	–	–	28,277	28,277
Net loans and advances[2]	483,128	136	–	136	–	–	483,264
Regulatory deposits	2,106	–	–	–	–	–	2,106
Investments backing policy liabilities	–	32,083	–	32,083	–	–	32,083
Other financial assets	3,655	–	–	–	–	–	3,655
	539,914	32,219	84,976	117,195	2,190	28,277	687,576

Financial liabilities
Settlement balances owed by ANZ	8,695	–	–	–	–	n/a	8,695
Collateral received	3,291	–	–	–	–	n/a	3,291
Derivative financial instruments[1]	–	–	45,653	45,653	1,856	n/a	47,509
Deposits and other borrowings	462,675	4,240	–	4,240	–	n/a	466,915
Debt issuances	64,776	5,600	–	5,600	–	n/a	70,376
Subordinated debt	12,104	700	–	700	–	n/a	12,804
Policy liabilities[3]	685	31,703	–	31,703	–	n/a	32,388
External unit holder liabilities (life insurance funds)	–	3,511	–	3,511	–	n/a	3,511
Payables and other liabilities	6,415	–	2,530	2,530	–	n/a	8,945
	558,641	45,754	48,183	93,937	1,856	n/a	654,434

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within loans and advances. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.
3	Includes life insurance contract liabilities of $516 million (2013: $685 million) measured in accordance with AASB 1038 Life insurance contract liabilities and life investment contract liabilities of $34,038 million (2013: $31,703 million) which have been designated at fair value through profit or loss in terms under AASB 139. None of the fair value is attributable to changes in the credit risk of the life investment contract liabilities.

	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total
The Company 30 September 2014	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Financial assets
Cash	30,655	–	–	–	–	–	30,655
Settlement balances owed to ANZ	18,150	–	–	–	–	–	18,150
Collateral paid	4,873	–	–	–	–	–	4,873
Trading securities	–	–	38,049	38,049	–	–	38,049
Derivative financial instruments[1]	–	–	50,549	50,549	2,333	–	52,882
Available-for-sale assets	–	–	–	–	–	26,151	26,151
Net loans and advances[2]	414,989	77	–	77	–	–	415,066
Regulatory deposits	434	–	–	–	–	–	434
Due from controlled entities	99,194	–	–	–	–	–	99,194
Other financial assets	1,758	–	–	–	–	–	1,758
	570,053	77	88,598	88,675	2,333	26,151	687,212

Financial liabilities
Settlement balances owed by ANZ	8,189	–	–	–	–	n/a	8,189
Collateral received	4,886	–	–	–	–	n/a	4,886
Derivative financial instruments[1]	–	–	49,201	49,201	1,273	n/a	50,474
Deposits and other borrowings	423,076	96	–	96	–	n/a	423,172
Due to controlled entities	93,796	–	–	–	–	n/a	93,796
Debt issuances	61,531	2,630	–	2,630	–	n/a	64,161
Subordinated debt	12,870	–	–	–	–	n/a	12,870
Payables and other liabilities	4,111	–	3,556	3,556	–	n/a	7,667
	608,459	2,726	52,757	55,483	1,273	n/a	665,215

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within loans and advances. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.

32: Fair Value of Financial Assets and Financial Liabilities (continued)

	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total
The Company 30 September 2013	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Financial assets
Cash	22,798	–	–	–	–	–	22,798
Settlement balances owed to ANZ	16,621	–	–	–	–	–	16,621
Collateral paid	5,638	–	–	–	–	–	5,638
Trading securities	–	–	31,464	31,464	–	–	31,464
Derivative financial instruments[1]	–	–	39,047	39,047	1,964	–	41,011
Available-for-sale assets	–	–	–	–	–	23,823	23,823
Net loans and advances[2]	383,079	94	–	94	–	–	383,173
Regulatory deposits	990	–	–	–	–	–	990
Due from controlled entities	71,354	–	–	–	–	–	71,354
Other financial assets	1,750	–	–	–	–	–	1,750
	502,230	94	70,511	70,605	1,964	23,823	598,622

Financial liabilities
Settlement balances owed by ANZ	7,451	–	–	–	–	n/a	7,451
Collateral received	3,531	–	–	–	–	n/a	3,531
Derivative financial instruments[1]	–	–	40,153	40,153	1,674	n/a	41,827
Deposits and other borrowings	385,449	–	–	–	–	n/a	385,449
Due to controlled entities	64,649	–	–	–	–	n/a	64,649
Debt issuances	51,368	5,600	–	5,600	–	n/a	56,968
Subordinated debt	11,362	700	–	700	–	n/a	12,062
Payables and other liabilities	3,844	–	2,403	2,403	–	n/a	6,247
	527,654	6,300	42,556	48,856	1,674	n/a	578,184

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within loans and advances. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.

(ii) MEASUREMENT OF FAIR VALUE

a) Valuation methodologies

ANZ has an established control framework that ensures fair value is either determined or validated by a function independent of the party that undertakes the transaction. The control framework ensures that all models are calibrated periodically to test that outputs reflect prices from observable current market transactions in the same instrument or other available observable market data.

Where quoted market prices are used, prices are independently verified from other sources. For fair values determined using a valuation model, the control framework may include, as applicable, independent development or validation of valuation models, any inputs to those models, any adjustments required outside of the valuation model and, where possible, independent validation of model outputs. In this way, continued appropriateness of the valuations is ensured.

In instances where the Group holds offsetting risk positions, the Group uses the portfolio exemption in AASB 13 to measure the fair value of such groups of financial assets and financial liabilities on the basis of the price that would be received to sell a net long position (that is, an asset) for a particular risk exposure or to transfer a net short position (that is, a liability) for a particular risk exposure.

The Group categorises its fair value measurements on the basis of inputs used in measuring fair value using the fair value hierarchy below:

} Level 1	–	Financial instruments that have been valued by reference to unadjusted quoted prices in active markets for identical financial instruments. This category includes financial instruments valued using quoted yields where available for specific debt securities.

} Level 2	–	Financial instruments that have been valued through valuation techniques incorporating inputs other than quoted prices within Level 1 that are observable for a similar financial asset or liability, either directly or indirectly.

} Level 3	–	Financial instruments that have been valued using valuation techniques which incorporate significant inputs that are not based on observable market data (unobservable inputs).

NOTES TO THE FINANCIAL STATEMENTS     153

32: Fair Value of Financial Assets and Financial Liabilities (continued)

(b) Valuation techniques and inputs used

In the event that there is no quoted market price for the instrument, fair value is based on valuation techniques. The valuation models incorporate the impact of bid/ask spreads, counterparty credit spreads, funding costs and other factors that would influence the fair value determined by market participants.

The majority of valuation techniques employ only observable market data. However, for certain financial instruments the valuation technique may employ some data (valuation inputs or components) which is not readily observable in the current market. In these cases valuation inputs (or components of the overall value) are derived and extrapolated from other relevant market data and tested against historic transactions and observed market trends. To the extent that valuation is based on models or inputs that are not observable in the market, the determination of fair value can be more subjective, dependent on the significance of the unobservable input to the overall valuation.

The following valuation techniques have been applied to determine the fair values of financial instruments where there is no quoted price for the instrument:

}	For instruments classified as Trading security assets and Securities short sold, Derivative financial assets and liabilities, Available-for-sale financial assets, and Investments backing policy liabilities, fair value measurements are derived by using modelled valuations techniques (including discounted cash flow models) that incorporate market prices/yields for securities with similar credit risk, maturity and yield characteristics; and/or current market yields for similar instruments.

}	For Net loans and advances, Deposits and other borrowings and Debt issuances, discounted cash flow techniques are used where contractual future cash flows of the instrument are discounted using discount rates incorporating wholesale market rates or market borrowing rates of debt with similar maturities or a yield curve appropriate for the remaining term to maturity.

}	The fair value of external unit holder liabilities (life insurance funds) represents the external unit holder’s share of the net assets of the consolidated managed funds, which are carried at fair value. The fair value of policy liabilities being liabilities of the insurance business is directly linked to the performance and value of the assets backing the liabilities. These liabilities are carried at fair value using observable inputs.

Further details of valuation techniques and significant unobservable inputs used in measuring fair values are described in (iii)(a) below.

There have been no substantial changes in the valuation techniques applied to different classes of financial instruments during the year.

(iii) FINANCIAL ASSETS AND FINANCIAL LIABILITIES THAT ARE MEASURED AT FAIR VALUE IN THE BALANCE SHEET

The table below provides an analysis of financial instruments carried at fair value at reporting date categorised according to the lowest level input into a valuation model or a valuation component that is significant to the reported fair value. The significance of the input is assessed against the reported fair value of the financial instrument and considers various factors specific to the financial instrument. The fair value has been allocated in full to the category in the fair value hierarchy which most appropriately reflects the determination of the fair value.

	Fair value measurements
	Quoted market price		Using observable inputs		With significant non–observable inputs
	(Level 1)		(Level 2)		(Level 3)		Total
Consolidated	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Financial assets
Trading securities	45,857	37,645	3,835	3,643	–	–	49,692	41,288
Derivative financial instruments	472	826	55,791	44,852	106	200	56,369	45,878
Available-for-sale assets[1]	25,147	23,900	5,730	4,341	40	36	30,917	28,277
Investment backing policy liabilities	18,850	21,029	14,184	10,949	545	105	33,579	32,083
Net loans and advances (designated at fair value)	–	–	368	136	–	–	368	136
	90,326	83,400	79,908	63,921	691	341	170,925	147,662

Financial liabilities
Payables and other liabilities[2]	3,851	2,474	19	56	–	–	3,870	2,530
Derivative financial instruments	376	803	52,444	46,269	105	437	52,925	47,509
Deposits and other borrowings
(designated at fair value)	–	–	5,494	4,240	–	–	5,494	4,240
Debt issuances (designated at fair value)	–	–	3,441	5,600	–	–	3,441	5,600
Policy liabilities[3]	–	–	34,038	31,703	–	–	34,038	31,703
External unit holder liabilities
(life insurance funds)	–	–	3,181	3,511	–	–	3,181	3,511
Subordinated debt (designated at fair value)	–	–	–	700	–	–	–	700
Total	4,227	3,277	98,617	92,079	105	437	102,949	95,793

1	During the period there were transfers from Level 1 to Level 2 of $357 million for the Group following a reassessment of available pricing information causing the classification to be reconsidered as level 2. During the period there were also transfers from Level 2 to Level 1 of $33 million for the Group following increased trading activity to support the quoted prices. Transfers into and out of Level 1 and Level 2 are deemed to have occurred as of the beginning of the reporting period in which the transfer occurred.
2	Represents securities short sold.
3	Policy liabilities relate to life investment contract liabilities only as these are designated at fair value through profit and loss.

32: Fair Value of Financial Assets and Financial Liabilities (continued)

	Fair value measurements
	Quoted market price		Using observable inputs		With significant non–observable inputs
	(Level 1)		(Level 2)		(Level 3)		Total
The Company	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Financial assets
Trading securities	34,356	27,939	3,693	3,525	–	–	38,049	31,464
Derivative financial instruments	470	826	52,316	39,985	96	200	52,882	41,011
Available-for-sale assets[1]	22,265	20,905	3,864	2,889	22	29	26,151	23,823
Net loans and advances (designated at fair value)	–	–	77	94	–	–	77	94
	57,091	49,670	59,950	46,493	118	229	117,159	96,392

Financial liabilities
Payables and other liabilities[2]	3,537	2,347	19	56	–	–	3,556	2,403
Derivative financial instruments	373	803	49,998	40,587	103	437	50,474	41,827
Deposits and other borrowings (designated at fair value)	–	–	96	–	–	–	96	–
Debt issuances (designated at fair value)	–	–	2,630	5,600	–	–	2,630	5,600
Subordinated debt (designated at fair value)	–	–	–	700	–	–	–	700
Total	3,910	3,150	52,743	46,943	103	437	56,756	50,530

1	During the period there were transfers from Level 1 to Level 2 of $60 million for the Company following a reassessment of available pricing information causing the classification to be reconsidered as Level 2. There were no transfers from Level 2 to Level 1 for the Company during the period. Transfers into Level 1 and Level 2 are deemed to have occurred as of the beginning of the reporting period in which the transfer occurred.
2	Represents securities short sold.

(iv) DETAILS OF FAIR VALUE MEASUREMENTS THAT INCORPORATE UNOBSERVABLE MARKET DATA

(a)  Composition of Level 3 fair value measurements

The following table presents the composition of financial instruments measured at fair value with significant unobservable inputs (Level 3 fair value measurements).

	Financial assets						Financial liabilities
	Derivatives		Available-for-sale		Investments backing policy liabilities		Derivatives
Consolidated	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Asset backed securities	–	–	1	2	–	2	–	–
Illiquid corporate bonds	–	–	12	11	–	–	–	–
Structured credit products	58	137	–	–	–	–	(80)	(169)
Managed funds (suspended)	–	–	–	–	12	31	–	–
Alternative assets	–	–	27	23	533	72	–	–
Other derivatives	48	63	–	–	–	–	(25)	(268)
Total	106	200	40	36	545	105	(105)	(437)

	Financial assets						Financial liabilities
	Derivatives		Available-for-sale		Investments backing policy liabilities		Derivatives
The Company	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Asset backed securities	–	–	–	–	n/a	n/a	–	–
Illiquid corporate bonds	–	–	–	9	n/a	n/a	–	–
Structured credit products	58	137	–	–	n/a	n/a	(80)	(169)
Managed funds (suspended)	–	–	–	–	n/a	n/a	–	–
Alternative assets	–	–	22	20	n/a	n/a	–	–
Other derivatives	38	63	–	–	n/a	n/a	(23)	(268)
Total	96	200	22	29	n/a	n/a	(103)	(437)

Structured credit products comprise the structured credit intermediation trades that the Group entered into from 2004 to 2007 whereby it sold protection using credit default swaps over certain structures, and mitigated risk by purchasing protection via credit default swaps from US financial guarantors over the same structures. These trades are valued using complex models with certain inputs relating to the reference assets and derivative counterparties not being observable in the market. Such unobservable inputs include credit spreads and default probabilities contributing from 17% to 60% of the valuation. The assets underlying the structured credit products are diverse instruments with a wide range of credit spreads and default probabilities relevant to the valuation.

NOTES TO THE FINANCIAL STATEMENTS     155

32: Fair Value of Financial Assets and Financial Liabilities (continued)

The remaining Level 3 balances include Asset backed securities and Illiquid corporate bonds where the effect on fair value of issuer credit cannot be directly or indirectly observed in the market; Managed funds (suspended) comprising of fixed income and mortgage investments in managed funds that are illiquid and are not currently redeemable; Alternative assets that largely comprise investments in trusts which are illiquid and are not currently redeemable, as well as various investments in unlisted equity securities for which no active market exists; and Other derivatives which include reverse mortgage swaps where the mortality rate cannot be observed and long dated oil swaps where market data for the full tenor is unobservable.

(b) Movements in Level 3 fair value measurements

The following table sets out movements in Level 3 fair value measurements. Derivatives are categorised on a portfolio basis and classified as either financial assets or financial liabilities based on whether the closing balance is an unrealised gain or loss. This could be different to the opening balance.

	Financial assets						Financial liabilities
	Derivatives		Available-for-sale		Investments backing policy liabilities		Derivatives
Consolidated	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Opening balance	200	335	36	31	105	313	(437)	(475)
New purchases	–	–	4	3	447	11	–	–
Disposals (sales)	(9)	(79)	(12)	(3)	(34)	(183)	–	–
Cash settlements	–	–	–	–	–	–	19	57
Transfers:
Transfers into Level 3 category	14	16	8	4	–	–	(13)	(7)
Transfers out of Level 3 category	(32)	–	–	–	(2)	–	254	–
Fair value gain/(loss) recorded in other operating income in the income statement[1]	(67)	(72)	–	–	29	(36)	72	(12)
Fair value gain/(loss) recognised in reserves in equity	–	–	4	1	–	–	–	–
Closing balance	106	200	40	36	545	105	(105)	(437)

	Financial assets						Financial liabilities
	Derivatives		Available-for-sale		Investments backing policy liabilities		Derivatives
The Company	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Opening balance	200	335	29	26	n/a	n/a	(437)	(475)
New purchases	–	–	4	–	n/a	n/a	–	–
Disposals (sales)	(9)	(79)	(11)	(2)	n/a	n/a	–	–
Cash settlements	–	–	–	–	n/a	n/a	19	57
Transfers:					n/a	n/a
Transfers into Level 3 category[2]	6	16	–	4	n/a	n/a	(9)	(7)
Transfers out of Level 3 category[2]	(31)	–	–	–	n/a	n/a	254	–
Fair value gain/(loss) recorded in other operating income in the income statement[1]	(70)	(72)	1	–	n/a	n/a	70	(12)
Fair value gain/(loss) recognised in reserves in equity	–	–	(1)	1	n/a	n/a	–	–
Closing balance	96	200	22	29	n/a	n/a	(103)	(437)

1	Relating to assets and liabilities held at the end of the period.
2	Transfers out of Level 3 relate principally to interest rate swaptions containing multi-callable features. The trade characteristics of the portfolio are such that inputs significant to the valuation are now observable. The transfers into Level 3 relate principally to interest rate swaps, cross currency swaps and foreign exchange forwards where activity in the market for those transactions has reduced causing certain significant inputs to now be deemed unobservable. Transfers into and out of Level 3 are deemed to have occurred as of the beginning of the reporting period in which the transfer occurred.

(c) Sensitivity to Level 3 data inputs

Where valuation techniques use assumptions due to significant data inputs not being directly observed in the market place (Level 3 inputs), changing these assumptions changes the resultant estimate of fair value. The majority of transactions in this category are ‘back-to-back’ in nature where ANZ either acts as a financial intermediary or hedges the market risks. Similarly, the valuation of Investments backing policy liabilities directly impacts the associated life investment contracts they relate to. In these circumstances, changes in the assumptions generally have minimal impact on the income statement and net assets of ANZ. An exception to this is the ‘back-to-back’ structured credit intermediation trades which create significant exposure to credit risk.

Principal inputs used in the determination of fair value of financial instruments included in the structured credit portfolio include counterparty credit spreads, market-quoted CDS prices, recovery rates, default probabilities, correlation curves and other inputs, some of which may not be directly observable in the market. The potential effect of changing prevailing unobservable inputs to reasonably possible alternative assumptions for valuing those financial instruments could result in less than a (+/- ) $10 million impact on profit. The ranges of reasonably possible alternative assumptions are established by application of professional judgement and analysis of the data available to support each assumption.

32: Fair Value of Financial Assets and Financial Liabilities (continued)

(d) Deferred fair value gains and losses

Where the fair value of a financial instrument at initial recognition is determined using unobservable data that is significant to the valuation of the instrument, the difference between the transaction price and the amount determined based on the valuation technique (day one gain or loss) is not immediately recognised in the income statement. Subsequently, the day one gain or loss is recognised in the income statement over the life of the transaction on a straight line basis or over the period until all inputs become observable.

The table below summarises the aggregate amount of day-one gains not yet recognised in the income statement and amounts which have been subsequently recognised.

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Opening balance	4	4	2	2
Deferral on new transactions	1	1	1	0
Amounts recognised in income statement during the period	(2)	(1)	(1)	0
Closing balance	3	4	2	2

The closing balance of unrecognised gains is predominantly related to derivative financial instruments.

(v) ADDITIONAL INFORMATION FOR FINANCIAL INSTRUMENTS DESIGNATED AT FAIR VALUE THROUGH PROFIT OR LOSS

(a) Financial assets designated at fair value through profit or loss

The category loans and advances includes certain loans designated at fair value through profit or loss in order to eliminate an accounting mismatch which would arise if the asset were otherwise carried at amortised cost. This mismatch arises as the derivative financial instruments which were acquired to mitigate interest rate risk of the loan and advances, are measured at fair value through profit or loss. By designating the economically hedged loans, the movements in the fair value attributable to changes in interest rate risk will also be recognised in the income statement in the same periods.

At balance date, the credit exposure of the Group on these assets was $368 million (2013: $136 million) and for the Company was $77 million (2013: $94 million). For the Group $195 million (2013: $66 million) and the Company $77 million (2013: $66 million) was mitigated by collateral held.

The cumulative change in fair value attributable to change in credit risk was, for the Group, a reduction to the assets of $2 million (2013: reduction to the assets of $2 million). For the Company the cumulative change to the assets was $nil (2013: $nil). The amount recognised in the income statement attributable to changes in credit risk for the Group was $nil (2013: $2 million gain) and for the Company $nil (2013: $nil).

The change in fair value of the designated financial assets attributable to changes in credit risk has been calculated by determining the change in credit rating and credit spread implicit in the loans and advances issued by entities with similar credit characteristics.

(b) Financial liabilities designated at fair value through profit or loss

Parts of Subordinated debt, Debt issuances and Deposits and other borrowings have been designated as financial liabilities at fair value through profit or loss in order to eliminate an accounting mismatch which would arise if the liabilities were otherwise carried at amortised cost. This mismatch arises as the derivatives acquired to mitigate interest rate risk within the financial liabilities are measured at fair value through profit or loss. Policy liabilities are designated at fair value through profit or loss in accordance with AASB 1038. External unitholder liabilities which are not included in the table below, represent the external unitholder share of the ‘Investments backing policy liabilities’ which are designated at fair value through profit or loss.

The table below compares the carrying amount of financial liabilities carried at full fair value, to the contractual amount payable at maturity and fair value gains and losses recognised during the period on liabilities carried at full fair value that are attributable to changes in ANZ’s own credit rating.

	Policy liabilities		Deposits and other borrowings		Debt issuances		Subordinated debt
Consolidated	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Carrying amount	34,038	31,703	5,494	4,240	3,441	5,600	–	700
Amount by which the consideration payable at maturity is greater/(less) than the carrying value	–	–	–	–	(62)	(158)	–	(5)
Cumulative change in liability value attributable to own credit risk:
– opening cumulative increase/(decrease)	–	–	–	–	(13)	(60)	12	(4)
– increase/(decrease) recognised during the year	–	–	–	–	47	47	(12)	16
– closing cumulative increase/(decrease)	–	–	–	–	34	(13)	–	12

NOTES TO THE FINANCIAL STATEMENTS     157

32: Fair Value of Financial Assets and Financial Liabilities (continued)

	Deposits and other borrowings		Debt issuances		Subordinated debt
The Company	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Carrying amount	96	–	2,630	5,600	–	700
Amount by which the consideration payable at maturity is greater/(less) than the carrying value	–	–	(66)	(158)	–	(5)
Cumulative change in liability value attributable to own credit risk:
– opening cumulative increase/(decrease)	–	–	(13)	(60)	12	(4)
– increase/(decrease) recognised during the year	–	–	46	47	(12)	16
– closing cumulative increase/(decrease)	–	–	33	(13)	–	12

For each of Subordinated debt, Debt issuances and Deposits and other borrowings, the change in fair value attributable to changes in credit risk has been determined as the amount of change in fair value that is not attributable to changes in market conditions that give rise to market risks (benchmark interest rate and foreign exchange rates). This approach is deemed appropriate as the changes in fair value arising from factors other than changes in own credit risk or changes in observed (benchmark) interest rates and foreign exchange rates are considered to be insignificant.

(vi) FINANCIAL ASSETS AND FINANCIAL LIABILITIES NOT MEASURED AT FAIR VALUE

The table below reflects the carrying amounts of financial instruments not measured at fair value on the Group’s balance sheet and where the carrying amount is not considered a close approximation of fair value. The table also provides comparison of the carrying amount of these financial instruments to the Group’s estimate of their fair value. The categorisation of the fair value into the levels within the fair value hierarchy is determined in accordance with the methodology set out on page(s) 153 (section ii).

	Carrying amount	Fair value (total)	Categorised into fair value hierarchy			Carrying amount	Fair value (total)
Consolidated	2014 $m	2014 $m	Quoted market price (Level 1) 2014 $m	Using observable inputs (Level 2) 2014 $m	With significant non-observable inputs (Level 3) 2014 $m	2013 $m	2013 $m
Financial assets
Net loans and advances	521,384	521,884	–	498,545	23,339	483,128	483,652
	521,384	521,884	–	498,545	23,339	483,128	483,652
Financial liabilities
Deposits and other borrowings	504,585	504,760	–	504,760	–	462,675	462,913
Debt issuances	76,655	77,714	29,893	47,821	–	64,776	65,635
Subordinated debt	13,607	13,764	10,805	2,959	–	12,104	12,273
Total	594,847	596,238	40,698	555,540	–	539,555	540,821

	Carrying amount	Fair value (total)	Categorised into fair value hierarchy			Carrying amount	Fair value (total)
The Company	2014 $m	2014 $m	Quoted market price (Level 1) 2014 $m	Using observable inputs (Level 2) 2014 $m	With significant non-observable inputs (Level 3) 2014 $m	2013 $m	2013 $m
Financial assets
Net loans and advances	414,989	415,391	–	396,264	19,127	383,079	383,575
	414,989	415,391	–	396,264	19,127	383,079	383,575
Financial liabilities
Deposits and other borrowings	423,076	423,222	–	423,222	–	385,449	385,635
Debt issuances	61,531	62,419	18,861	43,558	–	51,368	52,031
Subordinated debt	12,870	13,036	10,072	2,964	–	11,362	11,562
Total	497,477	498,677	28,933	469,744	–	448,179	449,228

The following sets out the Group’s basis of establishing fair value of financial instruments not measured at fair value on the balance sheet. The valuation techniques employed are consistent with those used to calculate fair values of financial instruments carried at fair value. Certain Net loans and advances, Deposits and other borrowings and Debt issuances have been designated at fair value and are therefore excluded from the tables above.

32: Fair Value of Financial Assets and Financial Liabilities (continued)

Net loans and advances

The fair value has been determined through discounting future cash flows.

For Net loans and advances to banks, the fair value is derived by discounting cash flows using prevailing market rates for lending with similar credit quality.

For Net loans and advances to customers, the fair value is the present value of future cash flows, discounted using a curve which incorporates changes in wholesale market rates, the Group’s cost of wholesale funding and the customer margin, as appropriate.

Deposits and other borrowings

For interest bearing fixed maturity deposits and other borrowings and acceptances with quoted market prices, market borrowing rates of interest for debt with a similar maturity are used to discount contractual cash flows to derive the fair value. The fair value of a deposit liability without a specified maturity or at call is deemed to be the amount payable on demand at the reporting date. The fair value is not adjusted for any value expected to be derived from retaining the deposit for a future period of time.

Debt issuances and Subordinated debt

The aggregate fair value of Debt issuances and Subordinated debt is calculated based on quoted market prices or observable inputs where applicable. For those debt issuances where quoted market prices were not available, a discounted cash flow model using a yield curve appropriate for the remaining term to maturity of the debt instrument used. The fair value includes the effects of the appropriate credit spreads applicable to ANZ for that instrument.

33: Maturity Analysis of Assets and Liabilities

The following is an analysis of asset and liability line items in the balance sheet that combine amounts expected to be realised or due to be settled within one year and after more than one year.1

	2014			2013
Consolidated	Within one year $m	After more than one year $m	Total $m	Within one year $m	After more than one year $m	Total $m
Available-for-sale assets	8,819	22,098	30,917	8,747	19,530	28,277
Net loans and advances	124,985	396,767	521,752	124,747	358,517	483,264
Investments backing policy liabilities	28,361	5,218	33,579	25,535	6,548	32,083
Deposits and other borrowings	488,862	21,217	510,079	448,206	18,709	466,915
Policy liabilities[2]	34,554	–	34,554	32,388	–	32,388
Debt issuances	15,720	64,376	80,096	10,222	60,154	70,376
Subordinated debt[3]	–	13,607	13,607	1,893	10,911	12,804

1	Excludes asset and liability line items where the entire amount is considered as “within one year”, “after more than one year” or having no specific maturities.
2	Includes $516 million (2013: $685 million) that relates to life insurance contract liabilities.
3	Includes $1,087 million (2013: $1,065 million) that relates to perpetual notes.

NOTES TO THE FINANCIAL STATEMENTS     159

34: Offsetting

The following tables identify financial assets and liabilities which have been offset in the balance sheet (in accordance with AASB 132 – Financial Instruments: Presentation (AASB 132)) and those which have not been offset in the balance sheet but are subject to enforceable master netting agreements (or similar arrangements) with our trading counterparties. The effect of over collaterisation has not been taken into account. A description of the rights of set-off associated with financial assets and financial liabilities subject to master netting agreements or similar, including the nature of those rights, are described in note 31 – Financial Risk Management: Collateral Management.

			Amount subject to master netting agreement or similar
				Related amounts not offset in the statement of financial position
	Total amounts recognised in the balance sheet[1]	Amounts not subject to master netting agreement or similar	Total	Financial instruments	Financial collateral (received)/ pledged	Net amount
Consolidated 30 September 2014	$m	$m	$m	$m	$m	$m
Derivative assets	56,369	(5,236)	51,133	(41,871)	(5,048)	4,214
Reverse repurchase, securities borrowing and similar agreements[2]	13,384	(5,928)	7,456	(20)	(7,436)	–
Total financial assets	69,753	(11,164)	58,589	(41,891)	(12,484)	4,214

Derivative liabilities	(52,925)	4,148	(48,777)	41,871	4,586	(2,320)
Repurchase, securities lending and similar agreements[3]	(8,641)	8,588	(53)	20	33	–
Total financial liabilities	(61,566)	12,736	(48,830)	41,891	4,619	(2,320)

			Amount subject to master netting agreement or similar
				Related amounts not offset in the statement of financial position
	Total amounts recognised in the balance sheet[1]	Amounts not subject to master netting agreement or similar	Total	Financial instruments	Financial collateral (received)/ pledged	Net amount
Consolidated 30 September 2013	$m	$m	$m	$m	$m	$m
Derivative assets	45,878	(5,936)	39,942	(34,311)	(3,543)	2,088
Reverse repurchase, securities borrowing and similar agreements[2]	8,477	(4,105)	4,372	(172)	(4,200)	–
Total financial assets	54,355	(10,041)	44,314	(34,483)	(7,743)	2,088

Derivative liabilities	(47,509)	4,947	(42,562)	34,311	5,702	(2,549)
Repurchase, securities lending and similar agreements[3]	(1,540)	1,085	(455)	172	194	(89)
Total financial liabilities	(49,049)	6,032	(43,017)	34,483	5,896	(2,638)

1	The Group/Company does not have any arrangements that satisfy the conditions of AASB 132 to offset within the balance sheet.
2	Reverse repurchase agreements are presented in the balance sheet within cash if duration is less than 90 days. If maturity is greater than 90 days they are presented in net loans and advances.
3	Repurchase agreements are presented in the balance sheet within payables and other liabilities.

34: Offsetting (continued)

			Amount subject to master netting agreement or similar
				Related amounts not offset in the statement of financial position
	Total amounts recognised in the balance sheet[1]	Amounts not subject to master netting agreement or similar	Total	Financial instruments	Financial collateral (received)/ pledged	Net amount
The Company 30 September 2014	$m	$m	$m	$m	$m	$m
Derivative assets	52,882	(4,230)	48,652	(40,541)	(4,458)	3,653
Reverse repurchase, securities borrowing and similar agreements[2]	12,907	(5,451)	7,456	(20)	(7,436)	–
Total financial assets	65,789	(9,681)	56,108	(40,561)	(11,894)	3,653

Derivative liabilities	(50,474)	3,615	(46,859)	40,541	4,247	(2,071)
Repurchase, securities lending and similar agreements[3]	(8,473)	8,420	(53)	20	33	–
Total financial liabilities	(58,947)	12,035	(46,912)	40,561	4,280	(2,071)

			Amount subject to master netting agreement or similar
				Related amounts not offset in the statement of financial position
	Total amounts recognised in the balance sheet[1]	Amounts not subject to master netting agreement or similar	Total	Financial instruments	Financial collateral (received)/ pledged	Net amount
The Company 30 September 2013	$m	$m	$m	$m	$m	$m
Derivative assets	41,011	(5,013)	35,998	(30,845)	(3,308)	1,845
Reverse repurchase, securities borrowing and similar agreements[2]	8,241	(3,869)	4,372	(172)	(4,200)	–
Total financial assets	49,252	(8,882)	40,370	(31,017)	(7,508)	1,845

Derivative liabilities	(41,827)	3,677	(38,150)	30,845	5,233	(2,072)
Repurchase, securities lending and similar agreements[3]	(1,341)	886	(455)	172	194	(89)
Total financial liabilities	(43,168)	4,563	(38,605)	31,017	5,427	(2,161)

1	The Group/Company does not have any arrangements that satisfy the conditions of AASB 132 to offset within the balance sheet.
2	Reverse repurchase agreements are presented in the balance sheet within cash if duration is less than 90 days. If maturity is greater than 90 days they are presented in net loans and advances.
3	Repurchase agreements are presented in the balance sheet within payables and other liabilities.

NOTES TO THE FINANCIAL STATEMENTS     161

35: Segment Analysis

(i) DESCRIPTION OF SEGMENTS

The Group operates on a divisional structure with Australia, International and Institutional Banking (IIB), New Zealand and Global Wealth being the major operating divisions. The IIB and Global Wealth divisions are coordinated globally. Global Technology, Services and Operations (GTSO) and Group Centre provide support to the operating divisions, including technology, operations, shared services, property, risk management, financial management, strategy, marketing, human resources and corporate affairs. The Group Centre includes Group Treasury and Shareholder Functions.

The segments and product and services categories as reported below are consistent with internal reporting provided to the chief operating decision maker, being the Chief Executive Officer.

The primary sources of external revenue across all divisions are interest income, fee income and trading income. The Australia and New Zealand divisions derive revenue from products and services from retail and commercial banking. IIB derives its revenue from retail and institutional products and services as well as partnerships. Global Wealth derives revenue from funds management, insurance and private wealth.

During 2014, Operations, Technology, Property, and certain enablement functions supporting the operating divisions (including Human Resources, Risk, Finance and Legal) were transferred from the operating divisions to GTSO and Group Centre. Comparative information has been restated.

(ii) OPERATING SEGMENTS

Transactions between business units across segments within ANZ are conducted on an arms length basis.

Year ended 30 September 2014 ($m)	Australia	International and Institutional Banking	New Zealand	Global Wealth	GTSO and Group Centre	Other items[1]	Group Total
External interest income	16,069	7,783	5,251	307	114	–	29,524
External interest expense	(5,159)	(2,965)	(2,624)	(442)	(4,538)	14	(15,714)
Adjustment for intersegment interest	(3,865)	(832)	(465)	302	4,861	(1)	–
Net interest income	7,045	3,986	2,162	167	437	13	13,810
Other external operating income	1,180	2,518	348	1,577	(359)	463	5,727
Share of associates’ profit	3	511	1	–	2	–	517
Segment revenue	8,228	7,015	2,511	1,744	80	476	20,054
Other external expenses	(1,770)	(1,978)	(657)	(627)	(3,728)	–	(8,760)
Adjustments for intersegment expenses	(1,287)	(1,237)	(376)	(399)	3,299	–	–
Operating expenses	(3,057)	(3,215)	(1,033)	(1,026)	(429)	–	(8,760)
Profit before credit impairment and income tax	5,171	3,800	1,478	718	(349)	476	11,294
Credit impairment (charge)/release	(819)	(215)	8	2	35	3	(986)
Segment result before tax	4,352	3,585	1,486	720	(314)	479	10,308
Income tax expense	(1,304)	(882)	(416)	(195)	97	(325)	(3,025)
Non-controlling interests	–	(12)	–	–	–	–	(12)
Profit after income tax attributed to shareholders of the company	3,048	2,691	1,070	525	(217)	154	7,271
Non-cash expenses
Depreciation and amortisation	(127)	(180)	(17)	(121)	(391)	(3)	(839)
Equity-settled share based payment expenses	(16)	(123)	(20)	(8)	(48)	–	(215)
Credit impairment (charge)/release	(819)	(215)	8	2	35	3	(986)
Financial position
Goodwill	–	1,131	1,766	1,614	–	–	4,511
Investments in associates	11	4,485	3	6	77	–	4,582
Total external assets	290,726	342,880	89,443	50,465	(1,262)	(160)	772,092
Total external liabilities	173,105	300,620	73,078	55,444	120,587	(26)	722,808

1	In evaluating the performance of the operating segments, certain items are removed from the operating segment result where they are not considered integral to the ongoing performance of the segment and are evaluated separately. These items are set out in part (iii) of this note (refer pages 206 to 207 for further analysis).

35: Segment Analysis (continued)

Year ended 30 September 2013 ($m)	Australia	International and Institutional Banking	New Zealand	Global Wealth	GTSO and Group Centre	Other items[1]	Group Total
External interest income	16,424	7,384	4,452	317	50	–	28,627
External interest expense	(5,717)	(2,670)	(2,137)	(406)	(4,925)	(14)	(15,869)
Adjustment for intersegment interest	(4,037)	(1,045)	(452)	228	5,306	–	–
Net interest income	6,670	3,669	1,863	139	431	(14)	12,758
Other external operating income	1,187	2,434	346	1,387	(217)	145	5,282
Share of associates’ profit	3	477	1	–	1	–	482
Segment revenue	7,860	6,580	2,210	1,526	215	131	18,522
Other external expenses	(1,646)	(1,786)	(619)	(573)	(3,633)	–	(8,257)
Adjustments for intersegment expenses	(1,321)	(1,199)	(341)	(382)	3,243	–	–
Operating expenses	(2,967)	(2,985)	(960)	(955)	(390)	–	(8,257)
Profit before credit impairment and income tax	4,893	3,595	1,250	571	(175)	131	10,265
Credit impairment (charge)/release	(820)	(317)	(37)	(4)	(19)	9	(1,188)
Segment result before tax	4,073	3,278	1,213	567	(194)	140	9,077
Income tax expense	(1,215)	(836)	(336)	(96)	48	(322)	(2,757)
Non-controlling interests	–	(10)	–	–	–	–	(10)
Profit after income tax attributed to shareholders of the company	2,858	2,432	877	471	(146)	(182)	6,310
Non-cash expenses
Depreciation and amortisation	(106)	(164)	(38)	(125)	(347)	–	(780)
Equity-settled share based payment expenses	(19)	(109)	(18)	(13)	(41)	–	(200)
Credit impairment (charge)/release	(820)	(317)	(37)	(4)	(19)	9	(1,188)
Financial position
Goodwill	–	1,122	1,763	1,614	–	–	4,499
Investments in associates	9	4,017	3	9	85	–	4,123
Total external assets	274,325	296,122	84,957	49,010	(1,227)	(192)	702,995
Total external liabilities	165,768	254,554	64,479	51,253	121,409	(71)	657,392

1	In evaluating the performance of the operating segments, certain items are removed from the operating segment result, where they are not considered integral to the ongoing performance of the segment and are evaluated separately. These items are set out in part (iii) of this note (refer pages 206 to 207 for further analysis).

(iii) OTHER ITEMS

The table below sets out the profit after tax impact of other items.

		Profit after tax
Item	Related segment	2014 $m	2013 $m
Treasury shares adjustment	Global Wealth	(24)	(84)
Revaluation of policy liabilities	Global Wealth	26	(46)
Economic hedging	International and Institutional Banking	72	57
Revenue and net investment hedges	GTSO and Group Centre	101	(159)
Structured credit intermediation trades	International and Institutional Banking	(21)	50
Total		154	(182)

NOTES TO THE FINANCIAL STATEMENTS     163

35: Segment Analysis (continued)

(iv) EXTERNAL SEGMENT REVENUE BY PRODUCTS AND SERVICES

The table below sets out revenue from external customers for groups of similar products and services. No single customer amounts to greater than 10% of the Group’s revenue.

	Revenue[1]
	2014 $m	2013 $m
Retail	7,154	6,595
Commercial	4,390	4,207
Wealth	1,744	1,526
Institutional	5,616	5,316
Partnerships	476	427
Other	674	451
	20,054	18,522

(v) GEOGRAPHICAL INFORMATION

The following table sets out revenue and non-current assets based on the geographical locations in which the Group operates.

	Australia		APEA		New Zealand		Total
Consolidated	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Total external revenue[1]	12,926	12,510	3,650	3,193	3,478	2,819	20,054	18,522
Non-current assets[2]	308,768	284,963	42,326	33,559	72,989	66,073	424,083	384,595

1	Includes net interest income.
2	Non-current assets referred to are assets that are expected to be recovered more than 12 months after balance date. They do not include financial instruments, deferred tax assets, post-employment benefits assets or rights under insurance contracts.

36: Notes to the Cash Flow Statement

a) Reconciliation of net profit after income tax to net cash provided by/(used in) operating activities

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Operating profit after income tax attributable to shareholders of the Company	7,271	6,310	6,272	5,387
Adjustment to reconcile operating profit after income tax to net cash provided by/(used in) operating activities
Provision for credit impairment	986	1,188	974	1,132
Depreciation and amortisation	839	780	597	532
(Profit)/loss on sale of businesses	(146)	(20)	(136)	(11)
(Profit)/loss on sale of premises and equipment	40	2	14	(1)
Impairment on available-for-sale assets transferred to profit and loss	–	3	–	3
Net derivatives/foreign exchange adjustment	(1,257)	5,814	80	5,620
Equity settled share-based payments expense[1]	27	119	(5)	90
Other non-cash movements	(501)	(340)	(148)	(4)

Net (increase)/decrease in operating assets
Collateral paid	1,271	348	957	237
Trading securities	(8,600)	768	(7,131)	(736)
Loans and advances	(35,154)	(30,137)	(29,408)	(24,119)
Investments backing policy liabilities	(1,802)	(3,402)	–	–
Net intra-group loans and advances	–	–	1,856	(3,734)
Interest receivable	(162)	133	(108)	197
Accrued income	9	(25)	28	(59)
Net tax assets	(182)	246	(644)	(273)

Net (decrease)/increase in operating liabilities
Deposits and other borrowings	36,592	27,541	31,798	26,036
Settlement balances owed by ANZ	1,358	3,279	668	3,114
Collateral received	1,435	1,391	1,103	1,205
Life insurance contract policy liabilities	2,147	3,669	–	–
Payables and other liabilities	910	(1,025)	1,417	(1,475)
Interest payable	828	(464)	828	(464)
Accrued expenses	(136)	(17)	(124)	(74)
Provisions including employee entitlements	(130)	6	(131)	81
Total adjustments	(1,628)	9,857	2,485	7,297
Net cash provided by/(used in) operating activities	5,643	16,167	8,757	12,684

1	The equity settled share-based payments expense is net of on-market share purchases of $188 million (2013: $81 million) in the Group and the Company used to satisfy the obligation.

NOTES TO THE FINANCIAL STATEMENTS     165

36: Notes to the Cash Flow Statement (continued)

b) Reconciliation of cash and cash equivalents

Cash and cash equivalents at the end of the period as shown in the Cash Flow Statement is reflected in the related items in the Balance Sheet as follows:

	Consolidated		The Company
	2014 $m	2013[1] $m	2014 $m	2013[1] $m
Cash	32,559	25,270	30,655	22,798
Settlement balances owed to ANZ	15,670	15,841	14,393	13,481
Cash and cash equivalents in the Cash Flow Statement	48,229	41,111	45,048	36,279

1	Comparative amounts have changed. Refer to note 48 for details.

c) Acquisitions and disposals

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Cash (outflows) from acquisitions and investments (net of cash acquired)
Purchases of controlled entities and businesses	–	(1)	–	–
Investments in controlled entities	–	–	(21)	(483)
Purchases of interest in associates	–	(1)	–	(1)
	–	(2)	(21)	(484)
Cash inflows from disposals (net of cash disposed)
Disposals of controlled entities	148	56	156	–
Disposals of associates	103	25	93	25
	251	81	249	25

d) Non-cash financing activities
Dividends satisfied by share issue	851	843	851	843
Dividends satisfied by bonus share issue	81	71	81	71
	932	914	932	914

37: Controlled Entities

	Incorporated in	Nature of business
Ultimate parent of the Group
Australia and New Zealand Banking Group Limited	Australia	Banking
All controlled entities are 100% owned unless otherwise noted.
The material controlled entities of the Group are:
ANZ Bank (Lao) Limited[1]	Laos	Banking
ANZ Bank (Taiwan) Limited[1]	Taiwan	Banking
ANZ Bank (Vietnam) Limited[1]	Vietnam	Banking
ANZ Capel Court Limited	Australia	Securitisation Manager
ANZ Capital Hedging Pty Ltd	Australia	Hedging
ANZ Commodity Trading Pty Ltd	Australia	Finance
ANZcover Insurance Pty Ltd	Australia	Captive-Insurance
ANZ Funds Pty Ltd	Australia	Holding Company
ANZ Bank (Europe) Limited[1]	United Kingdom	Banking
ANZ Bank (Kiribati) Limited[1,2]	Kiribati	Banking
ANZ Bank (Samoa) Limited[1]	Samoa	Banking
ANZcover Insurance Pte Ltd[1]	Singapore	Captive-Insurance
ANZ Holdings (New Zealand) Limited[1]	New Zealand	Holding Company
ANZ Bank New Zealand Limited[1]	New Zealand	Banking
ANZ Investment Services (New Zealand) Limited[1]	New Zealand	Funds Management
ANZ New Zealand (Int’l) Limited[1]	New Zealand	Finance
ANZNZ Covered Bond Trust[1]	New Zealand	Finance
ANZ Wealth New Zealand Limited[1]	New Zealand	Holding Company
ANZ New Zealand Investments Ltd	New Zealand	Funds Management
OnePath Insurance Holdings (NZ) Limited[1]	New Zealand	Holding Company
OnePath Life (NZ) Limited[1]	New Zealand	Insurance
Arawata Assets Limited[1]	New Zealand	Property Holding Company
UDC Finance Limited[1]	New Zealand	Finance
ANZ International (Hong Kong) Limited[1]	Hong Kong	Holding Company
ANZ Asia Limited[1]	Hong Kong	Banking
ANZ Bank (Vanuatu) Limited[3]	Vanuatu	Banking
ANZ International Private Limited[1]	Singapore	Holding Company
ANZ Singapore Limited[1]	Singapore	Merchant Banking
ANZ Royal Bank (Cambodia) Limited[1,2]	Cambodia	Banking
Votraint No. 1103 Pty Ltd	Australia	Investment
ANZ Lenders Mortgage Insurance Pty Ltd	Australia	Mortgage Insurance
ANZ Residential Covered Bond Trust	Australia	Finance
ANZ Wealth Australia Limited	Australia	Holding Company
OnePath Custodians Pty Limited	Australia	Trustee
OnePath Funds Management Limited	Australia	Funds Management
OnePath General Insurance Pty Limited	Australia	Insurance
OnePath Life Australia Holdings Pty Limited	Australia	Holding Company
OnePath Life Limited	Australia	Insurance
Australia and New Zealand Banking Group (PNG) Limited[1]	Papua New Guinea	Banking
Australia and New Zealand Bank (China) Company Limited[1]	China	Banking
Chongqing Liangping ANZ Rural Bank Company Limited[1]	China	Banking
Citizens Bancorp	Guam	Holding Company
ANZ Guam Inc.[4]	Guam	Banking
ANZ Finance Guam, Inc.[4]	Guam	Finance
Esanda Finance Corporation Limited	Australia	General Finance
E*TRADE Australia Limited	Australia	Holding Company
E*TRADE Australia Securities Limited	Australia	Online Stockbroking
PT Bank ANZ Indonesia[1,2]	Indonesia	Banking

1	Audited by overseas KPMG firms.
2	Non-controlling interests hold ordinary shares or units in the controlled entities listed above as follows: ANZ Bank (Kiribati) Limited – 150,000 $1 ordinary shares (25%) (2013: 150,000 $1 ordinary shares (25%)); PT Bank ANZ Indonesia – 16,500 IDR 1 million shares (1%) (2013: 16,500 IDR 1 million shares (1%)); ANZ Royal Bank (Cambodia) Limited – 319,500 USD100 ordinary shares (45%) (2013: 319,500 USD100 ordinary shares (45%)).
3	Audited by Hawkes Law.
4	Audited by Deloitte Guam.

NOTES TO THE FINANCIAL STATEMENTS 167

38: Associates

Significant associates of the Group are as follows:

	Carrying amount
	2014 $m	2013 $m
AMMB Holdings Berhad[1]	1,465	1,282
PT Bank Pan Indonesia[2]	795	692
Shanghai Rural Commercial Bank[3]	1,443	1,261
Bank of Tianjin[4]	710	601
Other individually immaterial associates (in aggregate)	169	287
Total carrying value of associates	4,582	4,123

1	AMMB Holdings Berhad (AmBank Group) provides a full suite of banking and insurance products and services in Malaysia and is listed on the Bursa Malaysia. This investment relates directly to the Group’s Asia Pacific growth strategy.
2	PT Bank Pan Indonesia is a consumer and business bank in Indonesia and is listed on the Jakarta stock exchange. This investment relates directly to the Group’s Asia Pacific growth strategy.
3	Shanghai Rural Commercial Bank is a rural commercial bank in China. This investment relates directly to the Group’s Asia Pacific growth strategy.
4	Bank of Tianjin operates as a commercial bank in China offering products such as deposit accounts and loans. This investment relates directly to the Group’s Asia Pacific growth strategy. Significant influence is established via representation on the Board of Directors.

a) Financial information on material associates

Set out below is the summarised financial information of each associate that is material to the Group. The summarised financial information is based on the associates’ IFRS financial information.

	AMMB Holdings Berhad		PT Bank Pan Indonesia		Shanghai Rural Commercial Bank		Bank of Tianjin

Principal place of business and country of incorporation	Malaysia		Indonesia		Peoples’ Republic of China		Peoples’ Republic of China

Method of measurement in the Group’s balance sheet	Equity method		Equity method		Equity method		Equity method
	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Summarised results
Revenue	3,356	2,671	688	739	2,331	1,709	1,637	1,269
Profit/(loss)	670	590	238	226	731	699	619	526
Other comprehensive income/(loss)	(14)	(7)	6	(6)	(78)	102	(62)	(2)
Total comprehensive income	656	583	244	220	653	801	557	524
Less: Total comprehensive income attributable to non–controlling interests	20	21	20	8	18	(11)	3	–
Total comprehensive income attributable to owners of associate	636	562	224	212	635	812	554	524

Summarised financial position
Total assets[1]	45,090	43,981	16,011	14,367	85,056	71,758	85,683	70,998
Total liabilities[1]	38,591	38,220	13,776	12,457	77,634	65,305	80,627	67,572
Total Net assets[1]	6,499	5,761	2,235	1,909	7,422	6,453	5,056	3,426
Less: Non–controlling interests of associate	338	371	186	125	208	151	40	11
Net assets attributable to owners of associate	6,161	5,390	2,049	1,784	7,214	6,302	5,016	3,416

Reconciliation to carrying amount of Group’s interest in associate
Proportion of ownership interest held by the Group	24%	24%	39%	39%	20%	20%	14%[3]	18%
Carrying amount at the beginning of the year	1,282	1,143	692	668	1,261	959	601	448
Group’s share of total comprehensive income	151	134	87	83	127	162	86	93
Dividends received from associate	(59)	(50)	–	–	(24)	(23)	(19)	(17)
Group’s share of other reserve movements of associate and FCTR adjustments	91	55	16	(59)	79	163	42	78
Carrying amount at the end of the year	1,465	1,282	795	692	1,443	1,261	710	601
Fair Value of Group’s investment in associate[2]	1,720	1,753	855	542	n/a	n/a	n/a	n/a

1	Includes fair value adjustments (including goodwill) made by the Group at the time of acquisition and adjustments for any differences in accounting policies.
2	Applicable to those investments in associates where there are published price quotations. Fair Value is based on a price per share and does not include any adjustments for holding size.
3	The Group did not participate in a rights issue in 2014 and as a result the Group’s interest was reduced to 14%.

168

38: Associates (continued)

b) Other associates

The following table summarises, in aggregate, the Group’s interest in associates that are considered individually immaterial for separate disclosure.

	2014 $m	2013 $m
Group’s share of profit/(loss)	39	29
Group’s share of other comprehensive income	2	–
Group’s share of total comprehensive income	41	29
Carrying amount of Group’s interest in associate that are individually immaterial	169	287

39: Structured Entities

A structured entity (‘SE’) is an entity that has been designed so that voting or similar rights are not the dominant factor in deciding who controls the entity, such as when any voting rights relate to administrative tasks only and the relevant activities are directed by means of contractual arrangements. A structured entity often has some or all of the following features or attributes:

}	restricted activities;

}	a narrow and well-defined objective;

}	insufficient equity to permit the SE to finance its activities without subordinated financial support; and/or

}	financing in the form of multiple contractually linked instruments to investors that create concentrations of credit or other risks (tranches).

SEs are consolidated when control exists in accordance with the accounting policy disclosed in note 1(A)(vii). In other cases the Group may have an interest in or sponsor a SE but not consolidate it. This note provides further details on both consolidated and unconsolidated SEs.

The Group’s involvement with SEs is mainly through securitisation, covered bond issuances, structured finance arrangements and funds management activities. SEs may be established either by the Group or by a third party.

Securitisation

The Group uses SEs to securitise customer loans and advances that it has originated in order to diversify its sources of funding for liquidity management. Such securitisation transactions involve transfers to an internal securitisation (bankruptcy remote) vehicle created for the purpose of structuring assets that are eligible for repurchase under agreements with the applicable central bank (i.e. Repo eligible). The internal securitisation SEs are consolidated (refer note 40 for further details).

The Group also establishes SEs on behalf of its customers to securitise their loans or receivables. The Group may manage these securitisation vehicles and/or provide liquidity or other support. Additionally, the Group may acquire interests in securitisation vehicles set up by third parties through holding securities issued by such entities. While the majority are unconsolidated, in limited circumstances the Group consolidates SEs used in securitisation when control exists.

Covered bond issuances

Certain loans and advances have been assigned to bankruptcy remote SEs to provide security for issuances of debt securities by the Group. The Group retains control of the SEs and accordingly they are consolidated (refer note 40 for further details).

Structured finance arrangements

The Group is involved with SEs established in connection with structured lending transactions to facilitate debt syndication and/or to ring-fence collateral assets. The Group is also involved with SEs established to own assets that are leased to customers in structured leasing transactions. Sometimes, the Group may also manage the SE, hold minor amounts of capital or provide risk management products (derivatives). The ability of the Group to participate in decisions about the relevant activities of these SEs varies. In most instances the Group does not control these SEs. Further, the Group’s involvement typically does not establish more than a passive interest in decisions about the relevant activities and accordingly is not considered disclosable as discussed in (b) below.

Funds management activities

The Group’s Global Wealth division conducts investment management and other fiduciary activities as responsible entity, trustee, custodian or manager for investment funds and trusts, including superannuation funds and wholesale and retail trusts (collectively ‘Investment Funds’). The Investment Funds are financed through the issue of puttable units to investors and are considered by the Group to be SEs. The Group’s exposure to Investment Funds includes holding units and receiving fees for services. Where the Group invests in Investment Funds on behalf of policyholders they are consolidated when control is deemed to exist.

(a)	Financial or other support provided to consolidated structured entities

Pursuant to contractual arrangements, the Group provides financial support to consolidated SEs as outlined below (these represent intra-group transactions which are eliminated on consolidation):

}	Securitisation and covered bond issuances:

The Group provides lending facilities, derivatives and commitments to these SEs and/or holds debt instruments that they have issued. Refer to note 40 for further details in relation to the Group’s internal securitisation programmes and covered bond issuances.

}	Structured finance arrangements:

The assets held by these SEs are normally pledged as collateral for finance provided. Certain consolidated SEs are financed entirely by the Group while others are financed by syndicated loan facilities in which the Group is a participant. The financing provided by the Group includes lending facilities where the Group’s exposure is limited to the amount of the loan and any undrawn amount. Additionally the Group has provided Letters of Support to these consolidated SEs confirming that the Group will not demand repayment of the financing provided for the ensuing 12 month period.

The Group did not provide any non-contractual support to consolidated SEs during the year.

Other than as disclosed above the Group does not have any current intention of providing financial or other support.

NOTES TO THE FINANCIAL STATEMENTS 169

39: Structured Entities (continued)

(b) Group’s interest in unconsolidated structured entities

An ‘interest’ in an unconsolidated SE is any form of contractual or non-contractual involvement which exposes the Group to variability of returns from the performance of that entity. Such interests include, but are not limited to, holdings of debt or equity securities, derivatives that pass-on risks specific to the performance of the structured entity, lending, loan commitments, financial guarantees and fees from funds management activities.

For the purpose of disclosing interests in unconsolidated SEs:

}	no disclosure has been made where the Group’s involvement does not establish more than a passive interest, for example, when the Group’s involvement constitutes a typical customer-

supplier relationship. On this basis, exposures to unconsolidated SEs that arise from lending, trading and investing activities are not considered disclosable interests unless the design of the structured entity allows the Group to participate in decisions about the relevant activities (i.e. the activities that significantly affect returns).

}	‘interests’ do not include derivatives intended to expose the Group to market-risk (rather than performance risk specific to the SE) or derivatives where the Group creates rather than absorbs variability of the unconsolidated SE (e.g. purchase of credit protection under a credit default swap).

The following table sets out the Group’s interests in unconsolidated SEs together with the maximum exposure to loss that could arise from such interests.

Interest in unconsolidated structured entities

	Securitisation	Structured finance	Investment funds	Total
Consolidated at 30 September 2014	$m	$m	$m	$m
Available-for-sale assets	3,603	–	–	3,603
Investment backing policy liabilities	–	–	227	227
Loans and advances	4,958	39	–	4,997
Total on-balance sheet	8,561	39	227	8,827
Off-balance sheet interests
Commitments (facilities undrawn)	3,520	–	–	3,520
Total off-balance sheet	3,520	–	–	3,520
Maximum exposure to loss	12,081	39	227	12,347

In addition to the interests above, the Group earned funds management fees from unconsolidated SEs of $544 million during the year.

The Group’s maximum exposure to loss represents the maximum possible amount of loss that the Group could incur as a result of its involvement with unconsolidated SEs, regardless of the probability of occurrence, if loss events were to take place. This does not in any way represent the actual losses expected to be incurred. Instead, the maximum exposure to loss is contingent in nature and may arise for instance upon the bankruptcy of the securities’ issuer or debtors or if liquidity facilities or guarantees were to be called upon. Furthermore, the maximum exposure to loss is stated gross of the effects of hedging and collateral arrangements entered into to mitigate ANZ’s exposure to loss.

For each type of interest, maximum exposure to credit loss has been determined as follows:

}	available-for-sale assets and investments backing policy liabilities – carrying amount; and

}	loans and advances – carrying amount plus undrawn amount of any commitments.

Information about the size of the unconsolidated SEs that the Group is involved with is as follows:

}	Securitisation and structured finance: Size is indicated by total assets which vary by SE with a maximum value of approximately $1.7 billion; and

}	Investment funds: Size is indicated by Funds Under Management which vary by SE with a maximum value of approximately $33 billion.

The Group did not provide any non-contractual support to unconsolidated SEs during the year.

The Group does not have any current intention of providing financial or other support.

(c) Sponsored unconsolidated structured entities

The Group also sponsors unconsolidated SEs in which it had no disclosable interest at 30 September 2014.

For the purposes of this disclosure, the Group considers itself the ‘sponsor’ of an unconsolidated SE where it is the primary party involved in the design and establishment of that SE and:

}	where the Group is the major user of that SE; or

}	the Group’s name appears in the name of that SE or on its products; or

}	the Group provides implicit or explicit guarantees of that entity’s performance.

The Group has sponsored the ANZ PIE Fund in New Zealand which invests only in deposits with ANZ Bank New Zealand Limited. The Group does not provide any implicit or explicit guarantees of the capital value or performance of investments in the ANZ PIE Fund. There was no income received from nor assets transferred to this entity during the year.

170

40: Transfers of Financial Assets

The Group enters into transactions in the normal course of business by which it transfers financial assets directly to third parties or to SEs. These transfers may give rise to the full or partial derecognition of those financial assets.

Group-originated financial assets that do not qualify for derecognition typically relate to repurchase agreements and loans that have been transferred under arrangements by which the Group retains a continuing involvement in the transferred assets. Continuing involvement may entail retaining the rights to future cash flows arising from the assets after investors have received their contractual terms, providing subordinated interests, liquidity support, continuing to service the underlying asset and entering into derivative transactions with the SEs. In such instances, the Group continues to be exposed to risks associated with these transactions.

SECURITISATIONS

Net loans and advances include residential mortgages securitised under the Group’s securitisation programs which are assigned to bankruptcy remote SEs to provide security for obligations payable on the notes issued by the SEs. This includes mortgages that are held for potential repurchase agreements (REPOs) with central banks. The noteholders have full recourse to the pool of residential mortgages which have been securitised. The Company cannot otherwise pledge or dispose of the transferred assets.

In some instances the Company is the holder of the securitised notes and therefore retains the credit risk associated with the securitised mortgages. In addition, the Company is entitled to any residual income of the SEs and, where the SEs include interest rate derivatives that have not been externalised, the interest rate risk is held in the Company. The Company is therefore deemed to have retained the majority of the risks and rewards of the residential mortgages and as such continues to recognise the mortgages as financial assets. The obligations to repay this amount to the SE are recognised as a financial liability of the Company. As the Group is exposed to variable returns from its involvement with the SEs and has the ability to affect those returns through its power over the SE’s activities, they are consolidated by the Group.

COVERED BONDS

The Group operates various global covered bond programs to raise funding in the primary markets. Net loans and advances include residential mortgages assigned to bankruptcy remote SEs associated with these covered bond programs to provide security for the obligations payable on the covered bonds issued by the Group.

The covered bond holders have dual recourse to the issuer and the cover pool of assets. The issuer cannot otherwise pledge or dispose of the transferred assets, however, subject to the documents, it may repurchase and substitute assets as long as the required cover is maintained.

The Company, as an issuer of covered bonds, is required to maintain the cover pool at a level sufficient to cover the bond obligations. Therefore, the majority of the credit risk associated with the underlying mortgages within the cover pool is retained by the Company. In addition, the Company is entitled to any residual income of the covered bond SE and where the SE includes interest rate and foreign currency derivatives that have not been externalised, the interest rate and foreign currency risk are held in the Company. The Company is therefore deemed to have retained the majority of the risks and rewards of the residential mortgages and as such continues to recognise the mortgages as financial assets. The obligation to repay this amount to the SE is recognised as a financial liability of the Company. As the Group is exposed to variable returns from its involvement with the SE and has the ability to affect those returns through its power over the SE’s activities, it is consolidated by the Group. The external covered bonds issued are included within debt issuances.

REPURCHASE AGREEMENTS

Securities sold subject to repurchase agreements are considered to be transferred assets that do not qualify for derecognition when substantially all the risks and rewards of ownership remain with the Group. An associated liability is recognised for the consideration received from the counterparty.

STRUCTURED FINANCE ARRANGEMENTS

The Company arranges funding for certain customer transactions through structured leasing arrangements. At times, other financial institutions participate in the funding of these arrangements. This participation involves a proportionate transfer of the rights to the lease receivable. The participating banks have recourse to the leased assets. Circumstances may arise whereby the Company continues to be exposed to some of the risks of the transferred lease receivable through a derivative or other continuing involvement. When this occurs, the lease receivable does not get derecognised and the Company will instead recognise an associated liability representing its obligations to the participating financial institutions.

The table on the next page sets out the balance of assets transferred that do not qualify for derecognition, along with the associated liabilities.

NOTES TO THE FINANCIAL STATEMENTS     171

40: Transfers of Financial Assets (continued)

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Securitisations[1,2]
Current carrying amount of assets transferred	–	–	67,974	41,718
Carrying amount of associated liabilities	–	–	67,974	41,718

Covered bonds[1,3]
Current carrying amount of assets transferred	–	–	20,738	16,558
Carrying amount of associated liabilities[3]	–	–	20,738	16,558

Repurchase agreements
Current carrying amount of assets transferred	8,736	1,547	8,568	1,347
Carrying amount of associated liabilities	8,641	1,540	8,473	1,341

Structured Finance Arrangements
Current carrying amount of assets transferred	169	164	31	32
Carrying amount of associated liabilities	158	162	31	32

1	The consolidated balances are nil as the Company balances relate to transfers to internal structured entities. The total covered bonds issued by the Group to external investors at 30 September 2014 was $20,561 million (2013: $17,639 million), secured by $27,241 million (2013: $21,770 million) of specified residential mortgages.
2	The securitisation noteholders have recourse only to the pool of residential mortgages which have been securitised. The carrying value of securitised assets and the associated liabilities approximate their fair value.
3	The associated liability represents the Company’s liability to the covered bond SE. Covered bonds issued by the Company to external investors at 30 September 2014 were $16,969 million (2013: $14,146 million).

41: Fiduciary Activities

Predominantly through the Global Wealth segment, the Group provides fiduciary services to third parties including custody, nominee, trustee, administration and investment management services. This involves the Group holding assets on behalf of third parties and making decisions regarding the purchase and sale of financial instruments. In circumstances where ANZ is not the beneficial owner or does not control the assets, they are not recognised in these financial statements.

42: Commitments

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Property capital expenditure
Contracts for outstanding capital expenditure	88	77	68	54
Total capital expenditure commitments for property	88	77	68	54
Lease rentals
Land and buildings	2,163	1,633	2,345	1,918
Furniture and equipment	216	201	168	185
Total lease rental commitments[1]	2,379	1,834	2,513	2,103

Due within one year	475	423	413	375
Due later than one year but not later than five years	1,130	945	1,103	981
Due later than five years	774	466	997	747
Total lease rental commitments[1]	2,379	1,834	2,513	2,103

1	Total future minimum sublease payments expected to be received under non-cancellable subleases at 30 September is $90 million (2013: $66 million) for the Group and $78 million (2013: $53 million) for the Company. During the year, sublease payments received amounted to $19 million (2013: $17 million) for the Group and $16 million (2013: $14 million) for the Company and were netted against rent expense.

43: Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets

CREDIT RELATED COMMITMENTS, GUARANTEES AND CONTINGENT LIABILITIES

Credit related commitments – facilities provided

	Consolidated		The Company
	Contract amount 2014 $m	Contract amount 2013 $m	Contract amount 2014 $m	Contract amount 2013 $m
Undrawn facilities	193,984	170,670	153,985	134,622
Australia	97,781	85,091	97,773	85,081
New Zealand	20,870	18,754	–	–
Overseas markets	75,333	66,825	56,212	49,541
Total	193,984	170,670	153,985	134,622

Guarantees and contingent liabilities

Details of the estimated maximum amount of guarantees and contingent liabilities that may become payable are disclosed on the following pages. These guarantees and contingent liabilities relate to transactions that the Group has entered into as principal.

Documentary letters of credit involve the issue of letters of credit guaranteeing payment in favour of an exporter secured against an underlying shipment of goods or backed by a confirmatory letter of credit from another bank.

Performance related contingencies are liabilities that oblige the Group to make payments to a third party should the customer fail to fulfil the non-monetary terms of the contract.

To reflect the risk associated with these transactions, they are subjected to the same credit origination, portfolio management and collateral requirements as customers that apply for loans. The contract amount represents the maximum potential amount that could be lost if the counterparty fails to meet its financial obligations. As the facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements.

	Consolidated		The Company
	Contract amount 2014 $m	Contract amount 2013 $m	Contract amount 2014 $m	Contract amount 2013 $m
Financial guarantees	8,202	8,223	6,699	6,713
Standby letters of credit	5,181	4,437	4,484	3,873
Documentary letter of credit	3,300	3,197	2,533	2,312
Performance related contingencies	22,840	19,960	20,774	18,242
Other	552	715	426	709
Total	40,075	36,532	34,916	31,849
Australia	17,686	16,983	17,686	16,983
New Zealand	1,790	1,645	–	–
Asia Pacific, Europe & America	20,599	17,904	17,230	14,866
Total	40,075	36,532	34,916	31,849

OTHER CONTINGENT LIABILITIES

The Group also had contingent liabilities as at 30 September 2014 in respect of the matters outlined below. Where relevant, expert legal advice has been obtained and, in the light of such advice, provisions and/or disclosures as deemed appropriate have been made. In some instances we have not disclosed the estimated financial impact of the individual items either because it is not practicable to do so or because such disclosure may prejudice the interests of the Group.

i) Bank fees litigation

Litigation funder Bentham IMF Limited commenced a class action against ANZ in 2010, followed by a second similar class action in March 2013. Together the class actions are claimed to be on behalf of more than 40,000 ANZ customers.

On 5 February 2014, the Federal Court delivered reasons for judgment in the second class action. The first class action is in abeyance. The customers currently involved in these class actions are only part of ANZ’s customer base for credit cards and transaction accounts.

The applicants contended that the relevant exception fees were unenforceable penalties (at law and in equity) and that various of the fees were also unenforceable under statutory provisions governing unconscionable conduct, unfair contract terms and unjust transactions. On the penalties claims, the Court found in ANZ’s favour in relation to all but one of the fee types that were in issue in the case, namely honour fees (retail and business), dishonour fees (business), overlimit and non-payment fees. The Court found against ANZ in respect of late payment fees on the basis that they were unenforceable penalties. In respect of the claims of unconscionable conduct, unfair contract terms and unjust transactions, the Court found in ANZ’s favour. Both ANZ and the applicants appealed the Court’s decision. The appeal hearing was held in August 2014. The appeal court is yet to give a decision. Given the complexity of the issues involved, the potential for the parties to seek further appeals and the possible need for certain issues to be remitted for further consideration by the court below, the ultimate implications of the appeal court’s decision (when made) may not be known for some time.

In August 2014, litigation funder Bentham IMF Limited commenced a separate class action against ANZ for late payment fees charged to ANZ customers in respect of commercial credit cards and other ANZ products (at this stage not specified). The action is expressed to apply to all relevant customers, rather than being limited to those who have signed up with Bentham IMF Limited. The action is at an early stage and has been put on hold while the appeal court decision in the earlier class action is outstanding.

NOTES TO THE FINANCIAL STATEMENTS 173

43: Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets (continued)

In June 2013, litigation funder Litigation Lending Services (NZ) commenced a representative action against ANZ for certain fees charged to New Zealand customers since 2007. There is a risk that further claims could emerge in Australia, New Zealand or elsewhere.

ii) Security recovery actions

Various claims have been made or are anticipated, arising from security recovery actions taken to resolve impaired assets over recent years. ANZ will defend these claims and any future claims.

iii) Interbank Deposit Agreement

ANZ has entered into an Interbank Deposit Agreement with the major banks in the payment system. This agreement is a payment system support facility certified by APRA, where the terms are such that if any bank is experiencing liquidity problems, the other participants are required to deposit equal amounts of up to $2 billion for a period of 30 days. At the end of 30 days the deposit holder has the option to repay the deposit in cash or by way of assignment of mortgages to the value of the deposit.

iv) Clearing and settlement obligations

In accordance with the clearing and settlement arrangements set out:

}	in the Australian Payments Clearing Association Limited’s Regulations for the Australian Paper Clearing System, the Bulk Electronic Clearing System, the Consumer Electronic Clearing System and the High Value Clearing System (HVCS), the Company has a commitment to comply with rules which could result in a bilateral exposure and loss in the event of a failure to settle by a member institution. The exposure arising from these arrangements is unquantifiable in advance; and

}	in the Austraclear System Regulations (Austraclear) and the CLS Bank International Rules, the Company has a commitment to participate in loss-sharing arrangements in the event of a failure to settle by a member institution. The exposure arising from these arrangements is unquantifiable in advance.

For HVCS and Austraclear, the obligation arises only in limited circumstances.

v)	Deed of Cross Guarantee in respect of certain controlled entities

Pursuant to ASIC class order 98/1418 (as amended) dated 13 August 1998, relief was granted to a number of wholly owned controlled entities from the Corporations Act 2001 requirements for preparation, audit, and lodgement of individual financial statements in Australia. The results of these companies are included in the consolidated Group results.

The entities to which relief was granted are:

}	ANZ Properties (Australia) Pty Ltd[1]

}	ANZ Capital Hedging Pty Ltd[1]

}	ANZ Orchard Investments Pty Ltd[2]

}	ANZ Securities (Holdings) Limited[3]

}	ANZ Commodity Trading Pty Ltd[4]

}	ANZ Funds Pty Ltd[1]

}	Votraint No. 1103 Pty Ltd[2]

}	ANZ Nominees Limited[5]

1	Relief originally granted on 21 August 2001.
2	Removed by Revocation Deed on 25 January 2014 and the company was de-registered on 4 September 2014.
3	Relief originally granted on 9 September 2003.
4	Relief originally granted on 2 September 2008.
5	Relief originally granted on 11 February 2009.

It is a condition of the class order that the Company and each of the above controlled entities enter into a Deed of Cross Guarantee. A Deed of Cross Guarantee or subsequent Assumption Deeds under the class order were executed by them and lodged with the Australian Securities and Investments Commission. The Deed of Cross Guarantee is dated 1 March 2006. The effect of the Deed is that the Company guarantees to each creditor payment in full of any debt in the event of winding up any of the controlled entities under certain provisions of the Corporations Act 2001. If a winding up occurs in any other case, the Company will only be liable in the event that after six months any creditor has not been paid in full. The controlled entities have also given similar guarantees in the event that the Company is wound up.

vi) Sale of Grindlays businesses

On 31 July 2000, ANZ completed the sale to Standard Chartered Bank (SCB) of ANZ Grindlays Bank Limited and the private banking business of ANZ in the United Kingdom and Jersey, together with ANZ Grindlays (Jersey) Holdings Limited and its subsidiaries, for USD1.3 billion in cash. ANZ provided warranties and certain indemnities relating to those businesses and, where it was anticipated that payments would be likely under the warranties or indemnities, made provisions to cover the anticipated liability. The issues below have not impacted adversely the reported results. All settlements, penalties and costs to date have been covered within existing provisions.

Foreign Exchange Regulation Act (India)

In 1991 certain amounts were transferred from non-convertible Indian Rupee accounts maintained with Grindlays in India. These transactions may not have complied with the provisions of the Foreign Exchange Regulation Act, 1973. Grindlays, on its own initiative, brought these transactions to the attention of the Reserve Bank of India. The Indian authorities served notices on Grindlays and certain of its officers in India and civil penalties have been imposed which are the subject of appeals. Criminal prosecutions are pending and will be defended. The amounts in issue are not material.

Tax Indemnity

ANZ provided an indemnity relating to tax liabilities of Grindlays (and its subsidiaries) and the Jersey Sub-Group to the extent to which such liabilities were not provided for in the Grindlays accounts as at 31 July 2000. Claims have been made under this indemnity, with no material impact on the Group expected.

174

43: Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets (continued)

The consolidated statement of comprehensive income and consolidated balance sheet of the Company and its wholly owned controlled entities which have entered into the Deed of Cross Guarantee in the relevant financial years are:

	Consolidated
	2014 $m	2013[1] $m
Profit before tax	9,116	7,255
Income tax expense	(1,945)	(1,803)
Profit after income tax	7,171	5,452
Foreign exchange differences taken to equity, net of tax	175	310
Change in fair value of available-for-sale financial assets, net of tax	34	15
Change in fair value of cash flow hedges, net of tax	125	(37)
Actuarial gains/(loss) on defined benefit plans, net of tax	6	(17)
Other comprehensive income, net of tax	340	271
Total comprehensive income	7,511	5,723
Retained profits at start of year	16,499	15,145
Profit after income tax	7,171	5,452
Ordinary share dividends provided for or paid	(4,694)	(4,082)
Transfer from reserves	8	1
Actuarial gains/(loss) on defined benefit plans after tax	6	(17)
Retained profits at end of year	18,990	16,499
Assets
Cash	30,655	22,798
Settlement balances owed to ANZ	18,150	16,621
Collateral paid	4,873	5,638
Available-for-sale assets/investment securities	26,151	23,823
Net loans and advances	414,349	382,689
Other assets	209,318	159,067
Premises and equipment	1,065	1,034
Total assets	704,561	611,670
Liabilities
Settlement balances owed by ANZ	8,189	7,451
Collateral paid	4,886	3,532
Deposits and other borrowings	423,172	385,449
Income tax liability	366	933
Payables and other liabilities	234,807	174,415
Provisions	695	825
Total liabilities	672,115	572,605
Net assets	32,446	39,065
Shareholders’ equity[2]	32,446	39,065

1	Comparative amounts have changed. Refer to note 48 for details.
2	Shareholders’ equity excludes retained profits and reserves of controlled entities within the class order.

CONTINGENT ASSETS

National Housing Bank

ANZ is pursuing recovery of the proceeds of certain disputed cheques which were credited to the account of a former Grindlays customer in the early 1990s.

The disputed cheques were drawn on the National Housing Bank (NHB) in India. Proceedings between Grindlays and NHB concerning the proceeds of the cheques were resolved in early 2002.

Recovery is now being pursued from the estate of the Grindlays customer who received the cheque proceeds. Any amounts recovered are to be shared between ANZ and NHB.

NOTES TO THE FINANCIAL STATEMENTS     175

44: Superannuation and Post Employment Benefit Obligations

The Group participates in a number of pension, superannuation and post-retirement medical benefit schemes throughout the world. The Group may be obliged to contribute to the schemes as a consequence of legislation and/or provisions of the trust deeds. Set out below is a summary of amounts recognised in these financial statements in respect of the defined benefit sections of these schemes:

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Amount recognised in the income statement
Current service cost	6	7	3	3
Administration costs	1	1	1	1
Net interest cost	1	4	–	2
Adjustment for contributions tax	2	3	–	–
Total included in personnel expenses	10	15	4	6

Amounts recognised in other comprehensive income (pre tax)
Remeasurement (gains)/losses incurred during the year and recognised directly in retained earnings	(43)	(43)	(8)	15
Cumulative remeasurement (gains)/losses recognised directly in retained earnings	212	255	217	225

Defined benefit obligation and scheme assets
Present value of funded defined benefit obligation[1]	(1,327)	(1,265)	(1,151)	(1,047)
Fair value of scheme assets	1,335	1,174	1,183	1,018
Total	8	(91)	32	(29)

As represented in the balance sheet
Net liabilities arising from defined benefit obligations included in payables and other liabilities	(39)	(91)	(15)	(29)
Net assets arising from defined benefit obligations included in other assets	47	–	47	–
Total	8	(91)	32	(29)

1	The Group’s defined benefit obligation relates solely to funded arrangements. The liability relates predominantly to pension payments to retired members or their dependants. The basis of calculation is set out in note 1 F(vii).

	Consolidated		The Company
	2014 $m	2013 $m	2014 $m	2013 $m
Movements in the present value of the defined benefit obligation
Opening defined benefit obligation	1,265	1,128	1,047	909
Current service cost	6	7	3	3
Interest cost	54	45	45	38
Contributions from scheme participants	–	–	–	–
Remeasurements:
Actuarial (gains)/losses – experience	(4)	(19)	1	(12)
Actuarial (gains)/losses – change in demographic assumptions	(7)	(9)	–	(9)
Actuarial (gains)/losses – change in financial assumptions	33	61	35	86
Actuarial (gains)/losses – change in ESCT	(10)	(19)	–	–
Curtailments	–	–	–	–
Settlements	–	–	–	–
Exchange difference on foreign schemes	74	128	71	105
Benefits paid	(84)	(57)	(51)	(43)
Transfer of Taiwan liabilities to subsidiary[1]	–	–	–	(30)
Closing defined benefit obligation	1,327	1,265	1,151	1,047

Movements in the fair value of the scheme assets
Opening fair value of scheme assets	1,174	954	1,018	840
Interest income	53	41	45	36
Return on scheme assets excluding amounts included in interest income	55	57	44	50
Contributions from the employer	66	67	57	59
Contributions from scheme participants	–	–	–	–
Benefits paid	(84)	(57)	(51)	(43)
Administrative costs paid	(1)	(1)	(1)	(1)
Settlements	–	–	–	–
Exchange difference on foreign schemes	72	113	71	99
Transfer of Taiwan liabilities to subsidiary[1]	–	–	–	(22)
Closing fair value of scheme assets[2]	1,335	1,174	1,183	1,018

1	During 2013, the assets and liabilities of the Taiwan defined benefit scheme were transferred from the Taiwan branch of the Company to a subsidiary of the Company. There was no gain or loss on transfer. As a result of this transfer, the assets and liabilities of the Taiwan defined benefit scheme are no longer included in the Company balances.
2	Scheme assets include the following financial instruments issued by the Group: cash and short-term instruments $1.7 million (September 2013: $1.8 million), fixed interest securities $0.4 million (September 2013: $0.7 million) and equities $0.1 million (September 2013: nil).

44: Superannuation and Post Employment Benefit Obligations (continued)

	Consolidated			The Company
	Quoted $m	Unquoted $m	Value $m	Quoted $m	Unquoted $m	Value $m
Composition of scheme assets
2014
Equities	184	–	184	180	–	180
Debt securities	–	276	276	–	270	270
Pooled investment funds	240	612	852	153	558	711
Property	–	1	1	–	1	1
Cash and equivalents	13	–	13	13	–	13
Other	9	–	9	8	–	8
Total at the end of the year	446	889	1,335	354	829	1,183
2013
Equities	163	–	163	159	–	159
Debt securities	–	230	230	–	225	225
Pooled investment funds	227	533	760	137	476	613
Property	–	1	1	–	1	1
Cash and equivalents	13	–	13	13	–	13
Other	7	–	7	7	–	7
Total at the end of the year	410	764	1,174	316	702	1,018

			Consolidated		The Company
			2014	2013	2014	2013
Actuarial assumptions used to determine the present value of the defined benefit obligation for the main defined benefit sections
Discount rate (% p.a.)			3.6 – 4.3	4.0 – 4.6	3.6 – 4.0	4.0 – 4.3
Future salary increases (% p.a.)			2.5 – 3.7	3.0 – 3.8	3.7	3.8
Future pension indexation
– In payment (% p.a.)			2.2 – 3.2	2.5 – 3.3	2.5 – 3.2	2.5 – 3.3
– In deferment (% p.a.)			2.3	2.4	2.3	2.4
Life expectancy at age 60 for current pensioners
– Males (years)			22.6 – 28.4	22.6 – 28.4	22.6 – 28.4	22.6 – 28.4
– Females (years)			26.3 – 30.5	26.3 – 30.5	26.3 – 30.5	26.3 – 30.5

The weighted average duration of the benefit payments reflected in the defined benefit obligation is 16.2 years (2013: 16.3 years) for Consolidated and 16.3 years (2013: 16.2 years) for the Company.

	Consolidated		The Company
	Impact on defined benefit obligation for 2014		Impact on defined benefit obligation for 2014
Sensitivity analysis	Increase/ (decrease) %	Increase/ (decrease) $m	Increase/ (decrease) %	Increase/ (decrease) $m
Changes in actuarial assumptions
0.5% increase in discount rate	(7.6)	(101)	(8.2)	(94)
0.5% increase in pension indexation	7.5	100	8.2	94
1 year increase to life expectancy	2.7	35	2.7	31

The sensitivity analysis shows the effect of reasonably possible changes in significant assumptions on the value of scheme liabilities. The sensitivities provided assume that all other assumptions remain unchanged and are not intended to represent changes that are the extremes of possibility. The figure shown is the difference between the recalculated liability figure and that stated in the balance sheet as detailed above.

NOTES TO THE FINANCIAL STATEMENTS     177

44: Superannuation and Post Employment Benefit Obligations (continued)

GOVERNANCE OF THE SCHEMES AND FUNDING OF THE DEFINED BENEFIT SECTIONS

The main schemes in which the Group participates operate under trust law and are managed and administered on behalf of the members in accordance with the terms of the relevant trust deed and rules and all relevant legislation. These schemes have corporate trustees, which are wholly owned subsidiaries of the Group. The trustees are the legal owners of the assets which are held separately from the assets of the Group. The trustees are solely responsible for setting investment policy and for agreeing funding requirements with the employer through the triennial actuarial valuation process.

Employer contributions to the defined benefit sections are based on recommendations by the schemes’ actuaries. Funding recommendations are made by the actuaries based on assumptions of various matters such as future investment performance, interest rates, salary increases, mortality rates and turnover levels. The funding methods adopted by the actuaries are intended to ensure that the benefit entitlements of employees are fully funded by the time they become payable.

As at the most recent reporting dates of the schemes, the aggregate deficit of net market value of assets over the value of accrued benefits on the funding bases was $92 million (2013: $222 million).

In 2014 the Group made a contribution of $66 million (2013: $67 million) to the defined benefit sections of the schemes, and expects to make a $66 million contribution in the next financial year. The employer contributions to the defined contribution sections of the schemes are included as superannuation costs in personnel expenses.

The Group has a legal liability to fund deficits in the schemes, but no legal right to use any surplus in the schemes to further its own interests. The Group has no present liability to settle deficits with an immediate contribution.

Further details about the funding and contributions for the main defined benefit sections of the schemes are described below.

}	ANZ Australian Staff Superannuation Scheme

The Pension Section of the ANZ Australian Staff Superannuation Scheme provides pension benefits to retired members and their dependants. This section of the Scheme was closed to new members in 1987.

An actuarial valuation, conducted by consulting actuaries Russell Employee Benefits as at 31 December 2013, showed a deficit of $1.5 million and the actuary recommended that the Group make a contribution to the Pension Section of $1.9 million for the year to 31 December 2014. The next full actuarial valuation is due to be conducted as at 31 December 2016.

The Group has no present liability under the Scheme’s Trust Deed to commence contributions or fund the deficit.

}	ANZ UK Staff Pension Scheme

This Scheme provides pension benefits. From 1 October 2003, members contribute 5% of salary. The Scheme was closed to new members on 1 October 2004.

Following a full actuarial valuation as at 31 December 2012, the Group agreed to make regular contributions at the rate of 26% of pensionable salaries. These contributions are sufficient to cover the cost of accruing benefits. To address the deficit, the Group agreed to continue to pay additional quarterly contributions of GBP 7.5 million until 2016. These contributions will be reviewed following the next actuarial valuation which is scheduled to be undertaken as at 31 December 2015.

An interim actuarial valuation, conducted by consulting actuaries Towers Watson as at 31 December 2013, showed a deficit of GBP 31 million ($58 million at 30 September 2014 exchange rates) measured on a funding basis.

The Group has no present liability under the Scheme’s Trust Deed to fund the deficit measured on a funding basis. A contingent liability may arise in the event that the Scheme was wound up. If this were to happen, the Trustee would be able to pursue the Group for additional contributions under the UK Employer Debt Regulations. The Group intends to continue the Scheme on an on-going basis.

}	National Bank Staff Superannuation Fund

The defined benefit section of the Fund provides pension benefits and was closed to new members on 1 October 1991. Members contribute 5% of salary.

A full actuarial valuation of the National Bank Staff Superannuation Fund, conducted by consulting actuaries AON Consulting NZ, as at 31 March 2013 showed a deficit of NZD 21 million ($19 million at 30 September 2014 exchange rates). The actuary recommended that the Group make contributions of 24.8% of salaries plus a lump sum contribution of NZD 5 million p.a. (net of employer superannuation contribution tax) in respect of members of the defined benefit section.

The Group has no present liability under the Fund’s Trust Deed to fund the deficit measured on a funding basis. A contingent liability may arise in the event that the Fund was wound up. Under the Fund’s Trust Deed, if the Fund were wound up, the Group is required to pay the Trustees of the Fund an amount sufficient to ensure members do not suffer a reduction in benefits to which they would otherwise be entitled. The Group intends to continue the defined benefit section of the Fund on an on-going basis.

Amounts were also recognised in the financial statements in respect of other defined benefit arrangements in New Zealand, Taiwan, Japan, Philippines and the UK.

178

45: Employee Share and Option Plans

ANZ operates a number of employee share and option schemes under the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan.

ANZ EMPLOYEE SHARE ACQUISITION PLAN

ANZ Employee Share Acquisition Plan (ESAP) schemes that existed during the 2013 and 2014 years were the Employee Share Offer, the Deferred Share Plan and the Employee Share Save Scheme (ESSS). Note the ESSS is an employee salary sacrifice plan and is not captured as a share based payment expense.

Employee Share Offer

Most permanent employees who have had continuous service for three years are eligible to participate in the Employee Share Offer enabling the grant of up to $1,000 of ANZ shares in each financial year, subject to approval of the Board. At a date approved by the Board, the shares will be granted to all eligible employees using the one week weighted average price of ANZ shares traded on the ASX in the week leading up to and including the date of grant.

In Australia and three overseas locations (Cook Islands, Kiribati and Solomon Islands), ANZ ordinary shares are granted to eligible employees for nil consideration and vest immediately when granted, as there is no forfeiture provision. It is a requirement, however, that shares are held in trust for three years from the date of grant, after which time they may remain in trust, be transferred to the employee’s name or sold. Dividends received on the shares are automatically reinvested into the Dividend Reinvestment Plan.

In New Zealand shares are granted to eligible employees upon payment of NZD one cent per share.

Shares granted in New Zealand and the remaining overseas locations under this plan vest subject to the satisfaction of a three year service period, after which time they may remain in trust, be transferred into the employee’s name or sold. Unvested shares are forfeited in the event of resignation or dismissal for serious misconduct. Dividends are either received as cash or reinvested into the Dividend Reinvestment Plan.

During the 2014 year, 794,855 shares with an issue price of $31.85 were granted under the plan to employees on 4 December 2013 (2013 year: 1,450,558 shares with an issue price of $24.44 were granted on 6 December 2012).

Deferred Share Plan

A Short Term Incentive (STI) mandatory deferral program was implemented from 2009, with equity deferral relating to half of all STI amounts above a specified threshold. Prior to 2011, STI deferred equity could be taken as 100% shares or 50% shares and 50% options. From 2011, all STI deferred equity is taken as 100% shares. Half the deferred portion is deferred for one year and half deferred for two years.

Under the Institutional Total Incentive Performance Plan (TIPP) mandatory deferral into shares also applies to 60% of total incentive amounts above a specified threshold, deferred evenly over three years.

Selected employees may be granted Long Term Incentive (LTI) deferred shares which vest to the employee three years from the date of grant.

In exceptional circumstances, deferred shares are granted to certain employees upon commencement with ANZ to compensate for remuneration forgone from their previous employer. The vesting period generally aligns with the remaining vesting period of remuneration forgone, and therefore varies between grants. Retention deferred shares may also be granted occasionally to high performing employees who are regarded as a significant retention risk to ANZ.

Unless the Board decides otherwise, unvested STI, TIPP incentives, LTI or other deferred shares are forfeited on resignation, termination on notice or dismissal for serious misconduct. Deferred shares remain at risk and can be clawed back at any time prior to the vesting date. The deferred shares may be held in trust beyond the deferral period.

The employee receives dividends on deferred shares while those shares are held in trust (cash or Dividend Reinvestment Plan).

Deferred share rights may be granted instead of deferred shares in some countries to accommodate offshore taxation regulations (refer to Deferred Share Rights section).

The issue price for deferred shares is based on the volume weighted average price of the shares traded on the ASX in the week leading up to and including the date of grant.

During the 2014 year, 4,940,721 deferred shares with a weighted average grant price of $31.79 were granted under the deferred share plan (2013 year: 6,233,626 shares with a weighted average grant price of $25.00 were granted).

In accordance with the clawback provisions detailed in Section 6.3, Other Remuneration Elements of the 2014 Remuneration Report, no Board discretion was exercised during 2014 to clawback deferred shares under the deferred share plan.

Share Valuations

The fair value of shares granted in the 2014 year under the Employee Share Offer and the Deferred Share Plan, measured as at the date of grant of the shares, is $181.8 million based on 5,735,576 shares at a volume weighted average price of $31.70 (2013 year: fair value of shares granted was $190.6 million based on 7,684,184 shares at a weighted average price of $24.81). The volume weighted average share price of all ANZ shares sold on the ASX on the date of grant is used to calculate the fair value of shares. No dividends are incorporated into the measurement of the fair value of shares.

ANZ SHARE OPTION PLAN

Selected employees may be granted options/rights, which entitle them to acquire ordinary fully paid shares in ANZ at a price fixed at the time the options/rights are granted. Voting and dividend rights will be attached to the ordinary shares allocated on exercise of the options/rights.

Each option/right entitles the holder to one ordinary share subject to the terms and conditions imposed on grant. The exercise price of the options, determined in accordance with the rules of the plan, is generally based on the weighted average price of the shares traded on the ASX in the week leading up to and including the date of grant. For rights, the exercise price is nil.

NOTES TO THE FINANCIAL STATEMENTS 179

45: Employee Share and Option Plans (continued)

The option plan rules set out the entitlements a holder of options/ rights has prior to exercise in the event of a bonus issue, pro-rata new issue or reorganisation of ANZ’s share capital. In summary:

}	if ANZ has issued bonus shares during the life of an option and prior to the exercise of the option, then when the option is exercised the option holder is also entitled to be issued such number of bonus shares as the holder would have been entitled to if the option holder had held the underlying shares at the time of the bonus issue;

}	if ANZ makes a pro-rata offer of securities during the life of an option and prior to the exercise of the option, the exercise price of the option will be adjusted in the manner set out in the ASX Listing Rules; and

}	in respect of rights, if there is a bonus issue or reorganisation of ANZ’s share capital, the number of rights or the number of underlying shares may be adjusted so that there is no advantage or disadvantage to the holder.

Holders otherwise have no other entitlements to participate in any new issue of ANZ securities prior to exercise of their options/rights. Holders also have no right to participate in a share issue of a body corporate other than ANZ (e.g. a subsidiary).

ANZ Share Option Plan schemes expensed in the 2013 and 2014 years are as follows:

Current Option Plans

Performance Rights Plan (excluding CEO Performance Rights)

Performance rights are granted to selected employees as part of ANZ’s LTI program. Performance rights provide the right to acquire ANZ shares at nil cost, subject to a three year vesting period and from 1 October 2013 two Total Shareholder Return (TSR) performance hurdles (previously one TSR performance hurdle). Further details in relation to performance rights are detailed in Section 6.2.2, Long Term Incentives (LTI) in the 2014 Remuneration Report.

For equity grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.

The provisions that apply in the case of cessation of employment are detailed in Section 8.3, Disclosed Executives in the 2014 Remuneration Report.

During the 2014 year, 1,452,456 performance rights (excluding CEO performance rights) were granted (2013: 641,728).

CEO Performance Rights

At the 2013 Annual General Meeting shareholders approved an LTI grant of performance rights to the CEO with an award value equivalent to 100% of his 2013 fixed pay, being $3.15 million, divided into two equal tranches. This equated to 100,832 performance rights being allocated for the first tranche and 100,254 performance rights being allocated for the second tranche. Each tranche will be subject to testing against a separate TSR hurdle after three years, i.e. December 2016.

At the 2010, 2011 and 2012 Annual General Meetings shareholders approved LTI grants to the CEO equivalent to 100% of his fixed pay at the time (being $3 million in 2010 and $3.15 million in 2011 and 2012). This equated to a total of 253,164 (2010), 326,424 (2011) and 328,810 (2012) performance rights being allocated, which are subject to testing against a TSR hurdle after three years, i.e. December 2013, 2014 and 2015 respectively. The 2010 grant of performance rights was tested in December 2013. Although ANZ achieved TSR growth of 58.6% over the three year period, ANZ’s TSR did not reach the median of the comparator group. Accordingly, the performance rights did not vest. The performance rights lapsed in full at this time, and the CEO received no value. There is no retesting of this grant.

At the 2007 Annual General Meeting shareholders approved an LTI grant consisting of three tranches of performance rights, each to a maximum value of $3 million. The performance periods for each tranche began on the date of grant of 19 December 2007 and ended on the third, fourth and fifth anniversaries respectively (i.e. only one performance measurement for each tranche). The first two tranches vested in December 2010 and December 2011 respectively. The third tranche was tested in December 2012 and 260,642 performance rights vested and were exercised in 2013.

For equity grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.

The provisions that apply in the case of cessation of employment are detailed in Section 8.2, Chief Executive Officer (CEO) in the 2014 Remuneration Report.

Deferred Share Rights (no performance hurdles)

Deferred share rights provide the right to acquire ANZ shares at nil cost after a specified vesting period. The fair value of rights is adjusted for the absence of dividends during the restriction period. Treatment of rights in respect of cessation relates to the purpose of the grant (refer to Deferred Share Plan section above).

For deferred share rights grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion. All share rights were satisfied through a share allocation other than 9,480 deferred share rights where Board discretion was exercised.

During the 2014 year 837,011 deferred share rights (no performance hurdles) were granted (2013: 1,133,780).

Legacy Option Plans

The following legacy option plans are no longer being offered, but were expensed in the 2013 and 2014 years.

180

45: Employee Share and Option Plans (continued)

Deferred Options (no performance hurdles)

Under the STI deferral program half of all amounts above a specified threshold are provided as deferred equity. Previously deferred equity could be taken as 100% shares or 50% shares and 50% options. From 2011, all deferred equity is taken as 100% shares (refer to Deferred Share Plan section above).

Options, deferred share rights and performance rights on issue

As at 5 November 2014, there were five holders of 54,234 options on issue, 1,595 holders of 2,138,198 deferred share rights on issue and 163 holders of 3,226,594 performance rights on issue.

Option Movements

Details of options/rights over unissued ANZ shares and their related weighted average exercise prices as at the beginning and end of 2014 and movements during 2014 follow:

	Opening balance 1 Oct 2013	Options/rights granted	Options/rights forfeited	Options/rights expired	Options/rights exercised	Closing balance 30 Sep 2014

	4,870,518	2,490,553	(785,136)	–	(1,144,032)	5,431,903
Weighted average exercise price	$1.07	$0.00	$0.00	–	$3.43	$0.24

The weighted average closing share price during the year ended 30 September 2014 was $32.41 (2013: $27.68).

The weighted average remaining contractual life of options/rights outstanding at 30 September 2014 was 3.1 years (2013: 2.9 years).

The weighted average exercise price of all exercisable options/rights outstanding at 30 September 2014 was $9.73 (2013: $17.53).

A total of 131,793 exercisable options/rights were outstanding at 30 September 2014 (2013: 297,018).

Details of options/rights over unissued ANZ shares and their related weighted average exercise prices as at the beginning and end of 2013 and movements during 2013 are set out below:

	Opening balance 1 Oct 2012	Options/rights granted	Options/rights forfeited	Options/rights expired	Options/rights exercised	Closing balance 30 Sep 2013

	5,941,291	2,104,318	(295,701)	(185,617)	(2,693,773)	4,870,518
Weighted average exercise price	$6.53	$0.00	$0.35	$23.48	$10.81	$1.07

No options/rights over ordinary shares have been granted since the end of 2014 up to the signing of the Directors’ Report on 5 November 2014.

Details of shares issued as a result of the exercise of options/rights during 2014 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	2,329	–	0.00	20,628	–
0.00	121,459	–	0.00	12,269	–
0.00	40,997	–	0.00	839	–
0.00	1,324	–	0.00	2,123	–
0.00	19,550	–	0.00	9,332	–
0.00	8,450	–	0.00	9,940	–
0.00	24,915	–	0.00	7,491	–
0.00	2,164	–	0.00	1,056	–
0.00	1,628	–	0.00	768	–
0.00	9,174	–	0.00	12,081	–
0.00	7,572	–	0.00	798	–
0.00	262	–	17.18	15,804	271,513
0.00	11,585	–	22.80	17,515	399,342
0.00	11,682	–	22.80	3,915	89,262
0.00	2,200	–	22.80	17,512	399,274
0.00	654	–	22.80	11,344	258,643
0.00	3,163	–	23.71	16,407	389,010
0.00	232,431	–	23.71	19,858	470,833
0.00	19,081	–	23.71	16,562	392,685
0.00	3,988	–	23.71	16,407	389,010
0.00	1,972	–	23.71	19,857	470,809
0.00	3,115	–	23.71	16,561	392,661
0.00	2,445	–	0.00	173,130	–
0.00	6,908	–	0.00	35,724	–
0.00	35,470	–	0.00	726	–
0.00	88,186	–	0.00	14,804	–
0.00	3,120	–	0.00	396	–
0.00	3,454	–	0.00	90	–
0.00	817	–

NOTES TO THE FINANCIAL STATEMENTS 181

45: Employee Share and Option Plans (continued)

Details of shares issued as a result of the exercise of options/rights during 2013 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	46,061	–	0.00	10,610	–
0.00	3,968	–	0.00	612	–
0.00	186	–	0.00	1,536	–
0.00	5,861	–	23.49	631,388	14,831,304
0.00	12,820	–	17.18	245,093	4,210,698
0.00	144	–	17.18	90,483	1,554,498
0.00	404	–	17.18	90,479	1,554,429
0.00	38,462	–	17.18	4,076	70,026
0.00	174,762	–	17.18	1,185	20,358
0.00	3,701	–	17.18	1,184	20,341
0.00	1,102	–	22.80	17,071	389,219
0.00	11,277	–	22.80	656	14,957
0.00	67,967	–	22.80	8,792	200,458
0.00	3,841	–	22.80	17,070	389,196
0.00	1,625	–	22.80	656	14,957
0.00	2,799	–	22.80	8,791	200,435
0.00	17,037	–	23.71	113,492	2,690,895
0.00	30,850	–	23.71	4,251	100,791
0.00	80,146	–	23.71	1,225	29,045
0.00	2,929	–	23.71	113,489	2,690,824
0.00	22,039	–	23.71	4,250	100,768
0.00	18,547	–	23.71	1,225	29,045
0.00	13,989	–	0.00	260,642	–
0.00	11,524	–	0.00	225,963	–
0.00	713	–	0.00	41,084	–
0.00	57	–	0.00	57,726	–
0.00	788	–	0.00	163,850	–
0.00	3,295	–

Details of shares issued as a result of the exercise of options/rights since the end of 2014 up to the signing of the Directors’ Report on 5 November 2014 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	748	–	0.00	1,098	–
0.00	182	–	0.00	48	–
0.00	1,030	–	0.00	18	–

45: Employee Share and Option Plans (continued)

In determining the fair value below, the standard market techniques for valuation, including Monte Carlo and/or Black Scholes pricing models, were applied in accordance with the requirements of AASB 2 Share-based payments. The models take into account early exercise of vested equity, non-transferability and market based performance hurdles (if any). The significant assumptions used to measure the fair value of instruments granted during 2014 are contained in the table below:

Type	Grant date	Number of options/ rights	Exercise price $	Equity fair value $	Share closing price at grant $	ANZ expected volatility[1] %	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield %	Risk free interest rate %

STI/TIPP deferred share rights	22-Nov-13	39,269	0.00	31.68	31.68	n/a	2.4	0.4	0.4	5.80	n/a
	22-Nov-13	192,539	0.00	30.10	31.68	20.0	3	1	1	5.25	2.54
	22-Nov-13	202,523	0.00	28.60	31.68	20.0	4	2	2	5.25	2.75
	22-Nov-13	148,315	0.00	27.17	31.68	20.0	5	3	3	5.25	3.13

LTI deferred share rights	22-Nov-13	149,626	0.00	27.17	31.68	20.0	5	3	3	5.25	3.13

LTI performance rights	22-Nov-13	759,220	0.00	13.87	31.68	20.0	5	3	3	5.25	3.13
	22-Nov-13	693,236	0.00	15.19	31.68	20.0	5	3	3	5.25	3.13
	18-Dec-13	100,832	0.00	15.62	30.70	20.0	5	3	3	5.50	2.90
	18-Dec-13	100,254	0.00	15.71	30.70	20.0	5	3	3	5.50	2.90

Other deferred share rights	22-Nov-13	15,530	0.00	31.68	31.68	n/a	2.3	0.3	0.3	5.80	n/a
	22-Nov-13	918	0.00	30.50	31.68	20.0	2.7	0.7	0.7	5.25	2.54
	22-Nov-13	1,438	0.00	30.10	31.68	20.0	3	1	1	5.25	2.54
	22-Nov-13	3,671	0.00	29.69	31.68	20.0	3.3	1.3	1.3	5.25	2.54
	22-Nov-13	983	0.00	28.98	31.68	20.0	3.7	1.7	1.7	5.25	2.75
	22-Nov-13	5,009	0.00	28.60	31.68	20.0	4	2	2	5.25	2.75
	22-Nov-13	1,595	0.00	28.21	31.68	20.0	4.3	2.3	2.3	5.25	2.75
	22-Nov-13	217	0.00	27.53	31.68	20.0	4.7	2.7	2.7	5.25	3.13
	22-Nov-13	1,591	0.00	27.17	31.68	20.0	5	3	3	5.25	3.13
	4-Dec-13	25,710	0.00	27.24	31.76	20.0	3	3	3	5.25	3.08
	27-Feb-14	7,988	0.00	30.47	32.15	20.0	3	1	1	5.50	2.44
	27-Feb-14	6,036	0.00	28.89	32.15	20.0	4	2	2	5.50	2.69
	27-Feb-14	4,809	0.00	27.38	32.15	20.0	5	3	3	5.50	2.85
	1-Jun-14	5,116	0.00	32.64	33.49	17.5	3	0.5	0.5	5.50	2.54
	1-Jun-14	994	0.00	32.18	33.49	17.5	3	0.7	0.7	5.50	2.54
	1-Jun-14	1,298	0.00	31.73	33.49	17.5	3	1	1	5.50	2.54
	1-Jun-14	3,944	0.00	30.93	33.49	17.5	4	1.5	1.5	5.50	2.63
	1-Jun-14	1,049	0.00	30.50	33.49	17.5	4	1.7	1.7	5.50	2.63
	1-Jun-14	1,369	0.00	30.08	33.49	17.5	4	2	2	5.50	2.63
	1-Jun-14	1,807	0.00	29.32	33.49	17.5	5	2.5	2.5	5.50	2.74
	1-Jun-14	5,190	0.00	28.90	33.49	17.5	5	2.7	2.7	5.50	2.74
	1-Jun-14	771	0.00	28.51	33.49	17.5	5	3	3	5.50	2.74
	1-Jun-14	1,934	0.00	27.40	33.49	17.5	6	3.7	3.7	5.50	2.92
	20-Aug-14	524	0.00	32.35	33.27	17.5	3	0.5	0.5	5.50	2.47
	20-Aug-14	2,328	0.00	31.54	33.27	17.5	3	1	1	5.50	2.47
	20-Aug-14	292	0.00	30.66	33.27	17.5	4	1.5	1.5	5.50	2.54
	20-Aug-14	2,457	0.00	29.89	33.27	17.5	4	2	2	5.50	2.54
	20-Aug-14	171	0.00	29.06	33.27	17.5	5	2.5	2.5	5.50	2.64

1	Expected volatility represents a measure of the amount by which ANZ’s share price is expected to fluctuate over the life of the rights. The measure of volatility used in the model is the annualised standard deviation of the continuously compounded rates of return on the historical share price over a defined period of time preceding the date of grant. This historical average annualised volatility is then used to estimate a reasonable expected volatility over the expected life of the rights.

NOTES TO THE FINANCIAL STATEMENTS     183

45: Employee Share and Option Plans (continued)

The significant assumptions used to measure the fair value of instruments granted during 2013 are contained in the table below:

Type	Grant date	Number of options/ rights	Exercise price $	Equity fair value $	Share closing price at grant $	ANZ expected volatility[1] %	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield %	Risk free interest rate %

STI deferred share rights	12-Nov-12	54,511	0.00	24.45	24.45	n/a	2.4	0.4	0.4	n/a	n/a
	12-Nov-12	240,751	0.00	23.07	24.45	22.5	3	1	1	6.00	2.82
	12-Nov-12	255,250	0.00	21.76	24.45	22.5	4	2	2	6.00	2.66
	12-Nov-12	28,694	0.00	20.53	24.45	22.5	5	3	3	6.00	2.58

LTI deferred share rights	12-Nov-12	415,056	0.00	20.53	24.45	22.5	5	3	3	6.00	2.58

LTI performance rights	12-Nov-12	641,728	0.00	10.16	24.45	22.5	5	3	3	6.00	2.58
	19-Dec-12	328,810	0.00	9.58	24.64	22.5	5	3	3	6.00	2.77

Other deferred share rights	6-Dec-12	72,059	0.00	20.80	24.72	22.5	3	3	3	6.00	2.63
	27-Feb-13	12,941	0.00	26.87	28.28	20.0	3	1	1	5.25	2.62
	27-Feb-13	13,623	0.00	25.53	28.28	20.0	4	2	2	5.25	2.63
	20-Aug-13	9,795	0.00	28.78	29.56	20.0	2.5	0.5	0.5	5.25	2.38
	20-Aug-13	2,392	0.00	28.09	29.56	20.0	3	1	1	5.25	2.38
	20-Aug-13	7,935	0.00	27.34	29.56	20.0	3.5	1.5	1.5	5.25	2.47
	20-Aug-13	2,518	0.00	26.68	29.56	20.0	4	2	2	5.25	2.47
	20-Aug-13	8,735	0.00	25.98	29.56	20.0	4.5	2.5	2.5	5.25	2.73
	20-Aug-13	1,830	0.00	25.35	29.56	20.0	5	3	3	5.25	2.73
	12-Nov-12	3,732	0.00	23.07	24.45	22.5	3	1	1	6.00	2.82
	12-Nov-12	3,958	0.00	21.76	24.45	22.5	4	2	2	6.00	2.66

1	Expected volatility represents a measure of the amount by which ANZ’s share price is expected to fluctuate over the life of the rights. The measure of volatility used in the model is the annualised standard deviation of the continuously compounded rates of return on the historical share price over a defined period of time preceding the date of grant. This historical average annualised volatility is then used to estimate a reasonable expected volatility over the expected life of the rights.

SATISFYING EQUITY AWARDS

All shares underpinning equity awards may be purchased on market, or be newly issued shares or a combination of both.

In relation to equity purchased on market during the 2014 financial year either under the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan, or to satisfy options or rights, for all employees 5,909,763 shares were purchased at an average price of $31.93 per share.

46: Related Party Disclosures

A: KEY MANAGEMENT PERSONNEL COMPENSATION

Key Management Personnel (KMP) are defined as directors and those executives that report directly to the CEO with responsibility for the strategic direction and management of a major revenue generating division or who control material revenue and expenses that fall within the definition of KMP. KMP compensation included in the personnel disclosure expenses is as follows:

	Consolidated
	2014 $000	2013[1] $000
Short-term benefits	25,367	21,741
Post-employment benefits	921	617
Other long-term benefits	356	148
Termination benefits	–	127
Share-based payments	15,400	11,408
	42,044	34,041

1	Comparative period does not include role of COO who became a KMP on 1 October 2013.

B: KEY MANAGEMENT PERSONNEL LOAN TRANSACTIONS

Loans made to directors of the Company and other KMP of the Group are made in the ordinary course of business on normal commercial terms and conditions no more favourable than those given to other employees or customers, including the term of the loan, security required and the interest rate. The aggregate of loans made, guaranteed or secured by any entity in the Group to KMP, including their related parties, were as follows:

	Consolidated		The Company
	2014 $000	2013 $000	2014 $000	2013 $000
Loans advanced[1]	29,560	15,316	20,622	14,269
Interest charged[2]	1,314	896	849	892

1	Balances are for KMP who were in office as of the balance sheet date.
2	Interest is for all KMP during the period.

184

46: Related Party Disclosures (continued)

C: KEY MANAGEMENT PERSONNEL HOLDINGS OF ANZ SECURITIES

KMP, including their related parties, held subordinated debt, shares, share rights and options over shares in the Group directly, indirectly or beneficially as shown below:

	Consolidated
	2014 Number[1]	2013 Number[1]
Ordinary shares	3,876,106	4,111,704
Subordinated debt	10,499	10,299

1	Balances are for KMP who were in office as of the balance sheet date.

D: OTHER TRANSACTIONS OF KEY MANAGEMENT PERSONNEL AND THEIR RELATED PARTIES

All other transactions with KMP and their related parties are made on terms equivalent to those that prevail in arm’s length transactions. These transactions generally involve the provision of financial and investment services including services to eligible international assignees ensuring they are neither financially advantaged nor disadvantaged by their relocation. All such transactions that have occurred with KMP and their related parties have been trivial or domestic in nature. In this context, transactions are only disclosed when they are considered of interest to the users of the financial report in making and evaluating decisions about the allocation of scarce resources.

E: ASSOCIATES

Significant associates are disclosed in note 38. During the course of the financial year the Company and Group conducted transactions with all associates on terms equivalent to those on an arm’s length basis as shown below:

	Consolidated		The Company
	2014 $000	2013 $000	2014 $000	2013 $000
Amounts receivable from associates	81,193	96,627	80,628	95,654
Amounts payable to associates	77,977	78,265	2,210	2,661
Interest revenue	694	992	657	869
Interest expense	2,378	1,870	–	–
Dividend revenue	125,400	113,874	45,935	45,828
Costs recovered from associates	1,865	1,548	476	356

There have been no guarantees given or received. No outstanding amounts have been written down or recorded as allowances, as they are considered fully collectible.

F: SUBSIDIARIES

Significant controlled entities are disclosed in note 37. During the course of the financial year subsidiaries conducted transactions with each other and associates on terms equivalent to those on an arm’s length basis. As of 30 September 2014, all outstanding amounts are considered fully collectible.

Transactions between the Company and its subsidiaries include the provision of a wide range of banking and other financial facilities. Details of amounts paid to or received from related parties, in the form of dividends or interest, are set out in note 3 and note 4.

Other intragroup transactions include the provision of management and administrative services, staff training, data processing facilities, transfer of tax losses, and the leasing of property plant and equipment.

47: Life Insurance Business

The Group conducts its life insurance business through OnePath Life Limited, OnePath Life (NZ) Limited and OnePath Insurance Services (NZ) Limited. This note is intended to provide disclosures in relation to the life insurance businesses conducted through these controlled entities.

CAPITAL ADEQUACY OF LIFE INSURER

Australian life insurers are required to hold reserves in excess of policy liabilities to support capital requirements under the Life Insurance Act (Life Act).

The life insurance business in New Zealand is not governed by the Life Act as these are foreign domiciled life insurance companies. These companies are however required to meet similar capital tests.

The summarised capital information below, in respect of capital requirements under the Life Act, has been extracted from the financial statements prepared by OnePath Life Limited. For detailed capital adequacy information on a statutory fund basis, users of this annual financial report should refer to the separate financial statements prepared by OnePath Life Limited.

	OnePath Life Limited
	2014 $m	2013 $m
Capital Base	524	567
Prescribed Capital Amount (PCA)	295	294
Capital Adequacy Multiple (times)	1.78	1.93

NOTES TO THE FINANCIAL STATEMENTS 185

47: Life Insurance Business (continued)

LIFE INSURANCE BUSINESS PROFIT ANALYSIS

	Life insurance contracts		Life investment contracts		Consolidated
	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Net shareholder profit after income tax	235	186	114	152	349	338
Net shareholder profit after income tax is represented by:
Emergence of planned profit margins	181	181	87	109	268	290
Difference between actual and assumed experience	(21)	(51)	12	9	(9)	(42)
(Loss recognition)/reversal of previous losses on groups of related products	–	1	–	–	–	1
Investment earnings on retained profits and capital	75	55	15	34	90	89
Changes in assumptions	–	–	–	–	–	–
Net policyholder profit in statutory funds after income tax	16	15	–	–	16	15
Net policyholder profit in statutory funds after income tax is represented by:
Emergence of planned profits	12	13	–	–	12	13
Investment earnings on retained profits and experience profits	4	2	–	–	4	2
INVESTMENTS RELATING TO LIFE INSURANCE BUSINESS
					Consolidated
					2014 $m	2013 $m
Equity securities					10,528	10,901
Debt securities					6,503	8,870
Investments in managed investment schemes					15,954	11,378
Derivative financial assets/(liability)					(203)	9
Cash and cash equivalents					797	925
Total investments backing policy liabilities designated at fair value through profit or loss[1]					33,579	32,083

1	This includes $3,181 million (2013: $3,511 million) in respect of investments relating to external unit holders. In addition, the investment balance has been reduced by $4,779 million (2013: $3,982 million) in respect of the elimination of intercompany balances and Treasury Shares.

Investments held in statutory funds can only be used to meet the liabilities and expenses of that fund, or to make profit distributions when solvency and capital adequacy requirements of the Life Act and Insurance (Prudential Supervision) Act 2010 are met. Accordingly, with the exception of permitted profit distributions, the investments held in the statutory funds are not available for use by other parties of the Group.

INSURANCE POLICY LIABILITIES

a) Policy liabilities

	Consolidated
	2014 $m	2013 $m
Life insurance contract liabilities
Best estimate liabilities
Value of future policy benefits	6,854	6,312
Value of future expenses	2,024	1,809
Value of future premium	(10,697)	(9,426)
Value of declared bonuses	15	13
Value of future profits
Policyholder bonus	27	31
Shareholder profit margin	1,655	1,379
Business valued by non-projection method	5	5
Total net life insurance contract liabilities	(117)	123
Unvested policyholder benefits	42	43
Liabilities ceded under reinsurance contracts[1] (refer note 19)	591	519
Total life insurance contract liabilities	516	685
Life investment contract liabilities[2,3]	34,038	31,703
Total policy liabilities	34,554	32,388

1	Liabilities ceded under reinsurance contracts are shown as ‘other assets’.
2	Designated at fair value through profit or loss.
3	Life investment contract liabilities that relate to a capital guaranteed element is $1,526 million (2013: $1,671 million). Life investment contract liabilities subject to investment performance guarantees is $960 million (2013: $1,064 million).

186

47: Life Insurance Business (continued)

b) Reconciliation of movements in policy liabilities

	Life investment contracts		Life insurance contracts		Consolidated
	2014 $m	2013 $m	2014 $m	2013 $m	2014 $m	2013 $m
Policy liabilities
Gross liability brought forward	31,703	28,763	685	774	32,388	29,537
Movements in policy liabilities reflected in the income statement	2,388	3,758	(169)	(89)	2,219	3,679
Deposit premium recognised as a change in life investment contract liabilities	5,311	3,937	–	–	5,311	3,937
Fees recognised as a change in life investment contract liabilities	(462)	(457)	–	–	(462)	(457)
Withdrawal recognised as a change in other life investment contract liabilities	(4,902)	(4,308)	–	–	(4,902)	(4,308)
Gross policy liabilities closing balance	34,038	31,703	516	685	34,554	32,388
Liabilities ceded under reinsurance[1]
Balance brought forward	–	–	519	509	519	509
Increase in reinsurance assets reflected in the income statement	–	–	72	10	72	10
Closing balance	–	–	591	519	591	519
Total policy liabilities net of reinsurance asset	34,038	31,703	(75)	166	33,963	31,869

1	Liabilities ceded under reinsurance contracts are shown as ‘other assets’.

c) Sensitivity analysis – Life investment contract liabilities

Market risk arises on the Group’s life insurance business in respect of life investment contracts where an element of the liability to the policyholder is guaranteed by the Group. The value of the guarantee is impacted by changes in underlying asset values and interest rates. As at 30 September 2014, a 10% decline in equity markets would have decreased profit by $15 million (2013: $7 million) and a 10% increase would have increased profit by nil (2013: $nil). A 1% increase in interest rates at 30 September 2014 would have decreased profit by $9 million (2013: $1 million) and 1% decrease would have increased profit by nil (2013: $nil).

METHODS AND ASSUMPTIONS – LIFE INSURANCE CONTRACTS

Significant actuarial methods

The effective date of the actuarial report on policy liabilities (which includes insurance contract liabilities and life investment contract liabilities) and solvency requirements is 30 September 2014.

In Australia, the actuarial report was prepared by Mr Jaimie Sach FIAA Appointed Actuary, a fellow of the Institute of Actuaries of Australia. The actuarial reports indicate Mr Sach is satisfied as to the accuracy of the data upon which policy liabilities have been determined.

In New Zealand, the actuarial report was prepared by Mr Michael Bartram FIAA FNZSA, a fellow of the Institute of Actuaries of Australia and a fellow of the New Zealand Society of Actuaries. The amount of policy liabilities has been determined in accordance with Professional Standard 3: Determination of Life Insurance Policy Liabilities of the New Zealand Society of Actuaries. The actuarial reports indicate that Mr Bartram is satisfied as to the accuracy of the data upon which policy liabilities have been determined.

The amount of policy liabilities has been determined in accordance with methods and assumptions disclosed in this financial report and the requirements of the Life Act, which includes applicable standards of the APRA.

Policy liabilities have been calculated in accordance with Prudential Standard LPS 340 Valuation of Policy Liabilities issued by the APRA in accordance with the requirements of the Life Act. For life insurance contracts the Standard requires the policy liabilities to be calculated in a way which allows for the systematic release of planned margins as services are provided to policyholders.

The profit carriers used to achieve the systematic release of planned margins are based on the product groups.

Critical assumptions

The valuation of the policy liabilities is dependant on a number of variables including interest rate, equity prices, future expenses, mortality, morbidity and inflation. The critical estimates and judgements used in determining the policy liabilities is set out in note 2 (vi) on page 96.

NOTES TO THE FINANCIAL STATEMENTS 187

47: Life Insurance Business (continued)

Sensitivity analysis – life insurance contracts

The Group conducts sensitivity analysis to quantify the exposure of the life insurance contracts to risk of changes in the key underlying variables such as interest rate, equity prices, mortality, morbidity and inflation. The valuations included in the reported results and the Group’s best estimate of future performance is calculated using certain assumptions about these variables. The movement in any key variable will impact the performance and net assets of the Group and as such represents a risk. The table below illustrates how changes in key assumptions would impact the reported profit, insurance contract policy liabilities and equity at 30 September 2014.

Variable	Impact of movement in underlying variable	Change in variable	Profit/(loss) net of reinsurance		Insurance contract liabilities net of reinsurance	Equity
		% change	$m		$m	$m
Market interest rates	A change in market interest rates affects the value placed on future cash flows. This changes profit and shareholder equity.	-1% +1%	55 (44)		(77 62)	55 (44)
Expense risk	An increase in the level or inflationary growth of expenses over assumed levels will decrease profit and shareholder equity.	-10% +10%	– –		– –	– –
Mortality risk	Greater mortality rates would lead to higher levels of claims occurring, increasing associated claims cost and therefore reducing profit and shareholder equity.	-10% +10%	(13 (1	) )	18 1	(13) (1)
Morbidity risk	The cost of health-related claims depends on both the incidence of policyholders becoming ill and the duration which they remain ill. Higher than expected incidence and duration would increase claim costs, reducing profit and shareholder equity.	-10% +10%	– (3)		– 4	– (3)
Discontinuance risk	An increase in discontinuance rates at earlier durations has a negative effect as it affects the ability to recover acquisition expenses and commissions.	-10% +10%	– (2)		– 3	– (2)

LIFE INSURANCE RISK

Insurance risk is the risk of loss due to unexpected changes in current and future insurance claims rates. Insurance risk exposure arises in the life insurance business as the risk that claims payments are greater than expected. In the life insurance business this arises primarily through mortality (death) or morbidity (illness or injury) risks being greater than expected.

Insurance risks are controlled through the use of underwriting procedures and reinsurance arrangements. Controls are also maintained over claims management practices to assist in the correct and timely payment of insurance claims. Regular monitoring of experience is conducted at a sufficiently detailed level in order to identify any deviation from expected claim levels.

Financial risks relating to the Group’s life insurance business are generally monitored and controlled by selecting appropriate assets to back insurance and life investment contract liabilities. Wherever possible within regulatory constraints, the Group segregates policyholders funds from shareholders funds and sets investment mandates that are appropriate for each. The assets are regularly monitored by the Wealth Asset Liability Committee and Wealth Product Committee to ensure that there are no material asset and liability mismatch issues and other risks, such as liquidity risk and credit risk, are maintained within acceptable limits.

All financial assets within the life insurance statutory funds directly support either the Group’s life insurance contracts or life investment contracts. Market risk arises for the Group on contracts where the liabilities to policyholders are guaranteed. The Group manages this risk by the monthly monitoring and rebalancing of assets to policy liabilities. However, for some contracts the ability to match asset characteristics with policy obligations is constrained by a number of factors including regulatory constraints, the lack of suitable investments as well as by the nature of the policy liabilities themselves.

Market risk also arises from those life investment contracts where the asset management fees earned are directly impacted by the value of the underlying assets. The Group is exposed to the risk of future decreased asset management fees as a result of a decline in assets under management and operational risk associated with the possible failure to administer life investment contracts in accordance with the product terms and conditions.

Risk strategy

In compliance with contractual and regulatory requirements, a strategy is in place to monitor that the risks underwritten satisfy policyholders’ risk and reward objectives whilst not adversely affecting the Group’s ability to pay benefits and claims when due. The strategy involves the identification of risks by type, impact and likelihood, the implementation of processes and controls to mitigate the risks, and continuous monitoring and improvement of the procedures in place to minimise the chance of an adverse compliance or operational risk event occurring. Included in this strategy are the processes and controls over underwriting, claims management and product pricing. Capital management is also a key aspect of the Group’s risk management strategy.

Allocation of capital

The Group’s life insurance businesses are subject to regulatory capital requirements which prescribe the amount of capital to be held depending on the contract liability.

Solvency margin requirements established by APRA are in place to reinforce safeguards for policyholders’ interest, which are primarily the ability to meet future claims payments in respect of existing policies.

Methods to limit or transfer insurance risk exposures

Reinsurance – Reinsurance treaties are analysed using a number of analytical modelling tools to assess the impact on the Group’s exposure to risk with the objective of achieving the desired choice of the type of reinsurance and retention levels.

Underwriting procedures – Strategic underwriting decisions are put into effect using the underwriting procedures detailed in the Group’s underwriting manual. Such procedures include limits to delegated authorities and signing powers.

Claims management – Strict claims management procedures are in place to assist in the timely and correct payment of claims in accordance with policy conditions.

188

48: Changes to comparatives

Certain amounts reported as comparative information have changed as a result of the adoption of new accounting standards or being reclassified to conform with current period financial statement presentations.

The following changes have been made:

BALANCE SHEET RECLASSIFICATION

During the period, the classification of the balance sheet has changed to more consistently reflect the nature of the financial assets and liabilities. Prior to this reclassification, the balance sheet was classified according to both nature and counterparty. The key changes include:

Assets

}	Securities purchased under agreements to resell in less than three months previously reported in Liquid assets are now classified as Cash.

}	Money at call, bills receivable and remittances in transit previously reported in Liquid assets are now classified as either Cash, Settlement balances owed to ANZ or Net loans and advances depending on the nature of the asset.

}	Loans to other banks previously reported in Due from other financial institutions are now classified as Net loans and advances.

}	Collateral paid previously reported in Due from other financial institutions is now classified separately.

}	Issued security settlements previously reported in Other assets are now classified as Settlement balances owed to ANZ.

Liabilities

}	Loans from other banks previously reported in Due to other financial institutions are now classified as Deposits and other borrowings.

}	Collateral received previously reported in Due to other financial institutions is now classified separately.

}	Issued security settlements previously reported in Payables and Other liabilities are now classified as Settlement balances owed by ANZ.

CASH FLOW STATEMENT

The Group restated line items in the cash flow statement to align with the revised balance sheet classifications reflected below. In addition, loans and advances with financial institution counterparties with original maturities of less than 90 days were removed from the definition of ‘cash equivalents’ (as presented in the cash flow statement). These balances now form part of net loans and advances in the balance sheet and the associated cash inflows/ outflows form part of cash flows from operating activities. The Group consider that this change better reflects the characteristics of these financial instruments.

EMPLOYEE BENEFITS

The adoption of the amendments to AASB 119 Employee Benefits has resulted in changes to the measurement of the Group’s defined benefit obligations. This has resulted in a restatement to comparatives in the Income Statement and Balance Sheet. Refer note 1A(iv) for further details.

BUSINESS TAXES REPORTED IN ASIA

During the year business taxes which were previously reported as a contra to revenue were classified as expenses to better reflect the nature of the transaction. Comparative information has been reclassified accordingly.

OWN CREDIT RISK OF FINANCIAL LIABILITIES AT FAIR VALUE

The early application of the own credit requirements in AASB 9 has resulted in the fair value loss attributable to own credit risk of financial liabilities being reclassified from other operating income to other comprehensive income. This has resulted in a restatement of the Income Statement and the Statement of Comprehensive Income with no impact on the Balance Sheet. Refer note 1 A(iv) for further details.

	Previously reported	Balance sheet reclassification	Employee benefits	Currently reported
Consolidated 30 September 2013	$m	$m	$m	$m
Assets
Liquid assets	39,737	(39,737)	–	–
Due from other financial institutions	22,177	(22,177)	–	–
Cash	–	25,270	–	25,270
Settlement balances owed to ANZ	–	19,225	–	19,225
Collateral paid	–	6,530	–	6,530
Available-for-sale assets	28,135	142	–	28,277
Net loans and advances	469,295	13,969	–	483,264
Deferred tax assets	721	–	4	725
Other assets	7,574	(3,222)	–	4,352
All other assets	135,352	–	–	135,352
Total assets	702,991	–	4	702,995
Liabilities
Due to other financial institutions	36,306	(36,306)	–	–
Settlement balances owed by ANZ	–	8,695	–	8,695
Collateral received	–	3,921	–	3,921
Deposits and other borrowings	439,674	27,241	–	466,915
Payables and other liabilities	12,594	(3,551)	16	9,059
All other liabilities	168,802	–	–	168,802
Total liabilities	657,376	–	16	657,392
Net Assets	45,615	–	(12)	45,603
Retained earnings	21,948	–	(12)	21,936
All other equity	23,667	–	–	23,667
Total shareholders’ equity	45,615	–	(12)	45,603

NOTES TO THE FINANCIAL STATEMENTS 189

48: Changes to comparatives (continued)

	Previously reported	Business tax restatement	Employee benefits	Own credit risk	Currently reported
Consolidated 2013	$m	$m	$m	$m	$m
Net interest income	12,758	–	–	–	12,758
Other operating income	5,688	13	–	63	5,764
Operating income	18,446	13	–	63	18,522
Operating expenses	(8,236)	(13)	(8)	–	(8,257)
Profit before credit impairment and income tax	10,210	–	(8)	63	10,265
Provision for credit impairment	(1,188)	–	–	–	(1,188)
Profit before income tax	9,022	–	(8)	63	9,077
Income tax expense/(benefit) and non-controlling interests	(2,750)	–	2	(19)	(2,767)
Profit attributable to shareholders of the Company	6,272	–	(6)	44	6,310
Other comprehensive income net of tax attributable to shareholders of the Company	1,614	–	11	(44)	1,581
Total comprehensive income attributable to shareholders of the Company	7,886	–	5	–	7,891
Earnings per ordinary share (cents)
Basic	231.3	–	(0.2)	1.6	232.7
Diluted	224.4	–	(0.2)	1.5	225.7

		Previously reported	Balance sheet reclassification	Employee benefits	Currently reported
Consolidated 1 October 2012		$m	$m	$m	$m
Assets
Liquid assets		36,578	(36,578)	–	–
Due from other financial institutions		17,103	(17,103)	–	–
Cash		–	25,143	–	25,143
Settlement balances owed to ANZ		–	14,016	–	14,016
Collateral paid		–	6,878	–	6,878
Available-for-sale assets		20,562	79	–	20,641
Net loans and advances		427,823	8,804	–	436,627
Deferred tax assets		785	–	7	792
Other assets		5,623	(1,239)	–	4,384
All other assets		133,653	–	–	133,653
Total assets		642,127	–	7	642,134
Liabilities
Due to other financial institutions		30,538	(30,538)	–	–
Settlement balances owed by ANZ		–	5,416	–	5,416
Collateral received		–	2,531	–	2,531
Deposits and other borrowings		397,123	23,690	–	420,813
Payables and other liabilities		10,109	(1,099)	24	9,034
All other liabilities		163,137	–	–	163,137
Total liabilities		600,907	–	24	600,931
Net assets		41,220	–	(17)	41,203
Retained earnings		19,728	–	(17)	19,711
All other equity		21,492	–	–	21,492
Total shareholders’ equity		41,220	–	(17)	41,203

48: Changes to comparatives (continued)

		Previously reported	Balance sheet reclassification	Employee benefits	Currently reported
The Company 30 September 2013		$m	$m	$m	$m
Assets
Liquid assets		33,838	(33,838)	–	–
Due from other financial institutions		18,947	(18,947)	–	–
Cash		–	22,798	–	22,798
Settlement balances owed to ANZ		–	16,621	–	16,621
Collateral paid		–	5,638	–	5,638
Available-for-sale assets		23,823	–	–	23,823
Net loans and advances		372,467	10,706	–	383,173
Deferred tax assets		936	–	–	936
Other assets		5,246	(2,978)	–	2,268
All other assets		163,740	–	–	163,740
Total assets		618,997	–	–	618,997
Liabilities
Due to other financial institutions		34,149	(34,149)	–	–
Settlement balances owed by ANZ		–	7,451	–	7,451
Collateral received		–	3,531	–	3,531
Deposits and other borrowings		359,013	26,436	–	385,449
Payables and other liabilities		9,545	(3,269)	–	6,276
All other liabilities		177,225	–	–	177,225
Total liabilities		579,932	–	–	579,932
Net Assets		39,065	–	–	39,065
Retained earnings		14,753	–	–	14,753
All other equity		24,312	–	–	24,312
Total shareholders’ equity		39,065	–	–	39,065

	Previously reported	Business tax restatement	Employee benefits	Own credit risk	Currently reported
The Company 2013	$m	$m	$m	$m	$m
Net interest income	9,364	–	–	–	9,364
Other operating income	5,389	–	–	63	5,452
Operating income	14,753	–	–	63	14,816
Operating expenses	(6,505)	–	(4)	–	(6,509)
Profit before credit impairment and income tax	8,248	–	(4)	63	8,307
Provision for credit impairment	(1,132)	–	–	–	(1,132)
Profit before income tax	7,116	–	(4)	63	7,175
Income tax expense/(benefit)	(1,770)	–	1	(19)	(1,788)
Profit attributable to shareholders of the Company	5,346	–	(3)	44	5,387
Other comprehensive income net of tax attributable to shareholders of the Company	191	–	3	(44)	150
Total comprehensive income attributable to shareholders of the Company	5,537	–	–	–	5,537

NOTES TO THE FINANCIAL STATEMENTS     191

48: Changes to comparatives (continued)

	Previously reported	Balance sheet reclassification	Employee benefits	Currently reported
The Company 1 October 2012	$m	$m	$m	$m
Assets
Liquid assets	32,782	(32,782)	–	–
Due from other financial institutions	14,167	(14,167)	–	–
Cash	–	10,987	–	10,987
Settlement balances owed to ANZ	–	21,783	–	21,783
Collateral paid	–	5,875	–	5,875
Available-for-sale assets	17,841	–	–	17,841
Net loans and advances	350,060	9,412	–	359,472
Deferred tax assets	768	–	–	768
Other assets	3,747	(1,108)	–	2,639
All other assets	153,642	–	–	153,642
Total assets	573,007	–	–	573,007
Liabilities
Due to other financial institutions	28,394	(28,394)	–	–
Settlement balances owed by ANZ	–	4,337	–	4,337
Collateral received	–	2,326	–	2,326
Deposits and other borrowings	333,536	22,595	–	356,131
Payables and other liabilities	7,554	(864)	–	6,690
All other liabilities	166,480	–	–	166,480
Total liabilities	535,964	–	–	535,964
Net assets	37,043	–	–	37,043
Retained earnings	13,508	–	–	13,508
All other equity	23,535	–	–	23,535
Total shareholders’ equity	37,043	–	–	37,043

	Consolidated 2013			The Company 2013
	Previously reported Inflows (Outflows)	Reclassification	Restated Sep 13 Inflows (Outflows)	Previously reported Inflows (Outflows)	Reclassification	Restated Sep 13 Inflows (Outflows)
	$m		$m	$m		$m
Net cash provided by/(used in) operating activities	17,606	(1,439)	16,167	13,877	(1,193)	12,684
Net cash provided by/(used in) investing activities	(7,607)		(7,607)	(6,222)		(6,222)
Net cash provided by/(used in) financing activities	(4,096)		(4,096)	(2,338)		(2,338)
Net increase/(decrease) in cash and cash equivalents	5,903	(1,439)	4,464	5,317	(1,193)	4,124
Cash and cash equivalents at beginning of the year	41,450	(5,943)	35,507	36,268	(4,849)	31,419
Effects of exchange rate changes on cash and cash equivalents	1,670	(530)	1,140	1,130	(394)	736
Cash and cash equivalents at end of year	49,023	(7,912)	41,111	42,715	(6,436)	36,279

49: Events Since the End of the Financial Year

There have been no material events since the end of the financial year.

Directors’ Declaration

The Directors of Australia and New Zealand Banking Group Limited declare that:

a)	in the Directors’ opinion, the financial statements and notes of the Company and the consolidated entity are in accordance with the Corporations Act 2001, including:

i)	section 296, that they comply with the Australian Accounting Standards and any further requirements of the Corporations Regulations 2001; and

ii)	section 297, that they give a true and fair view of the financial position of the Company and of the consolidated entity as at 30 September 2014 and of their performance for the year ended on that date;

b)	the notes to the financial statements of the Company and the consolidated entity include a statement that the financial statements and notes of the Company and the consolidated entity comply with International Financial Reporting Standards;

c)	the Directors have been given the declarations required by section 295A of the Corporations Act 2001;

d)	in the Directors’ opinion, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable; and

e)	the Company and certain of its wholly owned controlled entities (listed in note 43) have executed a Deed of Cross Guarantee enabling them to take advantage of the accounting and audit relief offered by class order 98/1418 (as amended), issued by the Australian Securities and Investments Commission. The nature of the Deed of Cross Guarantee is to guarantee to each creditor payment in full of any debt in accordance with the terms of the Deed of Cross Guarantee. At the date of this declaration, there are reasonable grounds to believe that the Company and its controlled entities which executed the Deed of Cross Guarantee are able, as an economic entity, to meet any obligations or liabilities to which they are, or may become, subject by virtue of the Deed of Cross Guarantee.

Signed in accordance with a resolution of the Directors.

David M Gonski, AC	Michael R P Smith, OBE
Chairman	Director
5 November 2014

Responsibility statement of the Directors in accordance with the Disclosure and Transparency Rule 4.1.12 (3)(b) of the United Kingdom Financial Conduct Authority

The Directors of Australia and New Zealand Banking Group Limited confirm to the best of their knowledge that:

The Group’s Annual Report includes:

i)	a fair review of the development and performance of the business and the position of the Group and the undertakings included in the consolidation taken as a whole; together with

ii)	a description of the principal risks and uncertainties faced by the Group.

Signed in accordance with a resolution of the Directors.

David M Gonski, AC	Michael R P Smith, OBE
Chairman	Director

5 November 2014

DIRECTORS’ DECLARATION     193

REPORT ON THE FINANCIAL REPORT

We have audited the accompanying financial report of Australia and New Zealand Banking Group Limited (the Company), which comprises the balance sheets as at 30 September 2014, and income statements, statements of comprehensive income, statements of changes in equity and statements of cash flow for the year ended on that date, notes 1 to 49 comprising a summary of significant accounting policies and other explanatory information and the directors’ declaration of the Company and the Group comprising the Company and the entities it controlled at the year’s end or from time to time during the financial year.

DIRECTORS’ RESPONSIBILITY FOR THE FINANCIAL REPORT

The directors of the Company are responsible for the preparation of the financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the financial report that is free from material misstatement whether due to fraud or error. In note 1(A)(i), the directors also state, in accordance with Australian Accounting Standard AASB 101 Presentation of Financial Statements, that the financial statements comply with International Financial Reporting Standards.

AUDITOR’S RESPONSIBILITY

Our responsibility is to express an opinion on the financial report based on our audit. We conducted our audit in accordance with Australian Auditing Standards. These Auditing Standards require that we comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the financial report that gives a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial report.

We performed the procedures to assess whether in all material respects the financial report presents fairly, in accordance with the Corporations Act 2001 and Australian Accounting Standards, a true and fair view which is consistent with our understanding of the Company’s and the Group’s financial position and of their performance.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

INDEPENDENCE

In conducting our audit, we have complied with the independence requirements of the Corporations Act 2001.

AUDITOR’S OPINION

In our opinion:

(a)	the financial report of Australia and New Zealand Banking Group Limited is in accordance with the Corporations Act 2001, including:

(i)	giving a true and fair view of the Company’s and the Group’s financial position as at 30 September 2014 and of their performance for the year ended on that date; and

(ii)	complying with Australian Accounting Standards and the Corporations Regulations 2001.

(b)	the financial report also complies with International Financial Reporting Standards as disclosed in note 1(A)(i).

REPORT ON THE REMUNERATION REPORT

We have audited the remuneration report included in pages 28 to 56 of the directors’ report for the year ended 30 September 2014. The directors of the Company are responsible for the preparation and presentation of the remuneration report in accordance with Section 300A of the Corporations Act 2001. Our responsibility is to express an opinion on the remuneration report, based on our audit conducted in accordance with Australian Auditing Standards

AUDITOR’S OPINION

In our opinion, the remuneration report of Australia and New Zealand Banking Group Limited for the year ended 30 September 2014, complies with Section 300A of the Corporations Act 2001.

KPMG	Andrew Yates Partner
Melbourne 5 November 2014

KPMG, an Australian partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

Liability limited by a scheme approved under Professional Standards Legislation.

194

ANZ ANNUAL REPORT 2014

SECTION 3

Five Year Summary	196
Principal Risks and Uncertainties	197
Supplementary Information	206
Shareholder Information	208
Glossary of Financial Terms	214
Alphabetical Index	216

SECTION 3 195

	2014 $m	2013[2] $m	2012 $m	2011 $m	2010 $m
Financial performance[1]
Net interest income	13,797	12,772	12,110	11,500	10,862
Other operating income	5,781	5,619	5,738	5,385	4,920
Operating expenses	(8,760)	(8,257)	(8,519)	(8,023)	(6,971)
Profit before credit impairment and income tax	10,818	10,134	9,329	8,862	8,811
Credit impairment charge	(989)	(1,197)	(1,258)	(1,220)	(1,820)
Income tax expense	(2,700)	(2,435)	(2,235)	(2,167)	(1,960)
Non-controlling interests	(12)	(10)	(6)	(8)	(6)
Cash/underlying profit[1]	7,117	6,492	5,830	5,467	5,025
Adjustments to arrive at statutory profit[1]	154	(182)	(169)	(112)	(524)
Profit attributable to shareholders of the Company	7,271	6,310	5,661	5,355	4,501
Financial position
Assets	772,092	702,995	642,127	604,213	531,703
Net assets	49,284	45,603	41,220	37,954	34,155
Common Equity Tier 1[3]	8.8%	8.5%	8.0%	8.5%	8.0%
Common Equity Tier 1 – Internationally Comparable Basel 3[4]	12.7%	12.7%	11.6%	n/a	n/a
Return on average ordinary equity[5]	15.8%	15.0%	14.6%	15.3%	13.9%
Return on average assets	1.0%	0.9%	0.9%	0.9%	0.9%
Cost to income ratio (cash/underlying)[1]	44.7%	44.9%	47.7%	47.5%	44.2%
Shareholder value – ordinary shares
Total return to shareholders (share price movement plus dividends)	5.9%	31.5%	35.4%	(12.6% )	1.9%
Market capitalisation	85,235	84,450	67,255	51,319	60,614
Dividend	178c	164c	145c	140c	126c
Franked portion – interim	100%	100%	100%	100%	100%
– final	100%	100%	100%	100%	100%
Share price – high	$35.07	$32.09	$25.12	$25.96	$26.23
– low	$28.84	$23.42	$18.60	$17.63	$19.95
– closing	$30.92	$30.78	$24.75	$19.52	$23.68
Share information
(per fully paid ordinary share)
Earnings per share	267.1c	232.7c	213.4c	208.2c	178.9c
Dividend payout ratio	67.4%	71.4%	69.4%	68.6%	71.6%
Net tangible assets per ordinary share[6]	$14.65	$13.48	$12.22	$11.44	$10.38
No. of fully paid ordinary shares issued (millions)	2,756.6	2,743.7	2,717.4	2,629.0	2,559.7
Dividend Reinvestment Plan (DRP) issue price
– interim	$33.30	$28.96	$20.44	$21.69	$21.32
– final	–	$31.83	$23.64	$19.09	$22.60
Other information
Points of representation[7]	1,220	1,274	1,337	1,381	1,394
No. of employees (full time equivalents)[8]	50,328	49,866	48,239	50,297	47,099
No. of shareholders[9]	498,309	468,343	438,958	442,943	411,692

1	Since 1 October 2012, the Group has used cash profit as a measure of the result of the ongoing business activities of the Group enabling shareholders to assess Group and divisional performance against prior periods and against peer institutions. For 2012 - 2014 statutory profit has been adjusted for non-core items to arrive at cash profit. For 2010 and 2011 statutory profit has been adjusted for non-core items to arrive at underlying profit, which like cash profit, is a measure of the ongoing business performance of the Group but used somewhat different criteria for the adjusting items. Neither cash profit nor underlying profit are audited; however, the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented.
2	As set out in note 1 of the financial statements the Group adopted certain new Accounting Standards during the year and 2013 comparative information has been restated in line with the requirements of the standards.
3	Calculated in accordance with APRA Basel 3 requirements for 2012-2014. Comparatives for 2010-2011 are calculated on a Basel 2 basis.
4	Previously disclosed International Harmonised capital ratios (Internationally Harmonised Basel 3) have been replaced with Internationally Comparable capital ratios as per the methodology in the “Australian Bankers’ Association: International comparability of capital ratios of Australia’s major banks” (August 2014) report prepared by PwC Australia. The 2012 and 2013 ratios have been restated for the change in methodology to Internationally Comparable capital ratios.
5	Average ordinary equity excludes non-controlling interests and preference shares.
6	Equals shareholders’ equity less preference share capital, goodwill, software and other intangible assets divided by the number of ordinary shares.
7	Includes branches, offices, representative offices and agencies.
8	During 2014 the Group migrated onto a single global HR platform. In doing so, the Group revised and standardised the measure of FTE and this resulted in an increase in FTE. Comparative information has been restated for 2013 only.
9	Excludes employees whose only ANZ shares are held in trust under ANZ employee share schemes.

1.	Introduction

The Group’s activities are subject to risks that can adversely impact its business, operations and financial condition. The risks and uncertainties described below are not the only ones that the Group may face. Additional risks and uncertainties that the Group is unaware of, or that the Group currently deems to be immaterial, may also become important factors that affect it. If any of the listed or unlisted risks actually occur, the Group’s business, operations, financial condition, or reputation could be materially and adversely affected, with the result that the trading price of the Group’s equity or debt securities could decline, and investors could lose all or part of their investment.

2.	Changes in general business and economic conditions, including disruption in regional or global credit and capital markets, may adversely affect the Group’s business, operations and financial condition

The Group’s financial performance is primarily influenced by the economic conditions and the level of business activity in the major countries and regions in which it operates or trades, i.e. Australia, New Zealand, the Asia Pacific region, Europe and the United States. The Group’s business, operations, and financial condition can be negatively affected by changes in economic and business conditions in these markets.

The economic and business conditions that prevail in the Group’s major operating and trading markets are affected by domestic and international economic events, political events, natural disasters, and by movements and events that occur in global financial markets.

The global financial crisis saw a sudden and prolonged dislocation in credit and equity capital markets, a contraction in global economic activity and the creation of many challenges for financial services institutions worldwide that still persist to some extent in many regions. Sovereign risk and its potential impact on financial institutions in Europe and globally subsequently emerged as a significant risk to the growth prospects of the various regional economies and the global economy. The impact of the global financial crisis and its aftermath (such as heightened sovereign risk) continue to affect regional and global economic activity, confidence and capital markets. Prudential authorities have implemented and continue to implement increased regulations to mitigate the risk of such events recurring, although there can be no assurance that such regulations will be effective.

The economic effects of the global financial crisis and the European sovereign debt crisis have been widespread and far-reaching with unfavourable ongoing impacts on retail spending, personal and business credit growth, housing credit, and business and consumer confidence. While some of these economic factors have since improved, lasting impacts from the global financial crisis and the subsequent volatility in financial markets, the European sovereign debt crisis and the potential for escalation in geopolitical risks suggest ongoing vulnerability and potential adjustment of consumer and business behaviour.

A sovereign debt crisis could have serious implications for the European Union and the Euro which, depending on the circumstances in which it takes place and the countries and currencies affected, could adversely impact the Group’s business operations and financial condition. Likewise, if one or more European countries re-introduce national currencies, and the Euro destabilises, the Group’s business operations could be disrupted by currency fluctuations and difficulties in hedging against such fluctuations. A Chinese economy “hard landing” would likely result in a marked rise in global risk aversion and increased financial market volatility, driving our cost of funds significantly higher and adversely affecting the Group’s business operations and financial condition. The New Zealand economy is also vulnerable to more volatile markets and deteriorating funding conditions.

Should difficult economic conditions in our markets eventuate, asset values in the housing, commercial or rural property markets could decline, unemployment could rise and corporate and personal incomes could suffer. Also, deterioration in global markets, including equity, property, currency and other asset markets, could impact the Group’s customers and the security the Group holds against loans and other credit exposures, which may impact its ability to recover some loans and other credit exposures.

All or any of the negative economic and business impacts described above could cause a reduction in demand for the Group’s products and services and/or an increase in loan and other credit defaults and bad debts, which could adversely affect the Group’s business, operations, and financial condition.

The Group’s financial performance could also be adversely affected if it were unable to adapt cost structures, products, pricing or activities in response to a drop in demand or lower than expected revenues. Similarly, higher than expected costs (including credit and funding costs) could be incurred because of adverse changes in the economy, general business conditions or the operating environment in the countries in which it operates.

Other economic and financial factors or events which may adversely affect the Group’s performance and results include, but are not limited to, the level of and volatility in foreign exchange rates and interest rates, changes in inflation and money supply, fluctuations in both debt and equity capital markets, declining commodity prices due to, for example, reduced demand in Asia, especially North Asia/ China, and decreasing consumer and business confidence.

Geopolitical instability, such as threats of, potential for, or actual conflict, occurring around the world, such as the ongoing unrest and conflicts in the Ukraine, North Korea, Syria, Egypt, Afghanistan, Iraq and elsewhere as well as the current high threat of terrorist activities may also adversely affect global financial markets, general economic and business conditions and the Group’s ability to continue operating or trading in a country, which in turn may adversely affect the Group’s business, operations, and financial condition.

Natural and biological disasters such as, but not restricted to, cyclones, floods, earthquakes and pandemics (e.g. Ebola), and the economic and financial market implications of such disasters on domestic and global conditions can adversely impact the Group’s ability to continue operating or trading in the country or countries directly or indirectly affected, which in turn may adversely affect the Group’s business, operations and financial condition. For more specific risks in relation to earthquakes, refer to the risk factor No. 20.

PRINCIPAL RISKS AND UNCERTAINTIES 197

3.	Changes in exchange rates may adversely affect the Group’s business, operations and financial condition

Despite the recent decline, the Australian dollar is still higher than most conventional estimates of fundamentals would indicate which illustrates the significance of global economic events to the value of the Australian dollar relative to other currencies. Consequently any upward pressure on the Australian or New Zealand dollar would cause business conditions to deteriorate for certain portions of the Australian and New Zealand economies, including some agricultural exports, tourism, manufacturing, retailing subject to internet competition, and import-competing producers. The relationship between exchange rates and commodity prices is volatile. In contrast, a depreciation of the Australian or New Zealand dollars relative to other currencies would increase the debt service obligations in Australia or New Zealand dollar terms of unhedged exposures. Appreciation of the Australian dollar against the New Zealand dollar, United States dollar and other currencies has a potential negative earnings translation effect on non-hedged exposures, and future appreciation could have a greater negative impact on the Group’s results from its other non-Australian businesses, particularly its New Zealand and Asian businesses, which are largely based on non-Australian dollar revenues. The Group has put in place hedges to partially mitigate the impact of currency changes, but there can be no assurance that the Group’s hedges will be sufficient or effective, and any further appreciation could have an adverse impact upon the Group’s earnings.

4.	Competition may adversely affect the Group’s business, operations and financial condition, especially in Australia, New Zealand and the Asian markets in which it operates

The markets in which the Group operates are highly competitive and could become even more so, particularly in those countries that are considered to provide higher growth prospects (such as those in the Asian region) and segments that are in the greatest demand (for example, customer deposits in Australia and New Zealand). Factors that contribute to competition risk include industry regulation, mergers and acquisitions, changes in customers’ needs and preferences, entry of new participants, development of new distribution and service methods, increased diversification of products by competitors, and regulatory changes in the rules governing the operations of banks and non-bank competitors. For example, changes in the financial services sector in Australia and New Zealand have made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic payments systems, mortgages, and credit cards. In addition, it is possible that existing companies from outside of the traditional financial services sector may seek to obtain banking licences to directly compete with the Group by offering products and services traditionally provided by banks. In addition, banks organised in jurisdictions outside Australia and New Zealand are subject to different levels of regulation and consequently some may have lower cost structures. Increasing competition for customers could also potentially lead to a compression in the Group’s net interest margins or increased advertising and related expenses to attract and retain customers.

Additionally, the Australian Government announced in late 2010 a set of measures with the stated purpose of promoting a competitive and sustainable banking system in Australia. The reforms consisted of a variety of actions including, but not limited to, a ban on exit fees for new home loans, implementation of easier switching processes for deposits and mortgages customers, empowerment of the Australian Competition and Consumer Commission to investigate and prosecute anti-competitive price signalling, changes in the way fees and interest are charged on credit cards and reforms which allow Australian banks, credit unions and building societies to issue covered bonds. While many of these reforms have been implemented since 2011, and have the potential to change the competitive position of all banks in Australia, the Group has adapted to these reforms and has maintained its competitive position. Nevertheless, any regulatory or behavioural change that occurs in response to these reforms, or as a result of the current Australian Commonwealth Government Financial System Inquiry known as the ‘Murray Inquiry’, could have the effect of limiting or reducing the Group’s revenue earned from its banking products or operations. These regulatory changes could also result in higher operating costs. A reduction or limitation in revenue or an increase in operating costs could adversely affect the Group’s profitability.

The effect of competitive market conditions, especially in the Group’s main markets and products, may lead to erosion in the Group’s market share or margins, and adversely affect the Group’s business, operations, and financial condition.

5.	Changes in monetary policies may adversely affect the Group’s business, operations and financial condition

Central monetary authorities (including the RBA, the RBNZ, the United States Federal Reserve and the monetary authorities in the Asian jurisdictions in which the Group carries out business) set official interest rates or take other measures to affect the demand for money and credit in their relevant jurisdictions. In some Asian jurisdictions, currency policy is also used to influence general business conditions and the demand for money and credit. These policies can significantly affect the Group’s cost of funds for lending and investing and the return that the Group will earn on those loans and investments. These factors impact the Group’s net interest margin and can affect the value of financial instruments it holds, such as debt securities and hedging instruments. The policies of the central monetary authorities can also affect the Group’s borrowers, potentially increasing the risk that they may fail to repay loans. Changes in such policies are difficult to predict.

6.	Sovereign risk may destabilise global financial markets adversely affecting all participants, including the Group

Sovereign risk is the possibility that foreign governments will default on their debt obligations, increase borrowings, be unable to refinance their debts as and when they fall due or nationalise participants in their economy. Sovereign risk remains in many economies, including the United States and in Europe. Should one sovereign default, there could be a cascading effect to other markets and countries, the consequences of which are difficult to predict and may be similar to or worse than those experienced during the global financial crisis and subsequent sovereign debt crises. Such events could destabilise global financial markets adversely affecting all participants, including the Group.

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7.	The Group is exposed to liquidity and funding risk, which may adversely affect its business, operations and financial condition

Liquidity risk is the risk that the Group is unable to meet its payment obligations as they fall due (including repaying depositors or maturing wholesale debt) or that the Group has insufficient capacity to fund increases in assets. Liquidity risk is inherent in all banking operations due to the timing mismatch between cash inflows and cash outflows.

Reduced liquidity could lead to an increase in the cost of the Group’s borrowings and constrain the volume of new lending, which could adversely affect the Group’s profitability. A deterioration in investor confidence in the Group could materially impact the Group’s cost of borrowing, and the Group’s ongoing operations and funding.

The Group raises funding from a variety of sources, including customer deposits and wholesale funding in Australia and offshore markets to meet its funding obligations and to maintain or grow its business generally. In times of liquidity stress, if there is damage to market confidence in the Group or if funding inside or outside of Australia is not available or constrained, the Group’s ability to access sources of funding and liquidity may be constrained and it will be exposed to liquidity risk. In any such cases, the Group may be forced to seek alternative funding. The availability of such alternative funding, and the terms on which it may be available, will depend on a variety of factors, including prevailing market conditions and the Group’s credit ratings. Even if available, the cost of these alternatives may be more expensive or on unfavourable terms.

Since the advent of the global financial crisis, developments in the United States and European markets have adversely affected the liquidity in global capital markets and increased funding costs compared with the period immediately preceding the global financial crisis. More recently, the provision of significant amounts of liquidity by major central banks globally has helped mitigate near term liquidity concerns, although no assurance can be given that such liquidity concerns will not return. Future deterioration in market conditions may limit the Group’s ability to replace maturing liabilities and access funding in a timely and cost-effective manner necessary to fund and grow its business.

8.	The Group is exposed to the risk that its credit ratings could change, which could adversely affect its ability to raise capital and wholesale funding

The Group’s credit ratings have a significant impact on both its access to, and cost of, capital and wholesale funding. Credit ratings may be withdrawn, qualified, revised or suspended by credit rating agencies at any time. The methodologies by which they are determined may also be revised in response to legal or regulatory changes, market developments or for any other reason. A downgrade or potential downgrade to the Group’s credit rating may reduce access to capital and wholesale debt markets, leading to an increase in funding costs, as well as affecting the willingness of counterparties to transact with it.

In addition, the ratings of individual securities (including, but not limited to, certain Tier 1 capital and Tier 2 capital securities and covered bonds) issued by the Group (and other banks globally) could be impacted from time to time by changes in the ratings methodologies used by rating agencies. In September 2014 , Moody’s Investors Service released a proposed new bank rating methodology reflecting insights gained from the global financial crisis and more recent instances of banking sector distress, as well as proposed changes in regulatory supervision and approaches to bank resolution and recovery. As a result of the proposed rating methodology, Moody’s could downgrade the credit ratings of ANZ and other members of the Group. On 18 September 2014, Standard & Poor’s (S&P) published revised rating criteria for bank hybrid capital instruments. Among other things, the new criteria incorporates the assumption of higher risk of loss absorption for bank hybrids. Following this, on 30 September 2014, S&P announced a one notch rating downgrade to ANZ’s Convertible Preference Shares 2 and Euro Trust Securities issues under the new methodology.

Credit ratings are not a recommendation by the relevant rating agency to invest in securities offered by the Group.

9.	The Group may experience challenges in managing its capital base, which could give rise to greater volatility in capital ratios

The Group’s capital base is critical to the management of its businesses and access to funding. Prudential regulators of the Group include, but are not limited to, APRA, RBNZ and various regulators in Asia Pacific jurisdictions. The Group is required to maintain adequate regulatory capital.

Under current regulatory requirements, risk-weighted assets and expected loan losses increase as a counterparty’s risk grade worsens. These additional regulatory capital requirements compound any reduction in capital resulting from lower profits in times of stress. As a result, greater volatility in capital ratios may arise and may require the Group to raise additional capital. There can be no certainty that any additional capital required would be available or could be raised on reasonable terms.

The Group’s capital ratios may be affected by a number of factors, such as (i) lower earnings (including lower dividends from its deconsolidated subsidiaries including its insurance and funds management businesses and associates), (ii) increased asset growth, (iii) changes in the value of the Australian dollar and/or New Zealand dollar against other currencies in which the Group operates (particularly the United States dollar) that impact risk weighted assets or the foreign currency translation reserve and (iv) changes in business strategy (including acquisitions and investments or an increase in capital intensive businesses).

APRA’s Prudential Standards implementing Basel 3 are now in effect. Certain other regulators have either implemented or are in the process of implementing regulations, including Basel 3, which seek to strengthen, among other things, the liquidity and capital requirements of banks, funds management entities and insurance entities, though there can be no assurance that these regulations will have their intended effect. Some of these regulations, together with any risks arising from any regulatory changes, are described in the risk factor No. 21.

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10.	The Group is exposed to credit risk, which may adversely affect its business, operations and financial condition

As a financial institution, the Group is exposed to the risks associated with extending credit to other parties. Less favourable business or economic conditions, whether generally or in a specific industry sector or geographic region, or natural disasters, could cause customers or counterparties to fail to meet their obligations in accordance with agreed terms. For example, its customers and counterparties in the natural resources sector could be adversely impacted in the event of a prolonged slowdown in the Chinese economy. Also, its customers and counterparties in the agriculture, tourism and manufacturing industries have been and may continue to be adversely impacted by the sustained strength of the Australian and New Zealand dollar relative to other currencies. The Group holds provisions for credit impairment. The amount of these provisions is determined by assessing the extent of impairment inherent within the current lending portfolio, based on current information. This process, which is critical to the Group’s financial condition and results, requires difficult, subjective and complex judgments, including forecasts of how current and future economic conditions might impair the ability of borrowers to repay their loans. However, if the information upon which the assessment is made proves to be inaccurate or if the Group fails to analyse the information correctly, the provisions made for credit impairment may be insufficient, which could have a material adverse effect on the Group’s business, operations and financial condition.

In addition, in assessing whether to extend credit or enter into other transactions with customers and/or counterparties, the Group relies on information provided by or on behalf of customers and/ or counterparties, including financial statements and other financial information. The Group may also rely on representations of customers as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. The Group’s financial performance could be negatively impacted to the extent that it relies on information that is inaccurate or materially misleading.

11.	An increase in the failure of third parties to honour their commitments in connection with the Group’s trading, lending, derivatives and other activities may adversely affect its business, operations and financial condition

The Group is exposed to the potential risk of credit-related losses that can occur as a result of a counterparty being unable or unwilling to honour its contractual obligations. As with any financial services organisation, the Group assumes counterparty risk in connection with its lending, trading, derivatives and other businesses where it relies on the ability of a third party to satisfy its financial obligations to the Group on a timely basis. The Group is also subject to the risk that its rights against third parties may not be enforceable in certain circumstances.

The risk of credit-related losses may also be increased by a number of factors, including deterioration in the financial condition of the economy, a sustained high level of unemployment, a deterioration of the financial condition of the Group’s counterparties, a reduction in the value of assets the Group holds as collateral, and a reduction in the market value of the counterparty instruments and obligations it holds.

The Group is directly and indirectly exposed to the Australian mining sector and mining-related contractors and industries. Should commodity prices materially decrease due to, for example, reduced demand in Asia, especially North Asia/China, and/or mining activity, demand for resources, or corporate investment in the mining sector suffer material decreases from historical levels, the amount of new lending the Group is able to write may be adversely affected, and the weakening of the sector could be of sufficient magnitude to lead to an increase in lending losses from this sector.

Credit losses can and have resulted in financial services organisations realising significant losses and in some cases failing altogether. Should material unexpected credit losses occur to the Group’s credit exposures, it could have an adverse effect on the Group’s business, operations and financial condition.

12.	Weakening of the real estate markets in Australia, New Zealand or other markets where the Group does business may adversely affect its business, operations and financial condition

Residential, commercial and rural property lending, together with property finance, including real estate development and investment property finance, constitute important businesses to the Group.

A decrease in property valuations in Australia, New Zealand or other markets where it does business could result in a decrease in the amount of new lending the Group is able to write and/or increase the losses that the Group may experience from existing loans, which, in either case, could materially and adversely impact the Group’s financial condition and results of operations. A significant slowdown in the Australian and New Zealand housing markets or in other markets where it does business could adversely affect the Group’s business, operations and financial conditions.

13.	The Group is exposed to market risk, which may adversely affect its business, operations and financial condition

The Group is subject to market risk, which is the risk to the Group’s earnings arising from changes in interest rates, foreign exchange rates, credit spreads, equity prices and indices, prices of commodities, debt securities and other financial contracts, such as derivatives. Losses arising from these risks may have a material adverse effect on the Group. As the Group conducts business in several different currencies, its businesses may be affected by a change in currency exchange rates. Additionally, as the Group’s annual and interim reports are prepared and stated in Australian dollars, any appreciation in the Australian dollar against other currencies in which the Group earns revenues (particularly to the New Zealand dollar and United States dollar) may adversely affect the reported earnings.

The profitability of the Group’s funds management and insurance businesses is also affected by changes in investment markets and weaknesses in global securities markets.

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14.	The Group is exposed to the risks associated with credit intermediation and financial guarantors, which may adversely affect its business, operations and financial condition

The Group entered into a series of structured credit intermediation trades from 2004 to 2007. The Group sold protection using credit default swaps over these structures and then, to mitigate risk, purchased protection via credit default swaps over the same structures from eight United States financial guarantors. The underlying structures involve credit default swaps over synthetic collateralised debt obligations, portfolios of external collateralised loan obligations or specific bonds/floating rate notes.

Being derivatives, both the sold protection and purchased protection are marked-to-market. Prior to the commencement of the global financial crisis, movements in valuations of these positions were not significant and the credit valuation adjustment (CVA) charge on the protection bought from the non-collateralised financial guarantors was minimal.

During and after the global financial crisis, the market value of the structured credit transactions increased and the financial guarantors were downgraded. The combined impact of this was to increase the CVA charge on the purchased protection from financial guarantors. Since early 2013, the portfolio notional face value has been materially reduced through a series of unwinds. The Group expects that the volatility in the market value, and hence CVA, will continue to persist given the volatility in credit spreads and USD/AUD rates but at substantially lower levels.

Credit valuation adjustments are included as part of the Group’s profit and loss statement, and accordingly, increases in the CVA charge or volatility in that charge could adversely affect the Group’s profitability.

15.	The Group is exposed to Operational Risk, which may adversely affect its business, operations and financial condition

Operational Risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal risk, and the risk of loss of reputation or damage arising from inadequate or failed internal processes, people and systems, but excludes strategic risk.

Loss from Operational Risk events could adversely affect the Group’s financial results. Such losses can include fines, penalties, loss or theft of funds or assets, legal costs, customer compensation, loss of shareholder value, reputation loss, loss of life or injury to people, and loss of property and/or information.

Operational Risk is typically classified into the risk event type categories to measure and compare risks on a consistent basis. Examples of operational risk events according to category are as follows:

}	internal fraud: risk that fraudulent acts are planned, initiated or executed by employees (permanent, temporary or contractors) from inside the Group, e.g. a rogue trader;

}	external fraud: fraudulent acts or attempts which originate from outside the Group, e.g. valueless cheques, counterfeit credit cards, loan applications in false names, stolen identity, etc;

}	employment practices and workplace safety: employee relations, diversity and discrimination, and health and safety risks to the Group employees;
}	clients, products and business practices: risk of market manipulation, product defects, incorrect advice, money laundering and misuse of customer information;

}	business disruption (including systems failures): risk that the group’s banking operating systems are disrupted or fail;

}	technology risks are key operational risks which fall under this category;

}	damage to physical assets: risk that a natural disaster or terrorist or vandalism attack damages the Group’s buildings or property; and

}	execution, delivery and process management: risk that the Group experiences losses as a result of data entry errors, accounting errors, vendor, supplier or outsource provider errors, or failed mandatory reporting.

Direct or indirect losses that occur as a result of operational failures, breakdowns, omissions or unplanned events could adversely affect the Group’s financial results.

16.	Disruption of information technology systems or failure to successfully implement new technology systems could significantly interrupt the Group’s business, which may adversely affect its business, operations and financial condition

The Group is highly dependent on information systems and technology. Therefore, there is a risk that these, or the services the Group uses or is dependent upon, might fail, including because of unauthorised access or use.

Most of the Group’s daily operations are computer-based and information technology systems are essential to maintaining effective communications with customers. The exposure to systems risks includes the complete or partial failure of information technology systems or data centre infrastructure, the inadequacy of internal and third-party information technology systems due to, among other things, failure to keep pace with industry developments and the capacity of the existing systems to effectively accommodate growth, prevent unauthorised access and integrate existing and future acquisitions and alliances.

To manage these risks, the Group has disaster recovery and information technology governance in place. However, there can be no guarantee that the steps the Group is taking in this regard will be effective and any failure of these systems could result in business interruption, customer dissatisfaction and ultimately loss of customers, financial compensation, damage to reputation and/ or a weakening of the Group’s competitive position, which could adversely impact the Group’s business and have a material adverse effect on the Group’s financial condition and operations.

In addition, the Group has an ongoing need to update and implement new information technology systems, in part to assist it to satisfy regulatory demands, ensure information security, enhance computer-based banking services for the Group’s customers and integrate the various segments of its business. The Group may not implement these projects effectively or execute them efficiently, which could lead to increased project costs, delays in the ability to comply with regulatory requirements, failure of the Group’s information security controls or a decrease in the Group’s ability to service its customers.

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17.	The Group is exposed to risks associated with information security, which may adversely affect its financial results and reputation

Information security means protecting information and information systems from unauthorised access, use, disclosure, disruption, modification, perusal, inspection, recording or destruction. As a bank, the Group handles a considerable amount of personal and confidential information about its customers and its own internal operations, including in Australia, New Zealand and India. The Group employs a team of information security experts who are responsible for the development and implementation of the Group’s Information Security Policy. The Group also uses third parties to process and manage information on its behalf, and any failure on their part could adversely affect its business. The Group is conscious that threats to information systems are continuously evolving and that cyber threats and risk of attacks are increasing, and as such the Group may be unable to develop policies and procedures to adequately address or mitigate such risks. Accordingly, information about the Group and/or our clients may be inadvertently accessed, inappropriately distributed or illegally accessed or stolen. The Group may not be able to anticipate or to implement effective measures to prevent or minimise damage that may be caused by all information security threats, because the techniques used can be highly sophisticated and those perpetuating the attacks may be well resourced. Any unauthorised access of the Group’s information systems or unauthorised use of its confidential information could potentially result in disruption of the Group’s operations, breaches of privacy laws, regulatory sanctions, legal action, and claims for compensation or erosion to the Group’s competitive market position, which could adversely affect the Group’s financial position and reputation.

18.	The Group is exposed to reputation risk, which may adversely impact its business, operations and financial condition

Damage to the Group’s reputation may have wide-ranging impacts, including adverse effects on the Group’s profitability, capacity and cost of sourcing funding, and availability of new business opportunities.

Reputation risk may arise as a result of an external event or the Group’s own actions, and adversely affect perceptions about the Group held by the public (including the Group’s customers), shareholders, investors, regulators or rating agencies. The impact of a risk event on the Group’s reputation may exceed any direct cost of the risk event itself and may adversely impact the Group’s business, operations and financial condition.

19.	The unexpected loss of key staff or inadequate management of human resources may adversely affect the Group’s business, operations and financial condition

The Group’s ability to attract and retain suitably qualified and skilled employees is an important factor in achieving its strategic objectives. The Chief Executive Officer and the management team of the Chief Executive Officer have skills and reputation that are critical to setting the strategic direction, successful management and growth of the Group, and whose unexpected loss due to resignation, retirement, death or illness may adversely affect its operations and financial condition. If the Group had difficulty retaining or attracting highly qualified people for important roles, this also could adversely affect its business, operations and financial condition.

20.	The Group may be exposed to the impact of future climate change, geological events, plant and animal diseases, and other extrinsic events which may adversely affect its business, operations and financial condition

The Group and its customers are exposed to climate related events, including climate change. These events include severe storms, drought, fires, cyclones, hurricanes, floods and rising sea levels. The Group and its customers may also be exposed to other events such as geological events (including volcanic seismic activity or tsunamis), plant and animal diseases or a pandemic.

Depending on their severity, events such as these may temporarily interrupt or restrict the provision of some local or Group services, and may also adversely affect the Group’s financial condition or collateral position in relation to credit facilities extended to customers.

21.	Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s business, operations or financial condition

The Group is subject to laws, regulations, policies, standards and codes of practice (applicable laws) in Australia, New Zealand, the United Kingdom, the United States, Hong Kong, Singapore, Japan, China and each other country in which it has operations, trades or raises funds or in respect of which it has some business connection and is subject to oversight by regulators in many of these relevant jurisdictions. In particular, the Group’s banking, funds management and insurance activities are subject to extensive regulation, mainly relating to its liquidity levels, capital, solvency, provisioning, and insurance policy terms and conditions.

Regulations vary in each relevant jurisdiction but generally are designed to protect depositors, insured parties, customers with other banking products and the banking and insurance system as a whole. Some relevant jurisdictions do not permit local deposits to be used to fund operations outside of that jurisdiction. If the Group experiences reduced liquidity, these deposits may not be available to fund the operations of the Group.

A failure to comply with any applicable laws in any relevant jurisdiction could result in sanctions by a regulator, the exercise of any discretionary powers that regulators hold or compensatory action by affected persons, which may in turn cause substantial damage to the Group’s reputation. To the extent that regulatory requirements limit the Group’s operations or flexibility, they could adversely impact the Group’s results and prospects.

Regulators and other governmental agencies (including revenue and tax authorities) frequently review applicable laws. Changes to applicable laws, including changes in interpretation or implementation of them, could affect the Group in substantial and unpredictable ways and may even conflict with each other. These may include increasing required levels of bank liquidity and capital adequacy, limiting the types of financial services and products the Group can offer, increasing the ability of non-banks to offer competing financial services or products and changes to accounting standards, taxation laws and prudential regulatory requirements.

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As a result of the global financial crisis, the Basel Committee released capital reform packages to strengthen the resilience of the banking and insurance sectors, including proposals to strengthen capital and liquidity requirements for the banking sector. APRA released prudential standards implementing Basel 3 with effect from 1 January 2013. Certain regulators in jurisdictions where the Group has a presence have also either implemented or are in the process of implementing Basel 3 and equivalent reforms. In addition, the United States has passed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, which significantly affects financial institutions and financial activities in the United States. There can be no assurance that any of the foregoing will be effective.

Uncertainty remains as to the final form that some of the proposed regulatory changes will take in certain jurisdictions outside Australia and New Zealand in which the Group operates (including the United States) and any such changes could adversely affect the Group’s business, operations and financial condition. The changes may lead the Group to, among other things, change its business mix, incur additional costs as a result of increased management attention, raise additional amounts of higher-quality capital (such as ordinary shares, additional tier 1 Capital or tier 2 capital instruments) or retain capital (through lower dividends), and hold significant levels of additional liquid assets and undertake further lengthening of the funding base.

The Australian Government recently announced a comprehensive inquiry into Australia’s financial system. The terms of reference of this inquiry are wide-ranging, and could result in changes to laws, regulations, codes of practice or policies, including changes in interpretation or implementation of laws, regulations, codes of practice or policies, which could affect the Group in substantial and unpredictable ways. The interim report of the Australian Government’s comprehensive inquiry into Australia’s financial system, known as the “Murray Report” was released on 15 July 2014. The terms of reference of this inquiry and the content of the interim report are wide-ranging (including consideration of resolution powers available to regulators and loss absorbency requirements) and could result in changes that adversely affect the Group.

22.	The Group is exposed to the risk of receiving significant regulatory fines and sanctions in the event of breaches of regulation and law relating to anti-money laundering, counter-terrorism financing, sanctions and market manipulation

Anti-money laundering, counter-terrorist financing, sanctions compliance and market manipulation have been the subject of increasing regulatory change and enforcement in recent years. The increasingly complicated environment in which the Group operates across the Asia Pacific region has heightened these operational and compliance risks. Furthermore, the upward trend in compliance breaches by global banks and the related fines and settlement sums means that these risks continue to be an area of focus for the Group.

The Group maintains appropriate policies, and has invested in procedures and internal controls aimed to detect, prevent and report money laundering, terrorist financing, market manipulation and sanctions breaches. The risk of non-compliance remains high given the scale and complexity of the Group. A failure to operate a robust program to combat money laundering, bribery and terrorist financing or to ensure compliance with economic sanctions and market conduct norms could have serious legal and reputational consequences for the Group and its employees. Consequences can include fines, criminal and civil penalties, civil claims, reputational harm and limitations on doing business in certain jurisdictions.

23.	The Group may face increased tax reporting compliance costs

In March 2010, the United States enacted Foreign Account Tax Compliance Act (FATCA) that requires non-United States banks and other financial institutions to provide information on United States account holders to the United States Federal tax authority, the Internal Revenue Service (“IRS”). The United States has entered into Intergovernmental Agreements (IGAs) with a number of jurisdictions (including Australia and New Zealand) which generally require such jurisdictions to enact legislation or other binding rules pursuant to which local financial institutions and branches provide such information to their non-United States local revenue authority to forward to the IRS. If this information is not provided in a manner and form meeting the applicable requirements, a non-United States institution may be subjected to penalties and potentially a 30 percent withholding tax applied to certain amounts paid to it. While such withholding tax may currently apply to certain payments derived from sources within the United States, no such withholding tax will be imposed on any payments derived from sources outside the United States that are made prior to 1 January 2017, at the earliest. Australia and New Zealand have each signed an IGA with the United States to implement their agreement. The Group has made and is expected to make significant investments in order to comply with the requirements of FATCA and local laws implementing an IGA.

24.	Unexpected changes to the Group’s licence to operate in any jurisdiction may adversely affect its business, operations and financial condition

The Group is licenced to operate in the various countries, states and territories. Unexpected changes in the conditions of the licences to operate by governments, administrations or regulatory agencies which prohibit or restrict the Group from trading in a manner that was previously permitted may adversely impact the Group’s operations and subsequent financial results.

25.	The Group is exposed to insurance risk, which may adversely affect its business, operations and financial condition

Insurance risk is the risk of loss due to unexpected changes in current and future insurance claim rates. In our life insurance business, insurance risk arises primarily through mortality (death) and morbidity (illness and injury) risks being greater than expected and, in the case of annuity business, should annuitants live longer than expected. In our general insurance business, insurance risk arises mainly through weather-related incidents (including floods and bushfires) and other calamities, such as earthquakes, tsunamis and volcanic activities, as well as adverse variability in home, contents, motor, travel and other insurance claim amounts. For further details on climate and geological events, see also the risk factor No. 20. The Group has exposure to insurance risk in both its life insurance and general insurance business, which may adversely affect its businesses, operations and financial condition.

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26.	The Group may experience reductions in the valuation of some of its assets, resulting in fair value adjustments that may have a material adverse effect on its earnings

Under Australian Accounting Standards, the Group recognises the following instruments at fair value with changes in fair value recognised in earnings:

}	derivative financial instruments, including in the case of fair value hedging, the fair value adjustment on the underlying hedged exposure;

}	financial instruments held for trading; and

}	assets and liabilities designated at fair value through profit and loss.

In addition, the Group recognised available-for-sale financial assets at fair value with changes in fair value recognised in equity unless the asset is impaired, in which case, the decline in fair value is recognised in earnings.

Generally, in order to establish the fair value of these instruments, the Group relies on quoted market prices or, where the market for a financial instrument is not sufficiently active, fair values are based on present value estimates or other accepted valuation techniques which incorporate the impact of factors that would influence the fair value as determined by a market participant. The fair value of these instruments is impacted by changes in market prices or valuation inputs which could have a material adverse effect on the Group’s earnings.

27.	Changes to accounting policies may adversely affect the Group’s financial position or performance

The accounting policies and methods that the Group applies are fundamental to how it records and reports its financial position and results of operations. Management must exercise judgement in selecting and applying many of these accounting policies and methods so that they not only comply with Australian Accounting Standards but they also reflect the most appropriate manner in which to record and report on our financial position and results of operations. However, these accounting policies may be applied inaccurately, resulting in a misstatement of our financial position and results of operations. In addition, the application of new or revised Australian Accounting Standards could have a material adverse effect on the Group’s financial position and results of operations.

In some cases, management must select an accounting policy or method from two or more alternatives, any of which might comply with the generally accepted accounting principles applicable to the Group and be reasonable under the circumstances, yet might result in reporting materially different outcomes than would have been reported under another alternative.

28.	The Group may be exposed to the risk of impairment to, goodwill and other intangible assets that may adversely affect its business, operations and financial condition

In certain circumstances the Group may be exposed to a reduction in the value of non-lending related assets.

As at 30 September 2014, the Group carried goodwill principally related to its investments in New Zealand and Australia, intangible assets principally relating to assets recognised on acquisition of subsidiaries, and capitalised software balances and investment in equity accounted associates.

The Group is required to assess the recoverability of the goodwill balances on at least an annual basis. For this purpose, the Group uses either a discounted cash flow or a multiple of earnings calculation. Changes in the assumptions upon which the calculation is based, together with expected changes in future cash flows, could materially impact this assessment, resulting in the potential write-off of a part or all of the goodwill balances.

Capitalised software and other intangible assets (including acquired portfolio of insurance and investment business and deferred acquisition costs) are assessed for indicators of impairment at least annually. In the event that an asset is no longer in use, or that the cash flows generated by the asset do not support the carrying value, impairment may be recorded, adversely impacting the Group’s financial condition.

Investments in associates are assessed for indicators of impairment at least annually. In the event that the equity accounted carrying value is above the recoverable value, impairment may be recorded, adversely impacting the Group’s financial condition.

29.	Litigation and contingent liabilities may adversely affect the Group’s business, operations and financial condition

From time to time, the Group may be subject to material litigation, regulatory actions, legal or arbitration proceedings and other contingent liabilities which, if they crystallise, may adversely affect the Group’s results. A summary of some of those contingent liabilities is set out below.

BANK FEES LITIGATION

Litigation funder Bentham IMF Limited commenced a class action against ANZ in 2010, followed by a second similar class action in March 2013. Together the class actions are claimed to be on behalf of more than 40,000 ANZ customers.

On 5 February 2014, the Australian Federal Court delivered reasons for judgement in the second class action. The first class action is in abeyance. The customers currently involved in these class actions are only part of ANZ’s customer base for credit cards and transaction accounts.

The applicants contended that the relevant exception fees were unenforceable penalties (at law and in equity) and that various of the fees were also unenforceable under statutory provisions governing unconscionable conduct, unfair contract terms and unjust transactions. On the penalties claims, the Court found in the Group’s favour in relation to all but one of the fee types that were in issue in the case, namely honour fees (retail and business), dishonour fees (business), over-limit and non-payment fees. The Court found against the Group in respect of late payment fees on the basis that they were unenforceable penalties. In respect of the claims of unconscionable conduct, unfair contract terms and unjust transactions, the Court found in ANZ’s favour. Both the Group and the applicants have appealed the Court’s decision. The appeal hearing was held in August 2014. The appeal court is yet to give a decision. Given the complexity of the issues involved, the potential for the parties to seek further appeals and the possible need for certain issues to be remitted for

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further consideration by the court below, the ultimate implications of the appeal court’s decision (when made) may not be known for some time.

In August 2014, litigation funder Bentham IMF Limited commenced a separate class action against ANZ for late payment fees charged to ANZ customers in respect of commercial credit cards and other ANZ products (at this stage not specified). The action is expressed to apply to all relevant customers, rather than being limited to those who have signed up with Bentham IMF Limited. The action is at an early stage and has been put on hold while the appeal court decision in the earlier class action is outstanding.

In June 2013, litigation funder Litigation Lending Services (NZ) commenced a representative action against ANZ for certain fees charged to New Zealand customers since 2007. There is a risk that further claims could emerge in Australia, New Zealand or elsewhere.

SECURITY RECOVERY ACTIONS

Various claims have been made or are anticipated, arising from security recovery actions taken to resolve impaired assets over recent years. ANZ will defend these claims and any future claims.

There is a risk that contingent liabilities described in Note 43 may be larger than anticipated or that additional litigation or other contingent liabilities may arise.

30.	The Group regularly considers acquisition and divestment opportunities, and there is a risk that the Group may undertake an acquisition or divestment that could result in a material adverse effect on its business, operations and financial condition

The Group regularly examines a range of corporate opportunities, including material acquisitions and disposals, with a view to determining whether those opportunities will enhance the Group’s financial performance and position. Any corporate opportunity that is pursued could, for a variety of reasons, turn out to have a material adverse effect on the Group.

The successful implementation of the Group’s corporate strategy, including its strategy to further expand in the Asia Pacific region, will depend on a range of factors including potential funding strategies, and challenges associated with integrating and adding value to acquired businesses, as well as new regulatory, market and other risks associated with increasing operations outside of Australia and New Zealand.

There can be no assurance that any acquisition (or divestment) would have the anticipated positive results, including results relating to the total cost of integration (or separation), the time required to complete the integration (or separation), the amount of longer-term cost savings, the overall performance of the combined (or remaining) entity, or an improved price for the Group’s securities. Integration (or separation) of an acquired (or divested) business can be complex and costly, sometimes including combining (or separating) relevant accounting and data processing systems, and management controls, as well as managing relevant relationships with employees, customers, regulators, counterparties, suppliers and other business partners. Integration (or separation) efforts could divert management attention and resources, which could adversely affect the Group’s operations or results. Additionally, there can be no assurance that employees, customers, counterparties, suppliers and other business partners of newly acquired (or retained) businesses will remain as such post-acquisition (or post-divestment), and the loss of employees, customers, counterparties, suppliers and other business partners could adversely affect the Group’s operations or results.

Acquisitions and disposals may also result in business disruptions that cause the Group to lose customers or cause customers to remove their business from the Group to competing financial institutions. It is possible that the integration (or separation) process related to acquisitions (or divestments) could result in the disruption of the Group’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that could adversely affect the Group’s ability to maintain relationships with employees, customers, regulators, counterparties, suppliers and other business partners, which could adversely affect the Group’s ability to conduct its business successfully. The Group’s operating performance, risk profile or capital structure may also be affected by these corporate opportunities and there is a risk that any of the Group’s credit ratings may be placed on credit watch or downgraded if these opportunities are pursued.

31.	The Group may be exposed to risks pertaining to the provision of advice, recommendations or guidance about financial products and services in the course of its sales and marketing activities, which may adversely affect the Group’s business and operations

Such risks can include:

}	the provision of unsuitable or inappropriate advice (e.g. commensurate with a customer’s objectives and appetite for risk),

}	the representation of, or disclosure about, a product or service which is inaccurate, or does not provide adequate information about risks and benefits to customers,

}	a failure to appropriately manage conflicts of interest within sales and/or promotion processes (including incentives and remuneration for staff engaged in promotion, sales and/or the provision of advice), and

}	a failure to deliver product features and benefits in accordance with terms, disclosures, recommendations and/or advice.

Exposure to such risks may increase during periods of declining investment asset values (such as during a period of economic downturn or investment market volatility), leading to sub-optimal performance of investment products and/or portfolios that were not aligned with the customer’s objectives and risk appetite.

The Group is regulated under various legislative mechanisms in the countries in which it operates that provide for consumer protection around advisory, marketing and sales practices. These may include, but are not limited to, appropriate management of conflicts of interest, appropriate accreditation standards for staff authorised to provide advice about financial products and services, disclosure standards, standards for ensuring adequate assessment of client/ product suitability, quality assurance activities, adequate record keeping, and procedures for the management of complaints and disputes.

Inappropriate advice about financial products and services may result in material litigation (and associated financial costs), regulatory actions, and/or reputational consequences.

PRINCIPAL RISKS AND UNCERTAINTIES 205

1: Exchange Rates

The exchange rates used in the translation of the results and the assets and liabilities of major overseas branches and controlled entities are:

	2014		2013
	Closing	Average	Closing	Average
Chinese Yuan	5.3787	5.6547	5.6976	6.1395
Euro	0.6895	0.6779	0.6896	0.7565
Great British Pound	0.5383	0.5552	0.5760	0.6360
Indian Rupee	53.941	56.166	58.531	56.148
Indonesian Rupiah	10,659.9	10,787.5	10,860.1	9,861.4
Malaysian Ringgit	2.8632	2.9749	3.0334	3.0925
New Zealand Dollar	1.1219	1.0931	1.1237	1.2132
Papua New Guinea Kina	2.1717	2.2353	2.2385	2.1472
United States Dollar	0.8752	0.9201	0.9312	0.9929

2. Explanation of adjustments between statutory profit and cash profit

NON-IFRS INFORMATION

The Group provides additional measures of performance which are prepared on a basis other than in accordance with accounting standards. The guidance provided in Australian Securities and Investments Commission Regulatory Guide 230 has been followed when presenting this information.

ADJUSTMENTS BETWEEN STATUTORY PROFIT AND CASH PROFIT

Statutory profit has been adjusted to exclude non-core items to arrive at cash profit, and has been provided to assist readers to understand the results for the ongoing business activities of the Group. The adjustments made in arriving at cash profit are included in statutory profit which is subject to audit within the context of the Group statutory audit opinion. Cash profit is not audited by the external auditor, however, the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented.

TREASURY SHARES ADJUSTMENT

ANZ shares held by the Group in the consolidated managed funds and life business are deemed to be Treasury shares for accounting purposes. Dividends and realised and unrealised gains and losses from these shares are reversed as these are not permitted to be recognised in income for statutory reporting purposes. In deriving cash profit, these earnings are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policy liabilities which are revalued in deriving income.

REVALUATION OF POLICY LIABILITIES

When calculating policy liabilities, the projected future cash flows on insurance contracts are discounted to reflect the present value of the obligation, with the impact of changes in the market discount rate each period being reflected in the income statement. ANZ includes the impact on the remeasurement of the insurance contract attributable to changes in the market discount rates as an adjustment to cash profit to remove the volatility attributable to changes in market interest rates which reverts to zero over the life of the insurance contract.

ECONOMIC HEDGING AND REVENUE AND NET INVESTMENT HEDGES

The Group enters into economic hedges to manage its interest rate and foreign exchange risk. The application of AASB 139: Financial Instruments – Recognition and Measurement results in fair value gains and losses being recognised within the income statement. ANZ removes the mark-to-market adjustments from cash profit as the profit or loss resulting from the transactions will reverse over time to match with the profit or loss from the economically hedged item as part of cash profit. This includes gains and losses arising from:

}	approved classes of derivatives not designated in accounting hedge relationships but which are considered to be economic hedges, including hedges of NZD and USD revenue; and

}	ineffectiveness from designated accounting hedges.

In the table below, funding and lending related swaps are primarily cross currency interest rate swaps which are being used to convert the proceeds of foreign currency debt issuances into floating rate Australian dollar and New Zealand dollar debt. As these swaps do not qualify for hedge accounting, movements in the fair values are recorded in the Income Statement. The main drivers of these fair values are currency basis spreads and the Australian dollar and New Zealand dollar fluctuation against other major funding currencies. This category also includes economic hedges of select structured finance and specialised leasing transactions that do not qualify for hedge accounting. The main drivers of these fair value adjustments are Australian and New Zealand yield curve movements.

For funding and lending related swaps, widening basis spreads from movements in currency pairs (primarily AUD/USD and USD/EUR), resulted in gains during the year.

Gains within revenue and net investment hedges were primarily the result of significant strengthening in the AUD against NZD exchange rate during the year.

During the period the Group early adopted the part of AASB 9 Financial Instruments relating to gains and losses attributable to changes in own credit risk of financial liabilities designated at ‘Fair value through profit or loss’. As these gains/losses are now presented in other comprehensive income rather than statutory profit they no longer form part of the cash profit adjustments. This was applied retrospectively and comparative information in the tables below have been restated.

	2014	2013
	$m	$m
Adjustments to the income statement
Timing differences where IFRS results in asymmetry between the hedge and hedged items
Funding and lending related swaps	(103)	(78)
Revenue and net investment hedges	(143)	224
Ineffective portion of designated accounting hedges	–	(8)
Increase/(decrease) to cash profit before tax	(246)	138
Increase/(decrease) to cash profit after tax	(173)	102

206

2. Explanation of adjustments between statutory profit and cash profit (continued)

	As at
	2014	2013
	$m	$m
Cumulative increase/(decrease) to cash profit pre-tax relating to economic hedging
Timing differences where IFRS results in asymmetry between the hedge and hedged items (before tax)
Funding and lending related swaps	575	678
Revenue and net investment hedges	36	179
Ineffective portion of designated accounting hedges	(25)	(25)
	586	832

CREDIT RISK ON IMPAIRED DERIVATIVES (NIL PROFIT AFTER TAX IMPACT)

Reclassification of a charge to income for credit valuation adjustments on defaulted and impaired derivative exposures to provision for credit impairment of $3 million (2013: $9 million). The reclassification has been made to reflect the manner in which the defaulted and impaired derivatives are managed.

POLICYHOLDERS TAX GROSS UP (NIL PROFIT AFTER TAX IMPACT)

For statutory reporting purposes policyholder income tax and other related taxes paid on behalf of policyholders are included in net funds management and insurance income and income tax expense. The gross up of $242 million (2013: $371 million) has been excluded from the cash results as it does not reflect the underlying performance of the business which is assessed on a net of policyholder tax basis.

STRUCTURED CREDIT INTERMEDIATION TRADES

ANZ entered into a series of structured credit intermediation trades with US financial guarantors from 2004 to 2007. The underlying structures involve credit default swaps (CDS) over synthetic collateralised debt obligations (CDOs), portfolios of external collateralised loan obligations (CLOs) or specific bonds/floating rate notes (FRNs). ANZ sold protection using credit default swaps over these structures and then to mitigate risk, purchased protection via credit default swaps over the same structures from eight US financial guarantors.

Being derivatives, both the sold protection and purchased protection are measured at fair value and are marked-to-market. Prior to the commencement of the global financial crisis, movements in valuations of these positions were not significant and largely offset each other in income. Following the onset of the global financial crisis, the purchased protection has provided only a partial offset against movements in valuation of the sold protection because:

}	one of the counterparties to the purchased protection defaulted and many of the remaining were downgraded; and

}	a credit valuation adjustment is applied to the remaining counterparties to the purchased protection reflective of changes to their credit worthiness.

ANZ is actively monitoring this portfolio with a view to reducing the exposures via termination and restructuring of both the bought and sold protection if and when ANZ deems it cost effective relative to the perceived risk associated with a specific trade or counterparty. During 2014 ANZ terminated all bought protection positions with three financial guarantors along with corresponding sold protection positions for a net loss of $37 million (including termination costs and release of CVA). The termination of these trades results in the remaining exposure being reduced to two financial guarantors.

The bought and sold protection trades are by nature largely offsetting, with the notional amount on the outstanding bought CDSs and outstanding sold CDSs at 30 September 2014 each amounting to USD 1.0 billion (2013: USD 4.5 billion). The decrease in notional balances of USD 3.5 billion from September 2013 is primarily due to the termination of trades mentioned above.

The profit and loss impact of credit risk on structured credit derivatives remains volatile reflecting the impact of market movements in credit spreads and AUD/USD rates.

The (gain)/loss on structured credit intermediation trades is included as an adjustment to cash profit as it relates to a legacy non-core business where, unless terminated early, the fair value movements are expected to reverse to zero in future periods.

	2014	2013
	$m	$m
Increase/(decrease) to cash profit
Profit before income tax	22	(63)
Income tax expense	(1)	13
Profit after income tax	21	(50)
	As at
	2014	2013
	$m	$m
Financial impacts on credit intermediation trades
Mark-to-market exposure to financial guarantors	82	179
Cumulative costs relating to financial guarantors[1]
Credit valuation adjustment for outstanding transactions	24	42
Realised close out and hedge costs	373	333
Cumulative life to date charges	397	375

1	The cumulative costs in managing the positions include realised losses relating to restructuring of trades in order to reduce risks and realised losses on termination of sold protection trades. It also includes foreign exchange hedging losses.

SUPPLEMENTARY INFORMATION 207

Ordinary Shares

At 10 October 2014, the twenty largest holders of ordinary shares held 1,589,676,701 ordinary shares, equal to 57.67% of the total issued ordinary capital.

	Name	Number of shares	% of shares

1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	534,183,163	19.38
2	J P MORGAN NOMINEES AUSTRALIA LIMITED	407,390,609	14.78
3	NATIONAL NOMINEES LIMITED	288,682,544	10.47
4	CITICORP NOMINEES PTY LIMITED	127,392,942	4.62
5	BNP PARIBAS NOMS PTY LTD <DRP>	63,537,871	2.31
6	CITICORP NOMINEES PTY LIMITED <COLONIAL FIRST STATE INV A/C>	30,031,119	1.09
7	CITICORP NOMINEES PTY LIMITED <BHP BILLITON ADR HOLDERS A/C>	21,848,397	0.79
8	AMP LIFE LIMITED	19,958,652	0.72
9	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED <NT-COMNWLTH SUPER CORP A/C>	12,549,886	0.46
10	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	12,039,130	0.44
11	RBC INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <PI POOLED A/C>	10,798,936	0.39
12	ANZEST PTY LTD <DEFERRED SHARE PLAN A/C>	9,756,291	0.35
13	ARGO INVESTMENTS LIMITED	9,406,235	0.34
14	AUSTRALIAN FOUNDATION INVESTMENT COMPANY LIMITED	8,487,710	0.31
15	BNP PARIBAS NOMINEES PTY LTD <AGENCY LENDING DRP A/C>	8,463,934	0.31
16	ANZEST PTY LTD <DEA CONTROL A/C>	6,602,440	0.24
17	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	5,283,664	0.19
18	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	4,649,113	0.17
19	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	4,470,441	0.16
20	ANZEST PTY LTD <ESAP SHARE PLAN A/C>	4,143,624	0.15

Total		1,589,676,701	57.67

DISTRIBUTION OF SHAREHOLDINGS

At 10 October 2014 Range of shares	Number of holders	% of holders	Number of shares	% of shares

1 to 1,000	276,776	55.32	114,671,605	4.16
1,001 to 5,000	180,344	36.04	408,353,377	14.81
5,001 to 10,000	27,933	5.58	194,446,052	7.06
10,001 to 100,000	14,861	2.97	300,848,746	10.91
Over 100,000	438	0.09	1,738,307,991	63.06

Total	500,352	100.00	2,756,627,771	100.00

At 10 October 2014:

–	there were no persons with a substantial shareholding in the Company;
–	the average size of holdings of ordinary shares was 5,509 (2013: 5,848) shares; and
–	there were 9,711 holdings (2013: 8,907 holdings) of less than a marketable parcel (less than $500 in value or 17 shares based on the market price of $31.22 per share), which is less than 1.95% of the total holdings of ordinary shares.

VOTING RIGHTS OF ORDINARY SHARES

The Constitution provides for votes to be cast as follows:

i)	on show of hands, one vote for each shareholder; and

ii)	on a poll, one vote for every fully paid ordinary share.

A register of holders of ordinary shares is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

208

ANZ Convertible Preference Shares

ANZ CPS2

On 17 December 2009 ANZ issued convertible preference shares (ANZ CPS2) which were offered pursuant to a prospectus dated 18 November 2009.

At 10 October 2014, the twenty largest holders of ANZ CPS2 held 3,517,905 securities, equal to 17.87% of the total issued securities.

	Name	Number of securities	% of securities

1	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	589,134	2.99
2	NATIONAL NOMINEES LIMITED	433,068	2.20
3	J P MORGAN NOMINEES AUSTRALIA LIMITED	384,840	1.96
4	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	336,535	1.71
5	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	284,283	1.44
6	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	230,819	1.17
7	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	202,417	1.03
8	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	178,125	0.90
9	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	111,845	0.57
10	CITICORP NOMINEES PTY LIMITED <COLONIAL FIRST STATE INV A/C>	100,859	0.51
11	JMB PTY LIMITED	100,600	0.51
12	AVANTEOS INVESTMENTS LIMITED <ENCIRCLE IMA A/C>	81,314	0.41
13	RANDAZZO C & G DEVELOPMENTS PTY LTD	78,500	0.40
14	CITICORP NOMINEES PTY LIMITED <DPSL>	71,444	0.36
15	CITICORP NOMINEES PTY LIMITED	60,100	0.31
16	MR PHILIP WILLIAM DOYLE	60,000	0.31
17	W MITCHELL INVESTMENTS PTY LTD <W MITCHELL SUPER FUND>	60,000	0.31
18	NETWEALTH INVESTMENTS LIMITED <SUPER SERVICES A/C>	52,022	0.27
19	RHI HOLDINGS PTY LTD <RONI HUBAY INVESTMENT A/C>	52,000	0.26
20	DIMBULU PTY LTD	50,000	0.25

Total		3,517,905	17.87

DISTRIBUTION OF ANZ CPS2 HOLDINGS

At 10 October 2014 Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	29,725	92.51	9,273,858	47.11
1,001 to 5,000	2,193	6.83	4,580,701	23.26
5,001 to 10,000	134	0.42	1,040,865	5.29
10,001 to 100,000	68	0.21	1,839,275	9.34
Over 100,000	11	0.03	2,952,525	15.00

Total	32,131	100.00	19,687,224	100.00

At 10 October 2014 there were 11 holdings (2013: 7 holdings) of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $100.80 per security), which is less than 0.04% of the total holdings of ANZ CPS2.

VOTING RIGHTS OF ANZ CPS2

An ANZ CPS2 holder has the right to vote at a meeting of members of ANZ in the following circumstances and in no others:

i)	on any proposal to reduce ANZ’s share capital, other than a resolution to approve a redemption of the ANZ CPS2;

ii)	on a proposal that affects the rights attached to the ANZ CPS2;

iii)	on any resolution to approve the terms of a buy-back agreement, other than a resolution to approve a redemption of ANZ CPS2;

iv)	on a proposal to wind up ANZ;

v)	on a proposal for the disposal of the whole of ANZ’s property, business and undertaking;

vi)	on any matter during a winding up of ANZ; and

vii)	on any matter during a period in which a dividend remains unpaid.

On a resolution or proposal on which an ANZ CPS2 holder is entitled to vote, the ANZ CPS2 holder has:

i)	on a show of hands, one vote; and

ii)	on a poll, one vote for each ANZ CPS2 held.

A register of holders of ANZ CPS2 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

SHAREHOLDER INFORMATION 209

ANZ CPS3

On 28 September 2011 ANZ issued convertible preference shares (ANZ CPS3) which were offered pursuant to a prospectus dated 31 August 2011.

At 10 October 2014, the twenty largest holders of ANZ CPS3 held 2,308,477 securities, equal to 17.23% of the total issued securities.

	Name	Number of securities	% of securities

1	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	568,658	4.25
2	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	228,254	1.70
3	RAKIO PTY LTD <PIEKARSKI GYMPIE A/C>	200,000	1.49
4	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	146,248	1.09
5	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	142,097	1.06
6	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	118,792	0.89
7	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	102,593	0.77
8	DIMBULU PTY LTD	85,000	0.64
9	LONGHURST MANAGEMENT SERVICES PTY LTD	83,246	0.62
10	MICHAEL COPPEL VENTURES P/L <MICHAEL COPPEL VENTURES A/C>	80,000	0.60
11	CITICORP NOMINEES PTY LIMITED <COLONIAL FIRST STATE INV A/C>	75,101	0.56
12	JMB PTY LIMITED	70,000	0.52
13	NATIONAL NOMINEES LIMITED	54,762	0.41
14	BNP PARIBAS NOMS PTY LTD <DRP>	53,535	0.40
15	NETWEALTH INVESTMENTS LIMITED <SUPER SERVICES A/C>	50,191	0.38
16	EASTCOTE PTY LTD <VAN LIESHOUT FAMILY A/C>	50,000	0.37
17	MR TERRENCE E PEABODY + MRS MARY G PEABODY <SUPER FUND A/C>	50,000	0.37
18	RANDAZZO C & G DEVELOPMENTS PTY LTD	50,000	0.37
19	TANDOM PTY LTD	50,000	0.37
20	UCA CASH MANAGEMENT FUND LIMITED	50,000	0.37

Total		2,308,477	17.23

DISTRIBUTION OF ANZ CPS3 HOLDINGS

At 10 October 2014 Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	19,746	92.42	6,242,390	46.59
1,001 to 5,000	1,473	6.90	3,171,088	23.66
5,001 to 10,000	77	0.36	615,388	4.59
10,001 to 100,000	62	0.29	1,864,492	13.92
Over 100,000	7	0.03	1,506,642	11.24

Total	21,365	100.00	13,400,000	100.00

At 10 October 2014 there were 4 holdings (2013: 0 holdings) of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $101.25 per security), which is less than 0.02% of the total holdings of ANZ CPS3.

VOTING RIGHTS OF ANZ CPS3

An ANZ CPS3 holder has the right to vote at a meeting of members of ANZ in the following circumstances and in no others:

i)	on any proposal to reduce ANZ’s share capital, other than a resolution to approve a redemption of the ANZ CPS3;

ii)	on a proposal that affects the rights attached to the ANZ CPS3;

iii)	on any resolution to approve the terms of a buy-back agreement, other than a resolution to approve a redemption of ANZ CPS3;

iv)	on a proposal to wind up ANZ;

v)	on a proposal for the disposal of the whole of ANZ’s property, business and undertaking;

vi)	on any matter during a winding-up of ANZ; and

vii)	on any matter during a period in which a dividend remains unpaid.

On a resolution or proposal on which an ANZ CPS3 holder is entitled to vote, the ANZ CPS3 holder has:

i)	on a show of hands, one vote; and

ii)	on a poll, one vote for each ANZ CPS3 held.

A register of holders of ANZ CPS3 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

210

ANZ Capital Notes

ANZ CN1

On 7 August 2013 ANZ issued convertible subordinated perpetual notes (ANZ CN1) which were offered pursuant to a prospectus dated 10 July 2013.

At 10 October 2014 the twenty largest holders of ANZ CN1 held 2,010,553 securities, equal to 17.95% of the total issued securities.

	Name	Number of securities	% of securities

1	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	415,783	3.71
2	NATIONAL NOMINEES LIMITED	277,147	2.47
3	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	158,046	1.41
4	CITICORP NOMINEES PTY LIMITED	149,960	1.34
5	J P MORGAN NOMINEES AUSTRALIA LIMITED	141,918	1.27
6	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	113,839	1.02
7	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	106,384	0.95
8	BNP PARIBAS NOMS PTY LTD <DRP>	85,050	0.76
9	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	78,546	0.70
10	SERVCORP HOLDINGS PTY LTD	72,817	0.65
11	DIMBULU PTY LTD	50,000	0.45
12	RANDAZZO C & G DEVELOPMENTS PTY LTD	50,000	0.45
13	SPINETTA PTY LTD	47,500	0.42
14	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED – A/C 2	45,673	0.41
15	AUSTRALIAN MASTERS YIELD FUND NO 5 LIMITED	45,410	0.40
16	ADCO CONSTRUCTIONS PTY LTD	40,000	0.36
17	THORSEN INVESTMENTS PTY LTD	40,000	0.36
18	NETWEALTH INVESTMENTS LIMITED <SUPER SERVICES A/C>	32,735	0.29
19	ADJO INVESTMENTS PTY LTD	32,400	0.29
20	PEPLON NOMINEES PTY LTD	27,345	0.24

Total		2,010,553	17.95

DISTRIBUTION OF ANZ CN1 HOLDINGS

At 10 October 2014 Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	14,959	91.10	5,087,404	45.42
1,001 to 5,000	1,333	8.12	2,970,047	26.52
5,001 to 10,000	79	0.48	639,669	5.71
10,001 to 100,000	43	0.26	1,139,803	10.18
Over 100,000	7	0.04	1,363,077	12.17

Total	16,421	100.00	11,200,000	100.00

At 10 October 2014 there were 4 holdings (2013: 0 holdings) of less than a marketable parcel (less than $500 in value or 6 securities based on the market price of $99.99 per security), which is less than 0.03% of the total holdings of ANZ CN1.

VOTING RIGHTS OF ANZ CN1

ANZ CN1 do not confer on holders a right to vote at any meeting of members of ANZ.

A register of holders of ANZ CN1 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

SHAREHOLDER INFORMATION 211

ANZ CN2

On 31 March 2014 ANZ issued convertible subordinated perpetual notes (ANZ CN2) which were offered pursuant to a prospectus dated 19 February 2014.

At 10 October 2014 the twenty largest holders of ANZ CN2 held 2,885,168 securities, equal to 17.92% of the total issued securities.

	Name	Number of securities	% of securities

1	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	697,544	4.33
2	UCA CASH MANAGEMENT FUND LIMITED	309,049	1.92
3	J P MORGAN NOMINEES AUSTRALIA LIMITED	214,393	1.33
4	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	185,565	1.15
5	NATIONAL NOMINEES LIMITED	183,959	1.14
6	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	178,575	1.11
7	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	150,031	0.93
8	BNP PARIBAS NOMS PTY LTD <DRP>	141,315	0.88
9	BOND STREET CUSTODIANS LIMITED <MPPMIM – V16636 A/C>	111,089	0.69
10	LIGHTNINGEDGE PTY LTD	100,000	0.62
11	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	90,319	0.56
12	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	77,209	0.48
13	JOHN E GILL TRADING PTY LTD	72,405	0.45
14	RAKIO PTY LTD <PIEKARSKI GYMPIE A/C>	60,000	0.38
15	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	59,732	0.37
16	PERSHING AUSTRALIA NOMINEES PTY LTD <IMPLEMENTED PORTFOLIOS A/C>	53,983	0.34
17	AUSTRALIAN MASTERS YIELD FUND NO 5 LIMITED	50,000	0.31
18	BALLARD BAY PTY LTD <BALLARD BAY DISCRETIONARY AC>	50,000	0.31
19	JMB PTY LIMITED	50,000	0.31
20	KOLL PTY LTD <NO 1 ACCOUNT>	50,000	0.31

Total		2,885,168	17.92

DISTRIBUTION OF ANZ CN2 HOLDINGS

At 10 October 2014 Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	20,363	90.49	6,831,154	42.43
1,001 to 5,000	1,927	8.56	4,044,720	25.12
5,001 to 10,000	128	0.57	1,034,377	6.42
10,001 to 100,000	76	0.34	2,018,229	12.54
Over 100,000	9	0.04	2,171,520	13.49

Total	22,503	100.00	16,100,000	100.00

At 10 October 2014 there was 1 holding of less than a marketable parcel (less than $500 in value or 6 securities based on the market price of $99.00 per security), which is less than 0.01% of the total holdings of ANZ CN2.

VOTING RIGHTS OF ANZ CN2

ANZ CN2 do not confer on holders a right to vote at any meeting of members of ANZ.

A register of holders of ANZ CN2 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

212

Euro Trust Securities

On 13 December 2004, the Company issued 500,000 Euro Floating Rate Non-cumulative Trust Securities (‘Euro Trust Securities’). For more details on the Euro Trust Securities refer to page 124.

The Euro Trust Securities were issued in global form and are registered in the name of The Bank of New York Depositary (Nominees) Limited as the sole holder. The fully paid preference shares and unsecured notes that form part of the Euro Trust Securities are registered in the name of The Bank of New York (as trustee for ANZ Capital Trust III) as the sole holder.

The preference shares forming part of the Euro Trust Securities confer voting rights in the Company in the following limited circumstances:

}	any proposal to reduce the Company’s share capital, other than a resolution to approve a redemption or reduction of capital in connection with the preference shares;

}	on a proposal that affects rights attached to the preference shares;

}	any resolution to approve the terms of a share buy-back agreement, other than a resolution to approve a buy-back (other than an on market buy-back) of preference shares;

}	any proposal for the disposal of the whole of the Company’s property, business and undertaking;

}	on any proposal to wind up the Company and any matter during the Company’s winding-up; and

}	on all matters on which the holders of ANZ ordinary shares are entitled to vote during a special voting period. A “special voting period” is a period from any dividend payment date where preference share dividends are not paid in full in respect of the immediately preceding quarterly dividend period or the 24th business day after the failure of ANZ Jackson Funding plc to make an interest payment in full on the notes that form part of the Euro Trust Securities and the Company does not make the payment pursuant to the relevant guarantee or pay an optional dividend on the preference shares within a prescribed time period.

On a resolution or proposal on which a preference share holder is entitled to vote, the holder has on a show of hands one vote, and on a poll, one vote per preference share held.

A register of holders of the Euro Trust Securities is held by The Bank of New York Mellon, 101 Barclay Street, Floor 21 West, New York, New York 10286, United States of America (+1 315 414 3635) and a copy is held by ANZ.

Employee Shareholder Information

In order to comply with the requirements of the ANZ Employee Share Acquisition Plan Rules and the ANZ Share Option Plan Rules, shares or options must not be issued under these Plans if the aggregate number of shares and options that remain subject to the Rules of either Plan exceed 7% of the total number of ANZ shares of all classes on issue (including preference shares). At 30 September 2014 participants under the following plans/schemes held 1.10% (2013: 1.17%) of the total number of ANZ shares of all classes on issue:

}	ANZ Employee Share Acquisition Plan;

}	ANZ Employee Share Save Scheme;

}	ANZ Share Option Plan; and

}	ANZ Directors’ Share Plan.

Stock Exchange Listings

Australia and New Zealand Banking Group Limited’s ordinary shares are listed on the Australian Securities Exchange and the New Zealand Stock Exchange.

The Group’s other stock exchange listings include:

}	Australian Securities Exchange – ANZ Convertible Preference Shares (ANZ CPS2 and CPS3), ANZ Capital Notes (CN1 and CN2), senior debt (including covered bonds) and ANZ Subordinated Notes [Australia and New Zealand Banking Group Limited];

}	Channel Islands Stock Exchange – Subordinated debt [ANZ Jackson Funding plc];

}	London Stock Exchange – Senior (including covered bonds) and subordinated debt [Australia and New Zealand Banking Group Limited]; senior (including covered bonds) debt [ANZ New Zealand (Int’l) Limited];

}	Luxembourg Stock Exchange – Subordinated debt [Australia and New Zealand Banking Group Limited]; non-cumulative Trust Securities (Euro Trust Securities) [ANZ Capital Trust III];

}	New Zealand Stock Exchange – Perpetual callable subordinated notes [ANZ Bank New Zealand Limited]; and

}	SIX Swiss Exchange – Senior debt (including covered bonds) [Australia and New Zealand Banking Group Limited and ANZ New Zealand (Int’l) Limited].

For more information on the Euro Trust Securities, ANZ Convertible Preference Shares and ANZ Capital Notes please refer to notes 26 and 27 to the Financial Statements.

American Depositary Receipts

The Group has American Depositary Receipts (ADRs) representing American Depositary Shares (ADSs) that are traded on the over-the-counter securities market “OTC Pink” electronic platform operated by OTC Markets Group Inc. in the United States under the ticker symbol: ANZBY and the CUSIP number: 052528304.

With effect from 23 July 2008, the ADR ratio changed from one ADS representing five ANZ ordinary shares to one ADS representing one ANZ ordinary share.

Citibank Shareholder Services is the Depositary for the Company’s ADR program in the United States. Holders of the Company’s ADRs should deal directly with Citibank Shareholder Services on all matters relating to their ADR holdings. Registered Depositary Receipt shareholders can sell shares, access account balances and transaction history, find answers to frequently asked questions and download commonly needed forms. To speak directly to a Citibank Shareholder Services representative, please call 1-877-CITI-ADR (1-877-248-4237) if you are calling from within the United States. If you are calling from outside the United States, please call 1-781-575-4555. You may also send an e-mail inquiry to citibank@shareholders-online.com or visit the website at www.citi.com/adr.

Capital Adequacy

ANZ provides capital information as required under APRA’s Prudential Standard APS330: Public Disclosure Attachment A. This information is located in the Regulatory Disclosures section of the ANZ’s website: shareholder.anz.com/pages/regulatory-disclosure.

SHAREHOLDER INFORMATION 213

AASs – Australian Accounting Standards.

AASB – Australian Accounting Standards Board. The term “AASB” is commonly used when identifying AASs issued by the AASB. In doing so, the term is used together with the AAS number.

ADIs – Authorised Deposit-taking Institutions.

AFS – Available-for-sale financial assets.

APRA – Australian Prudential Regulation Authority.

Australia division

The Australia division comprises the Retail and Corporate and Commercial Banking business units.

}	Retail

Retail is responsible for delivering a full range of banking services to consumer customers, using capabilities in product management, analytics, customer research, segmentation, strategy and marketing.

–	Home Loans provides housing finance to consumers in Australia for both owner occupied and investment purposes, as well as providing housing finance for overseas investors.

–	Cards and Payments provides consumer and commercial credit cards, personal loans and merchant services.

–	Deposits provides transaction banking, savings and investment products, such as term deposits and cash management accounts.

Retail delivers banking solutions to customers across multiple distribution channels including the Australian branch network, ANZ Direct, specialist sales channels and digital channels (including goMoney, Internet Banking, anz.com). The retail distribution network provides retail and wealth solutions to consumers, as well as providing small business solutions and meeting the various cash and cheque handling needs of corporate, commercial and institutional customers.

}	Corporate and Commercial Banking (C&CB)

–	Corporate Banking provides a full range of banking services including traditional relationship banking and sophisticated financial solutions, primarily to large private companies, smaller listed companies and multi-national corporation subsidiaries.

–	Regional Business Banking provides a full range of banking services to non-metropolitan commercial and Agri (including corporate) customers.

–	Business Banking provides a full range of banking services, to metropolitan based small to medium sized business clients with a turnover of A$5 million up to A$125 million.

–	Small Business Banking provides a full range of banking services to metropolitan and regional based small businesses in Australia with a turnover of up to A$5 million and lending up to A$1 million.

–	Esanda provides motor vehicle and equipment finance.

Cash and cash equivalents include coins, notes, money at call, balances held with central banks, liquid settlement balances (readily convertible to known amounts of cash which are subject to insignificant risk of changes in value) and securities purchased under agreements to resell (“reverse repos”) in less than three months.
Cash profit is a measure of profit which is prepared on a basis other than in accordance with accounting standards. Cash profit represents a measure of the result of the ongoing business activities of the Group, enabling shareholders to assess Group and Divisional performance against prior periods and against peer institutions. To calculate cash profit, the Group excludes items from statutory net profit as noted below. These items are calculated consistently period on period so as not to discriminate between positive and negative adjustments.

Gains and losses are adjusted where they are significant, or have the potential to be significant in any one period, and fall into one of three categories:

1.	non-core gains and losses included in earnings arising from changes in tax, legal, accounting legislation or other non-core items not associated with the ongoing operations of the Group;

2.	treasury shares, revaluation of policy liabilities, economic hedging impacts and similar accounting items that represent timing differences that will reverse through earnings in the future; and

3.	accounting reclassifications between individual line items that do not impact reported results, such as policyholder tax gross up.

Collective provision is the provision for credit losses that are inherent in the portfolio but not able to be individually identified. A collective provision is only recognised when a loss event has occurred. Losses expected as a result of future events, no matter how likely, are not recognised.

Covered Bonds are bonds issued by an ADI to external investors secured against a pool of the ADI’s assets (the cover pool) assigned to a bankruptcy remote special purpose entity. The primary assets forming the cover pool are mortgage loans. The mortgages remain on the issuer’s balance sheet. The covered bond holders have dual recourse to the issuer and the cover pool assets. The mortgages included in the cover pool cannot be otherwise pledged or disposed of but may be repurchased and substituted in order to maintain the credit quality of the pool. The Group issues covered bonds as part of its funding activities.

Credit equivalent represents the calculation of on-balance sheet equivalents for market related items.

Customer deposits represent term deposits, other deposits bearing interest, deposits not bearing interest and borrowing corporations debt excluding securitisation deposits.

Global Wealth

The Global Wealth division comprises Funds Management, Insurance and Private Wealth business units which provide investment, superannuation, insurance products and services as well as Private Banking for customers across Australia, New Zealand and Asia.

}	Private Wealth includes global private banking business which specialises in assisting individuals and families to manage, grow and preserve their wealth.

}	Funds Management includes the Pensions and Investment business and E*TRADE.

}	Insurance includes Life Insurance, General Insurance and ANZ Lenders Mortgage Insurance.

}	Corporate and other includes income from invested capital and cash profits from the advice and distribution business.

214

Global Technology, Services & Operations and Group Centre

GTSO and Group Centre provide support to the operating divisions, including technology, operations, shared services, property, risk management, financial management, strategy, marketing, human resources and corporate affairs. The Group Centre includes Group Treasury and Shareholder Functions.

IFRS – International Financial Reporting Standards.

Impaired assets are those financial assets where doubt exists as to whether the full contractual amount will be received in a timely manner, or where concessional terms have been provided because of the financial difficulties of the customer. Financial assets are impaired if there is objective evidence of impairment as a result of a loss event that occurred prior to the reporting date, and that loss event has had an impact, which can be reliably estimated, on the expected future cash flows of the individual asset or portfolio of assets.

Impaired commitments and contingencies comprise undrawn facilities and contingent facilities where the customer’s status is defined as impaired.

Impaired loans comprise drawn facilities where the customer’s status is defined as impaired.

Individual credit impairment charge is the amount of expected credit losses on financial instruments assessed for impairment on an individual basis (as opposed to on a collective basis). It takes into account expected cash flows over the lives of those financial instruments.

International and Institutional Banking

International and Institutional Banking division comprises Global Products servicing Global Banking and International Banking customers across three major product sets (Global Transaction Banking, Global Loans and Global Markets), Retail Asia Pacific focusing on affluent and emerging affluent customers across 21 countries and Asia Partnerships.

}	Global Products

Global Products service Global Banking and International Banking customers across three product sets:

–	Global Transaction Banking which provides working capital and liquidity solutions including documentary trade, supply chain financing, structured trade finance as well as cash management solutions, deposits, payments and clearing.

–	Global Markets provides risk management services to clients globally on foreign exchange, interest rates, credit, commodities, debt capital markets and wealth solutions. Markets provide origination, underwriting, structuring and risk management services, advice and sale of credit and derivative products. The business unit also manages the Bank’s interest rate exposure as well as its liquidity position.

–	Global Loans which provides specialised loan structuring and execution, loan syndication, project and export finance, debt structuring and acquisition finance, structured asset finance and corporate advisory.

}	Retail Asia Pacific provides end-to-end financial solutions to individuals and small businesses including deposits, credit cards, loans, investments and insurance. Leveraging our distinctive footprint we enable client’s access to opportunities across the region and connect them to specialists for their banking needs in each location.

}	Asia Partnerships comprises of strategic partnerships and investments across Asia which provide the Bank with local business and relationship access as well as country and regulatory insights.

Net interest margin is net interest income as a percentage of average interest earning assets.

Net loans and advances include gross loans and advances, acceptances and capitalised brokerage/mortgage origination fees, less unearned income and provisions for credit impairment.

Net tangible assets equal share capital and reserves attributable to shareholders of the Group less preference share capital and unamortised intangible assets (including goodwill and software).

New Zealand

The New Zealand division comprises Retail and Commercial business units.

}	Retail

Retail provides products and services to personal customers via the branch network, mortgage specialists, the contact centre and a variety of self service channels (internet banking, phone banking, ATMs, website and mobile phone banking). Core products include current and savings accounts, unsecured lending (credit cards, personal loans and overdrafts) and home loans secured by mortgages over property. Retail distributes insurance and investment products on behalf of the Global Wealth segment.

}	Commercial

Commercial provides services to Small Business Banking, Commercial & Agri (CommAgri), and UDC customers. Small Business Banking services are offered to small enterprises (typically with annual revenues of less than NZD 5 million). CommAgri customers consist of primarily privately owned medium to large enterprises. Commercial’s relationship with these businesses ranges from simple banking requirements with revenue from deposit and transactional facilities, and cash flow lending, to more complex funding arrangements with revenue sourced from a wider range of products. UDC is principally involved in the financing and leasing of plant, vehicles and equipment, mainly for small and medium sized businesses, as well as investment products.

Operating expenses include personnel expenses, premises expense and other operating expenses (excluding credit impairment charges).

Operating income includes net interest income, net funds management and insurance income, share of associates’ profit and other operating income.

Regulatory deposits are mandatory reserve deposits lodged with local central banks in accordance with statutory requirements.

Return on asset ratio include net intra group assets.

Repo discount is a discount applicable on the repurchase by a central bank of an eligible security pursuant to a repurchase agreement.

Restructured items comprise facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of a reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.

Segment revenue includes net interest income, share of associates’ profit and other operating income.

Settlement balances owed to/by ANZ represent financial assets and/or liabilities which are in the course of being settled. These may include trade dated assets and liabilities, nostro/vostro accounts and settlement accounts.

Sub-standard assets are customers that have demonstrated some operational and financial instability, with variability and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term.

GLOSSARY 215

Assets Charged as Security for Liabilities and Collateral Accepted as Security for Assets	129

Associates	168

Available-for-sale Assets	110

Balance Sheet	80

Capital Adequacy	126

Capital Management	126

Cash	103

Cash Flow Statement	81

Chairman’s Report	6

Chief Executive Officer’s Report	7

Commitments	172

Compensation of Auditors	99

Controlled Entities	167

Corporate Governance	57

Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets	173

Critical Estimates and Judgements Used in Applying Accounting Policies	95

Debt Issuances	120

Deposits and Other Borrowings	118

Derivative Financial Instruments	104

Directors’ Declaration and Responsibility Statement	193

Directors’ Report	8

Dividends	101

Earnings per Ordinary Share	103

Employee Share and Option Plans	179

Events Since the End of the Financial Year	192

Exchange Rates	206

Expenses	98

Fair Value of Financial Assets and Financial Liabilities	151

Fiduciary Activities	172

Financial Highlights	5

Financial Statements	78

Financial Risk Management	130

Five Year Summary	196

Glossary	214

Goodwill and Other Intangible Assets	116

Impaired Financial Assets	112

Income Statements	78

Income Tax Expense	100

Income Tax Liabilities	119

Income	97

Goodwill and Other Intangible Assets	116

Independent Auditor’s Report	194

Key Management Personnel Disclosures	184

Life Insurance Business	185

Maturity Analysis of Assets and Liabilities	159

Net Loans and Advances	111

Notes to the Cash Flow Statements	165

Notes to the Financial Statements	84

Operating and Financial Review	12

Other Assets	117

Payables and Other Liabilities	119

Premises and Equipment	117

Principal Risks and Uncertainties	197

Provision for Credit Impairment	112

Provisions	120

Remuneration Report	28

Reserves and Retained Earnings	125

Transfers of Financial Assets	171

Segment Analysis	162

Share Capital	123

Shareholder Information	208

Shares in Controlled Entities and Associates	114

Significant Accounting Policies	84

Statement of Changes in Equity	82

Statement of Comprehensive Income	79

Subordinated Debt	121

Superannuation and Other Post Employment Benefit Schemes	176

Supplementary Information	206

Tax Assets	115

Trading Securities	103

Transactions with Other Related Parties	184

216

HANDY CONTACTS

REGISTERED OFFICE
ANZ Centre Melbourne
Level 9, 833 Collins Street
Docklands VIC 3008 Australia
Telephone +61 3 9273 5555
Facsimile +61 3 8542 5252
Company Secretary: John Priestley

INVESTOR RELATIONS
Level 10, 833 Collins Street
Docklands VIC 3008 Australia
Telephone +61 3 8654 7682
Facsimile +61 3 8654 8886
Email: investor.relations@anz.com
Website: shareholder.anz.com
Group General Manager Investor Relations: Jill Craig

CORPORATE AFFAIRS
Level 10, 833 Collins Street
Docklands VIC 3008 Australia
Telephone +61 3 8654 3276
Facsimile +61 3 8654 8886
Group General Manager Corporate Affairs: Gerard Brown

IMPORTANT DATES FOR SHAREHOLDERS*

Event	Date
Interim Results Announcement	5 May 2015
Interim Dividend Ex-Date	8 May 2015
Interim Dividend Record Date	12 May 2015
DRP/BOP/Foreign Currency Election Date	13 May 2015
Interim Dividend Payment Date	1 July 2015
Annual Results Announcement	29 October 2015
Final Dividend Ex-Date	6 November 2015
Final Dividend Record Date	10 November 2015
DRP/BOP/Foreign Currency Election Date	11 November 2015
Final Dividend Payment Date	16 December 2015
Annual General Meeting	17 December 2015

* If there are any changes to these dates, the Australian Securities Exchange will be notified accordingly.

SHARE REGISTRAR

AUSTRALIA
Computershare Investor Services Pty Ltd
GPO Box 2975 Melbourne
VIC 3001 Australia
Telephone 1800 11 33 99 (Within Australia)
+61 3 9415 4010 (International Callers)
Facsimile +61 3 9473 2500
anzshareregistry@computershare.com.au

NEW ZEALAND
Computershare Investor Services Limited
Private Bag 92119 Auckland 1142
New Zealand
Telephone 0800 174 007
Facsimile +64 9 488 8787

UNITED KINGDOM
Computershare Investor Services plc
The Pavilions
Bridgwater Road Bristol BS99 6ZZ
United Kingdom
Telephone +44 870 702 0000
Facsimile +44 870 703 6101

UNITED STATES
Citibank Shareholder Services
P.O. Box 43077
Providence, Rhode Island 02940-3077
Callers outside USA: 1-781-575-4555
Callers within USA (toll free): 1-877-248-4237
(1-877-CITI-ADR)
Email: citibank@shareholders-online.com
www.citi.com/adr

OUR INTERNATIONAL PRESENCE

- Australia
- New Zealand
- Asia – Cambodia, China, Hong Kong, India, Indonesia, Japan, Korea, Laos, Malaysia, Myanmar, the Philippines, Singapore, Taiwan, Thailand, Vietnam
- Europe and United Kingdom
- Pacific – American Samoa, Cook Islands, Fiji, Guam, Kiribati, New Caledonia, Papua New Guinea, Samoa, Solomon Islands, Timor-Leste, Tonga, Vanuatu
- Middle East
- United States of America

PEFC

Australia and New Zealand Banking Group Limited ABN 11 005 357 522